Form 10-K, Exhibit 13
period 1993-12-31
CERIDIAN CORP
filed 1994-03-10
CIK 109758

SELECTED FIVE-YEAR DATA                                                              (Dollars in millions, except per share data)
- ----------------------------------------------------------------------------------------------------------------------------------
                                                           1993            1992           1991           1990             1989
- ----------------------------------------------------------------------------------------------------------------------------------
REVENUE (1)                                             $ 886.1         $ 830.3        $ 763.0         $ 936.2          $1,845.2
- ----------------------------------------------------------------------------------------------------------------------------------
Earnings (Loss) from continuing operations (1)(2)       $ (22.0)        $ (29.1)       $  66.1         $  45.3          $ (521.5)
Earnings (Loss) from discontinued operations (3)             --          (321.6)         (74.7)          (42.6)           (158.9)
Extraordinary loss (4)                                     (8.4)             --           (1.2)             --                --
Cumulative effect of accounting change (FAS 106) (5)         --           (41.8)            --              --                --
                                                        --------------------------------------------------------------------------
   NET EARNINGS (LOSS)                                  $ (30.4)        $(392.5)       $  (9.8)        $   2.7          $ (680.4)
                                                        --------------------------------------------------------------------------
                                                        --------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER COMMON SHARE
Continuing operations                                   $ (0.52)        $ (0.69)       $  1.54         $  1.05          $ (12.35)
Discontinued operations                                     --            (7.55)         (1.75)          (1.00)            (3.76)
Extraordinary loss                                        (0.19)            --           (0.03)            --                --
Cumulative effect of accounting change (FAS 106)            --            (0.98)           --              --                --
                                                        --------------------------------------------------------------------------
   Total                                                $ (0.71)        $ (9.22)       $ (0.24)        $  0.05          $ (16.11)
                                                        --------------------------------------------------------------------------
                                                        --------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING (IN THOUSANDS)         43,131          42,617         42,526          42,517           42,256
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (1)
Total assets                                            $ 615.7         $ 551.6        $ 974.7        $1,179.0         $1,377.0
Debt obligations                                        $  19.4         $ 187.6        $ 184.1        $  337.9         $  353.4
Stockholders' equity (deficit) (6)                      $ 111.3         $(100.9)       $ 446.2        $  448.4         $  435.4
- ----------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (DEFICIT) PER COMMON SHARE         $ (2.82)        $ (2.36)       $ 10.24        $  10.29         $  10.00
Common shares outstanding at end of year (in thousands)  44,182          42,804         42,530          42,530           42,477
- ----------------------------------------------------------------------------------------------------------------------------------
NUMBER OF EMPLOYEES AT END OF YEAR (7)                   7,600           8,800          9,600          10,500           11,100
- ----------------------------------------------------------------------------------------------------------------------------------

[FN]

(1) The comparative amounts in this table are significantly affected by the disposition in 1990 and 1989 of a number of the Company's businesses which did not meet the criteria to be treated as discontinued operations.

(2) Includes restructuring loss (gain) of $67.0 in 1993, $76.2 in 1992, $(16.2) in 1991, $1.5 in 1990 and $529.0 in 1989.

(3) The Company's former Computer Products business, Automated Wagering division and Empros division are treated in this table and the consolidated financial statements as discontinued operations. For additional information, see the item entitled "Discontinued Operations" in note A to the consolidated financial statements.

(4) The 1993 extraordinary loss relates to the early retirement of 8-1/2% Convertible Subordinated Debentures as described in note K to the consolidated financial statements.

(5) The Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in 1992.

(6) The Company has not declared a cash dividend on common stock since 1985. For information regarding the sale of preferred stock in 1993, see note E to the consolidated financial statements.

(7) Includes full-time and part-time personnel for continuing operations.

       --------------------------------  -------------------------------------
       CONTENTS                          33 INDEPENDENT AUDITORS' REPORT
       --------------------------------  -------------------------------------
       1 SELECTED FIVE-YEAR DATA         34 STATEMENTS OF OPERATIONS
       --------------------------------  -------------------------------------
       2 LETTER TO STOCKHOLDERS,
       CUSTOMERS AND EMPLOYEES           35 BALANCE SHEETS
       --------------------------------  -------------------------------------
       7 MARKET TRENDS                   36 STATEMENTS OF CASH FLOWS
             OUTSOURCING                 -------------------------------------
             TARGET MARKETING            38 NOTES TO FINANCIAL STATEMENTS
             RETROFITTING                -------------------------------------
                                         53 SUPPLEMENTARY QUARTERLY DATA
                                         -------------------------------------
       --------------------------------  54 BOARD OF DIRECTORS
       20 MANAGEMENT'S DISCUSSION        -------------------------------------
           AND ANALYSIS                  55 MANAGEMENT
       --------------------------------  -------------------------------------
       32 REPORT OF MANAGEMENT           56 INVESTOR INFORMATION
       --------------------------------  -------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

INTRODUCTION

Ceridian's results in years prior to 1993 have been significantly affected by the performance and subsequent sale, spin-off or closing of a number of its businesses. Three significant businesses which Ceridian has disposed of are shown as discontinued operations in Ceridian's consolidated financial statements. These businesses are the Computer Products business, which was separately incorporated as Control Data Systems, Inc. ("Control Data Systems") and whose stock was then distributed to Ceridian's stockholders as of July 31, 1992; the Automated Wagering division, which was sold in June 1992; and the Empros division, which Ceridian sold in March 1993. For further information on the treatment of discontinued operations in the consolidated financial statements, see Note A, ACCOUNTING POLICIES, to the consolidated financial statements.

RESULTS OF OPERATIONS

The following table sets forth revenue for the last three years for the Company, its two industry segments, and the businesses that comprise those segments. Additional financial information regarding the Company's industry segments is contained in Note G, SEGMENT DATA, to the consolidated financial statements.

- ----------------------------------------------------------
                                Years Ended December 31,
                              ----------------------------
(Dollars in millions)             1993   1992   1991
- ----------------------------------------------------------
Information Services Segment
 Arbitron Company               $172.2  $178.3  $201.7
 Ceridian Employer
          Services               232.6   209.9   191.3
 Other Services(1)                29.1    30.7    29.3
                              ----------------------------
   Total Information
            Services             433.9   418.9   422.3

Defense Electronics Segment
 Computing Devices International 452.2   402.2   317.2

Other(2)                           --      9.2    23.5
                               ---------------------------
      Total Revenue             $886.1  $830.3  $763.0
                               ---------------------------
                               ---------------------------
- ----------------------------------------------------------

[FN]

(1)Other Services revenue primarily consists of revenue from TeleMoney Services and Business Information Services.

(2)Includes revenue from the Benefits Services division of Employer Services, which was sold during 1992, and from Quorum Systems, Credit Union Services and Redinet operations sold during 1991.

The following table sets forth the percentage of total revenue by industry segment, the gross profit of each industry segment as a percentage of that segment's revenue, and certain items in the consolidated statements of operations as a percentage of total revenue, for the periods indicated.

- ----------------------------------------------------------------------------------------
                                                     Years Ended December 31,
                                           ---------------------------------------------
                                             1993               1992            1991
- ----------------------------------------------------------------------------------------
Revenue:
  Information Services                        49.0%              50.5%           55.3%
  Defense Electronics                         51.0%              48.4%           41.6%
  Other                                         --                1.1%            3.1%
                                           ---------------------------------------------
    Total revenue                            100.0%             100.0%          100.0%

Gross profit:
  Information Services                        46.3%              43.7%           47.5%
  Defense Electronics                         17.5%              17.5%           21.6%
  Other                                         --               18.2%           22.7%
  Total gross profit                          31.6%              30.7%           36.0%

Operating expenses
  Selling, general & administrative           20.1%              19.8%           22.7%
  Technical                                    5.5%               5.6%            6.1%
  Other expense (income)                      (0.4%)             (0.8%)           0.4%
  Restructure loss (gain)                      7.6%               9.2%           (2.1%)
                                           ---------------------------------------------
    Total operating expenses                  32.8%              33.8%           27.1%
                                           ---------------------------------------------
Earnings (loss) before interest & taxes       (1.2%)             (3.1%)           8.9%
Interest income (expense)                     (0.9%)              0.2%            0.2%
                                           ---------------------------------------------
Earnings (loss) before income taxes           (2.1%)             (2.9%)           9.1%
Income tax provision                           0.4%               0.6%            0.6%
                                           ---------------------------------------------
Earnings (loss) from continuing operations    (2.5%)             (3.5%)           8.5%
- ----------------------------------------------------------------------------------------

1993 COMPARED WITH 1992

For the year ended December 31, 1993, the Company reported a loss from continuing operations of $22.0 million, or $.52 percommon share, on revenue of $886.1 million, compared to a loss from continuing operations in 1992 of $29.1 million, or $.69 per common share, on revenue of $830.3 million. Including an $8.4 million extraordinary loss in 1993 resulting from the redemption of the Company's 8-1/2% Convertible Subordinated Debentures Due June 15, 2011 (the "8-1/2% Debentures"), the Company reported a net loss for 1993 of $30.4 million, or $.71 per common share. Including the results of businesses that are now reported as discontinued and a $41.8 million charge for a change in accounting for postretirement healthcare benefits, the Company reported a net loss for 1992 of $392.5 million, or $9.22 per common share.

Results from continuing operations for 1993 included a fourth quarter net restructuring loss of $67.0 million, which included $75.9 million in restructuring charges for Information Services, $5.5 million in charges for Computing Devices, and a net restructure gain of $14.4 million not attributable to either industry segment. Information Services' charges included $57.0 million resulting from the October 1993 decision to discontinue Arbitron's syndicated television and cable ratings service. The principal components of this charge involved the write-off of metering and other assets, severance and other costs related to the termination of approximately 700 employees, and lease and other obligations related to facilities and equipment. The discontinuance of the television and cable ratings service is expected to benefit Arbitron's future operating profitability by eliminating what had become an increasingly unprofitable service and the need for additional spending to meet competition. Also included in Information Services' restructuring charges were fourth quarter 1993 charges totalling $18.9 million recorded by Employer Services, relating principally to actions to consolidate Employer Services' payroll processing activities into a smaller number of regional processing centers, expected to begin in late 1994, and to consolidate significant portions of its customer service operations into a single national center during 1994. The operational efficiencies which are the objective in establishing the regional processing centers are expected to be realized beginning in 1996, after completion of the redesign of the payroll processing system. Similarly, the centralization of Employer Services' customer service operations is intended to improve responsiveness to customer inquiries while also increasing operational efficiencies beginning in 1995.

The restructuring charges recorded by Computing Devices in the fourth quarter 1993 relate to actions taken to reduce employment levels in its U.S. and U.K. operations consistent with its objectives to reduce overhead. Such employment reductions generally relate to programs that have been completed or which have been terminated, deferred or scaled back by the applicable government agency, and are considered necessary to enable Computing Devices to maintain competitive cost and expense levels. The net restructuring gain not attributable to either industry segment principally consisted of a gain of $14.7 million resulting from the Company's October 1993 receipt of a $35.5 million refund of taxes and related interest from the Internal Revenue

Service. The refund relates to restructure losses recorded by the Company during the 1980's. Further details are provided in Note D, INCOME TAXES, to the consolidated financial statements.

Results from continuing operations for 1992 included a net restructuring loss of $76.2 million, which included a $30.9 million net restructure loss for Information Services, $1.1 million in severance costs for Computing Devices and $44.2 million in charges not attributable to either business segment. Information Services' net restructuring charge for 1992 was primarily composed of $29.9 million in asset write-offs related to the discontinuance of Arbitron's ScanAmerica service (which electronically measured and correlated household television viewing and product purchases through the use of people meters and product scanning wands), $8.8 million of charges for the consolidation of certain Employer Services' operations, and a gain of $7.6 million associated with the formation of the Competitive Media Reporting ("CMR") joint venture between Arbitron and VNU Business Information Services, Inc. ("VNU"). As noted below under "Gross Margin," the reduced amortization resulting from the ScanAmerica discontinuance and operating efficiencies achieved through consolidating the Employer Services operations benefitted Information Services' operating results during 1993. The restructure loss not attributable to either industry segment included facilities, litigation and other costs related to past restructuring actions, severance costs, a provision for postemployment welfare benefits provided to employees of businesses sold or discontinued and a loss from the sale of the Benefits Services division. These charges would not be expected to measurably benefit the Company's future results of operations.

REVENUE. The revenue growth in Computing Devices from 1992 to 1993 was primarily due to three factors: increased business activity under the Iris contract to provide a communications system to the Canadian defense department, the September 1992 acquisition of the remaining 56% equity interest in a U.K. defense electronics systems provider, and sales of equipment to Control Data Systems which began in August 1992. Revenue from such sales of equipment has been steadily decreasing as expected, and little such revenue is expected during 1994. This trend, coupled with the July 1993 sale of a 90% interest in the Company's Barrios Technology, Inc. subsidiary, a provider of systems integration services and applications to NASA and associated contractors ("Barrios"), to the management of that business, tempered revenue growth during 1993. The dollar value of orders received by Computing Devices during 1993 was 28% greater than during 1992, reflecting increases in its U.S. and Canadian operations and the U.K. acquisition noted above.

In Information Services, the revenue growth in Employer Services during 1993 was due to increased business volume in its payroll processing and tax filing operations, the acquisition of the software applications division of Revelation Technologies, Inc. ("RTI") in late 1992, the purchase of Systems Tax Service, Inc. ("STS") and increased interest income due to larger average balances of payroll tax filing deposits during 1993. Employer Services' revenue and profitability tend to be the greatest in the first and fourth quarters of each year because of customers' year-end reporting requirements and greater tax filing deposit balances in the first quarter. As described in Note N, COMMITMENTS AND CONTINGENCIES, to the consolidated financial statements, the Company has in place interest rate swap agreements with respect to a portion of these tax filing balances which effectively convert the interest earned from a floating rate to a fixed rate basis. The Company purchased STS, a California-based payroll tax filing processor, in late October 1993 for 1,005,908 shares of the Company's Common Stock. STS had 1993 revenue of $18.5 million, of which $3.0 million was recorded after its purchase by the Company and is included in Employer Services' 1993 results. The acquisition of STS is expected to benefit Employer Services' revenue and profitability in 1994, since all of Employer Services' 1994 payroll tax filing processing will be conducted on STS' more highly automated payroll tax filing system.

Arbitron's 1993 revenue decrease was almost entirely due to reduced revenue from local market television and cable ratings, reflecting the trend among local stations to contract with only one ratings provider, a decline in Arbitron's share of that market, intense price competition and the Company's decision in October 1993 to discontinue the television and cable ratings service. This revenue decrease was only partially offset by an increase in Arbitron's revenue from radio ratings. The discontinuance of the television and cable ratings service and the year-end 1993 transfer of most of Arbitron's commercial monitoring revenue to the CMR joint venture, as described below under "Operating Expenses," will substantially decrease Arbitron's revenue in 1994, as these operations provided approximately 34% of Arbitron's revenue in 1993.

GROSS MARGIN. The Company's gross margin increased from 30.7% in 1992 to 31.6% in 1993. Overall margin improvement for the Company in 1993 was restrained in part by the revenue growth in Computing Devices. Computing Devices has historically had lower gross profits, but also lower operating expenses as a percentage of revenue, than the Information Services businesses.

The gross margin for Information Services increased from 43.7% in 1992 to 46.3% in 1993. Arbitron's gross margin improvement from 1992 to 1993 primarily reflected the discontinuance of the television and cable ratings service, decreased amortization and other costs resulting from its 1992 discontinuance of the ScanAmerica service, and a provision established in the fourth quarter of 1992 for guaranteed minimum royalties to be paid to VNU for Arbitron's right to market the Scarborough qualitative audience research report (the "Scarborough Report"). The gross margin increase in Employer Services from 1992 to 1993 primarily resulted from its increased revenue, benefits from consolidation of certain aspects of its operations and increased interest income from tax filing deposits. The benefits of these factors were partially offset by $4.3 million in anticipated costs relating to the phaseout of Employer Services' tax filing operations in Baltimore as a result of the STS acquisition. Partially offsetting these margin improvements in Information Services were increased costs in the Company's Other Services businesses due largely to costs associated with equipment upgrades in the TeleMoney business, low margins on telecommunications services provided to businesses divested or spun-off by the Company in 1992, and costs associated with the discontinuance of the Company's Network Services organization and two small businesses within that organization.

Computing Devices' gross margin was 17.5% in both 1992 and 1993. Its gross margin did, however, improve during the second half of 1993 as compared to the first half of 1993 and the second half of 1992, due primarily to increased gross margins on the Iris contract, as Computing Devices achieved certain developmental milestones, and to reduced revenue from equipment sales to former Company operations, which had lower gross margins than most other aspects of Computing Devices' business. Margins on the Iris contract are expected to further improve as developmental work phases out and production work phases in. Nevertheless, the Company anticipates that Computing Devices will continue to experience margin pressures as its revenue mix is expected to continue to shift toward development contracts, which tend to have lower gross margins than production contracts. This largely reflects a trend on the part of the U.S. Department of Defense to maintain the level of its research and development spending as it scales back procurement spending due to budgetary constraints. This trend toward development contracts and away from production work has also resulted in work force reductions and over-capacity in certain Computing Devices facilities.

OPERATING EXPENSES. The Company's selling, general and administrative
("SG&A") expenses increased from 19.8% of revenue in 1992 to 20.1% of revenue in 1993. In Information Services, SG&A expenses increased as a percentage of revenue from 30.1% in 1992 to 31.5% in 1993. The increase was due to increased expense levels in Employer Services, primarily selling expense, as Employer Services expanded its sales force and marketing programs, particularly in the second half of 1993. Investments in expanding the sales force tend to have a relatively long lead time in terms of appreciably increasing revenue, due primarily to the length of the sale/installation cycle and the fact that revenue from each new contract is spread over a multi-year period. Partially offsetting this increase were reduced SG&A expenses, in dollars and as a percentage of revenue, in Arbitron in 1993, in large measure reflecting the elimination of certain amortization expense as a result of the contribution of Arbitron's commercial monitoring operations to the CMR joint venture in 1992. Computing Devices' SG&A expenses decreased from 7.7% of revenue in 1992 to 7.3% in 1993.

Technical expense for the Company, which includes research and development, product improvement and bid and proposal costs, decreased from 5.6% of revenue in 1992 to 5.5% in 1993. Technical expense increased in dollars and as a percentage of revenue in Information Services in 1993 due to increases in Employer Services related to future product and system improvements and to maintaining and upgrading existing system software. Technical expense decreased as a percentage of revenue in Computing Devices from 1992 to 1993, due in part to a shift in revenue mix toward more developmental and systems integration contracts, which require less Company-funded research and development.

The decrease in other income from 1992 to 1993 primarily reflected decreased earnings from the CMR joint venture and foreign currency translation gains during the first half of 1992 in Canada. CMR's performance in 1993 was adversely affected by Arbitron's decreased revenue from commercial monitoring services, for which it pays a royalty to CMR. Arbitron and its partner in the CMR joint venture have agreed to consolidate within CMR marketing and sales responsibility for certain product and service offerings that had been retained by the respective partners at the time the CMR joint venture was established. This consolidation, effective at the end of 1993, has shifted marketing and sales responsibility for commercial monitoring services provided to larger advertising agencies (and the related revenue) from Arbitron to CMR, and eliminated Arbitron's related costs of services.

EARNINGS (LOSS) BEFORE INTEREST AND TAXES. If the previously mentioned net restructuring losses and the extraordinary loss are excluded from the Company's results for 1992 and 1993, earnings before interest and taxes for the Company increased from 6.1% of revenue in 1992 to 6.4% in 1993. Computed on the same basis, earnings before interest and taxes increased from 8.6% to 9.0% of revenue in Information Services, and from 4.5% to 5.5% of revenue in Computing Devices. Also apart from restructuring gains and losses, the Company's loss not attributable to either industry segment increased due in part to certain unusual gains in 1992 related to reshaping activities.

INTEREST INCOME AND EXPENSE. Interest expense was little changed from 1992 to 1993, but interest income decreased from $17.8 million to $8.3 million. The decrease in interest income was primarily due to lower average cash balances as a result of the Company's 1992 reshaping efforts, generally lower interest rates, and the third quarter 1992 prepayment of certain notes receivable held by the Company with above market interest rates. The redemption of the Company's 8-1/2% Debentures at the end of 1993 will eliminate $13.9 million in annual interest expense, although the Company's annual dividend obligation in connection with the preferred stock issued to effect the redemption will be $13.0 million. See "Financial Condition" below.

TAXES AND NET OPERATING LOSS CARRYFORWARDS. The provisions for income taxes for 1992 and 1993 primarily represent tax charges related to the Company's international operations. The Company's U.S. operations have net operating loss carryforwards for financial statement purposes of approximately $1.34 billion, which if unused will begin to expire in 1997 and which may be used, to the extent available, to offset earnings from U.S. operations during the carryforward period. Section 382 of the Internal Revenue Code of 1986, as amended, contains complex rules that place an annual limit on the amount of net operating loss carryforwards that a company may utilize after an 'ownership change' occurs. An ownership change would occur if stockholders who own or are deemed to own, directly or indirectly, 5% or more of the Company's stock increase their aggregate percentage ownership in the Company by more than 50 percentage points over the lowest percentage owned by those shareholders during the previous three years. The annual limit is computed by multiplying the market value of the stock of the Company immediately before the ownership change by the long-term tax-exempt interest rate. Given this formulation, the higher the market value of the Company's stock at the time of an ownership change, the less stringent the resulting annual limit.

The Company does not believe that an ownership change has occurred in the past within the meaning of Section 382. However, it is possible that a combination of stock transfers and issuances in the past, and future transfers and issuances of the Company's stock could result in an ownership change in the future. If an ownership change were to occur, the amount of net operating loss carryforwards that would be available to the Company for each year starting with the year of the ownership change could be reduced.

1992 COMPARED WITH 1991

For the year ended December 31, 1992, Ceridian reported a net loss from continuing operations of $29.1 million, or $.69 per common share, on revenue of $830.3 million. This compares with 1991 net earnings from continuing operations of $66.1 million, or $1.54 per common share, on revenue of $763.0 million. Included in the 1992 results is the previously discussed net pre-tax restructuring loss of $76.2 million, while earnings from continuing operations for 1991 included a net restructuring gain of $16.2 million.

Taking into account losses from discontinued operations of $321.6 million and a $41.8 million charge for a change in accounting for postretirement healthcare benefits, Ceridian reported a net loss for 1992 of $392.5 million, or $9.22 per common share. By comparison, after including in 1991 results losses from discontinued operations of $74.7 million and an extraordinary loss of $1.2 million related to the early retirement of debt, Ceridian reported a net loss for 1992 of $9.8 million, or $.24 per common share.

REVENUE. The Company's revenue increased from $763.0 million in 1991 to $830.3 million in 1992, primarily due to increased revenue in Computing Devices. Partially offsetting that revenue growth was lost revenue associated with the sale of certain operations during 1991 and the first half of 1992.

The largest single factor in the revenue growth in Computing Devices was the increased billings under the Iris contract obtained in April 1991. Also contributing to the revenue growth were the fourth quarter 1991 acquisition of Barrios and the September 1992 acquisition of the remaining 56% equity interest in the Company's U.K. subsidiary. A final factor in the revenue increase was revenue received in the second half of 1992 from providing equipment to former Company operations, primarily Control Data Systems. Partially offsetting these gains was reduced revenue from advanced systems operations in the U.S., and from ground systems and contract manufacturing operations in Canada.

Information Services' revenue declined slightly from 1991 to 1992, as revenue growth in Employer Services was more than offset by a decrease in Arbitron's revenue. About half of the revenue growth in Employer Services was due to the acquisition of a payroll processing business and an employee assistance business in the fourth quarter of 1991. The balance of the revenue growth was attributable to increased business volume, reflecting a continuing trend toward the outsourcing of functions such as payroll processing. Lessening the revenue growth in Employer Services was a decline in interest income from tax filing deposits temporarily held on behalf of customers, due to lower interest rates, and pricing pressure on payroll processing and tax filing fees. The majority of Arbitron's revenue decrease from 1991 to 1992 was due to the contribution of the Company's Radio-TV Reports, Inc. ("RTV") subsidiary to the CMR joint venture. The balance of Arbitron's revenue decrease was primarily due to lower revenue from local market television ratings services, reflecting both the continuing trend among local stations toward contracting with only one ratings provider and intensifying price competition.

GROSS MARGIN. The Company's gross margin decreased from 36.0% in 1991 to 30.7% in 1992, as both industry segments reported lower margins. An additional factor in the gross margin decrease from 1991 to 1992 was an increase in the relative revenue contribution of Computing Devices, as discussed in the 1993 comparison.

Computing Devices' gross margin decrease from 21.6% to 17.5% was primarily due to revenue mix, as the principal sources of Computing Devices' increased 1992 revenue identified above tend to have lower gross margins than other aspects of Computing Devices' operations. In addition, an increasing portion of Computing Devices' revenue in 1992 was derived from development contracts, which generally have lower gross margins than production contracts.

The gross margin for Information Services decreased from 47.5% in 1991 to 43.7% in 1992. Part of the margin decrease in Arbitron was due to the contribution of its MediaWatch commercial monitoring operations to the CMR joint venture and the retention by Arbitron of the right to distribute this service for which it pays a royalty that is equal to 90% of applicable revenue and charged to cost of services. Other factors contributing to Arbitron's gross margin decrease included lower television ratings revenue and a fourth quarter 1992 provision for guaranteed minimum royalties in connection with the Scarborough Report. The gross margin decrease in Employer Services was primarily due to added costs associated with the installation of and conversion to laser printers in its payroll processing system, lower gross margins associated with the businesses acquired in late 1991 and lower interest income from payroll tax filing deposits. Additional factors contributing to the gross margin decrease in Information Services were costs associated with TeleMoney's introduction of a debit card service and associated upgrades in TeleMoney's electronic payment authorization service, low margins on telecommunications services provided to former Company operations that have been divested, and costs associated with the start-up of a network integration and management service and a remote computing service for computer-aided software engineering.

OPERATING EXPENSES. The Company's operating expenses expressed as a percentage of revenue increased from 27.1% in 1991 to 33.8% in 1992. Apart from the restructure loss in 1992 and the restructure gain in 1991 which significantly affected this comparison, expenses decreased from 29.2% of revenue in 1991 to 24.6% of revenue in 1992. The shift in the relative revenue contributions of the industry segments contributed to this decrease as Computing Devices has historically had lower operating expenses (particularly SG&A expenses) as a percentage of revenue than the Information Services segment.

SG&A expenses for Information Services decreased from 31.4% of revenue in 1991 to 30.1% of revenue in 1992. Contributing to this decrease was the fact that selling expense in Employer Services changed little from year to year, despite its revenue increase. Also contributing to the decrease in the SG&A expense ratio was Arbitron's contribution of the RTV subsidiary and the commercial monitoring operations to the CMR joint venture. SG&A expenses for Computing Devices decreased from 8.4% of revenue in 1991 to 7.7% of revenue in 1992, due in part to the fact that there is little such expense associated with providing products to former Company operations. The revenue shift in Computing Devices toward developmental and systems integration contracts has also contributed to this decrease, as such contracts generally entail a lesser amount of SG&A expense.

Technical expense decreased in Computing Devices from 6.2% of revenue in 1991 to 5.4% of revenue in 1992. The revenue shift toward developmental and systems integration contracts has contributed to this decrease, as such contracts typically entail less Company-funded research and development. Technical expense in Information Services changed little from 1991 to 1992 in dollars or as a percentage of revenue, as a decrease in such expense in Arbitron was substantially offset by increases in Employer Services and TeleMoney. In late 1992, the Company acquired the software applications division of RTI to enhance Employer Services' human resources software development capabilities.

The Company's $6.9 million of other income in 1992 primarily consisted of Arbitron's $3.8 million share of the earnings of the CMR joint venture and $2.3 million of foreign currency translation income. The $2.1 million of other expense for the Company in 1991 was primarily due to Computing Devices' $1.7 million share of the 1991 loss of its U.K. affiliate and $1.3 million of foreign currency translation expense.

As described earlier, the Company's $76.2 million restructure loss in 1992 included a $30.9 million net restructure loss for Information Services, $1.1 million in severance costs for Computing Devices and $44.2 million in charges not attributable to either industry segment. The Company's 1991 net restructure gain of $16.2 million primarily related to operations outside of the two industry segments. The actions which gave rise to the restructure gains and losses reflected in this net gain are described in Note B, RESTRUCTURE LOSS (GAIN), to the consolidated financial statements, and benefitted the Company's future results of operations only in the sense that several unprofitable businesses were sold and provision was made for future lease obligations related to excess facilities.

EARNINGS (LOSS) BEFORE INTEREST AND TAXES. Primarily as a result of restructuring activity, the Company's continuing operations reported a loss before interest and taxes of $25.5 million in 1992, as compared to earnings before interest and taxes of $68.9 million in 1991. If the previously mentioned net restructuring gains and losses are excluded from the Company's results for 1991 and 1992, earnings before interest and taxes for the Company decreased from 6.8% of revenue in 1991 to 6.1% in 1992. Computed on the same basis, earnings before interest and taxes for Information Services decreased from 10.0% of revenue in 1991 to 8.6% of revenue in 1992, and in Computing Devices from 6.5% of revenue in 1991 to 4.5% of revenue in 1992.

INTEREST EXPENSE AND INCOME. Interest expense and interest income each decreased from 1991 to 1992. The decrease in interest expense was primarily due to reduced levels of debt, while the decrease in interest income was due to generally decreasing interest rates.

TAXES. The provisions for income taxes for the years 1991 and 1992 primarily represent tax charges related to the Company's international operations.

FINANCIAL CONDITION

The Company's cash and equivalents increased from $152.8 million at December 31, 1992 to $215.8 million at December 31, 1993. The portion of the December 31, 1992 balance that represented amounts subject to restrictions was $6.5 million, while the comparable December 31, 1993 figure was $22.7 million. The majority of the restricted cash at each date represented the remaining portion of a customer advance received in connection with the Iris contract.

During 1993, operating cash flows, consisting for the most part of net earnings (loss) adjusted to a cash basis, restructuring payments and the net change in working capital items (current assets minus current liabilities), provided $44.0 million of cash compared to $12.0 million in 1992 and $36.1 million in 1991. Net earnings (loss) adjusted to a cash basis provided cash of $46.2 million in 1993, $69.8 million in 1992 and $95.0 million in 1991. Reducing these cash flows in 1993 was the Company's $20 million voluntary contribution to its primary U.S. defined benefit retirement plan, intended to improve the funded status of that plan. Reductions in working capital provided additional operating cash flows of $57.5 million in 1993, $29.1 million in 1992 and $35.9 million in 1991. Included in the 1993 cash received from working capital items were two significant fourth quarter items, the previously mentioned payment of $35.5 million from the Internal Revenue Service, of which $10.0 million benefitted working capital and $14.7 million reduced restructure reserves utilized, and another in a series of semiannual customer advances in connection with the Iris contract. Payments of restructure liabilities were $59.7 million in 1993, $86.9 million in 1992 and $94.8 million in 1991. At December 31, 1993, the Company reported accrued restructure liabilities of $108.0 million. The portion of these liabilities estimated to require cash outlays during 1994 is approximately $45 million.

Investing activities utilized cash of $22.7 million during 1993, but provided $77.7 million of cash during 1992 and $109.8 million in 1991. The net use of cash during 1993 included expenditures of $27.8 million for capital assets and $6.5 million for capitalized software and proceeds of $11.4 million from sales of investments. The net cash received from investing activities in 1992 reflected capital expenditures of $19.3 million, expenditures for the purchase of businesses of $21.8 million (most notably the Company's U.K. subsidiary, the software applications division of RTI and Barrios), the receipt of $76.6 million from sales of businesses and assets (most notably Automated Wagering), and the collection of $43.9 million from notes related to prior year business sales (most notably Imprimis Technology Incorporated). The increase in capital expenditures from 1992 to 1993 was primarily due to the acquisition of additional equipment to upgrade Employer Services' service delivery capabilities, while the expenditures for capitalized software related primarily to efforts commenced in Employer Services to develop new payroll processing software and human resource software applications. Net cash received from investing activities in 1991 included proceeds of $143.1 million from the sale of common stock of Seagate Technology, Inc. received in 1989 when the Company sold Imprimis to Seagate. Capital expenditures during 1991 were $37.8 million.

The Company's capital expenditures presently planned for 1994 total approximately $41 million, with most of the expected increase over 1993's level of spending to involve additional equipment to further upgrade Employer Services' communications and service delivery capabilities and level of automation. Employer Services also intends to capitalize approximately $12 million of software development costs in 1994. Also included in planned capital expenditures for 1994 are expenditures for equipment to further automate Computing Devices' production facilities and an imaging system in Arbitron to facilitate the process of converting data recorded in diaries into a machine readable format.

Cash flows from financing activities produced $42.6 million in cash during 1993, primarily from the sale by the Company through an underwritten public offering of 4,720,000 Depositary Shares, each representing a one one-hundredth interest in a share of the Company's 5-1/2% Cumulative Convertible Exchangeable Preferred Stock. Net cash proceeds of $213.0 million from the sale of 4,400,000 Depositary Shares were received by the Company during December 1993, $168.1 million of which was used to redeem at a premium the remaining $163.5 million principal amount of the Company's 8-1/2% Debentures. Also during December 1993, the underwriters committed to purchase an additional 320,000 Depositary Shares through the exercise of their overallotment option, a transaction which closed in early January 1993 at which time the Company received an additional $15.5 million in net cash proceeds. The repayment of other debt during 1993 related primarily to a mortgage involving Computing Devices'Canadian operations. During 1992, financing activities used $124.6 million of cash. The largest portion of this expenditure related to the spin-off of Control Data Systems, and included $102 million to capitalize Control Data Systems and $10.9 million to redeem the Company's 4-1/2% cumulative preferred stock. The use of $13.6 million in 1992 to repay debt relates principally to the parent company-funded payment of outstanding short-term debt of the Company's U.K. subsidiary.

Under the Iris contract, Computing Devices has received semiannual advance payments from the Canadian Government, generally in April and October of each year, each such payment covering a substantial portion of the expected contract billings prior to the next scheduled advance payment. The last of these advance payments will be received in April 1994. Thereafter, Computing Devices will begin receiving monthly progress payments, each of which will be subject to a percentage holdback. On the achievement of each quarterly milestone, 50% of the cumulative holdback will be released. This change in the contractual payment mechanism during 1994 will substantially increase the working capital requirements of Computing Devices in 1994 and future years as compared to 1993.

Although 24.4% of the Company's revenue during 1993 was attributable to Computing Devices' operations in Canada and the U.K., the Company believes that its foreign currency exposure is relatively small. Approximately 85% of the Company's non-U.S. revenue is from the Canadian operations, and approximately 60% of the revenue of the Canadian operations is generated by the Iris contract, which is denominated in Canadian dollars and contains a provision which protects the Company from any currency exposure on non-Canadian dollar costs. Approximately half of the remaining revenue of the Canadian operations is U.S. dollar denominated, which is balanced by a sizeable amount of U.S. dollar-denominated costs. In the case of the U.K. subsidiary, which provides about 15% of non-U.S. revenue, nearly all of its revenue and costs are based in pound sterling. Since the net assets and earnings of this subsidiary are relatively small, the economic currency risk is also small.

The Company expects to meet its operating cash needs (including accrued restructure liabilities), capital expenditures and dividend obligations with respect to the Depositary Shares from its existing cash balances and cash flow from operations. In addition, net proceeds from the offering of Depositary Shares in excess of the amount used to redeem the 8-1/2% Debentures will be used for working capital and general corporate purposes, including investments in the Company's businesses and possible strategic acquisitions.

Effective June 30, 1993, the Company entered into an agreement (the "Credit Agreement") with five commercial banks to establish a new revolving credit facility designed to meet the needs of the Company's U.S. operations and to replace the Company's previous credit facility. The Credit Agreement provides the Company with credit availability until May 31, 1994 equal to the lesser of $35 million or 80% of the amount of its eligible accounts receivable, all of which may be used to obtain revolving loans and up to $25 million of which may be used for standby letters of credit. Letters of credit obtained under the Credit Agreement may not have a final expiration date later than May 31, 1995. The new facility is secured by the Company's domestic trade accounts receivable, and the Company's obligations under the facility are guaranteed by Arbitron. At January 31, 1994, there were $6.7 million in letters of credit and no revolving loans outstanding under the facility.

Under the Credit Agreement, the Company must maintain a minimum consolidated net worth which is subject to increase based on the Company's net earnings after December 31, 1992 and certain equity contributions to the Company after the same date (including the difference between the net proceeds received by the Company from the offering of Depositary Shares and the amount required to redeem the 8-1/2% Debentures). In anticipation of the decision to discontinue Arbitron's syndicated television and cable ratings service, the Company obtained an amendment to this covenant sufficient to accommodate the $57.0 million fourth quarter Arbitron restructuring charge. At December 31, 1993, the required minimum consolidated net worth was $83.7 million, and the Company was in compliance with this covenant by $33.7 million. The Company is also required to achieve $45.0 million of pre-tax operating earnings (defined so as to exclude restructuring and extraordinary losses and gains) on a rolling four quarter basis, and was in compliance with this covenant at December 31, 1993 by $12.1 million. The Credit Agreement also limits the amount of cash the Company may expend to pay dividends on its common stock or to repurchase shares of its common stock or preferred stock to 25% of the amount of the Company's net income in fiscal quarters after the first quarter of 1993. The Company and its subsidiaries are also subject to a number of additional covenants in the Credit Agreement, including those limiting debt to $230 million (of which no more than $50 million may be debt of the Company's subsidiaries), limiting liens to certain enumerated types in addition to a $50 million 'basket,' limiting contingent obligations (as defined) to $40 million, and limiting operating leases, investments, acquisitions and divestitures. In addition, the Credit Agreement provides that the beneficial ownership by a person or group of 30% or more of the voting power of the Company for 30 days or more constitutes an event of default. The Company continues to be in compliance with all covenants under the Credit Agreement.

REPORT OF MANAGEMENT AND INDEPENDENT AUDITORS' REPORT

REPORT OF MANAGEMENT

The consolidated financial state-ments and other related financial information of Ceridian published in this Annual Report were prepared by Company management, which acknowledges its responsibility therefor. Such statements andinformation were prepared in accordance with generally accepted accounting principles and were necessarily based in part on reasonable estimates, giving due consideration to materiality.

Ceridian maintains a system of internal controls which, in the opinion of management, provides reasonable assurance that assets are adequately safeguarded, that financial records accurately reflect all transactions and can be relied upon in all material respects in the preparation of financial statements, and that the Company's business isconducted in compliance with its policy on business ethics. The control system is supported by written policies and procedures, and its effectiveness is monitored by a regular program of internal auditing.

Our independent auditors, KPMG Peat Marwick, in their audit of Ceridian's consolidated financial statements, considered the internal control structure of the Company to gain a basic understanding of the accounting system in order to design an effective and efficient audit approach, not for the purpose of providing assurance on the system of internal control.


The Audit Committee, consisting of outside directors, is responsible to the Board of Directors for reviewing the financial controls and reporting practices and for recommending appointment of the independent auditors. The committee meets periodically with representatives of the internal audit department and the independent auditors, both with and without Ceridian management being present.




Lawrence Perlman
Chairman, President and
Chief Executive Officer



John R. Eickhoff
Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
CERIDIAN CORPORATION:


We have audited the accompanying consolidated balance sheets of Ceridian Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations and cash flows for each of the years in the three year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceridian Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in notes A and I to the consolidated financial statements, the Company changed its method of accounting for post-retirement benefits other than pensions in 1992.



KPMG Peat Marwick

Minneapolis, Minnesota
January 24, 1994

CONSOLIDATED STATEMENTS OF OPERATIONS                                 (Dollars in millions, except per share data)
- ------------------------------------------------------------------------------------------------------------------
                                                                     Years Ended December 31,
                                                                     ---------------------------------------------
                                                                      1993            1992            1991
- ------------------------------------------------------------------------------------------------------------------
 REVENUE
   Product sales                                                      $ 442.0         $ 392.7         $ 303.4
   Services                                                             444.1           437.6           459.6
                                                                     ---------------------------------------------
       Total                                                            886.1           830.3           763.0
                                                                     ---------------------------------------------
 COST OF REVENUE
   Product sales                                                        353.1           316.4           231.0
   Services                                                             252.9           258.7           257.5
                                                                     ---------------------------------------------
       Total                                                            606.0           575.1           488.5
                                                                     ---------------------------------------------
 Gross profit                                                           280.1           255.2           274.5
- ------------------------------------------------------------------------------------------------------------------
 OPERATING EXPENSES
   Selling, general and administrative                                  178.1           164.5           173.5
   Technical expense                                                     48.6            46.9            46.2
   Other expense (income)                                                (3.5)           (6.9)            2.1
   Restructure loss (gain)                                               67.0            76.2           (16.2)
                                                                     ---------------------------------------------
 EARNINGS (LOSS) BEFORE INTEREST AND TAXES                              (10.1)          (25.5)           68.9
- ------------------------------------------------------------------------------------------------------------------
   Interest income                                                        8.3            17.8            22.1
   Interest expense                                                     (16.4)          (16.3)          (20.8)
                                                                     ---------------------------------------------
 EARNINGS (LOSS) BEFORE INCOME TAXES                                    (18.2)          (24.0)           70.2
 Income tax provision                                                     3.8             5.1             4.1
                                                                     ---------------------------------------------
 EARNINGS (LOSS) FROM CONTINUING OPERATIONS                             (22.0)          (29.1)           66.1
- ------------------------------------------------------------------------------------------------------------------
 Discontinued operations:
   Loss from operations                                                   --            164.8            74.7
   Loss from disposition                                                  --            156.8             --
 Extraordinary loss                                                       8.4             --              1.2
                                                                     ---------------------------------------------
 Cumulative effect of accounting change (FAS 106)                         --             41.8             --
                                                                     ---------------------------------------------
 NET EARNINGS (LOSS)                                                 $  (30.4)       $ (392.5)       $   (9.8)
                                                                     ---------------------------------------------
                                                                     ---------------------------------------------
- ------------------------------------------------------------------------------------------------------------------
 EARNINGS (LOSS) PER SHARE:
   Continuing operations                                             $  (0.52)       $  (0.69)       $   1.54
   Discontinued operations                                                --            (7.55)          (1.75)
   Extraordinary loss                                                   (0.19)            --            (0.03)
   Cumulative effect of accounting change (FAS 106)                       --            (0.98)            --
                                                                     ---------------------------------------------
 NET EARNINGS (LOSS)                                                 $  (0.71)       $  (9.22)       $  (0.24)
                                                                     ---------------------------------------------
                                                                     ---------------------------------------------
 Weighted average common shares outstanding
          (in thousands)                                               43,131          42,617          42,526
- ------------------------------------------------------------------------------------------------------------------

[FN]
        See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS                  (Dollars in millions, except per share data)
- ----------------------------------------------------------------------------------------------------------
                                                                                     December 31,
                                                                           -------------------------------
                                                                              1993               1992
                                                                           -------------------------------
        ASSETS
 CURRENT ASSETS
 Cash and equivalents                                                        $ 215.8           $ 152.8
 Trade and other receivables
   Trade, less allowance of $5.4 and $4.3                                       69.2              84.5
   Unbilled                                                                     45.5              42.3
   Other                                                                        18.3               9.0
                                                                           -------------------------------
       Total                                                                   133.0             135.8
                                                                           -------------------------------
 Inventories                                                                    30.9              42.8
 Other current assets                                                            7.5               6.6
                                                                           -------------------------------
       Total current assets                                                    387.2             338.0
- ----------------------------------------------------------------------------------------------------------
 Investments and advances                                                       28.2              30.3
 Property, plant and equipment, net                                             88.7             110.8
 Other noncurrent assets                                                       111.6              72.5
                                                                           -------------------------------
       Total assets                                                          $ 615.7           $ 551.6
                                                                           -------------------------------
                                                                           -------------------------------
- ----------------------------------------------------------------------------------------------------------
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 CURRENT LIABILITIES
 Short-term debt and current portion of long-term obligations                $   3.1           $   0.9
 Accounts payable                                                               40.0              29.2
 Customer advances                                                              47.6              23.7
 Deferred income                                                                22.9              32.1
 Accrued taxes                                                                  54.2              42.7
 Employee compensation and benefits                                             44.4              46.5
 Restructure reserves, current portion                                          44.8              72.0
 Other accrued expenses                                                         59.4              54.0
                                                                           -------------------------------
       Total current liabilities                                               316.4             301.1
- ----------------------------------------------------------------------------------------------------------
 Long-term obligations, less current portion                                    16.3             186.7
 Deferred income taxes                                                           6.4               6.2
 Restructure reserves, less current portion                                     63.2              68.6
 Other noncurrent liabilities                                                  102.1              89.9
- ----------------------------------------------------------------------------------------------------------
 STOCKHOLDERS' EQUITY (DEFICIT)
 5-1/2% Cumulative Convertible Exchangeable Preferred Stock,
   $100 par value (liquidation preference of $236.0 million),
   authorized 50,600 shares, issued and outstanding 47,200                       4.7               --
 Common Stock, $.50 par, authorized 100,000,000 shares, issued
   44,263,369 and 43,004,610                                                    22.1              21.5
 Additional paid-in capital                                                    824.2             585.0
 Accumulated deficit                                                          (729.8)           (699.1)
 Other stockholders' equity items                                               (9.9)             (8.3)
                                                                           -------------------------------
       Total stockholders' equity (deficit)                                    111.3            (100.9)
                                                                           -------------------------------
- ----------------------------------------------------------------------------------------------------------
 Total liabilities and stockholders' equity (deficit)                        $ 615.7           $ 551.6
                                                                           -------------------------------
                                                                           -------------------------------
- ----------------------------------------------------------------------------------------------------------

[FN]
 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                 (Dollars in millions, except per share data)
- ------------------------------------------------------------------------------------------------------------------
                                                                                  Years Ended December 31,
                                                                     ---------------------------------------------
                                                                      1993            1992            1991
- ------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net earnings (loss)                                                 $  (30.4)       $ (392.5)       $   (9.8)
 Adjustments to reconcile net earnings (loss) to net
   cash provided by (used for) operating activities:
     Loss from discontinued operations                                    --            164.8            74.7
     Loss from disposition of discontinued operations                     --            156.8             --
     Extraordinary loss                                                   8.4             --              1.2
     Cumulative effect of accounting change (FAS 106)                     --             41.8             --
     Restructure reserves:
       Reserves established (recovered), net                             67.0            76.2           (16.2)
       Reserves utilized                                                (59.7)          (86.9)          (94.8)
     Depreciation                                                        25.5            22.9            22.1
     Amortization of deferred assets                                      3.4             6.5            14.0
     Net change in working capital items                                 57.5            29.1            35.9
     Other                                                              (27.7)           (6.7)            9.0
                                                                     ---------------------------------------------
     Net cash provided by (used for) operating activities                44.0            12.0            36.1
- ------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES
 Expended for capital assets                                            (27.8)          (19.3)          (37.8)
 Capitalized software                                                    (6.5)           (1.7)           (0.1)
 Proceeds from sales of investments                                      11.4             --            144.7
 Expended for business acquisitions                                       --            (21.8)           (5.4)
 Proceeds from business and capital asset sales                           --             76.6             8.4
 Collection of notes from asset sales                                     0.2            43.9             --
                                                                     ---------------------------------------------
     Net cash provided by (used for) investing activities               (22.7)           77.7           109.8
- ------------------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES
 Short-term debt                                                          1.6             --              --
 Retirement of public debt                                             (168.1)            --           (153.9)
 Repayment of other debt                                                 (5.8)          (13.6)           (5.9)
 Redemption of preferred stock                                            --            (10.9)            --
 Payment to capitalize Control Data Systems                               --           (102.0)            --
 Sale of 5 1/2% Preferred Stock                                         213.0             --              --
 Other                                                                    1.9             1.9            (0.5)
                                                                     ---------------------------------------------
     Net cash provided by (used for) financing activities                42.6          (124.6)         (160.3)
- ------------------------------------------------------------------------------------------------------------------
     EFFECT OF EXCHANGE RATE CHANGES ON CASH                             (0.9)           (5.8)            1.0
- ------------------------------------------------------------------------------------------------------------------
 NET CASH FLOWS PROVIDED (USED)                                          63.0           (40.7)          (13.4)
 Cash and equivalents at beginning of year                              152.8           193.5           206.9
                                                                     ---------------------------------------------
 Cash and equivalents at end of year                                  $ 215.8         $ 152.8         $ 193.5
                                                                     ---------------------------------------------
                                                                     ---------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

[FN]
 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                 (Dollars in millions, except per share data)
- ------------------------------------------------------------------------------------------------------------------
                                                                               Years Ended December 31,
                                                                     ---------------------------------------------
 NET CHANGE IN WORKING CAPITAL ITEMS                                   1993             1992             1991
- ------------------------------------------------------------------------------------------------------------------
 Decrease (Increase) in trade and other receivables                   $  9.8           $  5.4           $  3.2
 Decrease (Increase) in inventories                                     12.1             21.4            (12.9)
 Decrease (Increase) in net assets of discontinued operations            --             (14.9)            38.7
 Decrease (Increase) in other current assets                            (1.0)             3.5             (3.7)
 Increase (Decrease) in accounts payable                                13.0              1.3             (7.5)
 Increase (Decrease) in customer advances                               24.7            (14.2)            16.8
 Increase (Decrease) in deferred income                                 (9.2)            21.9              1.7
 Increase (Decrease) in other current liabilities                        8.1              4.7             (0.4)
                                                                     ---------------------------------------------
     Net change in working capital items                              $ 57.5           $ 29.1           $ 35.9
                                                                     ---------------------------------------------
                                                                     ---------------------------------------------
- ------------------------------------------------------------------------------------------------------------------

NOTES TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS

Working capital cash flows from customer advances are largely related to advance funding of the Iris contract to provide a communications system to the Canadian Armed Forces. Amounts related to Iris advances which were included in cash and equivalents at December 31, 1993, 1992 and 1991 were $21.4, $5.6, and $13.9, respectively.

The cash outflow from other operating activities in 1993 includes the excess of cash contributions over pension expense as determined under FAS 87, as further described in note I, "Retirement Plans."

Noncash transactions eliminated from these statements:

   The 1993 purchase of Systems Tax Service, Inc., as described in note L, "Investments and Advances."

   The receivable due from the exercise of the underwriters' overallotment option at the end of 1993 and the related increase in stockholders' equity, as described in note E, "Stockholders' Equity."

   The write-off of deferred debt issue costs related to the early retirement of debt in 1993 and 1991, and the 1992 addition of $6.7 in mortgage debt and the equivalent amount of capital expenditures financed, as described in note K, "Financing Arrangements."

   The effects of foreign currency translation (except on cash balances).

   Amounts charged to earnings for restructuring losses or discontinued operations. Payments of the underlying obligations are shown as restructure reserves utilized.

- ------------------------------------------------------------------------------------------------
                                                               Years Ended December 31,
                                                    --------------------------------------------
 INTEREST AND INCOME TAXES PAID (REFUNDED)             1993              1992            1991
- ------------------------------------------------------------------------------------------------
 Interest paid                                        $ 17.0            $ 17.4          $ 20.7
 Income taxes paid                                    $  8.6            $  3.6          $  8.1
 Income taxes refunded                                $(36.2)           $ (0.2)         $ (5.8)
- ------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS           For the three years ended December 31, 1992

INDEX TO NOTES
38   A. Accounting Policies
40   B. Restructure Loss (Gain)
40   C. Other Noncurrent Assets and Liabilities
41   D. Income Taxes
42   E. Stockholders' Equity
43   F. Supplementary Data to Statements of Operations
44   G. Segment Data
45   H. Property, Plant andEquipment
46   I. Retirement Plans
48   J. Stock Plans
49   K. Financing Arrangements
50   L. Investments and Advances
51   M. Leasing Arrangements as Lessee
51   N. Commitments and Contingencies
52   O. Legal Matters

A. ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements of Ceridian Corporation ("Ceridian" or the "Company") include the accounts of all majority-owned subsidiaries.

Investments in other affiliated companies where Ceridian has significant influence, principally its 50% ownership interest in the Competitive Media Reporting ("CMR") joint venture with VNU Business Information Services, Inc., are accounted for by the equity method. The remaining investments are accounted for by the cost method. Marketable equity securities are carried at the lower of aggregate cost or market.

All material intercompany transactions have been eliminated from the consolidated financial statements.

DISCONTINUED OPERATIONS

In second quarter 1992, the Com-pany sold its Automated Wagering division, adopted a plan of disposal for its Empros energy management division (sold in March 1993), and substantially completed preparations to separately incorporate its Computer Products business as Control Data Systems, Inc. ("Control Data Systems") and make a dividend distribution of its stock as of July 31, 1992. In light of the dependence of these businesses on a common proprietary technology and their dissimilarity to the continuing operations of the Company, these operations have been separately reported as discontinued operations in the accompanying financial statements.


The sale of Automated Wagering resulted in cash proceeds of $42.3 and the recording of a loss of $55.0 in June 1992. The sale of Empros in March 1993 required a payment of $8.0 to the buyer at the date of sale, which had been provided for by the recording of a loss of $45.0 in June 1992. The spin-off of Control Data Systems involved cash payments by Ceridian to Control Data Systems of $50.0 on July 31, 1992, and $52.0 on December 31, 1992, along with the contribution on July 31, 1992, of net assets valued at $34.3, resulting in a dividend valued at $136.3 to Ceridian stockholders in the form of the common stock of Control Data Systems. Ceridian recorded a loss of $25.2 related to the spin-off of Control Data Systems and an additional loss of $31.6 related to its headquarters building, a major portion of which the Company decided to sublet. The total Company loss arising from disposition of the discontinued businesses amounted to $156.8, or $3.68 per share. Operating losses of the three businesses for 1992, including restructuring charges of $130.5, totaled $164.8, or $3.87 per share, on revenue of $380.4.

CHANGE IN ACCOUNTING FOR POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

Effective January 1, 1992, Ceridian adopted Financial Accounting Standard No. 106 ("FAS 106") with respect to its postretirement health care and life benefit plans. FAS 106 requires that the expected cost of these benefits be charged to expense during the periods in which the employees render service. Under the previous accounting rules, the expense for these benefits was generally recorded upon receipt of health care claims or premium invoices.

Effective January 1, 1993, the Company adopted FAS 112, "Employers' Accounting for Postemployment Benefits," which establishes accounting standards for employers who provide benefits to former or inactive employees and their dependents after employment but before retirement. FAS 112 requires accrual accounting for these benefits. After consideration of restructuring provisions of $12.0 in June 1992 and $4.3 in September 1989 primarily related to the continuation of such benefits to former employees of disposed businesses, the adoption of FAS 112 did not have a material effect on the Company's financial position or results of operations.

CHANGES IN PRESENTATION

Effective in first quarter 1993, the Company reassigned certain costs between product sales and services to better reflect the relationship of revenue and cost for each of these elements. Prior year amounts have been reclassified to conform to the current year's presentation.

CASH AND EQUIVALENTS

Cash and equivalents include short-term cash investments carried at cost, which approximates market value.

PROPERTY

Capital assets are carried at cost and depreciated for financial statement purposes using straight-line and accelerated methods at rates based on the estimated lives of the assets, which are generally as follows:

- -------------------------------------------
Buildings                       40-50 years
Building improvements            5-20 years
Machinery and equipment           3-8 years
Computer equipment                3-6 years
- -------------------------------------------

Repairs and maintenance are expensed as incurred. Gains or losses on dispositions are included in results of operations.

EARNINGS (LOSS) PER SHARE

Earnings (Loss) per share has been computed by dividing net earnings (loss), after reduction for preferred stock dividends, by the weighted average number of common shares outstanding. For the periods presented, outstanding stock options and convertible securities did not have a material dilutive effect on earnings per share.

INCOME TAXES

The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. The adoption of FAS 109, "Accounting for Income Taxes," effective January 1, 1993, did not have a material effect on the Company's financial position or results of operations. The Company and its eligible subsidiaries file a consolidated U.S. federal income tax return. Certain subsidiaries which are consolidated for financial reporting are not eligible to be included in the consolidated U.S. federal income tax return and separate provisions for income taxes have been determined for these entities. The losses from U.S. operations during the past three years have not provided a tax benefit.

Except for selective dividends, Ceridian intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended December 31, 1993.

REVENUE RECOGNITION

Revenue from product sales is related primarily to fixed price, long-term contracts with government customers and is recognized on a percentage of completion basis. Percentage of completion is determined by reference to the extent of contract performance, future performance risk and cost incurrence. Costs and estimated earnings in excess of billings on uncompleted contracts are reported as unbilled receivables, a portion of which represents a holdback reserve which is billable as allowed under the contract terms. Contracts in progress are reviewed quarterly, and sales and earnings are adjusted in current accounting periods based on revisions in contract value and estimated costs at completion. Provisions for estimated losses on contracts are recorded when identified.

Revenue from sales of services is recognized when the services are performed and billable, except for the portion of Employer Services tax filing revenue which is recognized as earned from the investment of customer deposits.

INVENTORIES

Inventories consist primarily of electronic components which are purchased in anticipation of funding for specific contracts and programs and are stated at the lower of first in, first out or average cost or net realizable value. Although inventories include costs related to long-term contracts, most of the inventoried costs are expected to be charged to cost of sales within one year. Payments received in advance of billings on long-term contracts, principally the Iris contract to provide a communications system to the Canadian Armed Forces, are recorded as a liability for customer advances until contract milestones are accomplished.

B. RESTRUCTURE LOSS (GAIN)

The Company recorded a net restructure loss (gain) of $67.0 for 1993, $76.2 for 1992 and $(16.2) for 1991.

In 1993, the net restructure loss included charges of $75.9 for Information Services and $5.5 for Computing Devices. These charges were offset in part by a gain of $14.4, not attributable to either industry segment, which includes the receipt of a $14.7 refund of taxes and related interest as further described in note D and a net adjustment of prior years' restructuring provisions.

The $75.9 Information Services charges include a charge of $57.0 related to the discontinuance of Arbitron's syndicated television and cable ratings service, which primarily involves the write-off of metering and other equipment, severance and other costs related to the termination of employees, and lease and other obligations related to facilities and equipment. Also included is a charge of $18.9 for Employer Services, primarily to consolidate its payroll processing activities into a smaller number of regional processing centers and its customer services operations into a single national center, beginning in 1994. The $5.5 charge relates to actions taken by Computing Devices to reduce employment levels in its U.S. and U.K. operations in relation to the completion, deferral or termination of certain government contract programs.

In 1992, the net restructure loss of $76.2 included a write-off of $29.9 from the discontinuance of Arbitron's ScanAmerica service, $8.8 for the consolidation of certain Employer Services operations, litigation and other costs largely related to past restructuring actions of $20.9, severance costs of $8.5, a $12.0 provision for postemployment benefit obligations to employees of businesses sold or discontinued by the Company, a gain of $7.6 from the formation of the CMR joint venture, and a loss of $3.7 from the sale of the Benefits Services division.

In 1991, the net restructure gain of $16.2 included losses of $39.5 and gains of $55.7. Restructure losses included $18.5 for lease and other obligations related to excess facilities, $15.5 related to sales of businesses, principally Quorum Systems and Credit Union Services, and $5.5 primarily related to the liquidation of a venture capital investment portfolio. Restructure gains included $42.8 from the sale of Seagate common stock received from the 1989 sale of the Company's Imprimis subsidiary, $9.2 from lump sum settlements of retirement obligations to former employees and $3.7 from the sale of Redinet operations.

C. OTHER NONCURRENT ASSETS AND LIABILITIES

In 1993, the Company began incurring capitalizable costs, incremental to normal operations, of internally developed software which will become an integral part of its revenue producing payroll processing system. Amortization of these costs will begin when the particular product is put into service. No amortization of these costs was recorded in 1993. Capitalized costs of internally developed and purchased software are carried at the lower of cost or recoverable value and are amortized over a four-year period.

The excess of purchase cost over fair value of net assets of acquired businesses ("goodwill") is being amortized over periods not exceeding 20 years. Amounts amortized during the three years ended December 31, 1993, are shown in note F.

Prepaid Pension Cost Includes the net pension asset related to funded plans for U.S. and Canadian employees and the intangible asset related to the Company's unfunded supplemental plan, as further described in note I.

The liability for employee benefit plans includes postretirement and postemployment plans and the unfunded supplemental pension plan as further described in note I.

- -----------------------------------------------------------------------------------------------
OTHER NONCURRENT ASSETS AND LIABILITIES                                   December 31,
                                                               --------------------------------
                                                                  1993                 1992
- -----------------------------------------------------------------------------------------------
OTHER NONCURRENT ASSETS
   Goodwill                                                     $  35.4               $ 20.6
   Purchased software products                                      4.1                  1.9
   Internally developed software                                    4.1                  --
   Prepaid pension cost                                            64.0                 40.3
   Deferred debt issue costs                                        --                   3.9
   Other                                                            4.0                  5.8
                                                                ------------------------------
       Total                                                    $ 111.6               $ 72.5
                                                                ------------------------------
                                                                ------------------------------

 OTHER NONCURRENT LIABILITIES
   Deferred income                                               $ 13.1               $ 15.6
   Employee benefit plans                                          83.2                 71.9
   Other                                                            5.8                  2.4
                                                                ------------------------------
       Total                                                     $102.1               $ 89.9
                                                                ------------------------------
                                                                ------------------------------
- ----------------------------------------------------------------------------------------------

D. INCOME TAXES

The cumulative amount of undistributed earnings of international subsidiaries for which U.S. income taxes have not been provided was approximately $15.6 at December 31, 1993. It is not practical to estimate the amount of unrecognized deferred U.S. taxes on these undistributed earnings.

In October 1993, Ceridian received $35.5 from the Internal Revenue Service representing a refund of taxes and related interest determined to be owed to the Company as a result of the audit of Ceridian's U.S. income tax returns for the years 1978-1987. Of that amount, $10.8 was paid by Ceridian to or on behalf of third parties in accordance with the tax sharing agreements relating to past restructuring actions, $10.0 was recorded in accrued taxes and the remaining $14.7 was recorded as a restructuring gain. Under tax sharing agreements existing at the time of the disposition of certain former operations of the Company, Ceridian remains subject to income tax audits in various jurisdictions for the years 1985-1992. Ceridian considers its tax accruals adequate to cover any U.S. and international tax deficiencies not recoverable through deductions in future years.

The Company has U.S. net operating loss carryforwards, future tax deductions and general business tax credits of $1,006.9, $337.8 and $26.0, respectively, which will be available to offset substantially all of its earnings during the carryforward period. The tax benefits of these items are reflected in the accompanying table of deferred tax assets and liabilities. If not used, these carryforwards begin to expire in 1997. U.S. tax rules impose limitations on the use of net operating losses following certain changes in ownership. If such a change were to occur, the limitation could reduce the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.

                                                                   (Dollars in millions, except per share data)
- ----------------------------------------------------------------------------------------------------------------
COMPONENTS OF EARNINGS AND TAXES                                         1993            1992             1991
- ----------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES
  U.S.                                                                 $(27.3)         $(39.3)          $ 63.0
  International                                                           9.1            15.3              7.2
                                                                    --------------------------------------------
    Total                                                              $(18.2)         $(24.0)          $ 70.2
                                                                    --------------------------------------------
                                                                    --------------------------------------------
INCOME TAX PROVISION (BENEFIT)
  Current
  U.S.                                                                 $  --           $  --            $   --
  International                                                           2.6             2.7              0.9
  State and other                                                         0.6             0.5              0.6
                                                                    --------------------------------------------
                                                                          3.2             3.2              1.5
Deferred
  International                                                           0.6             1.9              2.6
                                                                    --------------------------------------------
    Total                                                              $  3.8          $  5.1           $  4.1
                                                                    --------------------------------------------
                                                                    --------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------
EFFECTIVE RATE RECONCILIATION                                            1993            1992             1991
- ----------------------------------------------------------------------------------------------------------------
U.S. statutory rate                                                        35%             34%              34%
                                                                    --------------------------------------------
Income tax provision (benefit) at U.S. statutory rate                  $ (6.4)         $ (8.2)          $ 23.9
International rate differences                                           (0.8)           (0.6)             0.5
State income taxes, net                                                   0.6             0.5              0.6
Losses for which no tax benefit was provided                             10.4           13.4              0.1
Utilization of loss carryforwards                                         --              --             (21.0)
- ----------------------------------------------------------------------------------------------------------------
    Income tax provision                                               $  3.8          $  5.1          $  4.1
                                                                    --------------------------------------------
                                                                    --------------------------------------------
- ----------------------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------
TAX EFFECT OF ITEMS THAT COMPRISE A SIGNIFICANT PORTION OF DEFERRED
  TAX ASSETS AND LIABILITIES AT DECEMBER 31, 1993
- ----------------------------------------------------------------------------------------------------------------
                                                                              DEFERRED TAX      DEFERRED TAX
ITEM DESCRIPTION                                                              ASSET              LIABILITY
- ----------------------------------------------------------------------------------------------------------------
Net operating loss carryforwards                                              $ 392.4           $   --
Restructuring and other accruals                                                 95.9
International                                                                                      (6.4)
Other                                                                            35.7
                                                                    --------------------------------------------
    Total                                                                       524.0              (6.4)
Less valuation allowance                                                       (524.0)
                                                                    --------------------------------------------
Deferred income taxes                                                         $  --             $  (6.4)
                                                                    --------------------------------------------
                                                                    --------------------------------------------
The net deferred tax asset at December 31, 1993, is fully offset by a valuation allowance. The amount of the valuation allowance will be reviewed annually.
- ----------------------------------------------------------------------------------------------------------------

E. STOCKHOLDERS' EQUITY

PREFERRED STOCK

From a class of preferred stock with 750,000 authorized shares (the
"Preferred Stock"), the Company's Board of Directors designated a series consisting of 50,600 such shares as 5-1/2% Cumulative Convertible
Exchangeable Preferred Stock, par value $100 per share (the "5-1/2% Preferred Stock"). In December 1993, the Company completed the sale in an underwritten public offering of 4,400,000 depositary shares, each representing a one one-hundredth interest in a share of 5-1/2% Preferred Stock, for $50 per share, or net cash proceeds of $213.0, and received a commitment from the underwriters to purchase an additional 320,000 depositary shares, at $50 per share. The underwriters' commitment is reported as an other receivable of $15.5 at December 31, 1993, which was collected in early January 1994. The proceeds were used primarily to retire the Company's 8-1/2% Convertible Subordinated Debentures Due June 15, 2011 (the "8-1/2% Debentures") with the remainder to be used for working capital and other general corporate purposes.

Dividends on the 5-1/2% Preferred Stock and depositary shares are cumulative from the date of issuance and payable on a quarterly basis commencing on March 31, 1994. The depositary shares are convertible at the option of the holder into common stock of the Company at a conversion price of $22.72 per common share, subject to adjustment under certain conditions. The depositary shares are redeemable, in whole or in part, at the option of the Company, at any time on or after December 31, 1996, initially at a redemption price per share of $51.10 and thereafter at prices declining to $50.00, in all cases plus accrued and unpaid dividends to the redemption date. The depositary shares are exchangeable, in whole but not in part, at the option of the Company, on any quarterly dividend payment date on or after December 31, 1995, for the Company's 5-1/2% Convertible Subordinated Debentures due 2008 at a rate of $50.00 principal amount of such Debentures for each depositary share. The depositary shares are non-voting except that holders will be entitled to vote as a separate class to elect two directors if the equivalent of six or more quarterly dividends shall be in arrears, until the dividends in arrears are paid in full.

In May 1993, the stockholders of Ceridian voted to approve the acceleration of the expiration date of the Company's Stockholder Rights Plan (the "Rights Plan") to June 1, 1993. As a result, the preferred stock purchase rights issued under the Rights Plan and relating to a series of 500,000 shares of Preferred Stock expired on June 1, 1993. The reservation of the 500,000 shares of Preferred Stock in connection with the Rights Plan was eliminated in January 1994.

The 108,591 shares of 4-1/2% Cumulative Preferred Stock issued and outstanding at December 31, 1991, were redeemed at par value of $100 per share in July 1992 in connection with the spin-off of Control Data Systems.

                                                               Shares
                                        -------------------------------------------------
COMMON STOCK,                                                                                            Additional
ADDITIONAL PAID-IN CAPITAL                                  Treasury                         Common         Paid-In    Accumulated
AND ACCUMULATED DEFICIT                   Outstanding          Stock       Issued            Stock          Capital    Deficit
- -----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1990                  42,529,652        197,172       42,726,824         $21.4        $582.8       $(159.7)
- ------------------------------------------------------------------------------------------------------------------------------------
Conversion of debentures                           36                              36           --            --
Restricted stock awards                         5,000         (5,000)                                         --
Forfeitures of restricted stock                (4,566)         4,566
Net earnings (loss)                                                                                                        (9.8)
Preferred stock dividends                                                                                                  (0.5)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1991                  42,530,122        196,738       42,726,860         21.4          582.8        (170.0)
- -----------------------------------------------------------------------------------------------------------------------------------
Exercises of stock options                    277,750                         277,750          0.1            2.2
Forfeitures of restricted stock                (4,000)         4,000
Net earnings (loss)                                                                                                      (392.5)
Preferred stock dividends                                                                                                  (0.3)
Dividend of Control Data Systems stock                                                                                   (136.3)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1992                  42,803,872        200,738       43,004,610         21.5          585.0        (699.1)
- -----------------------------------------------------------------------------------------------------------------------------------
EXERCISES OF STOCK OPTIONS                    252,851                         252,851          0.1            2.3
RESTRICTED STOCK AWARDS                       119,000       (119,000)                          --            (0.2)
NET EARNINGS (LOSS)                                                                                                       (30.4)
SALE OF 5-1/2% PREFERRED STOCK                                                                              223.8
PREFERRED STOCK DIVIDENDS                                                                                                  (0.3)
ISSUED FOR PURCHASE OF SYSTEMS TAX SERVICE  1,005,908                       1,005,908          0.5           13.3
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1993                  44,181,631         81,738       44,263,369        $22.1         $824.2        $(729.8)
- -----------------------------------------------------------------------------------------------------------------------------------

[FN]
Authorized but unissued or treasury common shares reserved for future issuance as of December 31, 1993, included 5,566,477 shares for exercise of stock options and awards of restricted stock and 10,384,000 shares for conversion of 5-1/2% Preferred Stock depositary shares.

- ---------------------------------------------------------------------------------------------------------
                                                                              December 31,
                                                               ------------------------------------------
OTHER STOCKHOLDERS' EQUITY ITEMS                                   1993          1992            1991
- ---------------------------------------------------------------------------------------------------------
Foreign currency translation adjustment                          $ (2.0)       $ (1.0)         $  7.8
Restricted stock awards                                            (2.2)         (0.5)           (1.6)
Pension liability adjustment                                       (4.1)         (2.9)           (1.2)
Treasury stock, at cost                                            (1.6)         (3.9)           (3.9)
- ---------------------------------------------------------------------------------------------------------
Total                                                            $ (9.9)       $ (8.3)         $  1.1
                                                               ------------------------------------------
                                                               ------------------------------------------
- ---------------------------------------------------------------------------------------------------------

F. SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS

- ---------------------------------------------------------------------------------------------------------
                                                                       Years Ended December 31,
                                                               ------------------------------------------
OTHER EXPENSE (INCOME)                                           1993             1992            1991
- ---------------------------------------------------------------------------------------------------------
Foreign currency translation expense (income)                  $ (0.4)          $ (2.3)         $  1.3
Loss (Gain) on sale of assets                                    (0.9)             0.2            (0.5)
Other expense (income)                                           (1.0)            (1.6)           (0.4)
Equity in loss (earnings) of affiliates                            --              0.6             1.7
Share of CMR joint venture loss (earnings)                       (1.2)            (3.8)             --
                                                               ------------------------------------------
Total                                                          $ (3.5)          $ (6.9)         $  2.1
                                                               ------------------------------------------
                                                               ------------------------------------------
- ---------------------------------------------------------------------------------------------------------
OTHER DATA
- ---------------------------------------------------------------------------------------------------------
Provision for doubtful accounts                                $  1.7           $  1.0          $  1.5
Research and development                                       $ 33.4           $ 30.5          $ 34.6
Amortization of goodwill                                       $  1.5           $  0.6          $  0.7
Maintenance and repairs                                        $ 15.8           $ 14.3          $ 16.3
Taxes, other than income and payroll                           $  6.3           $  8.7          $  9.3
Royalty costs (primarily CMR joint venture)                    $ 28.4           $ 30.8          $  4.3
- ---------------------------------------------------------------------------------------------------------

G. SEGMENT DATA

INDUSTRY SEGMENTS

Information concerning the continuing operations of Ceridian appears in the accompanying Industry Segment Data table. The two industry segments are information services and defense electronics.

The information services segment consists of Employer Services and Arbitron, along with two small services businesses. The information services businesses collect, manage and analyze data on behalf of customers, and report information resulting from that process to customers. The products and services provided by the information services businesses address specific information management needs of other businesses to enable them to operate more efficiently and effectively. The technology-based products and services of the information services businesses are typically provided through long-term customer relationships that result in a high level of recurring revenue.

Employer Services offers a broad range of services designed to help employers manage their work forces more effectively, including payroll processing, payroll tax filing, human resource information services, consulting services and employee assistance programs. Arbitron is the leading provider of radio audience measurement information in terms of revenue and market share, and also provides media and marketing information to broadcasters, cablecasters, advertising agencies and advertisers. Arbitron's proprietary data regarding radio audience size and demographics is provided to customers through multi-year subscription agreements. In addition, through various joint ventures and licensing arrangements, Arbitron has access to services that monitor television and other commercials and provide data regarding product purchasing decisions.

The defense electronics segment, consisting of Computing Devices
International, develops, manufactures and markets electronic systems, subsystems and components, and provides systems integration and other services, primarily to government defense agencies. The "other" category includes corporate center operations, businesses disposed of but reported as continuing operations, and net assets of discontinued operations.
Intersegment sales are not material.

MAJOR CUSTOMERS

Revenue in 1993, 1992 and 1991, respectively, included sales under prime contracts or subcontracts to the U.S. government of $232, $239 and $249 and the Canadian government of $137, $95 and $51, substantially all of which are reported in the defense electronics segment. Of the sales to the Canadian government, $105 in 1993, $69 in 1992 and $19 in 1991 were from the Iris contract.

- -------------------------------------------------------------------------------------------------------
                                    Defense         Information
INDUSTRY SEGMENT DATA             Electronics         Services           Other             Consolidated
- -------------------------------------------------------------------------------------------------------
1993
REVENUE                            $ 452.2          $433.9              $     --           $886.1
                                 ----------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   RESTRUCTURE, INTEREST AND TAXES $  24.8          $ 39.1              $   (7.0)          $ 56.9
RESTRUCTURE GAIN (LOSS)               (5.5)          (75.9)                 14.4            (67.0)
                                 ----------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   INTEREST AND TAXES              $  19.3          $(36.8)             $    7.4           $(10.1)
                                 ----------------------------------------------------------------------
                                 ----------------------------------------------------------------------

IDENTIFIABLE ASSETS                $ 208.7          $134.8              $  272.2           $615.7
CAPITAL EXPENDITURES               $  10.6          $ 16.3              $    0.9           $ 27.8
DEPRECIATION                       $   8.7          $ 15.7              $    1.1           $ 25.5
- -------------------------------------------------------------------------------------------------------
1992
Revenue                            $ 402.2          $418.9              $    9.2           $830.3
                                 ----------------------------------------------------------------------
Earnings (Loss) before
   restructure, interest and taxes $  18.2          $ 36.0              $   (3.5)          $ 50.7
Restructure gain (loss)               (1.1)          (30.9)                (44.2)           (76.2)
                                 ----------------------------------------------------------------------
Earnings (Loss) before
   interest and taxes              $  17.1          $  5.1              $  (47.7)          $(25.5)
                                 ----------------------------------------------------------------------
                                 ----------------------------------------------------------------------
Identifiable assets                $ 230.7          $130.1              $  190.8           $551.6
Capital expenditures               $   8.6          $ 10.3              $    0.4           $ 19.3
Depreciation                       $   7.9          $ 13.5              $    1.5           $ 22.9
- -------------------------------------------------------------------------------------------------------
1991
Revenue                            $ 317.2          $422.3              $   23.5           $763.0
                                 ----------------------------------------------------------------------
Earnings (Loss) before
   restructure, interest and taxes $  20.7          $ 42.1              $  (10.1)          $ 52.7
Restructure gain (loss)               (1.3)           (1.5)                 19.0             16.2
                                 ----------------------------------------------------------------------
Earnings (Loss) before
   interest and taxes              $  19.4          $ 40.6              $    8.9           $ 68.9
                                 ----------------------------------------------------------------------
                                 ----------------------------------------------------------------------
Identifiable assets                $ 210.0          $180.8              $  583.9           $974.7
Capital expenditures               $  10.9          $ 24.2              $    2.7           $ 37.8
Depreciation                       $   8.9          $ 11.6              $    1.6           $ 22.1
- -------------------------------------------------------------------------------------------------------

GEOGRAPHIC SEGMENTS

The Company's international operations consist of defense electronics operations primarily in Canada and, to a much lesser extent, in the United Kingdom. The United Kingdom operations are included in the consolidated financial statements from September 1992, the date of the acquisition of the 56% interest not previously held by the Company. Intersegment and export sales are not material. Geographic information concerning the Company's continuing operations appears in the accompanying Geographic Segment Data table. The amounts of the parent company's equity in net assets of and advances to international subsidiaries and branches were $37.0 and $40.5 at December 31, 1993 and 1992, respectively.

Local currencies have been determined to be functional currencies for these operations. Foreign currency balance sheets are translated at the end-of-period exchange rates, and earnings statements at the average exchange rates for each period. The resulting translation gains or losses are recorded as "foreign currency translation adjustment" in the stockholders' equity section of the balance sheet. Gains and losses from translation of assets and liabilities denominated in other than the functional currency of the operation are recorded in results of operations as "other expense (income)." Canadian operations include a significant number of contracts which either provide for exchange rate adjustments or are denominated in the U.S. dollar, which benefits the management of exchange rate risk.

- ---------------------------------------------------------------------------------------------------------
GEOGRAPHIC SEGMENT DATA                 United States            International               Consolidated
- ---------------------------------------------------------------------------------------------------------
1993
REVENUE                                $ 670.2                  $ 215.9                      $ 886.1
                                      -------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   RESTRUCTURE, INTEREST AND TAXES     $  44.8                  $  12.1                      $  56.9
      RESTRUCTURE GAIN (LOSS)            (65.5)                    (1.5)                       (67.0)
                                      -------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   INTEREST AND TAXES                  $ (20.7)                 $  10.6                      $ (10.1)
                                      -------------------------------------------------------------------
                                      -------------------------------------------------------------------
IDENTIFIABLE ASSETS                    $ 482.6                  $ 133.1                      $ 615.7
- ---------------------------------------------------------------------------------------------------------
1992
Revenue                                $ 663.5                  $ 166.8                      $ 830.3
                                      -------------------------------------------------------------------
Earnings (Loss) before
   restructure, interest and taxes     $  42.6                  $   8.1                      $  50.7
      Restructure gain (loss)            (76.0)                    (0.2)                       (76.2)
                                      -------------------------------------------------------------------
Earnings (Loss) before
   interest and taxes                  $ (33.4)                 $   7.9                      $ (25.5)
                                      -------------------------------------------------------------------
                                      -------------------------------------------------------------------
Identifiable assets                    $ 423.5                  $ 128.1                      $ 551.6
- ---------------------------------------------------------------------------------------------------------
1991
Revenue                                $ 647.1                  $ 115.9                      $ 763.0
                                      -------------------------------------------------------------------
Earnings (Loss) before
   restructure, interest and taxes     $  48.4                  $   4.3                      $  52.7
      Restructure gain (loss)             16.2                      --                          16.2
                                      -------------------------------------------------------------------
Earnings (Loss) before
   interest and taxes                  $  64.6                  $   4.3                      $  68.9
                                      -------------------------------------------------------------------
                                      -------------------------------------------------------------------
Identifiable assets                    $ 874.9                  $  99.8                      $ 974.7
- ---------------------------------------------------------------------------------------------------------


H. PROPERTY, PLANT AND EQUIPMENT

- ---------------------------------------------------------------------------------------------------------
                                                       December 31,
                                                 -------------------------------
                                                     1993               1992
- ---------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT
At cost
   Land                                             $   3.4            $  4.2
   Buildings and improvements                          75.3              74.3
   Machinery and equipment                            162.7             201.6
                                                  ------------------------------
      Total                                           241.4             280.1
Accumulated depreciation                              152.7             169.3
                                                  ------------------------------
      Property, plant and equipment, net            $  88.7            $110.8
                                                  ------------------------------
                                                  ------------------------------
- ---------------------------------------------------------------------------------------------------------

                                                                 Years ended December 31,
                                                  -------------------------------------------------------
CHANGES IN PROPERTY, PLANT AND EQUIPMENT              1993               1992             1991
- ---------------------------------------------------------------------------------------------------------
Additions                                           $ 27.8             $ 26.0           $ 37.8
Retirements, net of accumulated depreciation(1)      (24.4)             (13.7)            (9.0)
                                                  -------------------------------------------------------
Net additions                                       $  3.4             $ 12.3           $ 28.8
                                                  -------------------------------------------------------
                                                  -------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------

[FN]
(1)Retirements include reductions in carrying values due to the disposition of businesses and other restructuring actions.

I. RETIREMENT PLANS

PENSION BENEFITS

Ceridian and its subsidiaries have defined benefit pension plans available to substantially all employees. The plans' assets consist principally of equity securities, U.S. government securities, and other fixed income obligations and do not include securities of the Company. Benefits under these plans are calculated on maximum or career average earnings and years of participation in the plans. Most U.S. employees are eligible to participate in these plans by means of salary reductions. Certain former employees are inactive participants in the plans. Employer cash contributions to U.S. plans, during the respective plan years, amounted to $24.9 in 1993, $2.3 in 1992 and $1.8 in 1991. Plans covering employees of the Company's Canadian and U.K. subsidiaries constitute a minor portion of the amounts reported in the accompanying tables. Table amounts do not report results for plans of international subsidiaries included in the spin-off of Control Data Systems. Retirement plan funding amounts are based on independent consulting actuaries' determination of the Employee Retirement Income Security Act of 1974 ("ERISA") funding requirements in the U.S. and local statutory requirements in other countries.

Vested U.S. plan participants who have terminated employment after 1989 can elect to immediately receive a lump sum distribution as an alternative to receiving monthly benefits. These distributions totalled $36.0, $49.0 and $126.1 in the 1993, 1992 and 1991 plan years, respectively, and resulted in the recognition by the Company of a restructure gain of $9.2 in 1991.

The Company also sponsors a nonqualified unfunded supplemental retirement plan for certain current and former U.S. employees which is not subject to ERISA benefit limitations, nor does it qualify for the benefit protection provided by ERISA. The projected benefit obligation at September 30, 1993 and 1992 for this plan was $19.7 and $19.6, respectively, and the net periodic pension cost was $2.2 for 1993, $2.2 for 1992 and $2.3 for 1991.

The Company recorded a reduction in stockholder's equity of $1.2 in 1993, $1.7 in 1992 and $1.2 in 1991 which represents the increase in the excess of its minimum liability under this plan over the allowed carrying amount of the related intangible asset.

A defined contribution plan, to which the Company may make contributions, is available to most U.S. employees. The cost recognized by the Company with respect to this plan was $1.9 in 1993 and $1.8 in 1992.

- -----------------------------------------------------------------------------------
                                                            September 30,
FUNDED STATUS OF DEFINED BENEFIT               ------------------------------------
RETIREMENT PLANS AT MEASUREMENT DATE               1993                   1992
- -----------------------------------------------------------------------------------
Actuarial present value of obligation:
  Vested benefit obligation                      $ 641.5                $ 584.5
                                               ------------------------------------
                                               ------------------------------------
  Accumulated benefit obligation                   645.2                  588.1
                                               ------------------------------------
                                               ------------------------------------
  Projected benefit obligation                   $ 703.7                 $ 651.6
Plan assets at fair value                          698.4                   627.1
                                               ------------------------------------
Plan assets in excess of (less than) projected
  benefit obligation                                (5.3)                  (24.5)
Unrecognized net (gain) or loss                     39.6                    31.9
Prior service cost                                  39.7                    44.2
Unrecognized net asset                             (15.3)                  (17.5)
                                               ------------------------------------
Net pension asset or (liability) recognized
  in the consolidated balance sheet              $  58.7                 $  34.1
                                               ------------------------------------
                                               ------------------------------------
- -----------------------------------------------------------------------------------

The assumptions used in determining the funded status information are as follows:
- --------------------------------------------------------------------------------------------------------
                                      Rate of                 Long-term Rate
          Discount Rate               Salary Progression      of Return on Assets
        ------------------------------------------------------------------------------------------------
        U.S. International     U.S. International    U.S. International
- --------------------------------------------------------------------------------------------------------
1993   7.25%  7.5% - 8.0%     4.0%    6.0 - 7.0%     9.0%    8.0 - 9.0%
1992    8.0%  8.0% - 9.0%     4.5%    6.0 - 8.0%     9.5%    8.0 - 9.0%
1991    8.5%      9.0%        4.5%       6.0%        9.5%       9.0%
- --------------------------------------------------------------------------------------------------------

NET PERIODIC PENSION COST (CREDIT)               1993             1992              1991
- --------------------------------------------------------------------------------------------------------
Service cost                                   $   6.0          $   6.2           $   7.2
Interest cost on projected benefit obligation     52.2             54.3              62.3
Actual return on plan assets                    (103.0)           (45.2)           (144.0)
Net amortization and deferral                     47.5            (12.8)             76.2
                                               ---------------------------------------------------------
    Total                                      $   2.7          $   2.5           $   1.7
                                               ---------------------------------------------------------
                                               ---------------------------------------------------------
- --------------------------------------------------------------------------------------------------------

POSTRETIREMENT BENEFITS

Ceridian provides health care and life insurance benefits for eligible retired employees, including individuals who retired from operations of the Company that were subsequently sold or discontinued. Life insurance benefits in the form of a paid-up policy are provided only for employees who retired before January 1, 1992.

The Company sponsors several health care plans for both pre- and post-65 retirees. Plans offered include a managed care option, HMOs where available, and a catastrophic plan for pre-65 retirees. Post-65 retirees have the choice of a company-sponsored Medicare supplement plan or HMO Medicare plans. Company contributions to these plans differ for various groups of retirees and future retirees. Employees hired on or after January 1, 1992, will be allowed to enroll in company-sponsored plans at retirement, but receive no company subsidy. For employees hired before January 1, 1992, and retiring in 1992 or later, the Company subsidizes pre-65 coverage only. The Company's subsidy is a fixed dollar contribution determined at retirement equal to 2.5% of the catastrophic plan cost for each year of service. Employees who retired prior to 1992 are subject to various cost-sharing policies depending on when retirement began and eligibility for Medicare. This is a closed group of retirees. Most retirees outside the United States are covered by governmental health care programs, and the Company's cost is not significant.

As described in note A, Ceridian adopted FAS 106, effective January 1, 1992, with respect to retiree health care and life benefits. The cumulative effect of this change in accounting was a charge of $41.8, which, combined with $14.0 previously accrued in connection with the disposition of businesses, provided an accrued benefit obligation of $55.8.

The following tables present the funded status of the plan, reconciled to the accrued postretirement benefit cost recognized in the Company's balance sheet at December 31, 1993 and 1992, and the components of the net periodic postretirement benefit cost for 1993 and 1992. The costs of these benefits, as recorded under the previous accounting policy, were $6.0 in 1991. The Company does not prefund these costs. There were no settlements or curtailments during the reported years.

- ------------------------------------------------------------------
FUNDED STATUS OF POSTRETIREMENT
  HEALTH CARE AND LIFE PLANS
- ------------------------------------------------------------------
                                       December 31,
                                       ---------------------------
                                           1993           1992
- ------------------------------------------------------------------
Accumulated postretirement
  benefit obligation:
Retirees                                 $47.3          $42.1
Fully eligible active participants         5.0            3.6
Other active participants                 11.2           10.6
                                        --------------------------
                                          63.5           56.3
Unrecognized net loss                      7.6            1.6
                                        --------------------------
Accrued benefits cost                    $55.9          $54.7
                                        --------------------------
                                        --------------------------

Current portion                          $ 6.0          $ 6.0
Noncurrent portion                        49.9           48.7
                                        --------------------------
Total                                    $55.9          $54.7
                                        --------------------------
                                        --------------------------
- ------------------------------------------------------------------

NET PERIODIC POSTRETIREMENT
  BENEFIT COST
- ------------------------------------------------------------------
                                          1993           1992
- ------------------------------------------------------------------
Service cost of benefits earned         $  0.4         $  0.4
Interest cost on benefit
  obligation                               4.4            4.0
Other                                      --            (2.0)
                                        --------------------------
Net periodic benefit cost               $  4.8         $  2.4
                                        --------------------------
                                        --------------------------
- ------------------------------------------------------------------

The assumed health care cost trend rate used in measuring the benefit obligation is 15% pre-65 and 11% post-65 in 1993, declining at a rate of 1% per year to an ultimate rate of 5.75% in 2002 pre-65 and 1998 post-65. A one percent increase in this rate in each year would increase the benefit obligation at December 31, 1993 by $3.8 and the aggregate service and interest cost for 1993 by $0.3. The weighted average discount rate used in determining the benefit obligation at December 31, 1993 is 7.25%.

J. STOCK PLANS

In February 1993, the Company's Board of Directors adopted, and in May 1993 the Company's stockholders approved, the 1993 Long-Term Incentive Plan ("1993 LTIP") to succeed a similar plan adopted in 1990 and under which very few common shares remained available for award. The 1993 LTIP authorizes the issuance until February 1996 of up to 3,000,000 common shares in connection with awards of stock options, restricted stock, stock appreciation rights and performance units to key executive and managerial employees. The exercise price of stock options issued under the 1993 LTIP, which is the type of award most commonly made under that plan, may not be less than the fair market value of the underlying stock at the date of grant. An option generally becomes exercisable as to one-third of the shares subject to the grant each January 1 falling at least six months after the date of grant, and expires not later than ten years after grant. Restricted stock awards involve temporary restrictions on the transferability of the shares awarded, which restrictions generally lapse as to 25% of the shares subject to the award on each January 1 falling at least six months after the date of award. The 1993 LTIP provides for the accelerated exercisability of options and the accelerated lapse of transfer restrictions on restricted stock upon a change of control of the Company.

At the same time as the 1993 LTIP was adopted and approved, the Company established the 1993 Non-Employee Director Stock Plan (the "Director Plan"). The Director Plan provides for the issuance of up to 50,000 common shares in connection with awards of stock options and restricted stock to non-employee directors of the Company. Pursuant to the Director Plan, each such director receives a one-time grant of 1,000 shares of restricted stock upon election to the Board, and receives an annual stock option grant for 1,000 shares upon election or reelection to the Board. Options are granted with an exercise price equal to the fair market value of the underlying stock at the date of grant, become fully exercisable six months after the date of grant, and expire ten years after the date of grant. Shares of restricted stock are forfeited to the Company if a director's service on the Board ceases for reasons other than death or disability within six months of the date of grant, and remain subject to restrictions on transfer until the director's service on the Board ceases.

Accounting for restricted stock awards generally involves recording the reissuance of treasury common shares at market value at the date of the award, offset by a reserve representing the unearned equity. This unearned equity is charged to operations as compensation expense over the total lapse period for the award at a rate sufficient to provide for the shares which become unrestricted at each lapse date. Restricted shares which are forfeited are reported as treasury stock and are available for reissuance under existing plans. Accounting for stock options involves crediting stockholders' equity for the amount of the option price when the option is exercised.

In August 1992, as a result of the spin-off of Control Data Systems, the number of shares subject to each option outstanding under plans predating the 1993 LTIP was adjusted upward, and the exercise price adjusted downward, to the extent necessary to preserve the economic value of the option to the holder.

In November 1991, active employees holding options outstanding under plans predating the 1993 LTIP were given the opportunity to exchange those options for replacement nonqualified options covering half as many shares with a reduced exercise price. As a result of the offer, holders of options for 1,674,388 shares returned their options for cancellation, and options for 837,213 were granted in exchange.

- -----------------------------------------------------------------------------------------------------------------------------------
                                    Option Price                                      Available
STOCK OPTIONS                          Per Share     Outstanding        Exercisable   for Grant
- -----------------------------------------------------------------------------------------------------------------------------------
At December 31, 1990                $ 8.25-$52.81     2,404,409          1,112,784    1,376,533
- -----------------------------------------------------------------------------------------------------------------------------------
Exchanged, net                        9.00- 37.56      (837,175)          (778,324)    (837,213)
Granted                               8.37- 12.50     1,039,050                      (1,039,050)
Became exercisable                    8.25- 36.94                          687,749
Exercised                                                    --                 --
Canceled                              8.49- 39.94      (377,755)          (240,668)   1,048,361
Expired                              30.97- 39.94       (18,075)           (18,075)
Awards of restricted stock
   under the 1990 Plan                                                                   (5,000)
- -----------------------------------------------------------------------------------------------------------------------------------
At December 31, 1991                $ 8.25-$52.81     2,210,454            763,466      543,631
- -----------------------------------------------------------------------------------------------------------------------------------
Spin-off adjustment                   7.09- 40.24       309,067            104,904           --
Granted                               8.75- 15.88     1,002,272                      (1,002,272)
Became exercisable                    7.09- 18.57                          729,377
Exercised                             7.52- 12.38      (277,750)          (277,750)
Canceled                              8.38- 52.81      (462,264)          (370,625)     462,043
Expired                              26.00- 30.81        (4,320)            (4,320)
Awards of restricted stock
   under the 1990 Plan                                                                       --
- -----------------------------------------------------------------------------------------------------------------------------------
At December 31, 1992                $ 7.09-$40.24     2,777,459            945,052        3,402
- -----------------------------------------------------------------------------------------------------------------------------------
AUTHORIZED                                                                            3,157,000
GRANTED                              14.25- 19.13     1,069,965                      (1,069,965)
BECAME EXERCISABLE                    7.09- 15.96                          401,174
EXERCISED                             7.30- 16.27      (252,851)          (252,851)
CANCELED                              7.52- 14.75       (40,557)               (93)      40,557
EXPIRED                               7.30- 32.29           467                467
AWARDS OF RESTRICTED STOCK
   UNDER THE 1993 PLAN                                                                 (119,000)
- -----------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1993                $ 7.09-$40.24     3,554,483          1,093,749    2,011,994
AVERAGE OPTION PRICE                $13.49
- -----------------------------------------------------------------------------------------------------------------------------------

K. FINANCING ARRANGEMENTS

In December 1993, the Company redeemed at 102.55% of principal amount its 8-1/2% Debentures resulting in a cash expenditure of $168.1 and an extraordinary loss from early retirement of debt of $8.4, including $3.8 of unamortized debt issuance costs. Other debt activity in 1993 primarily involved prepayment of $4.4 on a mortgage on the headquarters of the Company's Canadian subsidiary and utilization of credit lines maintained by the Company's U.K. subsidiary with a balance at year-end of $8.6, which is secured by a lien on the subsidiary's assets carried at $37.4.

The primary changes in debt during 1992 included the payment of $7.4 of secured notes of a windpower partnership, the establishment of a $6.7 mortgage obligation on a new facility in Canada, the addition of $15.5 of revolving and medium-term debt through the acquisition of a U.K. subsidiary, and the payment of $6.9 of such revolving debt before the end of 1992.

The primary changes in debt during 1991 included open market purchases and the defeasance in March of the 12-3/4% Senior Notes due June 15, 1991, resulting in a cash expenditure of $144.9 and an extraordinary loss of $2.8; open market purchases of $9.0 of 8-1/2% Debentures for an extraordinary gain of $1.6; and the assumption of $7.4 of secured notes of a windpower partnership.

Effective June 30, 1993, Ceridian entered into an agreement (the "Credit Agreement") with five commercial banks to establish a new revolving credit facility for its U.S. operations to replace the previous credit facility. The Credit Agreement provides for credit availability equal to the lesser of $35.0 or 80% of the amount of Ceridian's eligible accounts receivable until May 31, 1994, all of which may be used to obtain revolving loans and up to $25.0 of which may be used for standby letters of credit. Letters of credit may not have a final expiration date later than May 31, 1995. The new facility is secured by Ceridian's domestic trade accounts receivable, and obligations under the facility are guaranteed by Arbitron. At December 31, 1993, there were $13.2 in letters of credit and no revolving loans outstanding under the facility.

Under the Credit Agreement, the Company must maintain a minimum consolidated net worth which is subject to increase based on net earnings after December 31, 1992, and certain equity contributions after the same date. An amendment to this covenant sufficient to accommodate the $57.0 fourth quarter 1993 Arbitron restructuring charge was obtained. At December 31, 1993, the required minimum consolidated net worth was $83.7, and the Company was in compliance with this covenant by $33.7. The Company is also required to achieve $45.0 of operating earnings (defined so as to exclude restructuring and extraordinary losses and gains) on a rolling four quarter basis, and was in compliance with this covenant at December 31, 1993, by $12.1. The Company is also subject to a number of additional covenants in the Credit Agreement, including those limiting debt, liens, contingent obligations, dividends, repurchases of securities, operating leases, investments, acquisitions and divestitures. In addition, the Credit Agreement provides that the beneficial ownership by a person or group of 30% or more of the voting power of the Company for 30 days or more constitutes an event of default. The Company continues to be in compliance with all covenants under the Credit Agreement.

Letter of credit fees are generally equal to 0.625% per annum of the amount of each letter of credit, unless the letter of credit involves a payment guarantee, in which case the rate is 1.35% per annum. The commitment fee on the unused portion of the facility is 0.375% per annum. Borrowings under the Credit Agreement are available at Bank of America's reference rate plus .25% per annum.

- ------------------------------------------------------------------------------------------
                                                                December 31,
                                                              ----------------------------
DEBT OBLIGATIONS                                                  1993            1992
- ------------------------------------------------------------------------------------------
Short-term debt                                                 $ 1.6           $  --
Convertible Subordinated Debentures, 8-1/2%, Due 2011             --             163.5
Mortgages payable                                                10.1             15.1
Other long-term debt obligations                                  7.7              9.0
                                                              ----------------------------
Total debt obligations                                           19.4            187.6
Less short-term debt and current portions of long-term debt       3.1              0.9
                                                              ----------------------------
Long-term obligations, less current portions                    $16.3           $186.7
                                                              ----------------------------
                                                              ----------------------------
- ------------------------------------------------------------------------------------------

AGGREGATE AMOUNTS OF MATURITIES AT DECEMBER 31, 1993
- ------------------------------------------------------------------------------------------
                       1994     1995    1996    1997    1998    Thereafter     Total
- ------------------------------------------------------------------------------------------
Mortgages payable      $0.1     $0.2    $0.2    $0.2    $6.1    $3.3           $10.1
Other                   3.0      0.9     0.8     4.6      --      --             9.3
                       ------------------------------------------------------------------
Total                  $3.1     $1.1    $1.0    $4.8    $6.1    $3.3           $19.4
                       ------------------------------------------------------------------
                       ------------------------------------------------------------------
- -----------------------------------------------------------------------------------------

L. INVESTMENTS AND ADVANCES

In October 1993, the Company purchased Systems Tax Service, Inc. ("STS"), a California-based payroll tax filing processor, for 1,005,908 shares of Ceridian common stock. After consideration of restrictions on resale of the shares and other direct acquisition costs, the transaction was valued at $18.8 and resulted in the recording of assets of $6.6, liabilities of $8.9 and goodwill of $21.1 to be amortized over a 15-year period.

In June 1993, the Company sold a 90% interest in its Barrios Technology, Inc. subsidiary ("Barrios") to the management of that business and received a $5.2 promissory note, payable monthly for 96 months with interest at 8%. There was no material gain or loss from the sale and goodwill of $3.5 was eliminated.

Effective January 1, 1992, Ceridian contributed capital assets and deferred assets of Arbitron to the CMR joint venture formed with VNU Business Information Services, Inc. in return for $32.5 in cash and a half interest in the venture valued at $9.8. As a result of this transaction, the Company recognized a restructure gain of $7.6, representing the excess of the cash received over the carrying amount of the assets contributed to the venture.

During third quarter 1992, the Company received a prepayment of $37.9 on its 12% note receivable, due October 1, 1995, from Seagate Technology, Inc. ("Seagate") and agreed to reduce the interest rate on the remaining balance of $10.0 to 7.7%. The Company also received a prepayment of the $6.0 remaining balance on a 12% long-term note receivable from Information Resources, Inc.

At the end of third quarter 1992, Ceridian purchased the remaining 56 percent equity interest in an affiliated U.K. company, Computing Devices Company Limited, for $10.8, of which $5.4 was recorded as goodwill to be amortized over a 20-year period. The investment in Computing Devices Company Limited, previously reported on an equity basis, was eliminated, and this subsidiary is fully consolidated into the Company's financial statements for all periods after the acquisition date.

In December 1992, Ceridian purchased the software applications division of Revelation Technologies, Inc. and an 8% interest in Revelation Technologies, Inc., carried at $1.0, for a cash payment of $6.9. Goodwill of $5.1 is being amortized over a 15-year period.

During first quarter 1991, the Company sold its remaining common shares of Seagate for cash proceeds of $143.1 and recorded a restructure gain of $42.8. During fourth quarter 1991, Ceridian acquired Minidata Services, Inc., Hazelden Employee Assistance Services, and Barrios for an aggregate purchase price of $11.5, of which $4.1 was paid in January 1992. These acquisitions did not have a material effect on the Company's results of operations in 1991.

- --------------------------------------------------------------------------------------------------
                                                      December 31,
                                                  ------------------------------------------------
INVESTMENTS AND ADVANCES                             1993                 1992            1991
- --------------------------------------------------------------------------------------------------
Beginning balance                                  $ 30.3               $ 57.3          $ 65.6
Formation of the CMR joint venture                                         9.8
Partial payment of note from Seagate                                     (37.9)
Adjustment for consolidation of
  Computing Devices Company Limited                                       (4.3)
Seagate note adjustment                                                                   (1.8)
Share of CMR joint venture earnings (loss)            1.2                  3.8
Equity in earnings (loss) of affiliates                                   (0.6)           (1.7)
Other activity, net                                  (3.3)                 2.2            (4.8)
                                                  ------------------------------------------------
Ending balance                                     $ 28.2               $ 30.3          $ 57.3
                                                  ------------------------------------------------
                                                  ------------------------------------------------
- --------------------------------------------------------------------------------------------------

[FN]
At December 31, 1993, the Company's investment in the CMR joint venture was accounted for by the equity method and all others were accounted for by the cost method.

M. LEASING ARRANGEMENTS AS LESSEE

Ceridian conducts a substantial portion of its operations in leased facilities. Most such leases contain renewal options and require payments for taxes, insurance, and maintenance. Although in most cases management expects that leases will be renewed or replaced by other leases in the normal course of business, downsizing activities in recent years have resulted in a diminished need for such renewals and replacements, and increased subletting of leased facilities.

Virtually all these leasing arrangements for equipment and facilities are operating leases and are not included in the consolidated balance sheets. The rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include obligations which have been recorded as liabilities in the consolidated balance sheet as the result of restructuring actions.

The amounts of rental expense and sublease income for each of the three years ended December 31, 1993 appear in the following table:

- ----------------------------------------------------------------
RENTAL EXPENSE          1993            1992            1991
- ----------------------------------------------------------------
Rental expense          $41.2           $49.3           $57.7
Sublease rental
  income                 (2.4)           (4.0)           (4.5)
                        ----------------------------------------
Net rental
  expense               $38.8           $45.3           $53.2
                        ----------------------------------------
                        ----------------------------------------
- ----------------------------------------------------------------

[FN]

Minimum noncancelable lease payments and related sublease income, on operating leases existing at December 31, 1993 which have an initial term of more than one year, are described in the following table:

- ----------------------------------------------------------------
MINIMUM FUTURE LEASE PAYMENTS
- ----------------------------------------------------------------
                          Sublease
                  Lease     Rental
               Payments     Income   Net
- ----------------------------------------------------------------
1994           $37.1      $ 2.9      $34.2
1995            30.7        2.4       28.3
1996            23.0        2.1       20.9
1997            16.3        2.1       14.2
1998            12.6        2.1       10.5
Thereafter      21.1       11.6        9.5
- ----------------------------------------------------------------

N. COMMITMENTS AND CONTINGENCIES

Largely as a result of divestitures and the formation of certain cooperative ventures in recent years, the Company has agreed to incur or retain a variety of contingent liabilities. Most significantly, in connection with the spin-off of Control Data Systems, Ceridian agreed to indemnify the U.S. Pension Benefit Guaranty Corporation ("PBGC") if the Control Data Systems defined benefit pension plan is terminated in a distress termination and the PBGC is unable to recover the full amount of any unfunded benefit liabilities. The maximum amount of this contingent liability, included in the total below, is $16.0, which will decrease by $4.0 each July 31 beginning in 1996.

At December 31, 1993, Ceridian holds intermediate-term interest rate swap agreements with two financial institutions for an aggregate notional amount of $150.0. The purpose of these agreements is to effectively convert a portion of the interest which the Company earns from deposits held by Employer Services on behalf of payroll tax filing customers from a floating to a fixed rate basis. In connection with these agreements, the Company has pledged its cash in the amount of $1.3 at December 31, 1993. The Company considers the risk of accounting loss through non-performance under these agreements to be negligible.

The Company monitors all such contingent liabilities and has established restructure or other reserves for those which it believes are probable of payment. Of the remaining contingent obligations, the Company believes that there is a reasonable possibility that it may be exposed to additional estimated losses totalling $29.4 as of December 31, 1993, if third parties fail to meet certain performance requirements. The Company does not anticipate such nonperformance.

O. LEGAL MATTERS

AGE DISCRIMINATION LITIGATION. Certain former employees, purporting to act on behalf of a class of all individuals who were employed by the Company and subsequently terminated when they were over the age of 40, have sued the Company in U.S. District Court in Minnesota alleging violations of the Age Discrimination in Employment Act. An earlier administrative proceeding before the Equal Employment Opportunity Commission which involved some of the named plaintiffs was dismissed in October 1988. With the court's permission, plaintiffs sent a notice to all individuals falling within the alleged class inviting them to join as additional plaintiffs. Approximately 1,100 recipients of the notice indicated a desire to do so. In addition, certain of the plaintiffs in this action, along with other individuals, filed two parallel age discrimination class action lawsuits in state court in Minnesota, which have been stayed pending resolution of the federal court action.

In December 1992, the federal district court denied plaintiffs' motion for certification of the class of former employees requested by plaintiffs. The court did, however, order that putative class members would be allowed to file individual age discrimination claims against the Company. In response, eight complaints covering 419 of the putative class members were filed against the Company in early 1993. Later that year the Company made individual settlement offers to these plaintiffs, 92 of whom accepted offers in an aggregate amount which was not material.

Meetings by the parties with a special master appointed by the court have led to the establishment of a 'test case' process whereby a series of three six-week test trials, each involving twelve randomly selected plaintiffs, will begin in the summer of 1994. Such trials will be determinative as to issues of liability, but not damage amounts, if any, with respect to the plaintiffs involved, and may provide the parties with further information as to resolution of all remaining cases. The Company has agreed to the test case process, and may explore other opportunities to settle the claims of some or all of the approximately 320 remaining plaintiffs, principally because of the costs to the Company of defending these actions. Should the test trials fail to lead to a settlement of all claims, however, discovery would conclude in December 1996 and further trials would be expected to begin in the spring of 1997.

SEAGATE SECURITIES LITIGATION. The Company and Lawrence Perlman, its chairman, president and CEO, have been named as co-defendants in a lawsuit filed in U.S. District Court for the Northern District of California against Seagate Technology, Inc., eight of its present or former officers, and three investment banking firms. The plaintiffs purport to act on behalf of a class consisting of all purchasers of the common stock of Seagate during the period October 11, 1990 through June 26, 1991 (the "Class Period"). During the Class Period, the Company sold 10.7 million shares of Seagate common stock in a registered public offering. The plaintiffs allege that during the Class Period, the defendants acted in concert with and conspired with one another to issue false and misleading public statements regarding Seagate's earings, products and future business prospects which operated to artificially inflate the price of Seagate common stock during the Class Period and to permit the Company and certain Seagate present and former officers to profit from stock sales during the Class Period. The plaintiffs allege that such conduct violated federal securities laws and also allege "controlling person" liability under those laws against, among others, the Company and Mr. Perlman. The Company has notified Seagate that this matter and any costs or expenses the Company may incur in connection therewith are subject to an indemnification obligation undertaken by Seagate at the time Seagate issued the 10.7 million shares of stock to the Company as partial payment for Seagate's purchase of the Company's Imprimis subsidiary.

OTHER MATTERS. The Company is also involved in a number of other judicial and administrative proceedings considered normal in the nature of its current and past operations, including employment-related disputes, contract disputes, tort claims and environmental matters. It is anticipated that final disposition of some of these proceedings may not occur for several years.

In the opinion of management, the final disposition of all current judicial and administrative proceedings will not, considering the merits of the claims and available insurance, indemnification arrangements and reserves, have a material adverse effect on the Company's financial position or results of operations.

SUPPLEMENTARY QUARTERLY DATA (UNAUDITED)

- -----------------------------------------------------------------------------------------------------------------------------------
                              1993                                1992
                                ---------------------------------------------------------------------------------------------------
                                     4th         3rd         2nd         1st      4th            3rd         2nd         1st
                                 Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter
- -----------------------------------------------------------------------------------------------------------------------------------
Revenue                           $226.9      $208.9     $225.9      $224.4      $225.2      $203.2      $195.7      $206.2
Cost of revenue                    155.1       138.7      159.9       152.3       158.9       142.2       136.0       138.0
- -----------------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                        71.8        70.2       66.0        72.1        66.3        61.0        59.7        68.2
Selling, general and
 administrative                     47.9        44.4       42.8        43.0        43.4        42.7        37.3        41.1
Technical expense                   11.4        12.6       12.4        12.2        12.0        10.8        12.1        12.0
Other expense (income)              (2.3)       (0.6)      (0.6)        --         (1.0)       (1.0)       (1.7)       (3.2)
Restructure loss (gain) (1)         67.0         --         --          --          --          --         81.4        (5.2)
- -----------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INTEREST
  AND TAXES                        (52.2)       13.8       11.4        16.9        11.9         8.5       (69.4)       23.5
Interest income                      2.6         2.0        2.1         1.6         3.4         4.9         5.3         4.2
Interest expense                    (4.2)       (4.1)      (4.1)       (4.0)       (4.4)       (3.8)       (4.1)       (4.0)
- -----------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME
 TAXES                             (53.8)       11.7        9.4        14.5        10.9         9.6       (68.2)       23.7
Income tax provision                 0.2         1.0        1.0         1.6         0.3         0.3         1.7         2.8
EARNINGS (LOSS) FROM
  CONTINUING OPERATIONS            (54.0)       10.7        8.4        12.9        10.6         9.3       (69.9)       20.9
Discontinued operations (2)          --          --         --          --          --          --        308.4        13.2
Extraordinary loss (3)               8.4         --         --          --          --          --          --          --
Cumulative effect (FAS 106) (4)      --          --         --          --          --          --          --         41.8
- -----------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)               $(62.4)     $ 10.7     $  8.4      $ 12.9     $  10.6      $  9.3     $(378.3)    $ (34.1)
                                 --------------------------------------------------------------------------------------------------
                                 --------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE:
  CONTINUING OPERATIONS           $(1.24)     $ 0.25     $ 0.20      $ 0.30     $  0.25      $ 0.22     $ (1.65)    $  0.49
  Discontinued operations            --          --         --          --          --          --        (7.25)      (0.31)
  Extraordinary loss               (0.19)        --         --          --          --          --          --          --
  Cumulative effect (FAS 106)        --          --         --          --          --          --          --        (0.98)
                                  -------------------------------------------------------------------------------------------------
  NET EARNINGS (LOSS)             $(1.43)     $ 0.25     $ 0.20      $ 0.30     $  0.25      $ 0.22     $ (8.90)    $ (0.80)
                                 --------------------------------------------------------------------------------------------------
                                 --------------------------------------------------------------------------------------------------
Average common shares
  outstanding (in thousands)      43,844      42,957     42,883      42,833     42,763       42,677     42,548      42,534
- -----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK-PER SHARE
Market price ranges (5)(6)
  High                            19-7/8      18-1/2      16-1/8     16-1/8      17-1/4      16          14-1/8      12-3/4
  Low                             17-1/2      14-3/8      13         14-3/8      13-3/4      13-1/8      11           9-1/8
- -----------------------------------------------------------------------------------------------------------------------------------

[FN]
No cash dividends have been declared on common stock during the past two years.

(1) For details on fourth quarter 1993 and second quarter 1992 restructure losses, see note B, "Restructure Loss (Gain)."

(2) For details on second quarter 1992 loss from discontinued operations, see "Discontinued Operations" in note A, 'Accounting Policies.'

(3) For details on the early retirement of 8 1/2% Debentures, see note K, "Financing Arrangements."

(4) For details on the cumulative effect of accounting change (FAS 106) in first quarter 1992, see note I, "Retirement Plans."

(5) Source: New York Stock Exchange-Composite Transactions.

(6) Market price ranges of Ceridian common stock have not been adjusted for any effect of the distribution of the stock of Control Data Systems as a dividend, effective July 31, 1992.