Form 10-K, Exhibit 13
period 1994-12-31
CERIDIAN CORP
filed 1995-03-22
CIK 109758

     SELECTED FIVE-YEAR DATA (Dollars in millions, except per share data)
                                                                   1994      1993       1992      1991        1990
   Revenue                                                      $ 916.3   $ 886.1    $ 830.3   $ 763.0   $   936.2
   Earnings (Loss) from continuing operations (1)               $  78.6   $ (22.0)   $ (29.1)  $  66.1   $    45.3
   Loss from discontinued operations (2)                            -        -       (321.6)    (74.7)      (42.6)
   Extraordinary loss (3)                                           -        (8.4)       -        (1.2)        -
   Cumulative effect of accounting change (FAS 106) (4)             -         -        (41.8)      -           -
   Net Earnings (Loss)                                          $  78.6   $ (30.4)   $(392.5)  $  (9.8)  $    2.7
   Net Earnings (Loss) Applicable to Common Stockholders (5)    $  65.6   $ (30.7)   $(392.8)  $ (10.3)  $    2.2
   Primary Earnings Per Common Share
     Continuing operations                                      $  1.43   $ (0.52)   $ (0.69)  $  1.54   $   1.05
     Net earnings (loss)                                        $  1.43   $ (0.71)   $ (9.22)  $ (0.24)  $   0.05
   Shares used in calculation (in thousands)                     45,865    43,131     42,617    42,526     42,517
   Fully Diluted Earnings Per Common Share (6)
     Net earnings                                               $  1.40
   Shares used in calculation (in thousands)                     56,249
   Balance Sheet Data
   Total assets                                                 $ 690.3   $ 615.7    $ 551.6   $ 974.7   $1,179.0
   Debt obligations                                             $  18.7   $  19.4    $ 187.6   $ 184.1   $  337.9
   Stockholders' equity (deficit) (7)                           $ 186.5   $ 111.3    $(100.9)  $ 446.2   $  448.4
   Stockholders' Equity (Deficit) Per Common Share              $ (1.09)  $ (2.82)   $ (2.36)  $ 10.24   $  10.29
   Common shares outstanding at end of year (in thousands)       45,402    44,182     42,804    42,530     42,530
   Number of Employees at End of Year (8)                         7,500     7,600      8,800     9,600     10,500

   (1) Includes restructuring loss (gain) of $67.0 in 1993, $76.2 in 1992, $(16.2) in 1991 and $1.5 in 1990 as described in Note B to the consolidated financial statements.
   (2) For additional information, see Note B to the consolidated financial statements.
   (3) The 1993 extraordinary loss relates to the early retirement of 8 1/2% Convertible Subordinated Debentures as described in Note K to the consolidated financial statements.
   (4) The Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in 1992 as described in Note I to the consolidated financial statements.
   (5) As reduced by preferred stock dividends before calculation of primary earnings (loss) per share.
   (6) Fully diluted would not differ from primary earnings (loss) per share in years prior to 1994.
   (7) The Company has not declared a cash dividend on common stock since 1985. For information regarding the sale in 1993 of preferred stock with a redemption value of $236.0, see Note E to the consolidated financial statements.
   (8) Includes full-time and part-time personnel for continuing operations.

  REPORT OF MANAGEMENT AND INDEPENDENT AUDITORS' REPORT
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  RESULTS OF OPERATIONS AND FINANCIAL CONDITION



  Results of Operations

       The following table sets forth revenue for the last three years for the Company, its two industry segments, and the businesses that comprise those segments. Additional financial information regarding the Company's industry segments is contained in Note G, Segment Data, to the consolidated financial statements.

                                            Years Ended December 31,
                                           1994       1993       1992
  (Dollars in millions)

  Information Services Segment
    Arbitron                             $121.3     $172.2     $178.3
    Ceridian Employer Services            303.3      232.6      209.9
    Other Services(1)                       5.4       20.0       20.5
       Total Information Services         430.0      424.8      408.7

  Defense Electronics Segment
    Computing Devices International(2)    486.3      461.3      412.4

  Other(3)                                  --          --        9.2

            Total Revenue                $916.3     $886.1     $830.3
  __________________

[FN]
  (1) Consists of revenue from TeleMoney Services and the Company's related network and computer center operations (collectively, "TeleMoney"), which were sold in May 1994.
  (2) Responsibility for the Company's Business Information Services operation ("BIS") was transferred to Computing Devices effective January 1, 1994. BIS' results for the period 1992-1994 are included in Computing Devices' results.
  (3) Consists of revenue from the Benefits Services division of Employer Services, which was sold during 1992.

       The following table sets forth the percentage of total revenue by industry segment, the gross profit of each industry segment as a percentage of that segment's revenue, and certain items in the consolidated statements of operations as a percentage of total revenue, for the periods indicated.

                                              Years Ended December 31,
                                          1994          1993         1992
  Revenue:
    Information Services                  46.9%         47.9%        49.2%
    Defense Electronics                   53.1%         52.1%        49.7%
    Other                                  --            --           1.1%
            Total revenue                100.0%        100.0%       100.0%

  Gross profit:
    Information Services                  54.2%         45.9%        43.2%
    Defense Electronics                   19.5%         18.4%        18.7%
    Other                                  --            --          18.2%
    Total gross profit                    35.8%         31.6%        30.7%

  Operating expenses
    Selling, general & administrative     22.4%         20.1%        19.8%
    Technical                              5.4%          5.5%         5.6%
    Other expense (income)                (0.3%)        (0.4%)       (0.8%)
    Restructure loss                       --            7.6%         9.2%
            Total operating expenses      27.5%         32.8%        33.8%

  Earnings (loss) before interest & taxes  8.3%         (1.1%)       (3.1%)

  Interest income (expense)                1.0%         (0.9%)        0.2%

  Earnings (loss) before income taxes      9.3%         (2.1%)       (2.9%)

  Income tax provision                     0.7%          0.4%         0.6%

  Earnings (loss) from continuing
    operations                             8.6%         (2.5%)       (3.5%)


  Restructuring and Discontinued Operations

       The Company's results since the mid-1980s have been significantly affected by the performance and the subsequent sale, spin-off or closing of a large number of businesses. These restructuring actions were taken to remove from the Company businesses that were poor performers, that required greater investment than the Company was willing or able to commit, or that did not fit the Company's strategic focus on businesses that generate recurring revenue from long-term customer relationships. Three significant businesses which Ceridian has disposed of are shown as discontinued operations in Ceridian's consolidated financial statements. These businesses are the Computer Products business, which was separately incorporated as Control Data Systems, Inc. ("Control Data Systems") and whose stock was then distributed to Ceridian's stockholders as of July 31, 1992; the Automated Wagering division, which was sold in June 1992; and the Empros division, which Ceridian sold in March 1993. A larger number of businesses and operations disposed of did not meet the criteria for treatment as discontinued operations. Included among the latter dispositions are Imprimis Technology Incorporated ("Imprimis")
  (sold in 1989), ETA Systems Incorporated (closed in 1989), VTC Incorporated ("VTC") (disposed of in 1989), Micrognosis, Inc.
  (sold in 1990), Arbitron's syndicated television ratings service (discontinued at the end of 1993) and TeleMoney (sold in 1994). The results of the businesses and operations which did not meet the criteria for treatment as discontinued operations, including restructure charges and gains associated with their disposition, are included in Ceridian's results from continuing operations and significantly affect the years 1989 through 1993.

       The cumulative effect of the actions outlined in the preceding paragraph has been to reduce the Company's revenue from $3.6 billion in 1988 to a low of $830.3 million in 1992, to reduce the number of employees from 33,500 at the end of 1988 to 7,500 at the end of 1994, and to reduce the aggregate floor space of facilities owned or leased by the Company from 15.1 million square feet at the end of 1988 to 4.3 million square feet by the end of 1994, 1.6 million square feet of which is either sublet or vacant. The reductions in facilities have been effected in large measure by assignments of leases and by subleases, often at significant cost to the Company. Such fundamental changes in the Company have been accompanied by large restructuring charges. At December 31, 1991, the Company reported accrued restructure liabilities of $118.1 million, principally involving obligations relating to the disposition of VTC, the sale of Imprimis (including under an indemnification provided to the purchaser for certain environmental liabilities), the Company's investments in wind energy ventures and Business and Technology Centers, and excess facilities. The following table summarizes the major components of restructuring reserves established and utilized during the three year period ended December 31, 1994, as well as the balance of such reserves at that date.

  Restructure and Discontinued                           Employer    Computing
  Operations Reserves (1)           Arbitron Arbitron     Services    Devices
  (Dollars in millions)                 TV    ScanAm   Consolidation Severance  Other   Total

  Reserve Balance 12/31/91          $   -     $  -       $    -        $ 5.1   $113.0   $118.1
  1992 Restructure Loss (2)                      29.9       8.8          1.1     44.0     83.8
  Cash Payments                                  (0.8)     (1.7)        (5.2)   (79.2)   (86.9)
  Asset Write-Off                               (28.5)     (1.1)                 (2.4)   (32.0)
  Discontinued Operations (3)                                                    71.6     71.6
  Adoption of FAS 106 (4)                                                       (14.0)   (14.0)
  Other Non-cash Items                                                   0.1               0.1
  Reserve Balance 12/31/92              -         0.6       6.0          1.1    133.0    140.7
  1993 Restructure Loss (2)            57.0                18.9          5.5      0.3     81.7
  Cash Payments                        (4.1)     (0.6)     (4.0)        (6.1)   (44.9)   (59.7)
  Asset Write-Off                     (26.8)                                    (15.0)   (41.8)
  Adoption of FAS 112 (4)                                                       (12.0)   (12.0)
  Other Non-cash Items                                                           (0.9)    (0.9)
  Reserve Balance 12/31/93             26.1       -        20.9          0.5     60.5    108.0
  1994 Restructure Loss (2)                                                      15.0     15.0
  Sale of TeleMoney (5)                                                          14.1     14.1
  Cash Payments                       (17.4)               (8.5)        (0.5)   (27.3)   (53.7)
  Other Non-cash Items                  2.4                                       2.5      4.9
  Reserve Balance 12/31/94          $  11.1    $  -      $ 12.4        $  -    $ 64.8   $ 88.3


  (1) For additional information, see Note B to the consolidated financial statements.
  (2) Does not include restructure gains of $7.6 in 1992, $14.7 in 1993 and $15.0 in 1994.
  (3) Represents obligations related to the disposition of discontinued operations.
  (4) Represents the reclassification to other liabilities of FAS 106 and FAS 112 obligations as described in Notes A and I to the consolidated financial statements.
  (5) Represents obligations undertaken in connection with the sale of TeleMoney.

       The Company's net restructuring loss of $76.2 million in 1992 included a $30.9 million net restructure loss for Information Services, $1.1 million in severance costs for Computing Devices and $44.2 million in charges not attributable to either business segment. Information Services' net restructuring loss for 1992 was primarily composed of $29.9 million (primarily asset write-offs) related to the discontinuance of Arbitron's ScanAmerica service, which electronically measured and correlated household television viewing and product purchases through the use of people meters and product scanning wands, $8.8 million of charges in Employer Services that principally involved severance and surplus facilities costs related to the closing of its administrative offices in Greenwich, Connecticut and a corresponding consolidation of operations, and a gain of $7.6 million associated with the formation of the Competitive Media Reporting ("CMR") joint venture involving
  Arbitron and VNU Business Information Services, Inc. ("VNU"). The Company estimates that from 1992 to 1993, the ScanAmerica discontinuance reduced costs of services (primarily decreased amortization and depreciation) and technical expense for Arbitron by a total of about $6.7 million. Although the 1992 restructuring actions in Employer Services resulted in the elimination of about $4.1 million of annual employment and facilities costs, the Company estimates that a majority of the savings were offset by costs associated with increasing the level of automation and administrative staff in other locations. The restructure loss not attributable to either industry segment included $20.9 million of facilities, litigation and other costs related to past restructuring actions, $7.4 million primarily consisting of severance and related costs involving approximately 100 headquarters employees, a $12.0 million provision for postemployment welfare benefits provided to employees of businesses sold or discontinued, and a $3.7 million loss from the sale of the Benefits Services division. The latter charges have not materially benefited the Company's subsequent results of operations.

       The Company's 1993 net restructuring loss of $67.0 million included $75.9 million in restructuring charges for Information Services, $5.5 million in charges for Computing Devices, and a net restructure gain of $14.4 million not attributable to either industry segment. Information Services' charges included $57.0 million resulting from the October 1993 decision to discontinue Arbitron's syndicated television and cable ratings service. The principal components of this charge involved the write-off of metering and other assets, severance and other costs related to the termination of approximately 700 employees, and lease and other obligations related to facilities and equipment. The Company estimates that the discontinuance of the television ratings service benefited the Company's 1994 results by about $6 million. Information Services' 1993 restructuring charges also included $18.9 million of charges recorded by Employer Services. Of this amount, $11.7 million relates to actions to discontinue payroll data processing in Employer Services' district offices in conjunction with a program to consolidate such processing in centralized processing facilities, $4.8 million relates to actions to discontinue most telephonic customer support in district offices in conjunction with a program to consolidate such support activities into a single national center, and the $2.4 million balance primarily involves severance costs to downsize Employer Services' headquarters operations. The principal components of the Employer Services charges include severance and other costs related to the termination of about 330 employees, incremental costs to provide duplicate processing of payrolls and telephonic customer support during periods of customer transition, and lease and other obligations related to facilities and equipment. The centralization of customer service operations is expected to improve responsiveness to customer inquiries while also increasing operational efficiencies once the transition is completed in early 1995. Benefits from the consolidation of payroll data processing are expected to be realized beginning in 1996, as discussed below under "1994 Compared with 1993 - Gross Margin."

  The restructuring charges recorded by Computing Devices in the fourth quarter 1993 involved actions taken to reduce employment levels by 205 employees in its U.S. and U.K. operations, generally in connection with programs that were completed or which were terminated, deferred or scaled back by the applicable government agency. Although these actions resulted in the elimination of approximately $8 million of annual employment expense, they were not expected to appreciably improve profitability, but rather were undertaken to enable Computing Devices to maintain competitive cost and expense levels. Because pricing of government contracts is typically predicated on a concept of "allowable" costs, actions to reduce costs tend to improve profitablility only on fixed price contracts currently in place. Cost reductions typically do not affect the profitability of cost reimburseable contracts, since reduced costs of contract performance result in reduced contract revenue, nor do they necessarily improve the profitablity of future fixed price contracts, since those must be bid reflecting a lower cost structure.

       The 1993 net restructuring gain not attributable to either industry segment consisted of a $0.3 million adjustment to prior year reserves and a gain of $14.7 million resulting from the Company's October 1993 receipt of a $35.5 million refund of taxes and related interest from the Internal Revenue Service. The refund related to restructure losses recorded by the Company during the 1980s.

       The restructuring activity in 1994 consisted of a net gain of $7.8 million from the sale of TeleMoney, a gain of $7.2 million from the final settlement of a tax sharing agreement relating to the Company's 1986 sale of Commercial Credit Company, and a $15.0 million charge for costs related to age discrimination litigation arising out of restructuring actions taken by the Company in past years.

       The following table summarizes the cash payments made during the three year period ended December 31, 1994 with respect to restructuring reserves, as well as the Company's estimate of remaining restructuring reserves expected to require cash outlays during 1995.

  Restructure Cash Payments
                                               Actual          Expected
                                        1992    1993    1994     1995

  Severance and Related Costs         $ 11.4  $ 17.0  $ 14.7   $  3.8
  Equipment Lease Termination           12.8     4.0     4.9      1.7
  Vacant Space                          30.8    23.4    16.8      7.8
  Costs to Dispose of Businesses        25.3     5.1     6.6      0.5
  Legal Costs                            3.2     4.3     4.3      0.6
  Environmental Costs                    0.7     1.1     1.2      0.7
  Duplicate Processing/Support           -       -       3.2      3.7
  Other                                  2.7     4.8     2.0      -
  Total                               $ 86.9  $ 59.7  $ 53.7   $ 18.8


       Of the $69.5 million of restructuring reserves expected to require cash outlays after 1995, the largest portions relate to obligations with respect to vacant space (generally payable during 1996-1999), the obligation to indemnify the purchaser of Imprimis against certain environmental remediation costs related thereto (expected to be payable over ten years or more), and defense or settlement costs related to age discrimination litigation involving the Company (see Note O, Legal Matters, to the consolidated financial statements).

  1994 Compared with 1993

       For the year ended December 31, 1994, the Company reported net earnings applicable to common stockholders (after preferred stock dividends of $13.0 million) of $65.6 million, or $1.40 per fully diluted share of common stock, on revenue of $916.3 million, compared to a net loss applicable to common stockholders in 1993 of $30.7 million, or $.71 per common share, on revenue of $886.1 million. Included in the 1993 results is an $8.4 million extraordinary loss resulting from the redemption of the Company's 8 1/2% Convertible Subordinated Debentures Due June 15, 2011 (the "8 1/2% Debentures") and a net restructuring loss of $67.0 million.


       Revenue. The small increase in Information Services' revenue from 1993 to 1994 was a function of 30.4% revenue growth in Employer Services being largely offset by decreased revenue from Arbitron and the sale of TeleMoney business in April 1994. Somewhat more than half of Employer Services' revenue growth was attributable to acquisitions, most significantly the October 1993 acquisition of the Systems Tax Service ("STS") tax filing business and the June 1994 acquisition of Tesseract Corporation ("Tesseract"), which designs, develops and supports integrated payroll, human resource management and benefits administration software systems. Apart from acquisitions, Employer Services' revenue increased about 14% from 1993 to 1994, primarily reflecting increased payroll processing revenue, due largely to new customer installations and an increased year-end 1993 retention rate for existing customers, and increased revenue from payroll tax filing fees and investment income, due largely to a higher percentage of Employer Services' payroll processing customers also utilizing its tax filing service. The investment income component of the revenue increase reflects average balances of payroll tax filing deposits in 1994 that were approximately 25% greater than Employer Services' and STS' combined balances in 1993, and an average yield on investments that was 4.23% compared to 4.00% in 1993. Employer Services' revenue and profitability tend to be the greatest in the first and fourth quarters of each year because of customers' year-end reporting requirements and greater tax filing deposit balances in the first quarter.

       Apart from possible future acquisitions, Employer Services' revenue growth is expected to be between 15% and 20% in 1995. Such an increase would reflect a full year's revenue from Tesseract and from User Technology Services, Inc., which was acquired in October 1994, had fiscal 1994 revenue of $4.4 million and provides training and other services to facilitate the effective utilization of information management systems. Revenue should also increase as a result of the December 1994 acquisitions of the assets of Payroll Tax Management, Inc., a payroll tax filing processor which had fiscal 1994 revenue of $3.8 million, and the customer base of Human Effectiveness, Inc., a provider of employee assistance services, that generated approximately $1 million of revenue in 1994. Revenue in 1995 is also expected to benefit from increases in U.S. interest rates during 1994 and early 1995, which should result in an increased average investment yield on payroll tax filing deposits, and from a 20% increase from 1993 to 1994 in the annualized revenue value of orders received by Employer Services. Expected revenue growth may be moderated somewhat by a small decline in Employer Services' customer retention percentage from 1993 to 1994 and from the phased introduction of IRS regulatory changes that will reduce by one day the period of time the Company may earn investment income on tax filing deposits collected from its customers.

       The Arbitron revenue decrease from 1993 to 1994 was primarily attributable to the discontinuance of its television ratings service, which had provided $44.9 million of revenue during 1993. Also contributing to the decrease was the year-end 1993 transfer from Arbitron to the CMR joint venture with VNU of certain contracts for commercial monitoring services, which decreased Arbitron's revenue in 1994 by $13.8 million. This transfer resulted from an agreement to shift marketing and sales responsibility for commercial monitoring services provided to larger advertising agencies from Arbitron to CMR. Partially offsetting this decrease was a revenue increase of approximately 7% in 1994 in the other aspects of Arbitron's business.

       The Company expects that continued moderate revenue growth in 1995 in Arbitron's radio ratings business will be augmented by revenue from two transactions concluded in December 1994. In the first transaction, the Company exchanged its interest in the CMR joint venture for an interest in the business of VNU's Scarborough Research Corporation subsidiary, which produces the "Scarborough Report" that provides information regarding product/service usage and media usage in 58 major U.S. markets. As a result of this transaction, the financial results of the partnership into which the Scarborough business has been placed will be consolidated with the Company's financial results with an expected modest increase in Arbitron's annual revenue. In the second transaction, the Company acquired the assets of MediaMaps International (now known as Media Marketing Technologies), which provides Arbitron with a proprietary marketing analysis system that creates block group-coded data bases of radio listeners and provides segmentation analyses and map displays of key listener segments.

       Computing Devices' revenue increased 5.4% from 1993 to 1994. Constraining the revenue increase were the near completion at year-end 1993 of a contract to manufacture equipment for Control Data Systems and the July 1993 sale of the Company's Barrios Technology subsidiary, activities which together provided $29.6 million more revenue in 1993 than in 1994. Apart from these items, Computing Devices' revenue increased 12.7% from 1993 to 1994. About 90% of this revenue increase was attributable to a $49.9 million increase in revenue from the Iris contract to provide a communications system to the Canadian defense department. Computing Devices' ongoing U.S. operations also reported an increase in revenue of 6.6% from 1993 to 1994.

       Despite a 25% increase over 1993 in the dollar value of orders received during 1994 by Computing Devices, the Company expects only a modest revenue increase in Computing Devices during 1995, which would include revenue from Paragon Imaging, Inc., a provider of imaging software to U.S. defense department intelligence agencies and service commands, which was acquired in December 1994 and had fiscal 1994 revenue of $4.2 million. A relatively larger portion of the 1994 orders involves multi-year contracts as compared to orders received in 1993, resulting in a larger portion of the backlog attributable to 1994 orders not expected to be reflected in revenue during the next fiscal year. In addition, because Computing Devices' Canadian operations have accounted for an increasing portion of its revenue during the past three years and for slightly more than half of the 1994 order value, the weakening of the Canadian dollar is expected to constrain overall revenue growth. Orders received by Computing Devices U.S. operations in 1994 have tended to be add-ons to existing programs, reflecting the cancellation or deferral of new procurement programs due to government budgetary constraints and increasing competition for the remaining new procurement programs.

       Gross Margin. The Company's gross margin improvement from 31.6% in 1993 to 35.8% in 1994 was primarily due to Information Services. The most significant factor in the gross margin improvement in Information Services was the discontinuance of Arbitron's unprofitable syndicated television ratings service at the end of 1993. The Company estimates that the discontinuance of the television ratings service contributed 4.5 percentage points of the segment's gross margin improvement. The two other significant factors in the gross margin improvement in Information Services were the previously mentioned decrease in Arbitron's commercial monitoring revenue (the cost of such revenue having been a 90% royalty payable to the CMR joint venture) and the sale of TeleMoney in May 1994. These two factors contributed an estimated 3.0 percentage points of the segment's gross margin increase. Employer Services' gross margin was essentially unchanged from 1993 to 1994, as margin improvements in its tax filing operations and as a result of the acquisition of Tesseract were offset by decreased gross margins in payroll processing operations and an increase in lower margin revenue associated with a human resources information software consulting service. The margin improvement in tax filing operations primarily reflected the consolidation of Ceridian's tax filing activity on STS' more highly automated system. The margin decrease in payroll processing was due largely to costs to establish and equip a national customer service center in connection with the consolidation of Employer Services' telephonic customer service operations and costs of related actions to upgrade communications systems.

       In January 1995, the Company entered into technology services and marketing agreements with Integrated Systems Solutions Corporation ("ISSC"), a wholly-owned subsidiary of International Business Machines Corporation. Under the technology services agreement, the term of which extends through December 31, 2004, ISSC will provide the centralized payroll data processing services required by Employer Services as part of the program to consolidate payroll data processing from 31 district offices into centralized processing centers. Annual service charges payable by the Company during the term of the agreement are expected to total approximately $110 million, based on current expectations regarding future system usage, and are subject to cost of living and other adjustments. Employer Services believes that the technology services agreement with ISSC represents the most expeditious, cost-effective and technologically sound and secure means for it to effect the consolidation of its payroll data processing. Although consolidation of the data processing is expected to result in significant savings to the Company over the term of the technology services agreement, costs associated with the transition from data processing in district offices to processing in the ISSC centers are expected to defer the realization of such savings until a sizeable percentage of customers have completed the transition. The timing of this transition will principally be determined by the timing of the Company's introduction of its enhanced payroll processing software. The Company expects that beta testing of the enhanced software with selected new and existing payroll processing customers will begin in mid-1995, that all new customers and additional existing customers will begin utilizing the enhanced software in the first quarter 1996, and that the transition of the remainder of the existing customer base to the enhanced software will begin in mid-1996 and continue for approximately eighteen months. Under the marketing agreement, ISSC will remarket Employer Services' payroll services and Tesseract software and services, and Employer Services will jointly market with ISSC the information technology services of ISSC.

       The increase in Computing Devices' gross margin from 1993 to 1994 was attributable to a four percentage point improvement in its U.S. operations, primarily reflecting actions taken in 1993 to reduce employment levels and a reduction in low margin revenue from the manufacture of equipment for Control Data Systems, Inc. Lessening Computing Devices' overall gross margin improvement was a decrease in gross margin in its U.K. operations, primarily reflecting provisions established in 1994 for costs to complete certain contracts, including a development contract for an avionics system for the European Fighter Aircraft, and the increase in the relative revenue contribution from the Iris contract. Although the gross margin on the Iris contract improved from 1993 to 1994, it has lower gross margins than most other aspects of Computing Devices' business.


       Operating Expenses. The Company's selling, general and administrative ("SG&A") expenses increased 15.4% from 1993 to 1994, due largely to additional SG&A expenses resulting from the acquisitions of STS and Tesseract, including amortization of the goodwill and other intangible assets associated with those acquisitions, increased selling expense in other aspects of Employer Services' operations, and additional compensation expense associated with a performance restricted stock plan implemented by the Company (see Note J, Stock Plans, to the consolidated financial statements). As a percentage of revenue, SG&A expenses for the Company increased from 20.1% to 22.4%, due principally to an increase in Information Services from 31.5% of revenue in 1993 to 35.7% of revenue in 1994. This percentage increase was attributable to Arbitron, reflecting the sizeable decrease in Arbitron's revenue and the proportionately smaller decrease in its SG&A expenses. In part this reflects the past dependence of Arbitron's radio and television services on a common support structure. Also contributing to the increase were provisions established for certain administrative proceedings involving Arbitron. SG&A expenses as a percentage of revenue did, however, decrease in Employer Services from 1993 to 1994. Computing Devices' SG&A expenses increased modestly from 1993 to 1994 in both dollars and as a percentage of revenue.

       The Company's technical expense, which includes research and development, product improvement and bid and proposal costs, increased slightly in dollars from 1993 to 1994, but decreased from 5.5% to 5.4% of revenue. In the Information Services segment, technical expense decreased in dollars and as a percentage of revenue (from 6.2% to 5.6%) from 1993 to 1994. The decrease was due to the discontinuance of Arbitron's television ratings service and the sale of TeleMoney. Technical expense did, however, increase in Employer Services in dollars and slightly as a percentage of revenue, primarily reflecting the acquisition of Tesseract. Technical expense also increased in Computing Devices, both in dollars and as a percentage of revenue (from 4.8% to 5.2%), primarily due to concept development efforts intended to attract additional government funding for product development efforts.


       Earnings (Loss) Before Interest and Taxes. The Company's earnings before interest and taxes ("EBIT") in 1994 totaled $76.2 million as compared to a loss before interest and taxes of $10.1 million in 1993. Excluding the $67.0 million net restructure loss from 1993 results, the Company's EBIT increased 33.9% from 1993 to 1994, from 6.4% of revenue in 1993 to 8.3% of revenue in 1994. Information Services was the primary contributor to this improvement, with EBIT (computed without regard to restructuring) increasing $21.8 million, or 59.0%, from 1993 to 1994. Most of this increase in Information Services' EBIT was due to Arbitron and Employer Services, each contributing about an equal amount of the increase, with the balance reflecting the sale of TeleMoney, which had a loss in 1993. As a percentage of revenue, EBIT (without regard to 1993 restructuring) for Information Services increased from 8.7% in 1993 to 13.6% in 1994. Computing Devices' EBIT (without regard to 1993 restructuring) increased $3.6 million, or 13.5%, from 1993 to 1994, and as a percentage of revenue from 5.9% to 6.3% of revenue in the year-to-date comparison.


       Interest Income and Expense. The $14.8 million decrease in interest expense from 1993 to 1994 principally reflected the redemption at the end of 1993 of $163.5 million in principal amount of the Company's 8 1/2% Debentures with the majority of the proceeds of the sale of the Company's 5 1/2% Cumulative Convertible Exchangeable Preferred Stock ("5 1/2% Preferred Stock"). The annual dividend obligation in connection with the 5 1/2% Preferred Stock is $13.0 million. The increase in interest income over the same period reflected higher balances of cash and short-term investments during 1994, primarily as a result of the 5 1/2% Preferred Stock offering, and generally increasing interest rates during 1994.


       Taxes and Net Operating Loss Carryforwards. The provisions for income taxes for the years 1992-1994 primarily represent tax charges related to the Company's international operations. The Company's U.S. operations have net operating loss carryforwards ("NOLs") for financial statement purposes of approximately $1.28 billion, which if unused will begin to expire in 1997 and which may be used, to the extent available, to offset earnings from U.S. operations during the carryforward period. Section 382 of the Internal Revenue Code of 1986, as amended, contains complex rules that place an annual limit on the amount of NOLs that a company may utilize after stockholders who own 5% or more of the Company's stock increase their aggregate percentage ownership in the Company by more than 50 percentage points over the lowest percentage owned by those shareholders during the previous three years. Because the amount of the annual limit is computed utilizing the then current market value of the stock of the Company, the higher the market value of the Company's stock, the less stringent the resulting annual limit. Although the Company does not believe that such an annual limit on NOLs is currently applicable, it is possible that a combination of stock transfers and issuances in the past, and future transfers and issuances of the Company's stock could result in the limitation being imposed in the future.

  1993 Compared with 1992

       For the year ended December 31, 1993, the Company reported a net loss applicable to common stockholders of $30.7 million, or $.71 per common share, on revenue of $886.1 million, compared to a net loss applicable to common stockholders in 1992 of $392.8 million, or $9.22 per common share, on revenue of $830.3 million. Included in the 1993 results is the previously discussed $8.4 million extraordinary loss, while 1992 results included losses from discontinued operations of $321.6 million and a $41.8 million charge for a change in accounting for postretirement health care benefits. On a continuing operations basis, the Company reported a 1993 net loss of $22.0 million, or $.52 per common share, compared with a 1992 net loss of $29.1 million, or $.69 per common share.

       Revenue. The revenue growth in Computing Devices from 1992 to 1993 was primarily due to a $36.1 million revenue increase from the Iris contract, the September 1992 acquisition of the remaining 56% equity interest in a U.K. defense electronics systems provider, and sales of equipment to Control Data Systems which began in August 1992. Revenue from such sales of equipment did, however, steadily decrease during the course of 1993. That trend, coupled with the July 1993 sale of a 90% interest in Barrios Technology to the management of that subsidiary, restrained revenue growth during 1993. The dollar value of orders received by Computing Devices during 1993 was 28% greater than during 1992, reflecting increases in its U.S. and Canadian operations and the U.K. acquisition noted above.

       Information Services' revenue increased 3.9% from 1992 to 1993, principally reflecting 10.8% revenue growth in Employer Services and a 3.5% revenue decrease in Arbitron. The revenue growth in Employer Services from 1992 to 1993 was due to increased business volume in its payroll processing and tax filing operations, the acquisition of the software applications division of Revelation Technologies, Inc. in late 1992, the purchase of STS in October 1993 and increased investment income due to larger average balances of payroll tax filing deposits during 1993. Arbitron's revenue decrease from 1992 to 1993 was almost entirely due to reduced revenue from local market television and cable ratings, a service which Arbitron discontinued at the end of 1993. This revenue decrease was only partially offset by about a 7% revenue increase in the other aspects of Arbitron's business.

       Gross Margin. The Company's gross margin increased from 30.7% in 1992 to 31.6% in 1993. Overall margin improvement for the Company in 1993 was restrained in part by the revenue growth in Computing Devices, which has historically had a lower gross margin (but also lower operating expenses as a percentage of revenue) than the Information Services segment.

       The gross margin for Information Services increased from 43.2% in 1992 to 45.9% in 1993. Arbitron's gross margin improvement from 1992 to 1993 primarily reflected the discontinuance of the syndicated television ratings service and decreased amortization and other costs totaling about $5.2 million from its 1992 discontinuance of the ScanAmerica service. The gross margin increase in Employer Services from 1992 to 1993 primarily resulted from its increased revenue, benefits from previously discussed 1992 restructuring actions and increased investment income from tax filing deposits. The improvement resulting from these factors was partially offset by costs relating to the closing of Employer Services' tax filing operations in Baltimore as a result of the STS acquisition. Partially offsetting these margin improvements in Arbitron and Employer Services were increased costs in TeleMoney due largely to costs associated with equipment upgrades and low margins on telecommunications services provided to businesses divested or spun-off by the Company in 1992.

       Computing Devices' gross margin decreased slightly from 18.7% in 1992 to18.4% in 1993. Its gross margin did, however, improve during the second half of 1993 as compared to the first half of 1993 and the second half of 1992, due primarily to increased gross margins on the Iris contract as Computing Devices achieved certain developmental milestones, and to reduced revenue from equipment sales to former Company operations, which had lower gross margins than most other aspects of Computing Devices' business.

       Operating Expenses. The Company's SG&A expenses increased from 19.8% of revenue in 1992 to 20.1% of revenue in 1993. In Information Services, SG&A expenses increased as a percentage of revenue from 30.0% in 1992 to 31.5% in 1993. The increase was due to increased expense levels in Employer Services, primarily selling expense, as Employer Services expanded its sales force and marketing programs, particularly in the second half of 1993. Partially offsetting this increase were reduced SG&A expenses, in dollars and as a percentage of revenue, in Arbitron in 1993, in large measure reflecting the elimination of certain amortization expense as a result of the contribution of Arbitron's commercial monitoring operations to the CMR joint venture in 1992. Computing Devices' SG&A expenses decreased from 8.3% of revenue in 1992 to 7.8% in 1993.

       Technical expense for the Company decreased from 5.6% of revenue in 1992 to 5.5% in 1993. Technical expense increased in dollars and as a percentage of revenue in Information Services in 1993 due to increases in Employer Services related to product and system improvements and to maintaining and upgrading existing system software. Technical expense for Computing Devices was essentially unchanged in dollars but decreased as a percentage of revenue from 1992 to 1993, due in part to the increase in revenue from the Iris contract, which requires little Company-funded research and development.

       The decrease in other income from 1992 to 1993 primarily reflected decreased earnings from the CMR joint venture and foreign currency translation gains during the first half of 1992 arising from Computing Devices' operations in Canada. CMR's performance in 1993 was adversely affected by Arbitron's decreased revenue from commercial monitoring services, for which it paid a royalty to CMR.

       Earnings (Loss) Before Interest and Taxes. The Company's loss before interest and taxes decreased from $25.5 million in 1992 to $10.1 million in 1993. Excluding the previously mentioned net restructuring losses and the extraordinary loss from the Company's results for 1992 and 1993, the Company's EBIT increased 12.3% from 1992 to 1993, from 6.1% of revenue in 1992 to 6.4% of revenue in 1993. Computed on the same basis, EBIT increased from 8.2% to 8.7% of revenue in Information Services, and from 5.0% to 5.9% of revenue in Computing Devices. Also apart from restructuring gains and losses, the Company's loss not attributable to either industry segment increased from 1992 to 1993 due in part to certain unusual gains in 1992 related to reshaping activities.

       Interest Income and Expense. Interest expense was little changed from 1992 to 1993, but interest income decreased $9.5 million. This decrease was primarily due to lower average cash balances as a result of the Company's 1992 reshaping efforts, generally lower interest rates, and the September 1992 prepayment of certain notes receivable held by the Company with above market interest rates.


  Financial Condition

       The Company's cash and short-term investments decreased from $215.8 million at December 31, 1993 to $171.4 million at December 31, 1994. The portion of the December 31, 1993 balance that represented amounts subject to restrictions was $22.7 million, the majority of which represented the remaining portion of a customer advance received in connection with Computing Devices' Iris contract. None of the December 31, 1994 cash and short-term investments balance was subject to any restrictions.

       During 1994, operating cash flows provided $35.5 million of cash, compared to $44.0 million in 1993 and $12.0 million in 1992. Net earnings adjusted to a cash basis provided cash of $111.0 million in 1994, $46.2 million in 1993 and $69.8 million in 1992. Reducing these cash flows in 1994 and 1993 were $10 million and $20 million, respectively, in voluntary contributions to the Company's primary U.S. defined benefit retirement plan, intended to improve the funded status of that plan. An increase in working capital utilized $21.8 million of cash in 1994, while reductions in working capital provided $57.5 million and $29.1 million of cash in 1993 and 1992, respectively. The 1994 working capital increase included an increase in trade and other receivables, particularly in Employer Services reflecting increased business volume and end of year billings, and a decrease in customer advances, particularly in Computing Devices as the last of a series of semiannual customer advances on the Iris contract was received in April 1994. Included in the 1993 cash received from working capital items was the previously mentioned refund of $35.5 million from the Internal Revenue Service, of which $10.0 million benefited working capital and $14.7 million reduced restructure reserves established.

       Investing activities utilized $33.8 million of cash during 1994 and $61.7 million during 1993, but provided $87.6 million of cash during 1992. The net use of cash during 1994 included expenditures of $65.6 million for business acquisitions, $54.3 of which represented the amount to acquire Tesseract (net of Tesseract's cash balances at acquisition), $37.5 million for capital assets and $13.5 million for capitalized software. Cash received from the liquidation of short-term investments during 1994 totaled $48.8 million, while cash of $33.5 million received during 1994 from the sale of businesses and investments was primarily attributable to the sale of TeleMoney and to the final settlement of obligations under the Commercial Credit Company tax sharing agreement discussed earlier. The net use of cash for investing activities during 1993 reflected additions to short-term investments of $39.0 million and expenditures of $27.8 million for capital assets and $6.5 million for capitalized software, as well as proceeds of $11.4 million from sales of investments. The increase in capital expenditures from 1993 to 1994 was primarily due to the acquisition of equipment to upgrade Employer Services' communications and service delivery capabilities, to further automate Computing Devices production facilities, and to implement an electronic diary processing and retrieval system in Arbitron. The increased expenditures for capitalized software from 1993 to 1994 related primarily to the acquisition of Tesseract and to ongoing projects in Employer Services to introduce enhanced payroll processing software and human resource software applications. Investing activities provided $87.6 million of cash during 1992, reflecting capital expenditures of $19.3 million, expenditures for the purchase of businesses of $21.8 million (including the Company's U.K. subsidiary and Barrios Technology), the receipt of $76.6 million from sales of businesses and assets (most significantly Automated Wagering), and the collection of $43.9 million from notes related to prior year business sales (most significantly Imprimis).

       The Company's capital expenditures presently planned for 1995 total approximately $44 million, with the expected increase over 1994's level of spending to be about evenly divided between Employer Services and Computing Devices. Planned capital expenditures for 1995 generally involve equipment and leasehold improvements to expand and improve Employer Services' communications and service delivery capabilities, equipment for Computing Devices' engineering and manufacturing facilities, and leasehold improvements for Arbitron's new Columbia, Maryland production and service facility. The Company also expects to capitalize in 1995 approximately $13 million of software development costs, primarily for software to be used in Employer Services' payroll and tax filing operations.

       Financing activities provided $3.0 million in cash during 1994, primarily reflecting the receipt in January of an additional $15.5 million in net cash proceeds from the sale by the Company of additional shares of 5 1/2% Preferred Stock as a result of the underwriters' exercise of their over-allotment option, and the payment of $13.0 million in dividends on that stock. Financing activities produced $42.6 million in cash during 1993, primarily from the sale by the Company through an underwritten public offering of the 5 1/2% Preferred Stock. Net cash proceeds of $213.0 million from the 1993 sale were received by the Company during December 1993, $168.1 million of which was used to redeem the remaining $163.5 million principal amount of the Company's 8 1/2% Debentures. The prepayment of other debt during 1993 related primarily to a mortgage involving Computing Devices' Canadian operations. During 1992, financing activities used $124.6 million of cash, the largest portion of which related to the spin-off of Control Data Systems and included $102 million to capitalize Control Data Systems and $10.9 million to redeem the Company's 4 1/2% cumulative preferred stock in connection therewith. The use of $13.6 million in 1992 to repay debt relates principally to the parent company-funded payment of outstanding short-term debt of the Company's U.K. subsidiary.

       During the first three years of the Iris contract, Computing Devices received semiannual advance payments from the Canadian government, generally in April and October of each year, each such payment covering a substantial portion of the expected contract billings prior to the next scheduled advance payment. The last of these semiannual advance payments was received in April 1994. Computing Devices now receives monthly progress payments which may be supplemented from time to time by customer advances tied to the achievement of significant contractual milestones. Computing Devices received a $15 million customer advance in the third quarter 1994 as a result of achieving such a milestone. Because of actions taken with respect to other aspects of Computing Devices' business to reduce working capital requirements, these changes in the contractual payment mechanism under the Iris contract are not expected to materially increase the overall working capital requirements of Computing Devices.

       The portion of the Company's revenue derived from operations outside of the U.S. (Computing Devices' operations in Canada and the U.K.) has increased from 20.1% in 1992 to 24.4% in 1993 to 28.2% in 1994. Despite this trend, the Company believes that its foreign currency exposure is relatively small and largely limited to a risk that profits of its overseas operations denominated in Canadian dollars or pounds will be worth less in U.S. dollars if those currencies weaken against the U.S. dollar. Almost 90% of the Company's non-U.S. revenue is from the Canadian operations, and about three-fourths of the revenue of the Canadian operations is provided by contracts, principally the Iris contract, which are denominated in Canadian dollars but contain provisions which protect the Company from any currency exposure on non-Canadian dollar costs. In the case of the U.K. operation, which provides the remainder of non-U.S. revenue, approximately 90% of its revenue and costs are based in pounds. Approximately 10% of the Company's non-U.S. revenue is U.S. dollar based.

       During 1994, Standard and Poor's Ratings Group raised its rating on the Company's 5 1/2% Preferred Stock to "BB-" from "B" with an implied senior debt rating of "BB+". Also during 1994, Moody's Investors Service upgraded its rating on the 5 1/2% Preferred Stock from "b3" to "b2" and its outlook on the Company from neutral to positive. In January 1995, Standard and Poor's Ratings Group affirmed the foregoing rating on the 5 1/2% Preferred Stock and revised its outlook on the Company from stable to positive. Also during 1994, the Company's Board of Directors authorized the Company to repurchase up to 2,000,000 shares of its common stock in open market or privately negotiated transactions. Purchases may be made from time to time at the discretion of Company management, depending on share price and market conditions. The principal reason for adopting the repurchase program is to provide shares to be issued under the Company's employee stock plans, thereby reducing dilution from such plans. As of December 31, 1994, the Company had repurchased 70,000 shares in the open market at an average purchase price of $25.50. The Company's domestic revolving credit agreement limits the amount of cash the Company may expend in connection with this program to 25% of the amount of the Company's net income in profitable quarters after the first quarter of 1993. As of December 31, 1994, the additional amount the Company could expend in connection with this program totaled $22.6 million.

       During May 1994, the Company concluded a one year extension of its $35 million domestic revolving credit facility with five commercial banks. Under the terms of the extension, the Company has credit availability equal to the lesser of $35 million or 75% of the amount of its eligible accounts receivable until May 30, 1995, all of which may be used to obtain revolving loans or standby letters of credit which may not have a final expiration date later than May 30, 1996. The credit facility as extended is unsecured. At December 31, 1994, there were $1.6 million in letters of credit and no revolving loans outstanding under the facility. Under the terms of the extended facility, the Company must maintain a minimum consolidated net worth which is subject to increase based on the Company's net earnings after December 31, 1993 and certain equity contributions to the Company after the same date. As of December 31, 1994, the Company was in compliance with this covenant by $29.0 million. The Company is also required to achieve a prescribed level of operating earnings on a rolling four quarter basis, and is subject to additional covenants which limit debt, liens, contingent obligations, operating leases, investments, cash dividends on common stock, cash repurchases of stock, acquisitions and divestitures.
  The Company continues to be in compliance with all covenants associated with this credit facility.

       The Company expects to meet its operating cash needs (including accrued restructure liabilities), expenditures for capital assets and software, dividend obligations with respect to the 5 1/2% Preferred Stock, expenditures for strategic acquisitions of moderate size and expenditures to repurchase common stock from its existing cash balances, cash flow from operations and proceeds from the exercise of stock options.

  Report of Management

  The consolidated financial statements and other related financial information of Ceridian published in this Annual Report were prepared by Company management, which acknowledges its responsibility therefor. Such statements and information were prepared in accordance with generally accepted accounting principles and were necessarily based in part on reasonable estimates, giving due consideration to materiality.
    Ceridian maintains a system of internal controls which, in the opinion of management, provides reasonable assurance that assets are adequately safeguarded, that financial records accurately reflect all transactions and can be relied upon in all material respects in the prep-aration of financial statements, and that the Company's business is conducted in compliance with its policy on business ethics. The control system is supported by written policies and procedures, and its effectiveness is monitored by a regular program of internal auditing.
    Our independent auditors, KPMG Peat Marwick LLP, in their audit of Ceridian's consolidated financial statements, considered the internal control structure of the Company to gain a basic understanding of the accounting system in order to design an effective and efficient audit approach, not for the purpose of providing assurance on the system of internal control.
    The Audit Committee, consisting of outside directors, is responsible to the Board of Directors for reviewing the financial controls and reporting practices and for recommending appointment of the independent auditors. The committee meets periodically with representatives of the internal audit department and the independent auditors, both with and without Ceridian management being present.



  Lawrence Perlman
  Chairman, President and
  Chief Executive Officer



  John R. Eickhoff
  Chief Financial Officer

  Independent Auditors' Report

  The Board of Directors and Stockholders of Ceridian Corporation:

    We have audited the accompanying consolidated balance sheets of Ceridian Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opin-ion on these consolidated financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceridian Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.
    As discussed in Notes A and I to the consolidated financial state-ments, the Company changed its method of accounting for postretirement benefits other than pensions in 1992.



  KPMG Peat Marwick LLP

  Minneapolis, Minnesota
  January 24, 1995

   CONSOLIDATED STATEMENTS OF OPERATIONS   (Dollars in millions, except per share data)
                                           Years Ended December 31,
                                        1994        1993         1992
   Revenue
     Product sales                    $515.9      $442.0      $ 392.7
     Services                          400.4       444.1        437.6
        Total                          916.3       886.1        830.3
   Cost of revenue
     Product sales                     401.3       353.1        316.4
     Services                          187.2       252.9        258.7
        Total                          588.5       606.0        575.1
   Gross profit                        327.8       280.1        255.2
   Operating expenses
     Selling, general and
      administrative                   205.5       178.1        164.5
     Technical expense                  49.3        48.6         46.9
     Other expense (income)             (3.2)       (3.5)        (6.9)
     Restructure loss                   -           67.0         76.2
   Earnings (Loss) before
    interest and taxes                  76.2       (10.1)       (25.5)
     Interest income                    10.6         8.3         17.8
     Interest expense                   (1.6)      (16.4)       (16.3)
   Earnings (Loss) before
     income taxes                       85.2       (18.2)       (24.0)
   Income tax provision                  6.6         3.8          5.1
   Earnings (Loss) from
    continuing operations               78.6       (22.0)       (29.1)
   Discontinued operations:
     Loss from operations                -           -          164.8
     Loss from disposition               -           -          156.8
   Extraordinary loss                    -           8.4          -
   Cumulative effect of
     accounting change (FAS 106)         -           -           41.8
   Net earnings (loss)                $ 78.6     $ (30.4)     $(392.5)
   Preferred stock dividends            13.0         0.3          0.3
   Net earnings (loss) applicable
     to common stockholders           $ 65.6     $ (30.7)     $(392.8)
   Primary earnings (loss) per share:
     Continuing operations            $ 1.43     $ (0.52)     $ (0.69)
     Discontinued operations            -           -           (7.55)
     Extraordinary loss                 -          (0.19)        -
     Cumulative effect of
      accounting change (FAS 106)       -           -           (0.98)
       Total                          $ 1.43     $ (0.71)     $ (9.22)
   Fully diluted earnings per share   $ 1.40
   Shares used in calculations
       (in thousands):
     Primary                          45,865      43,131       42,617
     Fully diluted                    56,249

   See notes to consolidated financial statements.

   CONSOLIDATED BALANCE SHEETS     (Dollars in millions, except per share data)
                                                                             December 31,
                                                                         1994            1993
   ASSETS
   Current assets
   Cash and equivalents                                               $ 116.8         $ 112.4
   Short-term investments                                                54.6           103.4
   Trade and other receivables
       Trade, less allowance of $6.2 and $5.4                            73.9            69.2
       Unbilled                                                          57.3            45.5
       Other                                                             10.2            18.3
            Total                                                       141.4           133.0
   Inventories                                                           25.8            30.9
   Other current assets                                                   7.5             7.5
            Total current assets                                        346.1           387.2
   Investments and advances                                              14.5            28.2
   Property, plant and equipment, net                                    97.8            88.7
   Prepaid pension cost                                                  78.0            64.0
   Goodwill and other intangibles                                       128.0            37.4
   Other noncurrent assets                                               25.9            10.2
            Total assets                                              $ 690.3         $ 615.7
   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities
   Short-term debt and current portion
      of long-term obligations                                        $   1.2         $   3.1
   Accounts payable                                                      30.7            40.0
   Customer advances and deferred income                                 85.7            70.5
   Accrued taxes                                                         56.9            54.2
   Employee compensation and benefits                                    53.5            44.4
   Restructure reserves, current portion                                 18.8            44.8
   Other accrued expenses                                                60.0            59.4
            Total current liabilities                                   306.8           316.4
   Long-term obligations, less current portion                           17.5            16.3
   Deferred income taxes                                                  7.7             6.4
   Restructure reserves, less current portion                            69.5            63.2
   Employee benefit plans                                                80.5            83.2
   Deferred income and other noncurrent liabilities                      21.8            18.9
   Stockholders' equity
   5 1/2% Cumulative Convertible Exchangeable Preferred Stock,
      $100 par value (liquidation preference of $236.0 million),
      authorized 50,600 shares, issued and outstanding 47,200             4.7             4.7
   Common Stock, $.50 par, authorized 100,000,000 shares, issued
      45,515,123 and 44,263,369                                          22.8            22.1
   Additional paid-in capital                                           849.6           824.2
   Accumulated deficit                                                 (664.2)         (729.8)
   Other stockholders' equity items                                     (26.4)           (9.9)
            Total stockholders' equity                                  186.5           111.3
   Total liabilities and stockholders' equity                         $ 690.3         $ 615.7

   See notes to consolidated financial statements.

   CONSOLIDATED STATEMENTS OF CASH FLOWS   (Dollars in millions, except per share data)
                                                                          Years Ended December 31,
                                                                          1994       1993        1992
   Cash Flows from Operating Activities
   Net earnings (loss)                                                 $  78.6    $ (30.4)    $(392.5)
   Adjustments to reconcile net earnings (loss) to net
      cash provided by (used for) operating activities:
         Loss from discontinued operations                                 -          -         164.8
         Loss from disposition of discontinued operations                  -          -         156.8
         Extraordinary loss                                                -          8.4         -
         Cumulative effect of accounting change (FAS 106)                  -          -          41.8
         Restructure reserves:
           Reserves established                                            -         67.0        76.2
           Reserves utilized                                             (53.7)     (59.7)      (86.9)
         Depreciation                                                     26.1       25.5        22.9
         Amortization of deferred assets                                   6.8        3.4         6.5
         Net change in working capital items                             (21.8)      57.5        29.1
         Other                                                            (0.5)     (27.7)       (6.7)
         Net cash provided by (used for) operating activities             35.5       44.0        12.0
   Cash Flows from Investing Activities
   Expended for capital assets                                           (37.5)     (27.8)      (19.3)
   Capitalized software                                                  (13.5)      (6.5)       (1.7)
   Short-term investments                                                 48.8      (39.0)        9.9
   Proceeds from sales of businesses and assets                           33.5       11.4        76.6
   Expended for business acquisitions, less cash acquired                (65.6)       -         (21.8)
   Collection of notes from asset sales                                    0.5        0.2        43.9
         Net cash provided by (used for) investing activities            (33.8)     (61.7)       87.6
   Cash Flows from Financing Activities
   Short-term debt                                                        (1.6)       1.6         -
   Retirement of public debt                                               -       (168.1)        -
   Repayment of other debt                                                (1.6)      (5.8)      (13.6)
   Redemption of preferred stock                                           -          -         (10.9)
   Payment to capitalize Control Data Systems                              -          -        (102.0)
   Sale of 5 1/2% Preferred Stock                                            15.5      213.0         -
   Preferred dividends                                                   (13.0)      (0.3)       (0.3)
   Other                                                                   3.7        2.2         2.2
         Net cash provided by (used for) financing activities              3.0       42.6      (124.6)
         Effect of exchange rate changes on cash                          (0.3)      (0.9)       (5.8)
   Net Cash Flows Provided (Used)                                          4.4       24.0       (30.8)
   Cash and equivalents at beginning of year                             112.4       88.4       119.2
   Cash and equivalents at end of year                                 $ 116.8    $ 112.4     $  88.4

  See notes to consolidated financial statements.


   CONSOLIDATED STATEMENTS OF CASH FLOWS   (Dollars in millions, except per share data)
                                                                            Years Ended December 31,
                                                                          1994       1993        1992
  Net Change in Working Capital Items
  Decrease (Increase) in trade and other receivables                   $  (12.1)  $   9.8     $   5.4
  Decrease (Increase) in inventories                                        4.9      12.1        21.4
  Decrease (Increase) in net assets of discontinued operations              -         -         (14.9)
  Decrease (Increase) in other current assets                               3.1      (1.0)        3.5
  Increase (Decrease) in accounts payable                                 (18.6)     13.0         1.3
  Increase (Decrease) in customer advances and deferred income             (1.0)     15.5         7.7
  Increase (Decrease) in other current liabilities                          1.9       8.1         4.7
      Net change in working capital items                              $  (21.8)  $  57.5     $  29.1


   Notes to the Consolidated Statements of Cash Flows

   Cash flow from other operating activities includes cash contributions to pension plans as further described in Note I, "Retirement Plans."

   The receivable due from the exercise of the underwriters' overallotment option at the end of 1993 and the related increase in stockholders' equity, as described in Note E, "Stockholders' Equity."

   The write-off of deferred debt issue costs related to the early retirement of debt in 1993, and the 1992 addition of $6.7 in mortgage debt and the equivalent amount of capital expenditures financed, as described in Note K, "Financing Arrangements."

   The effects of foreign currency translation (except on cash balances).

   Amounts charged to earnings for restructuring or discontinued operations. Payments of the underlying obligations are shown as restructure reserves utilized. Such amounts and related recoveries are described in Note B, "Restructure Loss and Discontinued Operations."

                                                                            Years Ended December 31,
   Interest and Income Taxes Paid (Refunded)                              1994       1993        1992
   Interest paid                                                       $   1.7    $  17.0     $  17.4
   Income taxes paid                                                   $   5.7    $   8.6     $   3.6
   Income taxes refunded                                               $  (2.2)   $ (36.2)    $  (0.2)

   Notes to Consolidated Financial Statements For the three years ended December 31, 1994



        INDEX TO NOTES
  42 A.  Accounting Policies
  44 B.  Restructure Loss and Discontinued Operations
  45 C.  Income Taxes
  46 D.  Noncurrent Assets and Liabilities
  46 E.  Stockholders' Equity
  47 F.  Supplementary Data to Statements of Operations
  48 G.  Segment Data
  49 H.  Property, Plant and Equipment
  50 I.  Retirement Plans
  52 J.  Stock Plans
  53 K.  Financing Arrangements
  54 L.  Investing Activity
  55 M.  Leasing Arrangements as Lessee
  55 N.  Commitments andContingencies
  56 O.  Legal Matters

  A. ACCOUNTING POLICIES

  Basis of Consolidation
  The consolidated financial statements of Ceridian Corporation
  ("Ceridian" or the "Company") include the accounts of all majority-owned subsidiaries.
    Investments in other affiliated companies where Ceridian has significant influence are accounted for by the equity method. The remaining investments are accounted for by the cost method.
    All material intercompany transactions have been eliminated from the consolidated financial statements.

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

  Changes in Presentation
  In certain cases, prior year amounts have been reclassified to conform to the current year's presentation.

  Cash and Short-term Investments
  The Company has an arrangement with an independent investment manager to invest its cash in excess of estimated current requirements in investment-grade fixed income securities which may have final maturities of up to two years. Investments which are readily convertible to cash within three months of purchase are classified in the balance sheet as cash equivalents. Investments with longer maturities are considered available-for-sale under FAS 115, adopted January 1994, and reported in the balance sheet as short-term investments. The fair value of short-term investments is not materially different from their amortized cost, and the amount of investments expected to be held more than one year beyond the balance sheet date is not considered material. Net changes in short-term investments, which are shown as investing cash flows in the Statements of Cash Flows, relate to investment decisions by the independent investment manager as well as to changes in the cash needs of the Company.

  Property, Plant and Equipment
  Property, plant and equipment are carried at cost and depreciated for financial statement purposes using straight-line and accelerated methods at rates based on the estimated lives of the assets, which are generally as follows:


  Buildings                  40-50 years
  Building improvements       5-20 years
  Machinery and equipment      3-8 years
  Computer equipment           3-6 years


    Repairs and maintenance are expensed as incurred. Gains or losses on dispositions are included in results of operations.

  Goodwill
  Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to operating units based on the benefits derived from the acquisition and amortized on a straight line basis over the expected periods to be benefited, ranging up to 20 years. Recorded amounts are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of the goodwill balance for each business segment over its remaining life can be recovered through forecasted future operations (undiscounted and without interest).


  Earnings (Loss) Per Share
  For 1994, primary earnings per share is calculated by dividing the net earnings applicable to common stockholders by the weighted average of outstanding common stock and common stock equivalents. Common stock equivalents includes the impact of outstanding dilutive stock options and restricted stock. Fully diluted earnings per share assumes that the Company's 5 1/2% Preferred Stock was converted to common shares at the beginning of the reporting period. Therefore, the calculation uses net earnings without reduction for preferred stock dividends divided by weighted average common shares and common share equivalents plus the additional common shares which would have resulted from the assumed conversion. In the years presented prior to 1994, fully diluted loss per share would not differ from primary because the result is antidilutive.

  Income Taxes
  The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. The Company and its eligible subsidiaries file a consoli-dated U.S. federal income tax return. Certain subsidiaries which are consolidated for financial reporting are not eligible to be included in the consolidated U.S. federal income tax return and separate provisions for income taxes have been determined for these entities. The tax benefit of losses from U.S. operations in prior years has been provided as the losses are utilized.

    Except for selective dividends, Ceridian intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended December 31, 1994.

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

  Inventories
  Inventories consist primarily of electronic components which are purchased in anticipation of funding for specific contracts and programs and are stated at the lower of first in, first out or average cost or net realizable value. Although inventories include costs related to long-term contracts, most of the inventoried costs are expected to be charged to cost of sales within one year. Payments received in advance of billings on long-term contracts are recorded as a liability for customer advances until contract milestones are accomplished.

  Payroll Processing and
  Payroll Tax Filing Services
  In connection with the Company's payroll processing and payroll tax filing services, the Company files federal, state and local tax returns, handles related regulatory correspondence and amendments, absorbs regulatory charges for certain penalties and interest, collects funds for payment of taxes due, holds such funds in trust until payment is due, and remits the funds to the appropriate taxing authority. For services provided, the Company receives fees from customers and an investment return on funds which are held in trust. The trust invests in a diversified portfolio composed of obligations of the United States government and its agencies and obligations of corporations rated single A or better by nationally recognized debt rating agencies. The amount of collected but unremitted funds varies significantly during the year and averaged $867.5 in 1994, $460.0 in 1993 and $298.4 in 1992. The increase in such balances was due primarily to the acquisition of Systems Tax Service, Inc. in October 1993. The amount of such funds at December 31, 1994, was $918.2.

  B. RESTRUCTURE LOSS AND DISCONTINUED OPERATIONS


  Restructure Loss
  During second quarter 1994, the Company recorded restructure gains of $7.8 from the sale of its TeleMoney Services and related data services operations and $7.2 from the final settlement of a tax-sharing arrangement with a former subsidiary. These gains were offset by a $15.0 provision for costs related to age discrimination litigation arising out of downsizing actions taken by the Company in past years.
    In 1993, the net restructure loss of $67.0 included charges of $75.9 for Information Services and $5.5 for Defense Electronics. These charges were offset in part by a gain of $14.4, not attributable to either industry segment, which includes a gain of $14.7 resulting from the receipt of a refund of taxes and related interest as further described in Note C and a $0.3 net adjustment of prior years' restructuring provisions.
    The $75.9 Information Services charges include a charge of $57.0 related to the discontinuance of Arbitron's syndicated television and cable ratings service, which primarily involves the write-off of metering and other equipment, severance and other costs related to the termination of employees, and lease and other obligations related to facilities and equipment. Also included is a charge of $18.9 for Employer Services, primarily to consolidate its payroll processing activities into centralized processing facilities and its customer service operations into a single national center, beginning in 1994. The $5.5 charge relates to actions taken by Computing Devices to reduce employment levels in its U.S. and U.K. operations in relation to the completion, deferral or termination of certain government contract programs.
    In 1992, the net restructure loss of $76.2 included a write-off of $29.9 from the discontinuance of Arbitron's ScanAmerica service, $8.8 for the consolidation of certain Employer Services administrative operations, litigation and other costs largely related to past restructuring actions of $20.9, severance costs of $8.5, a $12.0 provision for postemployment benefit obligations to employees of businesses sold or discontinued by the Company, a gain of $7.6 from the formation of the Competitive Media Reporting ("CMR") joint venture, and a loss of $3.7 from the sale of the Benefits Services division.


  Discontinued Operations
  In second quarter 1992, the Company sold its Automated Wagering division, adopted a plan of disposal for its Empros energy management division (sold in March 1993), and substantially completed preparations to separately incorporate its Computer Products business as Control Data Systems, Inc. ("Control Data Systems") and make a dividend distribution of its stock as of July 31, 1992. In light of the dependence of these businesses on a common proprietary technology and their dissimilarity to the continuing operations of the Company, these operations have been separately reported as discontinued operations in the accompanying consolidated financial statements.
    The sale of Automated Wagering resulted in cash proceeds of $42.3 and the recording of a loss of $55.0 in June 1992. The sale of Empros in March 1993 required a payment of $8.0 to the buyer at the date of sale, which had been provided for by the recording of a loss of $45.0 in June 1992. The spin-off of Control Data Systems involved cash payments by Ceridian to Control Data Systems of $50.0 on July 31, 1992, and $52.0 on December 31,1992, along with the contribution on July 31, 1992, of net assets valued at $34.3, resulting in a dividend valued at $136.3 to Ceridian stockholders in the form of the common stock of Control Data Systems. Ceridian recorded a loss of $25.2 related to the spin-off of Control Data Systems and an additional loss of $31.6 related to its headquarters building, a major portion of which the Company decided to sublet. The total Company loss arising from disposition of the discontinued businesses amounted to $156.8, or $3.68 per share. Operating losses of the three discontinued businesses for 1992, including restructuring charges of $130.5, totaled $164.8, or $3.87 per share, on revenue of $380.4.

  C.  INCOME TAXES

  The cumulative amount of undistributed earnings of international subsidiaries for which U.S. income taxes have not been provided was approximately $28.3 at December 31, 1994. It is not practical to estimate the amount of unrecognized deferred U.S. taxes on these undistributed earnings.
    In October 1993, Ceridian received $35.5 from the Internal Revenue Service representing a refund of taxes and related interest determined to be owed to the Company as a result of the audit of Ceridian's U.S. income tax returns for the years 1978-1987. Of that amount, $10.8 was paid by Ceridian to or on behalf of third parties in accordance with the tax sharing agreements relating to past restructuring actions, $10.0 was recorded in accrued taxes and the remaining $14.7 was recorded as a restructuring gain. Under tax sharing agreements existing at the time of the disposition of certain former operations of the Company, Ceridian remains subject to income tax audits in various jurisdictions for the years 1985-1992. Ceridian considers its tax accruals adequate to cover any U.S. and international tax deficiencies not recoverable through deductions in future years.
    The Company has U.S. net operating loss carryforwards, future tax deductions and general business and alternative minimum tax credits of $976.8, $302.0 and $26.8, respectively, which will be available to offset substantially all of its U.S. earnings during the carryforward period. The tax benefits of these items are reflected in the accompanying table of deferred tax assets and liabilities. If not used, these carryforwards begin to expire in 1997. U.S. tax rules impose limitations on the use of net operating losses following certain changes in ownership. If such a change were to occur with respect to the Company, the limitation could reduce the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.

       Components of Earnings and Taxes
                                                        1994       1993      1992
    Earnings (Loss) Before Income Taxes
     U.S.                                              $69.8     $(27.3)   $(39.3)
     International                                      15.4        9.1      15.3
       Total                                           $85.2     $(18.2)   $(24.0)
    Income Tax Provision
     Current
      U.S.                                             $ 0.7     $  -      $  -
      International                                      3.1        2.6       2.7
      State and other                                    0.6        0.6       0.5

                                                         4.4        3.2       3.2
     Deferred
      International                                      2.2        0.6       1.9
       Total                                           $ 6.6     $  3.8    $  5.1


    Effective Rate Reconciliation                       1994       1993      1992

    U.S. statutory rate                                   35%        35%       34%

    Income tax provision
    (benefit) at U.S. statutory rate                   $29.8      $(6.4)    $(8.2)
    International rate differences                      (0.7)      (0.8)     (0.6)
    State income taxes, net                              0.6        0.6       0.5
    Losses for which no tax benefit was provided         0.7       10.4      13.4
    Utilization of loss carryforwards                  (24.5)       -         -
    Other                                                0.7        -         -
              Income tax provision                     $ 6.6      $ 3.8     $ 5.1

    Tax Effect of Items That Comprise a Significant Portion of Deferred
    Tax Assets and Liabilities at December 31, 1994
                                          Deferred Tax       Deferred Tax
    Item Description                          Asset           Liability
    Net operating loss carryforwards        $ 383.4           $    -
    Restructuring and other accruals           92.2
    International                                                 (7.7)
    Other                                      27.0
              Total                           502.6               (7.7)
    Less valuation allowance                 (502.6)
    Deferred income taxes                   $   -              $  (7.7)

    The net deferred tax asset at December 31, 1994, is fully offset by a valuation allowance.
    During 1994, both the deferred tax asset and the valuation allowance decreased by $21.4.
    The amount of the valuation allowance is reviewed annually.

  D. NONCURRENT ASSETS AND LIABILITIES

  Company policy regarding accounting for goodwill is presented in Note A, "Accounting Policies. " The increase in goodwill and other intangibles in 1994 primarily represents purchased technology and customer base and goodwill acquired in the purchase of Tesseract Corporation ("Tesseract") as further described in Note L, "Investing Activity. " In 1993, the Company began incurring capitalizable costs, incremental to normal operations, of internally developed software which will become an integral part of its revenue-producing payroll processing system. The net amounts of these capitalized costs at December 31, 1994 and 1993 are $12.9 and $4.1, respectively, and are included in other noncurrent assets. Amortization of these costs will be over a 3 to 5 year period beginning in 1995 as elements of the payroll processing system become operational.
    Prepaid pension cost includes the net pension asset related to funded plans for U.S. and Canadian employees and the intangible asset related to the Company's supplemental plan, as further described in
  Note I.
    The liability for employee benefit plans includes postretirement and postemployment plans and the supplemental pension plan as further described in Note I.

                                    December 31,
  Goodwill and Other Intangibles    1994   1993
  Goodwill                        $ 97.1  $ 37.2
  Accumulated amortization           5.2     1.8
                                    91.9    35.4
  Other intangible assets           41.6     6.5
  Accumulated amortization           5.5     4.5
                                    36.1     2.0
                                  $128.0  $ 37.4


  E.  STOCKHOLDERS' EQUITY

  Preferred Stock
  From a class of preferred stock with 750,000 authorized shares (the "Preferred Stock"), the Company's Board of Directors designated a series consisting of 50,600 such shares as 5 1/2% Cumulative Convertible Exchangeable Preferred Stock, par value $100 per share (the "5 1/2% Preferred Stock"). In December 1993, the Company completed the sale in an underwritten public offering of 4,400,000 depositary shares, each representing a one one-hundredth interest in a share of 5 1/2% Preferred Stock, for $50 per share, or net cash proceeds of $213.0, and received a commitment from the underwriters to purchase an additional 320,000 depositary shares, at $50 per share. The underwriters' commitment is reported as an other receivable of $15.5 at December 31, 1993, which was collected in early January 1994. The proceeds were used primarily to retire the Company's 8/% Convertible Subordinated Debentures Due June 15, 2011 (the "8/% Debentures") with the remainder to be used for working capital and other general corporate purposes.
    Dividends on the 5 1/2% Preferred Stock and depositary shares are cumulative from the date of issuance and payable on a quarterly basis commencing on March 31, 1994. The depositary shares are convertible at the option of the holder into common stock of the Company at a conversion price of $22.72 per common share, subject to adjustment under certain conditions. The depositary shares are redeemable, in whole or in part, at the option of the Company, at any time on or after December 31, 1996, initially at a redemption price per share of $51.10 and thereafter at prices declining to $50.00, in all cases plus accrued and unpaid dividends to the redemption date. The depositary shares are exchangeable, in whole but not in part, at the option of the Company, on any quarterly dividend payment date on or after December 31, 1995, for the Company's 5 1/2% Convertible Subordinated Debentures due 2008 at a rate of $50.00 principal amount of such Debentures for each depositary share. The 5 1/2% Preferred Stock and depositary shares are non-voting except that holders will be entitled to vote as a separate class to elect two directors if the equivalent of six or more quarterly dividends shall be in arrears, until the dividends in arrears are paid in full.
    The 108,591 shares of 4 1/2% Cumulative Preferred Stock issued and outstanding at December 31, 1991, were redeemed at par value of $100 per share in July 1992 in connection with the spin-off of Control Data Systems.

  Common Stock,                                                  Shares                        Additional
  Additional Paid-In Capital                                    Treasury               Common    Paid-In   Accumulated
  and Accumulated Deficit                         Outstanding    Stock       Issued     Stock    Capital      Deficit

  Balance December 31, 1991                        42,530,122    196,738   42,726,860   $21.4     $582.8      $(170.0)
  Exercises of stock options                          277,750                 277,750     0.1        2.2
  Forfeitures of restricted stock                      (4,000)     4,000
  Net loss                                                                                                     (392.5)
  Preferred stock dividends                                                                                      (0.3)
  Dividend of Control Data Systems stock                                                                       (136.3)
  Balance December 31, 1992                        42,803,872    200,738   43,004,610    21.5      585.0       (699.1)
  Exercises of stock options                          252,851                 252,851     0.1        2.3
  Restricted stock awards                             119,000   (119,000)                           (0.2)
  Net loss                                                                                                      (30.4)
  Sale of 5 1/2% Preferred Stock depositary shares                                                 223.8
  Preferred stock dividends                                                                                      (0.3)
  Issued for purchase of Systems Tax Service        1,005,908               1,005,908     0.5       13.3
  Balance December 31, 1993                        44,181,631     81,738   44,263,369    22.1      824.2       (729.8)
  Repurchase of common shares                         (70,000)    70,000
  Exercises of stock options                          462,462    (33,708)     428,754     0.2        4.4
  Restricted stock awards                             827,500     (4,500)     823,000     0.5       21.4
  Net earnings                                                                                                   78.6
  Sale of 5 1/2% Preferred Stock depositary shares                                                  (0.4)
  Preferred stock dividends                                                                                     (13.0)
  Balance December 31, 1994                        45,401,593    113,530   45,515,123   $22.8     $849.6      $(664.2)

  Authorized but unissued or treasury common shares reserved for future issuance as of December 31, 1994, included 4,770,619 shares for exercise of stock options and awards of restricted stock, as discussed in Note J, and 10,384,000 shares for conversion of 5 1/2% Preferred Stock depositary shares.

                                                      December 31,
  Other Stockholders' Equity Items               1994      1993       1992

  Foreign currency translation adjustment      $ (2.2)   $ (2.0)    $ (1.0)
  Restricted stock awards                       (17.6)     (2.2)      (0.5)
  Pension liability adjustment                   (4.2)     (4.1)      (2.9)
  Treasury stock, at cost                        (2.4)     (1.6)      (3.9)
  Total                                        $(26.4)   $ (9.9)    $ (8.3)

  F. SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS

                                                  Years Ended December 31,
  Other Expense (Income)                            1994     1993     1992
  Foreign currency translation expense (income)   $ (0.1)  $ (0.4)  $ (2.3)
  Loss (Gain) on sale of assets                      0.6     (0.9)     0.2
  Other expense (income)                            (2.8)    (1.0)    (1.6)
  Equity in loss (earnings) of affiliates            0.3     ---       0.6
  Share of partnership loss (earnings)              (1.2)    (1.2)    (3.8)
      Total                                       $ (3.2)  $ (3.5)  $ (6.9)

  Other Data
  Provision for doubtful accounts                 $  0.9   $  1.7   $  1.0
  Research and development                        $ 35.4   $ 33.4   $ 30.5
  Amortization of goodwill                        $  3.4   $  1.5   $  0.6
  Royalty costs                                   $ 12.7   $ 28.4   $ 30.8

  G. SEGMENT DATA

  Industry Segments
  Information concerning the continuing operations of Ceridian appears in the accompanying Industry Segment Data table. The two industry segments are Information Services and Defense Electronics.
    The Information Services segment consists of Employer Services and Arbitron, along with a small services business sold in May 1994. The Information Services businesses collect, manage and analyze data on behalf of customers, and report information resulting from that process to customers. The products and services provided by the Information Services businesses address specific information management needs of other businesses to enable them to operate more
  efficiently and effectively.   The technology-based product and
  services of the Information Services businesses are typically provided through long-term customer relationships that result in a high level of recurring revenue.
    Employer Services offers a broad range of services designed to help employers manage their work forces more effectively, including payroll processing, payroll tax filing, human resource information services, consulting services and employee assistance programs. During 1994, Employer Services acquired a number of businesses, the largest of which was Tesseract, as further described in Note L, "Investing Activity. " Arbitron is the leading provider of radio audience measurement information in terms of revenue and market share, and also provides media and marketing information, including information regarding product purchasing decisions, to broadcasters, cablecasters, advertising agencies and advertisers. Arbitron's proprietary data regarding radio audience size and demographics is provided to customers through multi-year subscription agreements.
    The Defense Electronics segment, consisting of Computing Devices International, develops, manufactures and markets electronic systems, subsystems and components, and provides systems integration and other services, primarily to government defense agencies. The "other" category includes corporate center operations, businesses disposed of but reported as continuing operations, and net assets of discontinued operations. Intersegment sales are not material.

  Major Customers
  Revenue in 1994, 1993 and 1992, respectively, included sales under prime contracts or subcontracts to the U.S. government of $226, $232 and $239 and the Canadian government of $173, $137 and $95, substantially all of which are reported in the Defense Electronics segment. Of the sales to the Canadian government, $154 in 1994, $105 in 1993 and $69 in 1992 were from the Iris contract.


                                  Information     Defense
  Industry Segment Data             Services   Electronics  Other  Consolidated

  1994
  Revenue                           $430.0      $486.3    $  ---      $916.3
  Earnings (Loss) before
   interest and taxes               $ 58.6      $ 30.6    $(13.0)     $ 76.2
  Identifiable assets               $247.3      $210.0    $233.0      $690.3
  Capital expenditures              $ 23.5      $ 13.4    $  0.6      $ 37.5
  Depreciation                      $ 14.4      $ 10.1    $  1.6      $ 26.1

  1993
  Revenue                           $424.8      $461.3    $  ---      $886.1
  Earnings (Loss) before
   restructure, interest and taxes  $ 36.9      $ 27.0    $ (7.0)     $ 56.9
    Restructure gain (loss)          (75.9)       (5.5)     14.4       (67.0)
  Earnings (Loss) before
   interest and taxes               $(39.0)     $ 21.5    $  7.4      $(10.1)
  Identifiable assets               $133.8      $209.7    $272.2      $615.7
  Capital expenditures              $ 16.3      $ 10.6    $  0.9      $ 27.8
  Depreciation                      $ 15.7      $  8.7    $  1.1      $ 25.5

  1992
  Revenue                           $408.7      $412.4    $  9.2      $830.3
  Earnings (Loss) before
   restructure, interest and taxes  $ 33.4      $ 20.8    $ (3.5)     $ 50.7
    Restructure gain (loss)          (30.9)       (1.1)    (44.2)      (76.2)
  Earnings (Loss) before
   interest and taxes               $  2.5      $ 19.7    $(47.7)     $(25.5)
  Identifiable assets               $128.7      $232.1    $190.8      $551.6
  Capital expenditures              $ 10.0      $  8.8    $  0.5      $ 19.3
  Depreciation                      $ 13.5      $  7.9    $  1.5      $ 22.9

  Geographic Segments

  The Company's international operations consist of defense electronics operations primarily in Canada and, to a much lesser extent, in the United Kingdom. The United Kingdom operations are included in the consolidated financial statements from September 1992, the date of the acquisition of the 56% interest not previously held by the Company. Intersegment and export sales are not material. Geographic information concerning the Company's continuing operations appears in the accompanying Geographic Segment Data table. The amounts of the parent company's equity in net assets of and advances to international subsidiaries and branches were $47.9 and $37.0 at December 31, 1994 and 1993, respectively.
    Local currencies have been determined to be functional currencies for these operations. Foreign currency balance sheets are translated at the end-of-period exchange rates and earnings statements at the average exchange rates for each period. The resulting translation gains or losses are recorded as "foreign currency translation adjustment" in the stockholders' equity section of the balance sheet. Gains and losses from translation of assets and liabilities denominated in other than the functional currency of the operation are recorded in results of operations as "other expense (income)." Canadian operations include a significant number of contracts which either provide for exchange rate adjustments or are denominated in the U.S. dollar, which benefits the management of exchange rate risk.

  Geographic Segment Data          United States   International   Consolidated

  1994
  Revenue                              $ 658.2        $ 258.1        $ 916.3
  Earnings before interest and taxes   $  60.1        $  16.1        $  76.2
  Identifiable assets                  $ 554.4        $ 135.9        $ 690.3

  1993
  Revenue                              $ 670.2        $ 215.9        $ 886.1
  Earnings before restructure,
   interest and taxes                  $  44.8        $  12.1        $  56.9
    Restructure loss                     (65.5)          (1.5)         (67.0)
  Earnings (Loss) before
   interest and taxes                  $ (20.7)       $  10.6        $ (10.1)
  Identifiable assets                  $ 482.6        $ 133.1        $ 615.7

  1992
  Revenue                              $ 663.5        $ 166.8        $ 830.3
  Earnings before restructure,
   interest and taxes                  $  42.6        $   8.1        $  50.7
    Restructure loss                     (76.0)          (0.2)         (76.2)
  Earnings (Loss) before
   interest and taxes                  $ (33.4)       $   7.9        $ (25.5)
  Identifiable assets                  $ 423.5        $ 128.1        $ 551.6

  H. PROPERTY, PLANT AND EQUIPMENT

                                            December 31,
                                          1994       1993
  Property, plant and equipment
  At cost
     Land                               $  2.9     $  3.4
     Buildings and improvements           72.8       75.3
     Machinery and equipment             179.1      162.7
       Total                             254.8      241.4
  Accumulated depreciation               157.0      152.7
     Property, plant and equipment, net $ 97.8     $ 88.7

  I.  RETIREMENT PLANS

  Pension Benefits
  Ceridian maintains two defined benefit pension plans for U.S. employees which were closed to new participants effective
  January 1, 1995. Ceridian's Canadian and U.K. subsidiaries have defined benefit pension plans available to substantially all their employees which constitute a minor portion of the amounts reported in the accompanying tables. The plans' assets consist principally of equity securities, U.S. government securities, and other fixed income
  obligations and do not include securities of the Company.   Benefits
  under these plans are calculated on maximum or career average earnings and years of participation in the plans. U.S. employees participate in these plans by means of salary reduction contributions. Certain former employees are inactive participants in the plans. Employer cash contributions to the U.S. plans, during the respective plan years, amounted to $13.8 in 1994, $24.9 in 1993 and $2.3 in 1992.
  Retirement plan funding amounts are based on independent consulting actuaries' determination of the Employee Retirement Income Security Act of 1974 ("ERISA") funding requirements in the U.S. and local statutory requirements in other countries.
    Vested U.S. plan participants who have terminated employment after 1989 can elect to immediately receive a lump sum distribution as an alternative to receiving monthly benefits. These distributions totalled $32.7, $36.0 and $49.0 in the 1994, 1993 and 1992 plan years, respectively, and did not result in the recognition of any curtailment gain or loss.
    The Company also sponsors a nonqualified supplemental retirement plan for certain current and former U.S. employees which is not subject to ERISA benefit limitations, nor does it qualify for the benefit protection provided by ERISA. The projected benefit obligation at September 30, 1994 and 1993 for this plan was $19.2 and $19.7, respectively, and the net periodic pension cost was $2.1 for 1994, $2.2 for 1993 and $2.2 for 1992. The Company recorded a reduction in stockholders' equity of $0.1 in 1994, $1.2 in 1993 and $1.7 in 1992, which represents the increase in the excess of its minimum liability under this plan over the allowed carrying amount of the related intangible asset.

     A defined contribution plan, satisfying the requirements of IRC 401(k) and to which the Company may make contributions, has been available to most U.S. employees, but effective January 1, 1995, is available only to those U.S. employees who participate in a company-sponsored defined benefit pension plan. The cost recognized by the Company with respect to this plan was $2.9 in 1994, $1.9 in 1993 and $1.8 in 1992. A second 401(k) defined contribution plan, to which the Company may also make contributions, was established effective January 1, 1995, for U.S. employees not participating in a Company-sponsored defined benefit plan.

  Funded Status of Defined Benefit                      September 30,
  Retirement Plans at Measurement Date                 1994       1993
   Actuarial present value of obligation:
      Vested benefit obligation                     $ 585.5    $ 641.5

      Accumulated benefit obligation                  589.4      645.2

      Projected benefit obligation                  $ 648.7    $ 703.7
   Plan assets at fair value                          654.5      698.4

   Plan assets in excess of (less than) projected
    benefit obligation                                  5.8       (5.3)
   Unrecognized net (gain) or loss                     44.8       39.6
   Prior service cost                                  35.4       39.7
   Unrecognized net asset                             (12.7)     (15.3)

   Net pension asset recognized in the
     consolidated balance sheet                     $  73.3    $  58.7

   The assumptions used in determining the funded status information are as follows:

                                     Rate of            Long-term Rate
             DiscountRate       Salary Progression    of Return on Assets
          U.S. International   U.S.   International   U.S.  International
    1994  8.25%  7.5 - 8.0%     4.5%    6.0 - 7.0%     9.0%    8.0 - 9.0%
    1993  7.25%  7.5 - 8.0%     4.0%    6.0 - 7.0%     9.0%    8.0 - 9.0%
    1992  8.0%   8.0 - 9.0%     4.5%    6.0 - 8.0%     9.5%    8.0 - 9.0%

    Net Periodic Pension Cost (Credit)               1994     1993    1992
    Service cost                                   $  6.1  $   6.0  $  6.2
    Interest cost on projected benefit obligation    51.5     52.2    54.3
    Actual return on plan assets                    (14.7)  (103.0)  (45.2)
    Net amortization and deferral                   (41.8)    47.5   (12.8)
          Total                                    $  1.1  $   2.7  $  2.5

  Postretirement Benefits
  Ceridian provides health care and life insurance benefits for eligible retired employees, including individuals who retired from operations of the Company that were subsequently sold or discontinued.
    The Company sponsors several health care plans for both pre- and post-age 65 retirees. Plans offered include a managed care option, HMOs where available, and a catastrophic plan for pre-age 65 retirees. Post-age 65 retirees have the choice of a company-sponsored Medicare supplement plan or HMO Medicare plan. Company contributions to these plans differ for various groups of retirees and future retirees. Employees hired on or after January 1, 1992, will be allowed to enroll in company-sponsored plans at retirement, but receive no company subsidy. For employees hired before January 1, 1992, and retiring in 1992 or later, the Company subsidizes pre-age 65 coverage only. The Company's subsidy is a fixed dollar contribution determined at retirement equal to 2.5% of the catastrophic plan cost for each year of service. Employees who retired prior to 1992 are subject to various cost-sharing policies depending on when retirement began and eligibility for Medicare. This is a closed group of retirees. Most retirees outside the United States are covered by governmental health care programs, and the Company's cost is not significant.
    As described in Note A, Ceridian adopted FAS 106, effective
  January 1, 1992, with respect to retiree health care and life benefits.
  The cumulative effect of this change in accounting was a charge of $41.8, which, combined with $14.0 previously accrued in connection with the disposition of businesses, provided an accrued benefit obligation of $55.8.
    The following tables present the funded status of the plan, reconciled to the accrued postretirement benefit cost recognized in the Company's balance sheet at December 31, 1994 and 1993, and the components of the net periodic postretirement benefit cost for the three years ended December 31, 1994. The Company does not prefund these costs.


  Funded Status of Postretirement
    Health Care and Life Plans
                                      December 31,
                                      1994   1993
  Accumulated postretirement
   benefit obligation:
  Retirees                           $42.9  $47.3
  Fully eligible active
    participants                       3.2    5.0
  Other active participants            6.8   11.2
                                      52.9   63.5
  Unrecognized net gain (loss)         3.7   (7.6)
    Accrued benefits cost            $55.6  $56.9

  Current portion                    $ 6.0  $ 6.0
  Noncurrent portion                  50.6   49.9
   Total                             $56.6  $55.9

  Net Periodic Postretirement
  Benefit Cost
                             1994    1993     1992
  Service cost of
    benefits earned          $0.3    $0.4     $0.4
  Interest cost on
    benefit obligation        4.0     4.4      4.0
  Other                       ---     ---     (2.0)
   Net periodic
     benefit cost            $4.3    $4.8     $2.4

    The assumed health care cost trend rate used in measuring the benefit obligation is 14.0% pre-age 65 and 10% post-65 in 1994, declining at a rate of 1% per year to an ultimate rate of 5.75% in 2003 pre-age 65 and 1999 post-age 65. A one percent increase in this rate in each year would increase the benefit obligation at December 31, 1994 by $3.5 and the aggregate service and interest cost for 1994 by $0.3. The weighted average discount rates used in determining the benefit obligation at December 31, 1994 and 1993 are 8.25% and 7.25%, respectively.

  J. STOCK  PLANS

  During 1993, the 1993 Long-Term Incentive Plan ("1993 LTIP") was adopted to succeed a similar plan adopted in 1990. The 1993 LTIP authorizes the issuance until February 1996 of up to 3,000,000 common shares in connection with awards of stock options, restricted stock, stock appreciation rights and performance units to key executive and managerial employees. The exercise price of stock options issued under the 1993 LTIP may not be less than the fair market value of the underlying stock at the date of grant. An option generally becomes exercisable as to one-third of the shares subject to the grant each January 1 falling at least six months after the date of grant, and expires not later than ten years after grant. The 1993 LTIP provides for the accelerated exercisability of options and the accelerated lapse of transfer restrictions on restricted stock if a participant's employment terminates for specified reasons within two years of a change of control of the Company.
    During 1994, 828,000 common shares, restricted as to transferability and subject to possible forfeiture, were awarded pursuant to the 1993 LTIP to senior executives under a performance restricted stock program. Under the terms of these awards, up to one-third of the shares awarded are eligible to vest as of April 30, 1996 and 1997 with the remaining one-third and any shares not previously vested eligible to vest on April 30, 1998, but vesting will occur only if the executive is still employed by the Company on those dates and only to the extent that the total return to holders of Ceridian common stock over two, three and four year performance periods ending on those dates meets certain prescribed levels as compared to other companies in the S&P 500. Of the shares eligible to vest on any given date, generally 25% of the shares would vest if the Company's total return to stockholders over the applicable performance period is at least at the 60th percentile of companies in the S&P 500, 50% would vest at the 75th percentile, and 100% would vest at the 90th percentile. If the 60th percentile is not achieved, no shares would vest on that date. Shares which have not yet vested as of the end of the third performance period will be forfeited.
    In 1993, the Company established the 1993 Non-Employee Director
  Stock Plan which provides for the issuance of up to 50,000 common shares in connection with awards of stock options and restricted stock to non-employee directors of the Company. Under this plan, each such director receives a one-time grant of 1,000 shares of restricted stock upon election to the Board, and receives an annual stock option grant covering 1,000 shares upon re-election. Options to purchase 14,000 shares and 9,000 shares of restricted stock have been awarded under this plan as of December 31, 1994.
    In connection with the 1994 acquisition of Tesseract, the Company adopted the Tesseract Long-Term Incentive Plan pursuant to which options to acquire up to 500,000 shares of the Company's common stock may be awarded to employees of Tesseract. In connection with the 1993 acquisition of Systems Tax Service, the Company adopted the STS Special Incentive Plan pursuant to which 107,000 shares of restricted stock were awarded to senior executives of STS.
    In July, 1994, the Company's Board of Directors authorized the repurchase by the Company of up to 2,000,000 of its outstanding common shares for the purpose of providing shares to be issued under the Company's stock-based compensation plans, thereby reducing dilution of common stockholders' equity. At December 31, 1994, the Company had repurchased 70,000 shares for this purpose.
    Accounting for restricted stock awards does not affect total stockholders' equity. The restricted stock award account, representing unearned compensation, will be reduced as compensation expense is charged to operations. Compensation expense is estimated based on the number of awarded shares expected to become unrestricted at each vesting date and the market price of Ceridian common stock at the end of the reporting period. The amount of compensation expense charged to 1994 operations under the performance-based program was $5.9.

                                 Option Price                                 Available
   Stock Plans                      Per Share    Outstanding   Exercisable    for Grant

   At December 31,1991          $ 8.25-$52.81      2,210,454       763,466      543,631
   Spin-off adjustment             7.09-40.24        309,067       104,904          ---
   Granted                         8.75-15.88      1,002,272                 (1,002,272)
   Became exercisable              7.09-18.57                      729,377
   Exercised                       7.52-12.38       (277,750)     (277,750)
   Canceled                        8.38-52.81       (462,264)     (370,625)     462,043
   Expired                        26.00-30.81         (4,320)       (4,320)
   At December 31, 1992         $ 7.09-$40.24      2,777,459       945,052        3,402
   Authorized                                                                 3,157,000
   Granted                        14.25-19.13      1,069,965                 (1,069,965)
   Became exercisable              7.09-15.96                      401,174
   Exercised                       7.30-16.27      (252,851       (252,851)
   Canceled                        7.52-14.75       (40,557)           (93)      40,557
   Expired                         7.30-32.29           467            467
   Awards of restricted stock                                                  (119,000)
   At December 31, 1993         $ 7.09-$40.24     3,554,483      1,093,749    2,011,994
   Authorized                                                                   500,000
   Granted                        19.13-26.38     1,388,855                  (1,388,855)
   Became exercisable              7.52-23.63                      731,702
   Exercised                       7.52-24.45      (462,462)      (462,462)
   Canceled                        7.52-24.13      (261,394)        (4,278)     265,821
   Expired                        24.44-40.24        (5,928)        (5,928)      (1,895)
   Awards of restricted stock                                                  (830,000)
   At December 31, 1994         $ 7.09-$31.74     4,213,554      1,352,783      557,065
   Average option price         $16.92

  K. FINANCING ARRANGEMENTS

  Debt obligations activity in 1994 involved minor transactions primarily involving short-term debt of the Company's U.K. subsidiary, payment of maturities on existing debt of the Company's Canadian and U.K. subsidiaries and obligations related to business acquisitions.
  U.K. subsidiary debt of $6.4 at December 31, 1994, was secured by a lien on the subsidiary's assets which were carried at $39.9 at that date.
    During May 1994, the Company concluded a one year extension of its $35 million domestic revolving credit facility. Under the terms of the extension, the Company will be provided with credit availability equal to the lesser of $35 million or 75% of the amount of its eligible accounts receivable until May 30, 1995, all of which may be used to obtain revolving loans or standby letters of credit which may not have a final expiration date later than May 30, 1996. The credit facility as extended is unsecured. At December 30, 1994, there were $1.6 in letters of credit and no revolving loans outstanding under the facility.
    Letter of credit fees are generally equal to 0.60 % per annum of the amount of each letter of credit, unless the letter of credit involves a payment guarantee, in which case the rate is 1.20 % per annum. The commitment fee on the unused portion of the facility is 0.30 % per annum. Borrowings under the Credit Agreement are available at Bank of America's reference rate. Under the terms of the extended facility, the Company must maintain a minimum consolidated net worth which is subject to increase based on the Company's net earnings after December 31, 1993, and certain equity contributions to the Company after the same date. As of December 31, 1994, the Company was in compliance with this covenant by $29.0. The Company is also required to achieve a prescribed level of operating earnings on a rolling four quarter basis, and is subject to additional covenants which limit debt, liens, contingent obligations, operating leases, investments, cash dividends on common stock, cash repurchases of stock, acquisitions and divestitures. The Company continues to be in compliance with all covenants associated with this credit facility. In December 1993, the Company redeemed at 102.55% the $163.5 outstanding principal amount of its 8 1/2% Debentures resulting in a cash expenditure of $168.1 and an extraordinary loss from early retirement of debt of $8.4, including
  $3.8 of unamortized debt issuance costs. Other debt activity in 1993 primarily involved prepayment of $4.4 on a mortgage on the headquarters of the Company's Canadian subsidiary and utilization of credit lines maintained by the Company's U.K. subsidiary.
    The primary changes in debt during 1992 included the payment of $7.4 of secured notes of a windpower partnership, the establishment of a $6.7 mortgage obligation on a new facility in Canada, the addition of $15.5 of revolving and medium-term debt through the acquisition of the U.K subsidiary, and the payment of $6.9 of such revolving debt before the end of 1992.


                                                                   December 31,
  Debt Obligations                                                  1994   1993
  Short-term debt                                                 $ --    $ 1.6
  Mortgages payable                                                  9.7   10.1
  Other long-term debt obligations                                   9.0    7.7
    Total debt obligations                                          18.7   19.4
      Less short-term debt and current portions of long-term debt    1.2    3.1
  Long-term obligations, less current portions                    $ 17.5  $16.3

  Aggregate Amounts of  Maturities at December 31, 1994
                        1995   1996   1997   1998   1999  Thereafter    Total

  Mortgages payable*   $ 0.2  $ 0.2  $ 0.2  $ 0.2  $ 0.2       $ 8.7   $  9.7
  Other                  1.0    1.4    5.8    0.8   --          --        9.0
             Total     $ 1.2  $ 1.6  $ 6.0  $ 1.0  $ 0.2       $ 8.7   $ 18.7

  *$3.6 prepaid in January 1995.

  L.  INVESTING ACTIVITY

  In May 1994, Ceridian sold TeleMoney Services and related network and computer center operations to First Data Resources Inc. and received $24.3 of net cash proceeds. Under the sale agreement, the Company committed to use certain data services to be provided by the sold operation on a take-or-pay basis over a period ending April 30, 1995, to provide at no cost temporary facilities for certain of the sold operations, and to certain other obligations, all of which were recorded as restructure reserves. After consideration of these obligations and the carrying value of net assets sold, the Company recognized a restructuring gain from the sale of $7.8.
    In June 1994, Ceridian acquired all of the outstanding stock of Tesseract Corporation. Tesseract provides integrated payroll, human resource management and benefits administration software systems, and related services. The acquisition, which was accounted for as a purchase, used $54.3 in cash, including the purchase price of $60.0 and direct acquisition costs of $1.5, reduced by cash acquired of $7.2. In addition to cash acquired, the Company received assets valued at $9.9 and liabilities, primarily deferred income, of $28.2. The Company also recorded intangible assets, primarily related to Tesseract's customer base and technology, valued at $37.0 with amortization periods ranging from 10 to 20 years, and goodwill of $35.6 with a life of 20 years.
    Over the course of 1994, but primarily in fourth quarter, Ceridian acquired or invested in several small businesses which, collectively, resulted in a net cash expenditure of $11.3 and the recording of $5.6 of assets, $14.4 of liabilities and $20.1 of goodwill and other intangible assets with amortization periods ranging from 5 to 15 years. These acquisitions had little impact on Ceridian's 1994 operations.
     In October 1993, the Company purchased Systems Tax Service, Inc. ("STS"), a California-based payroll tax filing processor, for 1,005,908 shares of Ceridian common stock. After consideration of restrictions on resale of the shares and other direct acquisition costs, the transaction was valued at $18.8 and resulted in the recording of goodwill and other intangible assets of $21.1 to be amortized over a 15-year period.
    In June 1993, the Company sold a 90% interest in its Barrios Technology, Inc. subsidiary to the management of that business and received a $5.2 promissory note. In fourth quarter 1994, the carrying value of the note was reduced to an estimated realizable value of $0.8 by a $3.7 charge to operations.
    Effective January 1, 1992, Ceridian contributed capital assets and deferred assets of Arbitron to the CMR joint venture formed with VNU Business Information Services, Inc. ("VNU") in return for $32.5 in cash and a half interest in the venture valued at $9.8. As a result of this transaction, the Company recognized a restructure gain of $7.6, representing the excess of the cash received over the carrying amount of the assets contributed to the venture. In December 1994, the Company sold its interest in the CMR joint venture to VNU in exchange for a 50.5% interest in a partnership into which the business and assets of VNU's Scarborough Research Corporation subsidiary had been placed, resulting in no gain or loss.
    During third quarter 1992, the Company received a prepayment of $37.9 on its 12% note receivable, due October 1, 1995, from Seagate Technology, Inc. and agreed to reduce the interest rate on the remaining balance of $10.0 to 7.7%. The Company also received a prepayment of the $6.0 remaining balance on a 12% long-term note receivable from Information Resources, Inc.
    At the end of third quarter 1992, Ceridian purchased the remaining 56 percent equity interest in an affiliated U.K. company, Computing Devices Company Limited ("CDCL UK"), for $10.8, of which $5.4 was recorded as goodwill to be amortized over a 20-year period.

                                                      December 31,
  Investments and Advances                      1994     1993      1992
  Beginning balance                           $ 28.2   $ 30.3    $ 57.3
  Investment in CMR joint venture              (11.6)     0.2      11.4
  Partial payment of note from Seagate                            (37.9)
  Adjustment for consolidation of CDCL UK                          (4.3)
  Other activity, net                           (2.1)    (2.3)      3.8
  Ending balance                              $ 14.5   $ 28.2    $ 30.3

  At December 31, 1994, all  investments were accounted for by the cost method.

  M. LEASING ARRANGEMENTS AS LESSEE

  Ceridian conducts a substantial portion of its operations in leased facilities. Most such leases contain renewal options and require payments for taxes, insurance, and maintenance. Although in most cases management expects that leases will be renewed or replaced by other leases in the normal course of business, downsizing activities in recent years have resulted in a diminished need for such renewals and replacements, and increased subletting of leased facilities and assignment of leases. In connection with these assigned leases, Ceridian remains secondarily liable for future rental obligations totaling $41.4 at December 31, 1994. The Company does not anticipate any material nonperformance by the assignees of these leases, which principally involve Control Data Systems and Seagate Technology, Inc.
    Virtually all leasing arrangements for equipment and facilities are operating leases and are not included in the consolidated balance sheets. The rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include obligations related to idle or disposed facilities which have been recorded as liabilities in the consolidated balance sheet as the result of restructuring actions.
    The amounts of rental expense and sublease income for each of the three years ended December 31, 1994 appear in the following table.

  Rental Expense         1994         1993       1992
  Rental expense         $38.5       $41.2      $49.3
  Sublease rental income  (2.7)       (2.4)      (4.0)
   Net rental expense    $35.8       $38.8      $45.3

    Future minimum noncancelable lease payments and related sublease income, on operating leases existing at December 31, 1994 which have an initial term of more than one year, are described in the following table.

  Future Minimum Lease Payments
                      Sublease
               Lease   Rental
             Payments  Income    Net
  1995         $30.9    $2.6   $28.3
  1996          26.7     2.3    24.4
  1997          23.7     2.4    21.3
  1998          19.4     2.3    17.1
  1999          17.7     2.3    15.4
  Thereafter    47.0    10.0    37.0


  N.  COMMITMENTS AND CONTINGENCIES

  In January 1995, Ceridian entered into a technology services agreement with Integrated Systems Solutions Corporation ("ISSC"), a wholly-owned subsidiary of IBM Corporation. Under the technology services agreement, whose term extends through December 31, 2004, ISSC will provide centralized computer processing services required by the Company's Employer Services business for payroll processing customers nationwide. While the Company expects to spend approximately $110.0 over the term of the agreement, the future minimum noncancelable annual service charges payable by the Company are $4.0 in 1995, $5.6 in 1996, $3.5 in 1997 and $2.4 in 1998.
    At December 31, 1994, Ceridian held intermediate-term interest rate swap agreements with two financial institutions for an aggregate notional amount of $175.0 with no collateral required. The purpose of these agreements is to effectively convert a portion of the interest which the Company earns from deposits held by Employer Services on behalf of payroll tax filing customers from a floating to a fixed rate basis. The Company considers the risk of accounting loss through non-performance under these agreements to be negligible.
    Largely as a result of divestitures and the formation of certain cooperative ventures in recent years, the Company has agreed to incur or retain a variety of contingent liabilities. Most significantly, in connection with the spin-off of Control Data Systems, Ceridian agreed to indemnify the U.S. Pension Benefit Guaranty Corporation ("PBGC") if the Control Data Systems defined benefit pension plan is terminated in a distress termination and the PBGC is unable to recover the full amount of any unfunded benefit liabilities. The maximum amount of this contingent liability, included in the total below, is $16.0, which will decrease by $4.0 each July 31 beginning in 1996. The Company monitors all such contingent liabilities and has established restructure or other reserves for those which it believes are probable of payment. With respect to these contingent obligations, other than litigation, the Company believes that there is a possibility that it may be exposed to estimated losses totaling $25.0 as of December 31, 1994, if third parties fail to meet certain performance requirements. The Company does not anticipate such nonperformance.

  O.  LEGAL MATTERS

    Age Discrimination Litigation. Certain former employees, purporting to act on behalf of a class of former employees of the Company who were terminated after the age of 40, filed suit against the Company in U.S. District Court in Minnesota in 1990 alleging violations of the Age Discrimination in Employment Act. An earlier administrative proceeding before the Equal Employment Opportunity Commission involving some of the named plaintiffs was dismissed in October 1988. With the court's permission, plaintiffs invited all individuals in the alleged class to join as additional plaintiffs. About 1,100 former employees indicated a desire to do so. In addition, certain of the plaintiffs in this action, along with other individuals, filed two parallel age discrimination class action lawsuits in state court in Minnesota, which have been stayed pending resolution of the federal court action.
    In December 1992, the federal district court denied plaintiffs' motion for certification of the requested class of former employees, but ordered that putative class members would be allowed to file individual age discrimination claims against the Company. In response, eight complaints covering 419 of the putative class members were filed against the Company in early 1993. Later that year the Company made individual settlement offers to these plaintiffs, 92 of whom accepted offers in an aggregate amount of $0.6.
    In late 1993, the parties agreed to commence by September 1994 a series of three six-week test trials, each involving twelve randomly selected plaintiffs, that were to be determinative as to issues of liability, but not damage amounts (if any), with respect to the plaintiffs involved. The Company agreed to the test case process and has explored settlement opportunities principally because of the costs of defending these actions. In light of settlement discussions that occurred in the second quarter 1994 and the Company's estimates of costs to defend these actions, the Company established reserves totaling $15 million with respect to these cases in June 1994. The Company indicated at that time that it was prepared to either absorb that amount in settlement costs if settlement were to occur within a reasonable period of time or commit that amount to the defense of these actions, as a result of which the Company firmly believes it would prevail.
    The first test trial did not begin by the specified time, and counsel for the plaintiffs took the position that he did not wish to reinstitute the test trial process. As a result, the parties are proceeding with discovery pursuant to a schedule established by an earlier order of the court which contemplates discovery continuing into 1997. In late 1994, the federal district judge to whom these cases were assigned was appointed to the Eighth U.S. Circuit Court of Appeals, so the cases were reassigned to another district judge. That judge indicated in early 1995 that he wished to reconsider the earlier order denying collective treatment of these matters.

  Seagate Securities Litigation.
  In 1991, the Company and Lawrence Perlman, its chairman, president and CEO, were named as co-defendants in a lawsuit filed in U.S. District Court for the Northern District of California against Seagate Technology, Inc., certain of its present or former officers, and three investment banking firms. The plaintiffs purport to act on behalf of a class consisting of all purchasers of Seagate common stock during the period October 11, 1990 through June 26, 1991 (the "Class Period"). During the Class Period, the Company sold 10.7 million shares of Seagate common stock in a registered public offering.
    The plaintiffs allege that during the Class Period, the defendants acted in concert with each other to issue false and misleading public statements regarding Seagate's earnings, products and future prospects which artificially inflated the price of Seagate common stock during the Class Period and permitted the Company and the individual defendants to profit from stock sales during the Class Period. The plaintiffs allege that such conduct violated federal securities laws and also allege "controlling person" liability under those laws against, among others, the Company and Mr. Perlman. The Company believes that the claims against it and Mr. Perlman are without merit, and has notified Seagate that this matter and any expenses the Company incurs in connection therewith are subject to an indemnification obligation undertaken by Seagate at the time it issued the 10.7 million shares to the Company as partial payment for Seagate's purchase of the Company's Imprimis subsidiary.

  Other Matters. The Company is also involved in a number of other judicial and administrative proceedings considered normal in the nature of its current and past operations, including employment-related disputes, contract disputes and tort claims. It is anticipated that final disposition of some of these proceedings may not occur for several years.

    In the opinion of management, the final disposition of all current judicial and administrative proceedings will not, considering the merits of the claims and available reserves, have a material adverse effect on the Company's financial position or results of operations.

  SUPPLEMENTARY QUARTERLY DATA (Unaudited)        (Dollars in millions, except per share data)
                                                         1994                                    1993
                                            4th      3rd       2nd       1st       4th       3rd       2nd       1st
                                        Quarter  Quarter   Quarter   Quarter   Quarter   Quarter   Quarter   Quarter
   Revenue                               $234.1   $242.4    $218.5    $221.3    $226.9    $208.9    $225.9    $224.4
   Cost of revenue                        146.3    160.1     143.5     138.6     155.1     138.7     159.9     152.3
   Gross profit                            87.8     82.3      75.0      82.7      71.8      70.2      66.0      72.1
   Selling, general and administrative     57.2     51.3      48.2      48.8      47.9      44.4      42.8      43.0
   Technical expense                       13.1     13.6      11.7      10.9      11.4      12.6      12.4      12.2
   Other expense (income)                  (2.5)    (1.2)     0.1       0.4       (2.3)     (0.6)     (0.6)     -
   Restructure loss (1)                     -        -         -         -        67.0      -         -         -
   Earnings (Loss) before interest
     and taxes                             20.0     18.6      15.0      22.6     (52.2)     13.8      11.4      16.9
   Interest income                          2.8      2.7       3.2       1.9       2.6       2.0       2.1       1.6
   Interest expense                        (0.4)    (0.4)     (0.4)     (0.4)     (4.2)     (4.1)     (4.1)     (4.0)
   Earnings (Loss) before income taxes     22.4     20.9      17.8      24.1     (53.8)     11.7       9.4      14.5
   Income tax provision                     1.6      1.7       1.4       1.9       0.2       1.0       1.0       1.6
   Earnings (Loss) before
     extraordinary item                    20.8     19.2      16.4      22.2     (54.0)     10.7       8.4      12.9
   Extraordinary loss (2)                   -        -         -         -         8.4       -         -         -
   Net earnings (loss)                   $ 20.8   $ 19.2    $ 16.4    $ 22.2    $(62.4)   $ 10.7    $  8.4    $ 12.9
   Net earnings (loss) applicable
     to common stockholders (3)          $ 17.5   $ 16.0    $ 13.1    $ 19.0    $(62.7)   $ 10.7    $  8.4    $ 12.9
   Primary earnings (loss) per share:
     Before extraordinary item           $ 0.38   $ 0.35    $ 0.29    $ 0.42    $(1.24)   $ 0.25    $ 0.20    $ 0.30
     Extraordinary loss                    -        -         -         -        (0.19)     -         -         -
     Net earnings (loss)                 $ 0.38   $ 0.35    $ 0.29    $ 0.42    $(1.43)   $ 0.25    $ 0.20    $ 0.30
   Fully diluted earnings per share (4)  $ 0.37   $ 0.34    $ 0.29    $ 0.40
   Shares used in calculations
         (in thousands):
     Primary                             46,017   46,191    45,840    45,584    43,844    42,957    42,883    42,833
     Fully diluted                       56,401   56,575    56,224    55,968
   Common Stock-per share
   Market price ranges (5)
      High                               27 1/8   27 1/2    25 5/8    24 3/4    19 7/8    18 1/2    16 1/8    16 1/8
      Low                                23 1/2   24        21 1/2    18 1/2    17 1/2    14 3/8    13        14 3/8

   No cash dividends have been declared on common stock during the periods presented.

   (1) For details on restructuring activity, see Note B, "Restructure Loss and Discontinued Operations."
   (2) For details on the early retirement of debentures, see Note K, "Financing Arrangements."
   (3) As reduced by preferred stock dividends for calculation of primary earnings (loss) per share.
   (4) Fully diluted would not differ from primary earnings (loss) per share in 1993.
   (5) Source: New York Stock Exchange-Composite Transactions.