Form 10-K, Exhibit 13
period 1995-12-31
CERIDIAN CORP
filed 1996-03-26
CIK 109758


        SELECTED FIVE-YEAR DATA (Dollars in millions, except per share data)
                                                    1995         1994         1993         1992         1991
Revenue                                        $ 1,333.0    $ 1,177.8    $ 1,109.8    $ 1,031.1    $    953.3
Earnings (Loss) from continuing operations (1) $    97.5    $    97.7    $  (243.7)   $   (30.3)   $     54.1
Loss from discontinued operations (2)                -            -            -         (321.6)        (74.7)
Extraordinary loss (3)                             (38.9)         -           (8.4)       (20.5)         (1.2)
Cumulative effect of accounting
   change (FAS 106) (4)                              -            -            -          (41.8)          -
Net Earnings (Loss)                            $    58.6    $    97.7    $  (252.1)   $  (414.2)   $    (21.8)
Earnings Per Common Share (5)
  Continuing operations                        $    1.22    $    1.25    $   (3.79)   $   (0.48)   $     0.84
  Net earnings (loss)                          $    0.66    $    1.25    $   (3.92)   $   (6.48)   $    (0.35)
Shares used in calculations (in thousands)        69,352       67,626       64,452       63,939        63,848
Balance Sheet Data
Total assets                                   $ 1,126.1    $   977.5    $   850.8    $   989.9    $  1,409.7
Debt obligations                               $   209.9    $   238.4    $   250.7    $   415.0    $    458.4
Stockholders' equity (deficit) (6)             $   150.0    $    86.9    $    (8.9)   $    (3.7)   $    483.9
Equity (Deficit) Per Common Share (7)          $   (1.28)   $   (2.23)   $   (3.74)   $   (0.06)   $     7.41
Common shares outstanding at end of
   year (in thousands)                            67,277       66,723       65,503       64,125        63,851
Number of Employees at End of Year                10,200        9,500        9,600       10,500        11,300

Prior year amounts have been restated for the 1995 acquisitions of Resumix and Comdata by Ceridian as further described in Note J.
(1) Includes pooling expenses of $29.7 in 1995, restructuring loss (gain) of $67.0 in 1993, $76.2 in 1992, and
    $(16.2) in 1991 and the write-off of $230.3 of Comdata goodwill and other intangibles in 1993.  For additional information about the 1993 losses, see Note B to the consolidated financial statements.
(2) Relates to the disposition of Ceridian's automated wagering, energy management and computer products businesses.
(3) Relates to the early retirement of debt.  For additional information about the 1995 and 1993 losses, see Notes B and I to the consolidated financial statements.
(4) The Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than
    Pensions," in 1992.
(5) Fully diluted amounts do not differ from primary earnings (loss) per share for any year presented.
    Shares used in the fully diluted calculations in 1995 and 1994 were 79,736,000 and 78,010,000, respectively.
(6) The Company has not declared a cash dividend on common stock since 1985.  For information regarding the sale in 1993 of preferred stock with a redemption value of $236.0, see Note F to the consolidated financial statements.
(7) Computed by reducing stockholders' equity by the redemption value of outstanding preferred stock and dividing by the number of outstanding common shares at the end of the year.  Assuming that outstanding preferred stock were converted to common stock, the equity per common share would be $1.93 and $1.13 at December 31, 1995 and 1994, respectively.

                                                    1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Results of Operations
     Results for all periods include the historical results of Comdata Holdings Corporation ("Comdata"), acquired by the Company on December 12, 1995, and Resumix, Inc. ("Resumix"), acquired by the Company on August 31, 1995, and the effect of the issuance of shares of Ceridian common stock in those acquisition transactions, which were accounted for by the pooling-of-interests method.
     For 1995, the Company reported net earnings of $58.6 million, or $0.66 per fully diluted share of common stock, on revenue of $1,333.0 million, compared to net earnings in 1994 of $97.7 million, or $1.25 per fully diluted share, on revenue of $1,177.8 million. Included in the 1995 results is a $38.9 million extraordinary loss, or $0.56 per fully diluted share, resulting from the refinancing of certain debt of Comdata following its acquisition by the Company, $29.4 million of expenses associated with the acquisition of Comdata, and $9.5 million of balance sheet adjustments discussed below.
     For 1993, the Company reported a net loss of $252.1 million, or $3.92 per fully diluted share, on revenue of $1,109.8 million. Included in the 1993 results is the write-off by Comdata of $230.3 million of goodwill and other intangibles, a net restructure loss of $67.0 million, and an extraordinary loss of $8.4 million resulting from the redemption of Ceridian's 8 1/2% Convertible Subordinated Debentures Due June 15, 2011 ("8 1/2% Debentures").
     Comdata provides funds transfer, regulatory permit and other services to trucking companies at truck stops and other locations. Other trucking company services include debit card issuance and authorization, telephone services and backhaul information, all of which make use of the information processing or telecommunications capabilities of Comdata's proprietary computerized telecommunications network. Comdata also uses its network to provide cash advance services to the gaming industry using credit cards and debit services employing automated teller machines and similar devices. The Company issued 20,472,176 shares of its common stock to effect the acquisition of Comdata and reserved for issuance an additional 1,083,136 such shares in connection with the assumption of outstanding Comdata stock options. Resumix provides skills management software and services to enable an organization to manage large volumes of resume data to identify qualified candidates for hire and match them with available staffing needs, and to place current employees in new jobs or projects. The Company issued 849,010 shares of its common stock to effect the acquisition of Resumix and reserved for issuance an additional 104,642 such shares in connection with the assumption of outstanding Resumix stock options.

     The following table sets forth revenue for the last three years for the Company, its two industry segments, and the businesses that comprise those segments. Additional financial information regarding the Company's industry segments is contained in Note K, Segment Data, to the consolidated financial statements.
                                       1995       1994       1993
                                       (Dollars in millions)
Information Services Segment
  Arbitron                         $  137.2   $  121.3   $  172.2
  The Human Resources Group(1)        412.2      321.5      244.0
  Comdata Holdings Corporation        274.1      243.3      212.3
  Other Services(2)                    --          5.4       20.0
        Total Information Services    823.5      691.5      648.5

Defense Electronics Segment
  Computing Devices International     509.5      486.3      461.3

                Total Revenue      $1,333.0   $1,177.8   $1,109.8
__________________
(1) The Human Resources Group consists of the Company's Employer Services business (which includes the Company's Centre-file subsidiary), the Company's Tesseract, Resumix, User Technology and MiniData subsidiaries, and its Employee Advisory Resource business.
(2) Consists of revenue from TeleMoney Services and the Company's related network and computer center operations (collectively, "TeleMoney"), which were sold in May 1994.

     The following table sets forth the percentage of total revenue by industry segment, the gross profit of each industry segment as a percentage of that segment's revenue, and certain items in the consolidated statements of operations as a percentage of total revenue, for the periods indicated.

                                               Years Ended December 31,
                                         1995            1994            1993
Revenue:
  Information Services                   61.8%           58.7%           58.4%
  Defense Electronics                    38.2%           41.3%           41.6%
         Total revenue                  100.0%          100.0%          100.0%

Gross profit:
  Information Services                   51.4%           51.1%           45.2%
  Defense Electronics                    21.5%           19.5%           18.4%
  Total gross profit                     40.0%           38.0%           34.1%

Operating expenses
  Selling, general & administrative      23.2%           23.3%           22.4%
  Research and development                4.1%            3.4%            3.3%
  Other expense (income)                  2.5%           (0.3%)          (0.3%)
  Write-off of intangibles                --              --             20.8%
  Restructure loss                        --              --              6.0%
           Total operating expenses      29.9%           26.4%           52.2%
Earnings (loss) before interest & taxes  10.1%           11.6%          (18.1%)
Interest income (expense)                (1.4%)          (1.8%)          (3.5%)
Earnings (loss) before income taxes       8.7%            9.8%          (21.6%)
Income tax provision                      1.4%            1.5%            0.4%
Net earnings (loss) before
  extraordinary item                      7.3%            8.3%          (22.0%)
Extraordinary loss                       (2.9%)            --            (0.8%)
Net earnings (loss)                       4.4%            8.3%          (22.7%)


 1995 Compared with 1994

     The Company's revenue increased 13.2% from 1994 to 1995, reflecting revenue growth in Information Services of 19.1% and in Computing Devices of 4.8%. In Information Services, the Human Resources Group ("HRG") reported a revenue increase of 28.2%, Comdata an increase of 12.7% and Arbitron an increase of 13.1%. About 30% of the revenue growth in HRG was due to three acquisitions: the June 1994 purchase of Tesseract Corporation (Tesseract"), which provides integrated payroll, human resource management and benefits administration software systems; the December 1994 purchase of User
Technology Services, Inc., which provides training and other services to effectively utilize information management systems; and the October 1995 purchase of the Centre-file business, which provides payroll processing services and human resource management software in the United Kingdom.
Apart from these acquisitions, HRG's revenue increased 20.8% from 1994 to 1995, which included an increase in the average annual yield on the investment of payroll tax filing deposits from 4.24% in 1994 to 5.95% in 1995. Excluding also the additional revenue derived from increased investment yields, HRG's revenue increased 15.3% from 1994 to 1995. The majority of this revenue growth was in Employer Services, reflecting new customer installations for payroll processing services, a 17.8% increase in average invested tax filing balances to $1,021.6 million due to growth in the tax filing customer base, and the 1994 purchase of a tax filing customer base. Revenue also increased in Resumix, particularly from software maintenance products and services. HRG's revenue growth was restrained somewhat from 1994 to 1995, however, due to a 1.5 percentage point decrease in the retention rate during 1994 for existing payroll processing customers.
     Because of the significance to HRG's revenue of investment income from tax filing deposits, and the interest rate sensitivity of that income, the Company has entered into a series of seven interest rate collar transactions, each with a notional amount of $100 million, during 1995. These collars, which have remaining terms ranging from June 1996 to June 1999, have an average interest rate floor of 5.2%. HRG's revenue and profitability tend to be greater in the first and fourth quarters of each year because the volume of payroll items processed increases in those quarters in connection with employers' year-end reporting requirements, and because the amount of tax filing deposits also tends to be greatest in the first quarter.
     Comdata's revenue increase from 1994 to 1995 reflected 11.4% revenue growth from transportation services and 24.8% revenue growth from gaming services, increases that were partially offset by the February 1995 sale of Comdata's retail services division from which Comdata had derived $8.4 million more revenue in 1994 than in 1995. Apart from the March 1995 acquisition of Trendar Corporation ("Trendar"), which provides fuel purchase transaction processing systems to the transportation industry, revenue from transportation services increased 4.7%, or $6.7 million, from 1994 to 1995, reflecting increases in funds transfer revenue of 5.7% and in telecommunications revenue of 20.5%, which were partially offset by the discontinuance of certain products and by decreased sales of routing and scheduling software. The growth in funds transfer revenue included a $2.6 million increase in revenue from unsettled transactions. The rate of revenue growth from both funds transfer and telecommunications services was less than the rate of growth in the number of transactions processed. In the case of funds transfer services, this difference was due largely to a decrease in per transaction fees for most funds transfer services and greater transaction growth in lower fee services. These factors primarily reflect competitive pressures and continuing consolidation in the trucking industry, as a result of which larger trucking companies tend to have greater purchasing power and to more often utilize lower fee direct billing transactions. In the case of telecommunications services, the decrease in average fee per transaction was largely due to rate reductions introduced at the end of 1994 to stimulate transaction growth.
     The $23.2 million increase in revenue from gaming services was primarily attributable to an increase in the number of cash advance transactions at gaming establishments, but also included a $2.9 million increase in revenue from unsettled transactions and $1.9 million in revenue growth from debit services involving automated teller machines. The majority of the gaming transaction growth occurred in gaming locations outside of the traditional casino markets in Nevada and Atlantic City, and was attributable to new accounts that were added during 1994 and 1995. Comdata's revenue from gaming services tends to be greater in the second and third quarters of each year, corresponding to a higher level of vacation travel during those periods of the year.
     Comdata's services for the trucking and gaming industries require it to process millions of transactions annually over its network. In 1995, approximately 48 million transactions were processed, the vast majority involving the transfer of approximately $9.1 billion of funds. In a very small portion of these transactions, final settlement may not occur or drafts and settlements payable may not clear in the ordinary course of business, resulting in Comdata receiving unapplied funds in excess of funds transmitted on behalf of customers and their affiliates. It is Comdata's policy to take the amount of such unapplied funds into revenue as earned for goods and services rendered if the transactions are not definitively settled within a period of twelve months through the assertion of valid claims. It has been Comdata's experience that an insignificant number of claims for unsettled funds are asserted after such twelve month period. The amount of unsettled transactions included in Comdata's 1993, 1994 and 1995 revenue was $9.2 million, $8.7 million and $14.2 million, respectively. The increase from 1994 to 1995 was primarily due to an increase in the volume of transactions processed and the application of this policy to certain categories of transactions to which it had not previously been applied. As a result of Comdata's inability to settle definitively all funds transfer transactions, it may have contingent liabilities for unapplied fund balances, the magnitude of which cannot be determined. In certain cases, Comdata may have in its possession unclaimed or abandoned funds that may be payable to governmental authorities under state escheatment laws. Based on its past experience, Comdata does not believe that escheatment laws create material liabilities for it, although no assurances can be given that such liabilities will not be asserted in the future.
     Arbitron's revenue increased 13.1% from 1994 to 1995. Revenue from radio audience measurement services and analytical software, which comprises approximately 85% of Arbitron's revenue, increased 8.8% due to an increased rate of customer renewals, a higher percentage of syndicated ratings customers also subscribing for analytical software applications, and price increases related to increases in the sample size for radio surveys. The revenue increase from radio was complemented by a revenue increase resulting from the Company's year-end 1994 exchange of its interest in the Competitive Media Reporting ("CMR") joint venture for an interest in the Scarborough Research Partnership ("SRP"). As a result of this transaction, Arbitron no longer derives revenue from the sale of commercial monitoring services provided by CMR, but SRP's results are consolidated with Arbitron's.
     The revenue increase for Computing Devices from 1994 to 1995 was attributable to its international operations, with revenue from its Canadian operations, which accounted for 48.6% of Computing Devices' total 1995 revenue, increasing 8.7% and revenue from its United Kingdom operations, which accounted for 7.6% of Computing Devices' 1995 revenue, increasing 30.4%. Revenue from Computing Devices' U.S. operations decreased 2.6% in total, but 6.5% after excluding the purchase of Paragon
Imaging, Inc. in December 1994. The revenue increase in the Canadian operations was primarily due to its ground systems products, particularly a multi-year contract to develop and produce a light armored vehicle reconnaissance system, and the Iris contract to provide a communications system to the Canadian Department of National Defence. Although revenue from the Iris contract increased 6.5% from 1994 to 1995, performance under that contract has progressed to the point that the Company expects revenue from the contract to be essentially unchanged in 1996 and to decline moderately beginning in 1997. The revenue increase in the United Kingdom operations in large measure reflected progress on a multi-year reconnaissance systems contract.
     Gross Margin. The Company's gross margin improvement from 38.0% in 1994 to 40.0% in 1995 reflected margin improvement in both industry segments, particularly Computing Devices, and also the relatively greater revenue growth in the Information Services segment, which has higher gross margins than Computing Devices. The increase in Information Services' gross margin from 51.1% in 1994 to 51.4% in 1995 reflected not only gross margin improvements in Arbitron and HRG, but also the 1994 sale of TeleMoney, which had a very low gross margin. Partially offsetting these factors was a decrease in Comdata's gross margin. Arbitron's improvement was primarily a function of revenue mix, as low margin revenue from the sale of commercial monitoring services provided by CMR did not continue in 1995 as a result of the CMR/SRP transaction, and higher margin revenue from sales of radio audience measurement services and analytical software increased.
     The gross margin improvement in HRG was due principally to increased investment yields on tax filing deposits, generally higher gross margin (but not operating margin) levels in businesses acquired during 1994 and 1995, and gross margin increases in the smaller businesses in this group. Offsetting much of this improvement were increased levels of costs in Employer Services' tax filing and payroll processing operations. The increased costs in the tax filing operation were generally associated with increased staffing to deal with the rapid growth in business volume and an increased level of penalties and interest payments to taxing authorities. The increased costs and reduced gross margin in the payroll processing operation primarily relate to a longer than anticipated period of time to transition to a newly established national customer service center, incremental costs associated with Employer Services' internal development effort to upgrade its payroll processing software (referred to as "CII") by adapting the Tesseract payroll processing software to run in Employer Services' multi-customer data center environment and with the corresponding project to consolidate payroll processing utilizing the CII software in centralized facilities, the previously mentioned decrease in customer retention rate during 1994, and increased costs of supplies, particularly paper and forms.
     The most significant factors in the decrease in Comdata's gross margin were the relatively greater increase in revenue from gaming services, which has a lower gross margin than transportation services revenue, the increase in agent commissions paid to locations offering gaming cash advance services, and $4.0 million in 1995 balance sheet adjustments that included an increase in bad debt expense. Agent commissions increased from $43.4 million, or 46.3% of consumer and gaming revenue, in 1994 to $55.7 million, or 47.7% of such revenue, in 1995, reflecting both the increase in the volume of gaming transactions and competitive pressures. Partially offsetting the impact of the foregoing factors on Comdata's gross margin was the February 1995 sale of the retail services division, which had a very low gross margin.
     The improvement in Computing Devices' gross margin from 19.5% in 1994 to 21.5% in 1995 was due to improved gross margins in its U.S. operations, reflecting the completion of certain contracts, the movement of other contracts from the development phase into the production phase, and the effects of reduced employment levels on existing fixed price contracts. Although the gross margin on the Iris contract increased from 1994 to 1995, overall gross margins in Computing Devices' international operations were little changed and were generally lower than in the U.S. operations. In large measure, this reflects an increasing amount of revenue from contracts with a large subcontractor content, which tend to have lower gross margins.

     Operating Expenses. The most significant factor in the increase in the Company's operating expenses as a percentage of revenue from 1994 to 1995 was the $29.4 million of expenses associated with the acquisition of Comdata.
Apart from this factor, operating expenses for the Company increased from 26.4% of revenue in 1994 to 27.7% of 1995 revenue. This increase reflected increases in both Computing Devices and Information Services (the latter including $5.5 million in 1995 Comdata balance sheet adjustments), and the relatively greater revenue growth in Information Services, which has higher operating expenses as a percentage of revenue than Computing Devices.
     The slight decrease in the Company's selling, general and administrative ("SG&A") expenses as a percentage of revenue reflected a decrease in Information Services from 30.6% to 29.6% of revenue and a $3.2 million decrease in such expenses not attributable to either industry segment, factors that were substantially offset by the revenue mix issue noted earlier and an increase in Computing Devices' SG&A expenses from 10.7% to 11.4% of revenue. Information Services' selling expense as a percentage of revenue decreased 1.2 percentage points, primarily reflecting increased concentration of Employer Services' sales and marketing efforts on medium and large employers and increased revenue with which there is associated a lesser percentage of selling expense, such as revenue attributable to increased interest rates on tax filing deposits. General expense was essentially unchanged as a percentage of revenue for Information Services despite an increase of $6.0 million in amortization of goodwill and other intangible assets due to acquisitions made during 1994 and 1995, and Comdata's 1995 write-off of $1.9 million of goodwill related to the 1994 acquisition of RoTec, a developer of routing and scheduling software. The comparative general and administrative expenses for the Company as a whole were also affected by an increase in compensation expense of $5.4 million during 1995 associated with the Company's performance restricted stock plan, primarily as a result of the Company's favorable stock price performance during 1995. Also contributing to the increase in Computing Devices' SG&A expenses were increased amortization expense attributable to the December
1994 acquisition of Paragon Imaging and expenditures related to quality improvement programs.
     R&D expense increased from 2.5% to 3.2% of revenue in Computing Devices from 1994 to 1995, and from 1.7% to 2.0% of revenue in Information Services over the same period. The increase in Computing Devices primarily involved expenditures to upgrade and enhance existing technologies, while the increase in Information Services was largely due to the June 1994 acquisition of Tesseract and 1995 charges related to development costs in connection with Comdata's Windows-based management information software for trucking companies.
     Apart from the previously mentioned $29.4 million in expenses related to the Comdata acquisition, other expense in 1995 primarily consisted of Arbitron's partner's share of SRP's income, Computing Devices' share of the losses of a commercial satellite joint venture, and Comdata's loss on the sale of its retail services division.

     Earnings Before Interest and Taxes. The Company's earnings before interest and taxes ("EBIT") decreased $2.0 million, or 1.5%, from 1994 to 1995. Information Services' EBIT decreased $8.1 million, from 16.9% percent of revenue to 13.2% of revenue. Partially offsetting this decrease was a $3.1 million increase in Computing Devices' EBIT, from 6.3% to 6.6% of revenue, and a $3.0 million decrease in expenses not allocated to either industry segment, in large measure due to the compensation expense associated with the Company's restricted stock plan mentioned earlier.
Apart from the $29.4 million of Comdata acquisition expenses and accruals, the Company's EBIT would have increased $27.4 million, or 20.0%. Computed on that basis, the Company's EBIT as a percentage of revenue increased from 11.6% in 1994 to 12.3% in 1995, and Information Services' EBIT as a percentage of revenue decreased slightly from 16.9% to 16.8%, reflecting operating margin improvement in HRG that was offset by operating margin decreases in Comdata, due in large measure to the 1995 balance sheet adjustments, and to a much lesser degree in Arbitron.

     Interest Income and Expense. The $1.4 million increase in interest income from 1994 to 1995 primarily resulted from higher interest rates during 1995. The $1.6 million decrease in interest expense from 1994 to 1995 generally reflected slightly lower debt levels during the year.
     Taxes and Net Operating Loss Carryforwards. The Company's income tax provision increased from $4.0 million in 1993 to $17.5 million in 1994, and to $18.7 million in 1995. Amounts in the latter two years primarily represent tax charges related to Comdata prior to its acquisition by Ceridian, and amounts in all three years include tax charges related to Ceridian's international operations. Comdata's pre-acquisition effective tax rate increased during 1994 as a result of the utilization of most of Comdata's net operating loss carryforwards for U.S. federal income tax purposes ("NOLs"). Ceridian estimates that it currently has NOLs of $1,019 million, which may be used, to the extent available, to offset regular taxable income of the Company during the carryforward period (through 2008). If unused, the Company's NOLs would begin to expire in a modest amount in 1997. Although the Company expects that it will utilize its NOLs prior to their expiration, the losses which the Company has reported in three of the last five years have caused the Company to maintain a valuation allowance equal to the net deferred tax asset attributable to the existence of the Company's NOLs. The Company also has accrued $243 million of expenses for financial statement reporting purposes which are expected to be deductible for federal income tax purposes in future taxable years.
     Section 382 of the Internal Revenue Code of 1986, as amended, contains complex rules that place an annual limit on the amount of NOLs that a company may utilize after an "ownership change." Generally, an ownership change occurs on a given date if the aggregate of the increases in the percentage of stock owned by certain stockholders (generally those owning during the preceding three years 5% or more of the stock of the Company and those receiving stock in a new issuance during that three-year period) over the lowest percentage owned by such stockholders over the past three years exceeds 50 percentage points. Because the amount of the annual limit is computed by multiplying the equity value of the Company (generally the Company's market capitalization reduced by capital contributions made to the Company during the previous two years) immediately prior to an ownership change by the then applicable federal long-term tax exempt rate, the higher the Company's equity value at the time of an ownership change, the higher the resulting annual NOL limitation applicable to the Company. Although the Company does not believe that such an annual limitation on NOLs is currently applicable, events could occur, either within or outside the control of the Company, that would cause an ownership change and trigger the limitations of
Section 382.
      Extraordinary Loss. The Company's 1995 extraordinary loss of $38.9 million ($40.5 million on a pre-tax basis) represents $33.6 million in costs associated with the repurchase pursuant to a tender offer of substantially all of the $130 million in principal amount of Comdata's 12.5% Senior Notes due 1999 ("Senior Notes") and the $75 million in principal amount of Comdata's 13.25% Convertible Subordinated Debentures due 2002 ("13.25% Debentures") during December 1995, the redemption of the $6.2 million remaining principal amount of Comdata's 11% Junior Subordinated Extendible Notes due 1997 ("Junior Notes"), and the in-substance defeasance of such debt that remained outstanding at December 31, 1995, as well as the write-off of $6.9 million of deferred financing costs associated with such debt and Comdata's revolving credit agreement that was cancelled in December 1995.

1994 Compared with 1993

     Revenue. The 6.6% increase in Information Services' revenue from 1993 to 1994 was a function of 31.8% revenue growth in HRG and 14.6% revenue growth in Comdata being offset in large measure by decreased revenue from Arbitron and the sale of the TeleMoney business in April 1994. Slightly more than half of HRG's revenue growth was attributable to acquisitions, most significantly the October 1993 acquisition of the Systems Tax Service ("STS") tax filing business and the June 1994 acquisition of Tesseract.
Apart from acquisitions, HRG's revenue increased 15.8% from 1993 to 1994, primarily reflecting new payroll processing customer installations and an increased retention rate during 1993 for existing customers, and increased payroll tax filing revenue, due largely to a higher percentage of Employer
Services' payroll processing customers also utilizing its tax filing service. The investment income component of the revenue increase reflects average balances of payroll tax filing deposits in 1994 that were approximately 25% greater than Employer Services' and STS' combined balances in 1993, and an average yield on investments that was 4.23% compared to 4.00% in 1993. Also contributing to HRG's revenue growth was an a 60% increase in Resumix' revenue.
     Comdata's $31.0 million revenue increase from 1993 to 1994 reflected 12.5% revenue growth, or $15.5 million, from transportation services and 23.4% revenue growth, or $17.8 million, from consumer and gaming services. Revenue from Comdata's retail services division, which was sold in February 1995, decreased $2.3 million from 1993 to 1994. About 70% of the revenue growth in transportation services was due to the December 1993 acquisition of Saunders, Inc., which provides funds transfer, fuel tax, licensing and permit services, and the February 1994 acquisition of the assets of RoTec. Apart from acquisitions, transportation services revenue increased 3.6%, due primarily to revenue growth of 7.1% in funds transfer services. Restraining transportation services' revenue growth in 1994 was a revenue decrease of $2.6 million from the discontinuance of Comdata's in-cab communication service. The increase in revenue from gaming services was primarily due to an increase in the number of cash advance transactions at gaming establishments, including gaming locations outside of the traditional casino markets in Nevada and Atlantic City. These increases were partially offset by a $2.9 million reduction in revenue from nongaming locations resulting from credit card association regulations limiting Comdata's ability to do business in nongaming locations.
     The Arbitron revenue decrease of $50.8 million from 1993 to 1994 was primarily attributable to the discontinuance of its television ratings service, which had provided $44.9 million of revenue during 1993. Also contributing to the decrease was the year-end 1993 transfer from Arbitron to the CMR joint venture of certain contracts for commercial monitoring services, which decreased Arbitron's revenue in 1994 by $13.8 million. Partially offsetting this decrease was a revenue increase of approximately
7% in 1994 in the other aspects of Arbitron's business.
     Computing Devices' revenue increased $25.0 million, or 5.4%, from 1993 to 1994. Constraining the revenue increase were the near completion at year-end 1993 of a contract to manufacture equipment for Control Data Systems, Inc., which was spun-off from the Company in mid-1992, and the July 1993 sale of the Company's Barrios Technology subsidiary, activities which together provided $29.6 million more revenue in 1993 than in 1994. Apart from these items, Computing Devices' revenue increased 12.7% from 1993 to 1994. About 90% of this revenue increase was attributable to a $49.9 million increase in revenue from the Iris contract. Computing
Devices' ongoing U.S. operations also reported an increase in revenue of 6.6% from 1993 to 1994.
     Gross Margin. The Company's gross margin improvement from 34.1% in 1993 to 38.0% in 1994 was primarily due to an increase in Information Services from 45.2% to 51.1%. The most significant factor in this improvement in Information Services was the discontinuance of Arbitron's unprofitable syndicated television ratings service at the end of 1993.
The Company estimates that this discontinuance contributed 2.8 percentage points of the segment's gross margin improvement. Two other significant factors in the gross margin improvement in Information Services were the previously mentioned decrease in Arbitron's commercial monitoring revenue (the cost of such revenue having been a 90% royalty payable to the CMR joint venture) and the sale of TeleMoney in May 1994. These two factors contributed an estimated 1.8 percentage points of the segment's gross margin increase. The balance of the Information Services improvement was attributable to gross margin improvements in HRG and Comdata. In HRG, margin improvements in its tax filing operations and in Resumix and as a result of the acquisition of Tesseract were substantially offset by decreased gross margins in payroll processing operations and an increase in lower margin revenue associated with a human resources information software consulting service. The margin improvement in tax filing operations was primarily due to the consolidation of Ceridian's tax filing activity on STS' more highly automated system and increased investment income from tax filing balances. The margin decrease in payroll processing was due largely to costs to establish and equip a national customer service center and costs of related actions to upgrade communications systems.
     The increase in Computing Devices' gross margin from 1993 to 1994 was attributable to a four percentage point improvement in its U.S. operations, primarily reflecting actions taken in 1993 to reduce employment levels and a reduction in low margin revenue from the manufacture of equipment for Control Data Systems, Inc. Lessening Computing Devices' overall gross margin improvement was a decrease in gross margin in its U.K. operations, primarily reflecting provisions established in 1994 for costs to complete certain contracts, including a development contract for an avionics system for the Eurofighter 2000 aircraft, and the increase in the relative revenue contribution from the Iris contract. Although the gross margin on the Iris contract improved from 1993 to 1994, it has lower gross margins than most other aspects of Computing Devices' business.
     Operating Expenses. The Company's operating expenses decreased from 52.2% of revenue in 1993 to 26.4% of revenue in 1994. The Company's 1993 operating expenses included a $230.3 million fourth quarter write-off by Comdata of goodwill and certain other long-lived intangible assets, primarily related to its transportation business, based on Comdata's assessment of future operations of the businesses involved. The effect of this write-off was to reduce annual amortization expense for Comdata beginning in 1994 by about $8 million. Also included in 1993 operating expenses was a net restructuring loss of $67.0 million, which included
$75.9 million in restructuring charges for Information Services, $5.5 million in charges for Computing Devices, and a net restructure gain of $14.4 million not attributable to either industry segment. Information Services' charges included $57.0 million resulting from the October 1993 decision to discontinue Arbitron's syndicated television ratings service.
The principal components of this charge involved the write-off of metering and other assets, severance and other costs related to the termination of approximately 700 employees, and lease and other obligations related to facilities and equipment. The discontinuance of this unprofitable service is estimated to have benefited the Company's 1994 results by about
$6 million. Information Services' 1993 restructuring charges also included $18.9 million of charges recorded by HRG, primarily related to actions to discontinue payroll data processing in Employer Services' district offices in conjunction with a program to consolidate such processing in centralized processing facilities and actions to discontinue most telephonic customer support in district offices in conjunction with a program that consolidated such support activities into a single national center. The principal components of the Employer Services charges included severance and other costs related to the termination of about 330 employees, incremental costs related to the reduction of payroll processing and telephonic customer support capabilities in district offices, and lease and other obligations related to facilities and equipment.
     The restructuring charges recorded by Computing Devices in the fourth quarter 1993 involved actions taken to reduce employment levels by 205 employees in its U.S. and U.K. operations. Although these actions resulted in the elimination of approximately $8 million of annual employment expense, they were not expected to improve profitablity by a comparable amount, but rather were undertaken to enable Computing Devices to maintain competitive cost and expense levels. Because pricing of government contracts is typically predicated on a concept of "allowable" costs, actions to reduce costs tend to improve profitability only on fixed price contracts currently in place.
     The 1993 net restructuring gain not attributable to either industry segment primarily consisted of a gain resulting from the Company's October 1993 receipt of a $35.5 million refund of taxes and related interest from the Internal Revenue Service. The refund relates to restructure losses recorded by the Company during the 1980s.
     Apart from the impact of the 1993 intangibles write-off and restructuring, the Company's operating expenses increased from 25.4% of revenue in 1993 to 26.4% of revenue in 1994. As a percentage of revenue, SG&A expenses for the Company increased from 22.4% to 23.3%, due to an increase in Information Services from 29.5% to 30.6% of revenue, and a $2.4 million increase in such expenses not attributable to either industry segment, due largely to compensation expense associated with the Company's restricted stock plan that was not allocated to the industry segments in the first half of 1994. Information Services' SG&A expense increase as a percentage of revenue was attributable to Arbitron, reflecting the sizeable decrease in Arbitron's revenue and the proportionately smaller decrease in its SG&A expenses. In part this reflects the past dependence of Arbitron's radio and television services on a common support structure. Also contributing to the increase were provisions established in 1994 for certain claims and litigation involving Arbitron. SG&A expenses as a percentage of revenue did, however, decrease in HRG and Comdata from 1993 to 1994. Computing Devices' SG&A expenses were unchanged from 1993 to 1994 as a percentage of revenue.
     The Company's R&D expense increased from 3.3% to 3.4% of revenue from 1993 to 1994. In the Information Services segment, R&D expense increased modestly in dollars and as a percentage of revenue (from 1.4% to 1.7%), as increased R&D spending in HRG, primarily due to the acquisition of Tesseract, was substantially offset by the discontinuance of Arbitron's television ratings service and the sale of TeleMoney. R&D expense also increased in Computing Devices, both in dollars and as a percentage of revenue (from 2.0% to 2.5%), primarily due to concept development efforts intended to attract additional government funding for product development efforts.
     Earnings (Loss) Before Interest and Taxes. The Company's earnings before interest and taxes ("EBIT") in 1994 totaled $136.7 million as compared to a loss before interest and taxes of $201.4 million in 1993. Excluding the $230.3 million write-off of intangibles and the $67.0 million net restructure loss from 1993 results, the Company's EBIT increased $40.8 million, or 42.5%, from 1993 to 1994, from 8.6% of revenue in 1993 to 11.6% of revenue in 1994. Information Services was the primary contributor to this improvement, with EBIT (computed without regard to the intangibles write-off or restructuring) increasing $40.8 million, or 53.8%, from 1993 to 1994, from 11.7% of revenue in 1993 to 16.9% of revenue in 1994. Computing Devices' EBIT (without regard to 1993 restructuring) increased $3.6 million, or 13.5%, from 1993 to 1994, and as a percentage of revenue from 5.9% to 6.3%.
     Interest Income and Expense. The $14.6 million decrease in interest expense from 1993 to 1994 principally reflected the redemption at the end of 1993 of $163.5 million in principal amount of Ceridian's 8 1/2% Debentures with the majority of the proceeds of the sale of Ceridian's 5 1/2%
Cumulative Convertible Exchangeable Preferred Stock ("5 1/2% Preferred Stock"). The annual dividend obligation in connection with the 5 1/2% Preferred Stock is $13.0 million. The $2.2 million increase in interest income over the same period reflected higher balances of cash and short-term investments during 1994, primarily as a result of the 5 1/2% Preferred Stock offering, and generally increasing interest rates during 1994.

Financial Condition

     The Company's cash and short-term investments decreased from $192.4 million at December 31, 1994 to $151.7 million at December 31, 1995. Approximately $81.1 million of the Company's cash and short-term investments at December 31, 1995 were the U.S. dollar equivalent of unhedged Canadian dollar cash and short-term investments held by the Company's Canadian subsidiary. The Company expects that this balance in Canada will not change materially during 1996.
     During 1995, operating cash flows provided $192.2 million of cash, compared to $62.5 million in 1994 and $56.3 million in 1993. Net earnings adjusted to a cash basis provided cash of $163.5 million in 1995, $146.3 million in 1994 and $75.2 million in 1993. Reflected in the $46.4 million of cash provided in 1995 in connection with working capital items was a $52.7 million increase in customer advances and deferred income, primarily reflecting Computing Devices' receipt of customer advances as a result of achieving significant milestones under the Iris contract, a $34.2 million increase in Comdata's drafts and settlements payable, and a $42.0 increase in other current liabilities, primarily due to accruals related to the Comdata acquisition. Comdata's drafts and settlements payable is significantly affected by the day of the week on which the accounting period ends, with higher balances on weekends because of the large volume of weekend transactions in its gaming services. Reducing the 1995 cash provided by working capital items was a $73.1 million increase in trade and other receivables, primarily reflecting increases in Comdata's receivables related to 1995 ending on a Sunday, increases in Computing Devices' unbilled receivables, principally related to the Iris contract, and increases in Employer Services' receivables reflecting end of year billings.

        The following table summarizes the cash payments made during the three year period ended December 31, 1995 with respect to restructuring reserves, as well as the Company's estimate of remaining restructuring reserves expected to require cash outlays during 1996.

Restructure Cash Payments
                                                 Actual         Expected
                Category                 1993     1994     1995     1996
Severance and Related Costs             $17.0    $14.7     $2.0     $7.3
Equipment Lease Termination               4.0      4.9      0.8      0.6
Vacant Space                             23.4     16.8      9.0      7.6
Costs to Dispose of Businesses            5.1      6.6      1.0      0.2
Legal Costs                               4.3      4.3      1.5      1.7
Environmental Costs                       1.1      1.2      1.4      1.0
Duplicate Processing/Support              --       3.2      1.5      0.6
Other                                     4.8      2.0      1.0      0.2
Total                                   $59.7    $53.7    $18.2    $19.2

     Of the $51.2 million of restructuring reserves expected to require cash outlays after 1996, the largest portions relate to obligations with respect to vacant space (generally payable during 1997-1999), the obligation to indemnify the purchaser of the Company's former disk drive manufacturing subsidiary against certain environmental remediation costs related thereto (expected to be payable over ten years or more), and defense or settlement costs related to age discrimination litigation involving the Company (see Note N, Legal Matters, to the consolidated financial statements).
     The following table summarizes the major components of restructuring and discontinued operations reserves established and utilized during the three year period ended December 31, 1995, as well as the balance of such reserves at that date. The December 31, 1992 reserve balance of $140.7 million shown in the table principally involved obligations relating to the disposition of a computer chip manufacturing operation, the sale of a disk drive manufacturing subsidiary (including under an indemnification provided to the purchaser for certain environmental liabilities), the Company's investments in wind energy ventures and Business and Technology Centers, and excess facilities.

Restructure and Discontinued Operations Reserves (1)
                                                     Employer   Computing
(Dollars in millions)      Arbitron  Arbitron        Services     Devices
                                 TV    ScanAm   Consolidation   Severance        Other        Total
Reserve Balance 12/31/92     $    -   $   0.6          $  6.0      $  1.1     $  133.0     $  140.7
   1993 Restructure Loss (1)   57.0                      18.9         5.5          0.3         81.7
   Cash Payments               (4.1)     (0.6)           (4.0)       (6.1)       (44.9)       (59.7)
   Asset Write-Off            (26.8)                                             (15.0)       (41.8)
   Adoption of FAS 112 (2)                                                       (12.0)       (12.0)
   Other Non-cash Items                                                           (0.9)        (0.9)
Reserve Balance 12/31/93       26.1         -            20.9         0.5         60.5        108.0
   1994 Restructure Loss (1)                                                      15.0         15.0
   Sale of TeleMoney (3)                                                          14.1         14.1
   Cash Payments              (17.4)                     (8.5)       (0.5)       (27.3)       (53.7)
   Other Non-cash Items         2.4                                                2.5          4.9
Reserve Balance 12/31/94       11.1         -            12.4           -         64.8         88.3
   Cash Payments               (3.9)                     (0.7)                   (13.6)       (18.2)
   Other Non-cash Items         0.3                                                             0.3
Reserve Balance 12/31/95     $  7.5   $     -          $ 11.7       $   -     $   51.2     $   70.4

(1)  Does not include restructure gains of $7.6 in 1992, $14.7 in 1993 and $15.0 in 1994.
(2)  Represents the reclassification to other liabilities of FAS 106 and FAS 112 obligations.
(3)  Represents obligations undertaken in connection with the sale of TeleMoney.

     Investing activities utilized $109.4 million of cash during 1995, including expenditures of $76.8 million for business acquisitions, principally Centre-file ($52.1 million) and Trendar ($12.7 million). Investing activities in 1995 also included $53.0 million expended for capital assets, principally in Employer Services, and $51.2 million expended for deferred assets, principally the development of the CII software in Employer Services. Partially offsetting these 1995 expenditures were $54.6 million in cash received from the liquidation of short-term investments, $10.6 million received in final payment of a note received in connection with the 1989 sale of the Company's disk drive subsidiary, and $6.4 million from the sale of Comdata's retail services division and a Computing Devices facility in the United Kingdom. The net use of $45.6 million of cash for investing activities during 1994 reflected expenditures of $69.0 million for business acquisitions, principally Tesseract, $45.9 million for capital assets and $13.5 million for deferred assets, principally internally developed software, as well as proceeds of $48.8 million from the liquidation of short-term investments and $33.5 million from the sale of TeleMoney and the final settlement of obligations under a tax sharing agreement with Commercial Credit Company. The increase in expenditures for deferred assets from 1994 to 1995 was primarily due to the costs, which are incremental to normal operations, of the CII software development effort. As of December 31, 1995, the net amount of these capitalized costs for CII was $44.2 million, an increase of $38.9 million during 1995.
     The Company's capital expenditures presently planned for 1996 total approximately $62 million, with the majority of the expected increase over the 1995 level of spending to be in Computing Devices. Planned capital expenditures for 1996 generally involve equipment and leasehold improvements to expand and improve Employer Services' communications and service delivery capabilities, equipment to support Computing Devices' R&D efforts, and routine replacements and upgrades for existing equipment and systems. The Company also expects to capitalize in 1996 approximately $38 million of software development and related costs, primarily to complete the CII project and to develop human resource information software for client/server environments.
     Financing activities utilized $69.1 million of cash during 1995, due principally to the payment of $244.4 million to retire Comdata's Senior Notes and 13.25% Debentures and to redeem its Junior Notes, and to the receipt of $195.0 million of cash from net borrowings under the credit facility established by the Company in December 1995. Financing activities utilized $8.6 million of cash in 1994, primarily reflecting the receipt in January of an additional $15.5 million in net cash proceeds from the sale by the Company of additional shares of 5 1/2% Preferred Stock as a result of the underwriters' exercise of their over-allotment option, the payment of $13.0 million in dividends on that stock, and the net repayments under revolving credit and overdraft lines of $13.5 million. Financing activities produced $47.9 million of cash during 1993, primarily from the receipt of $213.0 million of net cash proceeds from the public offering of the 5 1/2%
Preferred Stock, $168.1 million of which was used to redeem the Company's remaining 8 1/2% Debentures.
     The portion of the Company's revenue derived from operations outside of the U.S. (Computing Devices' operations in Canada and the U.K. and Centre-file) has increased from 19.4% in 1993 to 21.9% in 1994 to 22.2% in 1995. Despite this trend, the Company believes that its foreign currency exposure is relatively small and largely limited to a risk that profits of its overseas operations denominated in Canadian dollars or pounds will be worth less in U.S. dollars if those currencies weaken against the U.S. dollar. About 86% of the Company's non-U.S. revenue is from the Canadian operations, and about 84% of the revenue of the Canadian operations is provided by contracts, principally the Iris contract, which are denominated in Canadian dollars but contain provisions which protect the Company from any currency exposure on non-Canadian dollar costs. In the case of the Company's U.K. operations, which provide the remainder of non-U.S. revenue, approximately 92% of their revenue and costs are based in pounds. Approximately 13% of the Company's non-U.S. revenue is U.S.
dollar based.
     During 1994, the Company's Board of Directors authorized the Company to repurchase up to 2,000,000 shares of its common stock in open market or privately negotiated transactions, principally to provide shares to be issued under the Company's employee stock plans. Purchases may be made from time to time at the discretion of Company management, depending on share price and market conditions. As of December 31, 1995, the Company had repurchased 262,000 shares in the open market, including 192,000 shares during 1995, at an average purchase price of $32.66.
     On December 12, 1995, Ceridian concluded a $325 million revolving credit facility with a commercial bank syndicate, with Bank of America as agent.
The credit facility is unsecured but is guaranteed by Comdata and its Comdata Network subsidiary, and has a final maturity of November 30, 1998. The full amount of the credit facility may be utilized for revolving loans and up to $75 million of the credit facility may be used to obtain standby letters of credit. The credit facility was utilized to finance Comdata's tender offers for its Senior Notes and 13.25% Debentures, and the redemption of its Junior Notes. The pricing of the credit facility for both loans and letters of credit is determined based on the Company's senior unsecured debt ratings. Current ratings enable the Company to obtain revolving loans either at prime rate or at 65 basis points above 1, 2, 3 or 6-month IBOR, which means that the $195 million in loans outstanding under the facility at December 31, 1995 bore an annual interest rate of approximately 6.3%. At that same date, there were also $1.5 million in letters of credit outstanding under the facility.
     Under the terms of the credit facility, Ceridian must satisfy various financial tests on a consolidated basis. The Company must maintain a minimum consolidated net worth which is subject to increase based on the Company's consolidated net earnings after December 31, 1995 and certain equity contributions to the Company after the same date. The Company is also required to maintain a fixed charge coverage ratio of 2.25 to 1 on a rolling four quarters basis, and to limit consolidated debt to three times earnings before interest, taxes, depreciation and amortization ("EBITDA") minus capital expenditures and dividends on the Company's 5 1/2% Preferred Stock on a rolling four quarters basis. As of December 31, 1995, the Company was in compliance with the net worth test by $42.6 million, its fixed charge coverage ratio was 2.30 to 1, and its permitted debt ratio was 2.59 to 1. So long as the Company's margin of compliance with the latter two financial tests is relatively small, the Company's ability to fully utilize the credit facility will be correspondingly limited. At December 31, 1995, for example, the permitted debt ratio would have accommodated an additional $32.8 million of borrowing under the credit facility, while the fixed charge coverage ratio would have accommodated additional borrowings under the credit facility whose debt service was no greater than about $1 million annually. Because these are rolling four quarter tests, the Company expects that a combination of factors, principally increased earnings and reduced interest expense in 1996 as compared to 1995 (see "1996 Financial Outlook" below), will progressively permit more extensive utilization of the credit facility if the need arises. The credit facility also limits liens, contingent obligations, operating leases, minority equity investments and divestitures, and the Company was in compliance with all such limitations at December 31, 1995.
     The Company's liquidity needs are expected to be met from existing cash balances, cash flow from operations and borrowings under the credit facility. Cash flow from operations of the combined entity is expected to benefit from reduced debt service costs, as described above, and utilization of the Company's NOLs. Given the expected negative arbitrage between the interest rates applicable to the Company's cash balances and interest rates under the credit facility, the Company expects that it will commonly utilize excess cash to reduce amounts outstanding under the credit facility. The Company may also utilize cash from these sources to make acquisitions. The Company expects to remain active in this regard and to concentrate its acquisitions in areas related to or which complement the Information Services segment. In structuring any such acquisitions, the Company would seek to emphasize the use of its common stock as acquisition consideration in order to make pooling-of-interests accounting treatment available.

1996 Financial Outlook

     The statements regarding the outlook for the Company's businesses contained in this section, elsewhere in this Annual Report to Stockholders and in the Company's Annual Report on Form 10-K for 1995 into which this Management's Discussion and Analysis is incorporated are forward-looking statements based on current expectations, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. This section also identifies important factors known to the Company that could cause such material differences.

     Without regard to any acquisitions that may be made by the Company during 1996, the Company expects 1996 revenue to increase approximately
12% over 1995, to about $1,490 million. This increase reflects expected revenue growth in Information Services of about 16%, and in Computing Devices of about 4%. The Company's 1996 net earnings are expected to be approximately $2.20 per share on a fully diluted basis. Contributing to the projected increase in earnings is an expected $20 million reduction in interest expense from 1995 to 1996 (assuming no borrowings to finance acquisitions during 1996 and relatively constant interest rates during the year) as a result of the refinancing of Comdata's debt and an expected reduction in overall debt levels with cash flow from operations. In addition, and assuming no ownership change during 1996 that would impose a restrictive limitation on the Company's ability to utilize its NOLs, the Company estimates that its effective tax rate during 1996 will be approximately 8%, primarily reflecting state and foreign taxes, as compared to an effective rate of approximately 16% during 1995.
     Information Services' expected revenue growth reflects, among other things, a full year's revenue from Centre-file, which was acquired in early October 1995 and contributed $8.4 million of 1995 revenue to the Company, a sizeable increase from 1994 to 1995 in the annualized revenue value of orders received by HRG, and an assumed continuing high rate of growth in the gaming industry. Revenue and earnings growth in Information Services in 1996 could, however, be adversely affected by a variety of factors. Interest rates in the U.S. are expected to decline in 1996, although at an uncertain rate, with a corresponding negative impact on the Company's revenue from the investment of tax filing deposits. Also negatively affecting this source of revenue in 1996 and 1997 is the continuing phased introduction of IRS regulatory changes that reduce by one day the period of time the Company may earn investment income on certain tax filing deposits. A portion of the expected revenue growth in Information Services, particularly in Arbitron and in Comdata's transportation services business, is attributable to new or enhanced product and service offerings which may not achieve the desired level of market acceptance or may be the subject of difficulties or delays in introduction. Difficulties or delays may also be experienced in other software development projects that could adversely impact future costs and revenue. The Company's ability to effectively manage internal growth and assimilate recent and future acquisitions will also have an impact on Information Services' profitability.
     Difficulties or delays in the introduction of Employer Services'
CII software or in the transition of existing payroll customers to centralized processing on the CII software, or unanticipated technological problems with that software when placed in service, could also have an adverse effect on Employer Services' revenue, costs, orders and customer retention. The introduction of the CII software, the transition of customers and the phased reduction of processing capabilities in Employer Services' district offices is expected to occur over a 30 to 36 month period, largely because of the system conversion and customer training efforts required of Employer Services to assure a satisfactory transition process for customers electing the software upgrade. Ceridian expects that the transition process will entail incremental costs that principally reflect the costs of systems and data conversion, maintaining duplicate processing systems during the transition period, and providing necessary training. Although a portion of these incremental costs (relating to the reduction of processing capabilities in the district offices) will be charged to existing restructure reserves, the majority of the incremental costs, estimated to be an additional $50 million to $60 million over about a three year period, will be accounted for outside of restructuring and will be incurred relatively evenly over the customer transition period.
The impact of these incremental costs is, however, expected to be substantially offset over the course of the transition period by upgrade fees to be paid by customers electing to take advantage of the added features of the enhanced system and by various efficiencies, such as reduced installation, operating and maintenance costs, resulting from increasing utilization of the enhanced system. Because the benefits of these additional fees and efficiencies should be greater in the latter portion of the transition period when a sizeable percentage of customers will have completed the transition, the burden of the incremental costs is expected to be relatively greater early in the transition period, particularly during 1996, putting pressure on Employer Services' margins.
     The time when the consolidation of payroll processing can begin is principally a function of the timing of Ceridian's introduction of the CII software and the availability of resources required to transition the existing customer base. Customers who were part of the beta test of the first version of this software began to process their payrolls utilizing this version of the CII software during the first quarter 1996. Testing of the "production" version of the CII software began in the first quarter of 1996 and is expected to be completed during the first half of 1996. During the third quarter of 1996, Ceridian expects that existing customers who participated in the testing of the production version will be utilizing this software exclusively, and that the installation of certain large new payroll processing customers on the enhanced system utilizing the upgraded software will be in process. The installation of all new customers on the enhanced system and the general transition of existing customers to that system are expected to begin during 1997. Employer Services will continue, for the foreseeable future, to make payroll processing utilizing its existing software available to customers who do not wish to upgrade. Amortization of the substantial capitalized software costs associated with this development effort is expected to begin in 1996 and occur over a seven year period.
     A somewhat smaller percentage of Computing Devices' expected 1996 revenue is covered by backlog at the beginning of the year than was the case at the beginning of 1995, increasing the risk of achieving the planned revenue level. Government budgetary constraints and increasing competition for the remaining new defense procurement programs have affected order levels, particularly in the United States. The adaptation by Computing Devices of certain commercial technologies to defense markets may occur more slowly or at greater cost than anticipated, and the resulting product offerings may not achieve the desired level of market acceptance or may be the subject of difficulties or delays in introduction. Because Computing Devices' Canadian and United Kingdom operations have accounted for an increasing portion of its revenue during recent years, and for 56% of its 1995 order value, currency fluctuations can have an increasing impact on Computing Devices' revenue.
     The Company's expectations for 1996 could also be significantly affected by other, more general factors. Comdata's gaming services are subject to policies and regulations adopted from time to time by the major credit card associations which affect the scope of its permitted services and the amount of merchant discounts to which Comdata is subject. For example, VISA USA, Inc. announced in late 1995 a merchant discount increase that would be applicable to Comdata beginning in 1996. Trade, monetary and fiscal policies, and general economic conditions may substantially change, with corresponding impact on the industries which the Company serves, particularly more economically sensitive industries such as trucking. Competition may become more intense than anticipated, including as a result of industry consolidation, such as in the defense contracting industry, or by the entry of new competitors, such as in the trucking services industry. The Company may also be affected by unanticipated costs or other effects of legal and administrative cases now pending or that may be instituted in the future.

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



/s/Lawrence Perlman
Lawrence Perlman
Chairman, President and
Chief Executive Officer


/s/John R. Eickhoff
John R. Eickhoff
Executive Vice President and
Chief Financial Officer

Independent Auditors' Report

The Board of Directors and Stockholders of
Ceridian Corporation:

We have audited the accompanying consolidated balance sheets of Ceridian Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Comdata Holdings Corporation, a wholly-owned subsidiary, which statements reflect total assets constituting 29 percent and 28 percent at December 31, 1995 and 1994, respectively, and total revenues constituting 21 percent, 21 percent and 19 percent in 1995, 1994 and 1993, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Comdata Holdings Corporation, is based solely on the report of the other auditors.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.
     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceridian Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/KPMG Peat Marwick
KPMG Peat Marwick
Minneapolis, Minnesota
January 23, 1996

        CONSOLIDATED STATEMENTS OF OPERATIONS   (Dollars in millions, except per share data)

                                                          Years Ended December 31,
                                                            1995           1994           1993
Revenue
  Product sales                                        $   562.8    $     528.0    $     450.2
  Services                                                 770.2          649.8          659.6
     Total                                               1,333.0        1,177.8        1,109.8
Cost of revenue
  Product sales                                            411.0          406.1          358.8
  Services                                                 389.3          323.6          372.7
     Total                                                 800.3          729.7          731.5
Gross profit                                               532.7          448.1          378.3
Operating expenses
  Selling, general and  administrative                     309.9          274.1          248.8
  Research and development                                  54.5           40.5           37.1
  Other expense (income)                                    33.6           (3.2)          (3.5)
  Write-off of goodwill and other intangibles                -              -            230.3
  Restructure loss                                           -              -             67.0
Earnings (Loss) before interest and taxes                  134.7          136.7         (201.4)
  Interest income                                           12.1           10.7            8.5
  Interest expense                                         (30.6)         (32.2)         (46.8)
Earnings (Loss) before income taxes                        116.2          115.2         (239.7)
Income tax provision                                        18.7           17.5            4.0
Earnings (Loss) before extraordinary item                   97.5           97.7         (243.7)
Extraordinary loss                                          38.9            -              8.4
Net earnings (loss)                                   $     58.6    $      97.7    $    (252.1)
Primary earnings (loss) per share
  Before extraordinary item                           $     1.22    $      1.25    $     (3.79)
  Net earnings (loss)                                 $     0.66    $      1.25    $     (3.92)
Fully diluted earnings (loss) per share
  Before extraordinary item                           $     1.22    $      1.25    $     (3.79)
  Net earnings (loss)                                 $     0.66    $      1.25    $     (3.92)
Shares used in calculations (in thousands)
  Primary                                                 69,352         67,626         64,452
  Fully diluted                                           79,736         78,010         64,452
See notes to consolidated financial statements.





CONSOLIDATED BALANCE SHEETS     (Dollars in millions, except per share data)


                                                                              December 31,
                                                                          1995            1994
ASSETS
Current assets
Cash and equivalents                                                $   151.7      $     137.8
Short-term investments                                                    -               54.6
Trade and other receivables
    Trade, less allowance of $12.4 and $12.2                            278.9            226.3
    Unbilled                                                             86.5             57.3
    Other                                                                 7.4             11.7
         Total                                                          372.8            295.3
Inventories                                                              30.4             26.5
Other current assets                                                     15.9              9.4
         Total current assets                                           570.8            523.6
Investments and advances                                                  6.9             14.5
Property, plant and equipment, net                                      120.9            111.8
Goodwill and other intangibles, net                                     262.6            211.4
Software and development costs, net                                      72.6             28.5
Prepaid pension cost                                                     88.6             78.0
Other noncurrent assets                                                   3.7              9.7
         Total assets                                               $ 1,126.1      $     977.5
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term debt and current portion of long-term obligations        $     4.6      $       8.2
Accounts payable                                                         54.4             46.0
Drafts and settlements payable                                          146.3            112.1
Customer advances                                                        73.7             23.4
Deferred income                                                          90.1             84.5
Accrued taxes                                                            68.7             64.2
Employee compensation and benefits                                       63.6             59.9
Restructure reserves, current portion                                    19.2             18.8
Other accrued expenses                                                   85.0             63.5
         Total current liabilities                                      605.6            480.6
Long-term obligations, less current portion                             205.3            230.2
Deferred income taxes                                                     7.1              7.7
Restructure reserves, less current portion                               51.2             69.5
Employee benefit plans                                                   78.7             80.5
Deferred income and other noncurrent liabilities                         28.2             22.1
Stockholders' equity
5-1/2% Cumulative Convertible Exchangeable Preferred Stock,
   $100 par value (liquidation preference of $236.0 million),
   authorized 50,600 shares, issued and outstanding 47,200                4.7              4.7
Common Stock, $.50 par, authorized 100,000,000 shares, issued
   67,325,372 and 66,836,309                                             33.7             33.4
Additional paid-in capital                                            1,106.6          1,073.9
Accumulated deficit                                                    (963.9)          (998.7)
Other stockholders' equity items                                        (31.1)           (26.4)
         Total stockholders' equity                                     150.0             86.9
Total liabilities and stockholders' equity                          $  1,126.1     $     977.5
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS   (Dollars in millions, except per share data)

                                                                           Years Ended December 31,
                                                                          1995        1994       1993
Cash Flows from Operating Activities
Net earnings (loss)                                                  $    58.6   $    97.7   $ (252.1)
Adjustments to reconcile net earnings (loss) to net
   cash provided by (used for) operating activities:
      Extraordinary loss                                                  38.9         -          8.4
      Restructure reserves established                                     -           -         67.0
      Restructure reserves utilized                                      (18.2)      (53.7)     (59.7)
      Depreciation and amortization of capital and deferred assets        63.4        42.3      274.6
      Other                                                                3.1         6.3      (22.7)
      Decrease (Increase) in trade and other receivables                 (73.1)      (61.7)      (8.6)
      Decrease (Increase) in other current assets                         (9.4)        7.9       10.8
      Increase (Decrease) in customer advances and deferred income        52.7         2.6       20.7
      Increase (Decrease) in drafts and settlements payable               34.2        38.0       (4.6)
      Increase (Decrease) in other current liabilities                    42.0       (16.9)      22.5
      Net cash provided by (used for) operating activities               192.2        62.5       56.3
Cash Flows from Investing Activities
Expended for capital assets                                              (53.0)      (45.9)     (35.0)
Expended for deferred assets                                             (51.2)      (13.5)      (8.5)
Short-term investments                                                    54.6        48.8      (39.0)
Proceeds from sales of businesses and assets                               6.4        33.5       11.5
Expended for business acquisitions, less cash acquired                   (76.8)      (69.0)      (7.5)
Collection of notes from asset sales                                      10.6         0.5        0.2
      Net cash provided by (used for) investing activities              (109.4)      (45.6)     (78.3)
Cash Flows from Financing Activities
Revolving credit and overdrafts, net                                     193.9       (13.5)       7.3
Retirement of public debt                                               (244.4)        -       (168.1)
Borrowings of other debt                                                   2.6         -          -
Repayment of other debt                                                  (15.1)       (2.2)      (9.4)
Sale of 5-1/2% Preferred Stock                                             -          15.5      213.0
Preferred dividends                                                      (13.0)      (13.0)      (0.3)
Proceeds from exercise of stock options and other                          6.9         4.6        5.4
      Net cash provided by (used for) financing activities               (69.1)       (8.6)      47.9
      Effect of exchange rate changes on cash                              0.2        (0.3)      (0.9)
Net Cash Flows Provided (Used)                                            13.9         8.0       25.0
Cash and equivalents at beginning of year                                137.8       129.8      104.8
Cash and equivalents at end of year                                  $   151.7   $   137.8   $  129.8
See notes to consolidated financial statements.
                                                                           Years Ended December 31,
Interest and Income Taxes Paid (Refunded)                                 1995        1994       1993
Interest paid                                                        $    28.4   $    29.2   $   43.5
Income taxes paid                                                    $    15.3   $    12.5   $    8.7
Income taxes refunded                                                $    (2.7)  $    (2.2)  $  (36.2)


        INDEX TO NOTES
35 A.  Accounting Policies
38 B.  Extraordinary and Unusual Losses
38 C.  Supplementary Data to Statements of Operations
39 D.  Income Taxes
40 E.  Capital and Deferred Assets
40 F.  Stockholders' Equity
42 G.  Retirement Plans
44 H.  Stock Plans
45 I.  Financing Arrangements
46 J.  Investing Activity
47 K.  Segment Data
48 L.  Leasing Arrangements as Lessee
49 M.  Commitments and Contingencies
50 N.  Legal Matters

 A. ACCOUNTING POLICIES
Basis of Consolidation
The consolidated financial statements of Ceridian Corporation ("Ceridian" or the "Company") include the accounts of Resumix, Inc. ("Resumix") and Comdata Holdings Corporation ("Comdata"), which were acquired during 1995 in transactions accounted for by the pooling-of-interests method, and of all majority owned subsidiaries.
     Investments in other affiliated companies where Ceridian has significant influence are accounted for by the equity method. Other investments are accounted for by the cost method. All material intercompany transactions have been eliminated from the consolidated financial statements.

Future Changes in Accounting Principles
The Company believes that neither FAS 121, dealing with accounting for impairment of the value of long-lived assets, nor FAS 123, dealing with accounting for stock-based compensation, will have a material effect on its financial statements when they become effective for Ceridian in 1996. The Company believes its present policy for recognizing asset impairment meets the requirements of FAS 121. With regard to FAS 123, the Company has elected to adopt only the disclosure requirements and will not recognize compensation expense with regard to its fixed stock option plans.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Changes in Presentation
In certain cases, prior year amounts have been reclassified to conform to the current year's presentation, notably the reclassification to selling expense of other technical expenses.

Cash and Short-term Investments
Investments which are readily convertible to cash within three months of purchase are classified in the balance sheet as cash equivalents.
Investments with longer maturities are considered available-for-sale under FAS 115 and reported in the balance sheet as short-term investments. The fair value of short-term investments is not materially different from their amortized cost, and the amount of investments expected to be held more than one year beyond the balance sheet date is not considered material. Net changes in short-term investments, which are shown as investing cash flows in the Statements of Cash Flows, may relate to investment decisions by an independent investment manager as well as to changes in the financing needs of the Company.

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

Goodwill and Other Intangibles
Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to operating units based on the benefits derived from the acquisition and amortized on a straight line basis over the expected periods to be benefited, ranging up to 40 years.
     Other intangible assets represent amounts assigned to intangible assets at the time of a purchase acquisition and includes such items as customer lists and bases, technology, covenants not to compete, trademarks and other rights. Such costs are generally amortized on a straight line basis over periods ranging up to 20 years.
     Recorded amounts are regularly reviewed and recoverability assessed.
The review considers factors such as whether the amortization of the goodwill and other intangibles balance for each business segment over its remaining life can be recovered through forecasted results of future operations.

Software and Development Costs
The Company capitalizes purchased software which is ready for service and software development costs incurred from the time technological feasibility of the software is established until the software is ready for use to provide processing services to customers. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs, which includes costs related to the software which will become an integral part of the Company's revenue producing payroll processing system ("CII"), are amortized using the straight-line method over periods ranging from three to seven years. The remaining software development costs and costs of purchased software are amortized using the straight-line method over a maximum of three to five years or the expected life of the product, whichever is less.
     The carrying value of software and development costs is reviewed by the Company and impairments are recognized when the expected undiscounted future cash flows derived from such assets are less than their carrying value.

Earnings (Loss) Per Share
Primary earnings per share is calculated by dividing the net earnings after reduction for preferred dividends by the weighted average of outstanding common stock and common stock equivalents. When the result would be a loss per share, equivalents are ignored. Common stock equivalents includes the impact of outstanding dilutive stock options and restricted stock. Fully diluted earnings per share assumes that the Company's 5-1/2% Preferred Stock was converted to common shares at the beginning of the reporting period. Therefore, the calculation uses net earnings without reduction for preferred stock dividends divided by weighted average common shares and common share equivalents plus the additional common shares which would have resulted from the assumed conversion. When the fully diluted amount is more favorable than the primary amount, only the primary amount may be reported.

Income Taxes
The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. The Company and its eligible subsidiaries file a consolidated U.S. federal income tax return. Certain subsidiaries which are consolidated for financial reporting are not eligible to be included in the consolidated U.S. federal income tax return and separate provisions for income taxes have been determined for these entities. The tax benefit of losses from U.S. operations in prior years has been provided as the losses are utilized.
     Except for selective dividends, Ceridian intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended December 31, 1995.

Revenue Recognition
Revenue from product sales is related primarily to fixed price, long-term contracts with government customers and is recognized on a percentage of completion basis. Percentage of completion is determined by reference to the extent of contract performance, future performance risk and cost incurrence. Costs and estimated earnings in excess of billings on uncompleted contracts are reported as unbilled receivables, a portion of which represents a holdback reserve which is billable as allowed under the contract terms. Contracts in progress are reviewed quarterly, and sales and earnings are adjusted in current accounting periods based on revisions in contract value and estimated costs at completion. Provisions for estimated losses on contracts are recorded when identified.
     Revenue from sales of services is recognized when the services are performed and billable, except for services provided by Comdata and the portion of Employer Services tax filing revenue which is recognized as earned from the investment of customer deposits.

     Revenue from Comdata funds transfer and regulatory permit services consists of the transaction fees charged to customers. Such revenue does not include the costs of goods and services for which funds are advanced by Comdata (e.g., fuel purchased, permit provided or face amount of the COMCHEK, purchased and cashed). However, Comdata must pay the issuing agent (e.g., truck stop, casino or state agency) for the full cost of the goods and services provided and accordingly, bills the customer for such cost as well as the transaction fee. As a result, the Company's accounts receivable include both the cost of the goods and services purchased and the transaction fees. The Company's drafts and settlements payable includes the amount due to the issuing agent for the cost of the goods and services. Revenue is recognized for the amount of the transaction fee at the time the goods and services are purchased.
     In a very small portion of Comdata funds transfer transactions, customer transactions may not be settled or drafts and settlements payable cleared in the ordinary course of business, resulting in unapplied cash balances that are carried as credits to accounts receivable or as unsettled drafts payable. Comdata's policy is to take the amount of such unsettled transactions into revenue as earned for goods and services rendered if the transactions are not definitively settled within a period of twelve months through the assertion of valid customer claims. Some portion of the amounts so taken into revenue may remain subject to claims by Comdata's customers or, under certain circumstances, by states under specific escheat laws. It has been Comdata's experience that an insignificant number of claims for unsettled funds are asserted after such twelve month period.

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

Payroll Tax Filing Services
In connection with Ceridian's payroll tax filing services, the Company collects funds for payment of taxes due, holds such funds in trust until payment is due, remits the funds to the appropriate taxing authority, files federal, state and local tax returns, handles related regulatory correspondence and amendments, and selectively absorbs regulatory charges for certain penalties and interest. For such services, the Company derives its payroll tax filing revenue from fees charged and from investment income it receives on tax filing deposits temporarily held pending remittance on behalf of customers to taxing authorities. These funds are held in a tax filing trust established by Ceridian to more clearly evidence the fiduciary capacity in which such funds are held. The trust invests primarily in high quality collateralized short-term investments or top tier commercial paper. The trust also invests in U.S. Treasury and Agency securities, AAA rated asset-backed securities and corporate securities rated A3/A- or better.
The amount of collected but unremitted funds varies significantly during the year and averaged $1,021.6 in 1995, $867.5 in 1994 and $460.0 in 1993.
The increase in such balances during 1994 was due primarily to the acquisition of Systems Tax Service, Inc. in October 1993. The amount of such funds at December 31, 1995 and 1994, was $1,456.1 and $918.2.

Translation of Foreign Currencies
Local currencies have been determined to be functional currencies for the Company's international operations. Foreign currency balance sheets are translated at the end-of-period exchange rates and earnings statements at the average exchange rates for each period. The resulting translation gains or losses are recorded as "foreign currency translation adjustment" in the stockholders' equity section of the balance sheet. Gains and losses from translation of assets and liabilities denominated in other than the functional currency of the operation are recorded in results of operations as "other expense (income)." Canadian operations include a significant number of contracts which either provide for exchange rate adjustments or are denominated in the U.S. dollar, which benefits the management of exchange rate risk.

B. EXTRAORDINARY AND UNUSUAL LOSSES

Extraordinary Loss
The Company recorded an extraordinary loss of $38.9 in December 1995 due to early retirement of debt acquired in the Comdata acquisition. As further described in Note I, the retirement was accomplished by tender offers for the $130.0 principal amount of 12.5% Senior Notes due 1999 and the $75.0 principal amount of 13.25% Senior Subordinated Debentures due 2002 and the in-substance defeasance of the $6.2 principal amount of 11% Junior Subordinated Extendible Notes due 1997, as well as the minor amounts of untendered Senior Notes and Debentures. The loss, which is net of an income tax benefit of $1.6, includes $6.9 to write-off unamortized debt issue costs and $33.6 for the direct costs of the tender offers and defeasance arrangements, premiums paid, and interest expense related to the defeased amount.

Restructure Loss
During second quarter 1994, the Company recorded restructure gains of $7.8 from the sale of its TeleMoney Services and related data services operations and $7.2 from the final settlement of a tax-sharing arrangement with a former subsidiary. These gains were offset by a $15.0 provision for costs related to age discrimination litigation arising out of downsizing actions taken by the Company in past years.
     In 1993, the net restructure loss of $67.0 included charges of $75.9 for Information Services and $5.5 for Defense Electronics. These charges were offset in part by a gain of $14.4, not attributable to either industry segment, which includes a gain of $14.7 resulting from the receipt of a refund of taxes and related interest and a $0.3 net adjustment of prior years' restructuring provisions.
     The $75.9 Information Services charges included a charge of $57.0 related to the discontinuance of Arbitron's syndicated television ratings service. Also included is a charge of $18.9 for Employer Services, primarily to consolidate its payroll processing activities into centralized processing facilities and its customer service operations into a single national center.

Write-off of Comdata Goodwill and Other Intangibles
In fourth quarter 1993, Comdata management evaluated the realizability of goodwill related to its retail and transportation businesses and determined that this goodwill was impaired in that the projected net income of these businesses would not recover its carrying value. Furthermore, there was no evidence of any external or other factors which would improve this outcome. Since this method of measurement was considered preferable to Comdata's former policy, which evaluated the realizability of goodwill using income before interest, taxes, depreciation and amortization, the preferable method was adopted and substantially all of the remaining balance of goodwill and other long-lived intangible assets of these businesses, amounting to $230.3, was written off to operations.

C. SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS
                                                   Years Ended December 31,
Other Expense (Income)                           1995        1994        1993
Foreign currency translation expense (income) $   -      $    -     $    (0.5)
Loss (Gain) on sale of assets                     1.0         0.6        (0.9)
Other expense (income)                           (1.2)       (2.9)       (0.9)
Minority interest and equity in
  operations of affiliates                        4.1        (0.9)       (1.2)
Pooling expense                                  29.7         -           -
    Total                                     $  33.6    $   (3.2)  $    (3.5)

D.  INCOME TAXES
The cumulative amount of undistributed earnings of international subsidiaries for which U.S. income taxes have not been provided was approximately $42.0 at December 31, 1995. It is not practical to estimate the amount of unrecognized deferred U.S. taxes on these undistributed earnings.
     Under tax sharing agreements existing at the time of the disposition of certain former operations of the Company, Ceridian remains subject to income tax audits in various jurisdictions for the years 1985-1992.
Ceridian considers its tax accruals adequate to cover any U.S. and international tax deficiencies not recoverable through deductions in future years.
     The Company has U.S. net operating loss carryforwards, future tax deductions and general business tax credits of $1,019.0, $242.7 and $26.8, respectively, which will be available to offset substantially all of its U.S. earnings during the carryforward period. The increase to the net operating loss carryforward during 1995 is due to the offset of some of the future tax deductions and separate net operating losses of recently acquired companies. The tax benefits of these items are reflected in the accompanying table of deferred tax assets and liabilities. If not used, these carryforwards begin to expire with a nominal amount in 1997. U.S. tax rules impose limitations on the use of net operating loss carryforwards following certain changes in ownership. If such a change were to occur with respect to the Company, the limitation could reduce the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.

Components of Earnings and Taxes         1995        1994        1993
Earnings (Loss) Before Income Taxes
U.S.                                  $  98.1     $ 100.0     $(248.6)
International                            18.1        15.2         8.9
Total                                 $ 116.2     $ 115.2     $(239.7)
Income Tax Provision
Current
U.S.                                  $  11.7     $  10.2     $   0.1
International                             7.9         3.1         2.6
State and other                           0.4         2.0         0.7
                                         20.0        15.3         3.4
Deferred
International                            (1.3)        2.2         0.6
Total                                 $  18.7     $  17.5     $   4.0

Effective Rate Reconciliation            1995        1994        1993
U.S. statutory rate                       35%         35%         35%

Income tax provision (benefit) at
   U.S. statutory rate                $ 40.7      $  40.3     $ (83.9)
International rate differences          (0.9)        (0.7)       (0.8)
State income taxes, net                  0.4          2.0         0.7
Losses for which no tax benefit
   was provided                          1.6          1.2        87.9
Utilization of loss carryforwards      (24.7)       (26.2)        -
Other                                    1.6          0.9         0.1
          Income tax provision        $ 18.7      $  17.5     $   4.0

Tax Effect of Items That Comprise a Significant Portion of Deferred
  Tax Assets and Liabilities at December 31, 1995
Item Description                            Deferred Tax  Deferred Tax
                                                   Asset     Liability
Net operating loss carryforwards                  $ 401.6     $   -
Restructuring and other accruals                     81.7
International                                                    (6.4)
Other                                                14.6        (0.7)
          Total                                     497.9        (7.1)
Less valuation allowance                           (497.9)
Deferred income taxes                             $   -       $  (7.1)
The net deferred tax asset at December 31, 1995, is fully offset by a valuation allowance. During 1995, both the deferred tax asset and the valuation allowance decreased by $4.7. The amount of the valuation allowance is reviewed annually.

E. CAPITAL AND DEFERRED ASSETS
                                                     December 31,
                                             1995                    1994
Plant, Property and Equipment
Land                                  $       3.0             $       3.0
Machinery and equipment                     236.0                   207.2
Buildings and improvements                   79.4                    73.0
Construction in progress                      4.9                    10.3
                                            323.3                   293.5
Accumulated depreciation                   (202.4)                 (181.7)
Property, plant and equipment, net    $     120.9             $     111.8

Goodwill and Other Intangibles
Goodwill                              $     220.3             $     190.6
Accumulated amortization                    (27.6)                  (17.7)
Goodwill, net                               192.7                   172.9
Other intangible assets                      78.8                    44.0
Accumulated amortization                     (8.9)                   (5.5)
Other intangibles, net                       69.9                    38.5
Goodwill and other intangibles, net   $     262.6             $     211.4
Software and Development Costs
Purchased software                    $      34.0             $      27.3
CII development cost                         44.2                     5.3
Other software development cost              18.5                     9.1
                                             96.7                    41.7
Accumulated amortization                    (24.1)                  (13.2)
Software and development costs, net   $      72.6             $      28.5


Depreciation and Amortization
  of Capital and Deferred Assets                    1995      1994      1993
Depreciation and amortization of capital assets  $  39.1   $  31.9   $  29.6
Amortization of goodwill                             9.9       5.7      10.5
Amortization of other intangibles                    3.4       1.6       2.1
Amortization of software and development costs      10.6       3.1       1.4
Other amortization                                   0.4       -         0.7
Write-off of goodwill and other intangibles          -         -       230.3
          Total                                  $  63.4   $  42.3   $ 274.6

F.  STOCKHOLDERS' EQUITY

Preferred Stock
From a class of preferred stock with 750,000 authorized shares (the "Preferred Stock"), a series consisting of 50,600 such shares has been designated as 5-1/2% Cumulative Convertible Exchangeable Preferred Stock, par value $100 per share (the "5-1/2% Preferred Stock"). In December 1993, the Company completed the sale in an underwritten public offering of 4,400,000 Depositary Shares, each representing a one one-hundredth interest in a share of 5-1/2% Preferred Stock, for $50 per share, or net cash proceeds of $213.0, and received a commitment from the underwriters to purchase an additional 320,000 Depositary Shares, at $50 per share, which purchase occurred in early January 1994.
     Dividends on the 5-1/2% Preferred Stock and depositary shares are cumulative and payable on a quarterly basis. The depositary shares are convertible at the option of the holder into common stock of the Company at a conversion price of $22.72 per common share, subject to adjustment under certain conditions. The Depositary Shares are redeemable, in whole or in part, at the option of the Company, at any time on or after December 31, 1996, initially at a redemption price per share of $51.10 and thereafter at prices declining to $50.00, in all cases plus accrued and unpaid dividends to the redemption date. The Depositary Shares are exchangeable, in whole but not in part, at the option of the Company, on any quarterly dividend payment date on or after December 31, 1995, for the Company's 5-1/2% Convertible Subordinated Debentures due 2008 at a rate of $50.00 principal amount of such Debentures for each depositary share. Depositary Shares are non-voting except that holders will be entitled to vote as a separate class under certain conditions resulting from nonpayment of dividends or other actions adverse to their interest.
     All of Comdata's outstanding Series B and Series C Preferred Stock was converted into approximately 19 million shares of Comdata common stock on October 25, 1995 as Comdata exercised its right to force such a conversion when the common stock reached and maintained for a stated time period certain specified trading price and volume levels. Dividends declared on Comdata preferred stock and the results of Comdata stock option activity are included in the following table.

Common Stock,                                         Shares                           Additional
Additional Paid-In Capital                           Treasury                   Common    Paid-In  Accumulated
and Accumulated Deficit                Outstanding     Stock         Issued      Stock    Capital      Deficit
Balance December 31, 1992 as reported   42,803,872    200,738    43,004,610      $21.5   $  585.0    $  (699.1)
Resumix pooling adjustment                 849,010                  849,010        0.4        9.3         (5.9)
Comdata pooling adjustment              20,472,176               20,472,176       10.2      193.6       (100.4)
Balance December 31, 1992 as adjusted   64,125,058    200,738    64,325,796       32.1      787.9       (805.4)
Exercises of stock options                 252,851                  252,851        0.1        2.3
Restricted stock awards                    119,000   (119,000)                               (0.2)
Net loss                                                                                                (252.1)
Sale of 5-1/2% Preferred Stock
   depositary shares                                                                        223.8
Preferred stock dividends                                                                                 (0.3)
Issued for purchase of Systems
   Tax Service                           1,005,908                1,005,908        0.5       13.3
Comdata stock transactions                                                                    2.6
Dividends on Comdata stock                                                                               (12.6)
Balance December 31, 1993               65,502,817     81,738    65,584,555       32.7    1,029.7     (1,070.4)
Repurchase of common shares                (70,000)    70,000
Exercises of stock options                 462,462    (33,708)      428,754        0.2        4.4
Restricted stock awards                    827,500     (4,500)      823,000        0.5       21.4
Net earnings                                                                                              97.7
Sale of 5-1/2% Preferred Stock
   depositary shares                                                                         (0.4)
Preferred stock dividends                                                                                (13.0)
Comdata stock transactions                                                                   18.8
Dividends on Comdata stock                                                                               (13.0)
Balance December 31, 1994               66,722,779    113,530    66,836,309       33.4    1,073.9       (998.7)
Repurchase of common shares               (192,000)   192,000
Exercises of stock options                 613,376   (168,267)      445,109        0.3        3.2
Restricted stock awards                     94,327    (89,327)        5,000                  13.8
Employee Stock  Purchase Plan               38,954                   38,954                   1.4
Net earnings                                                                                              58.6
Preferred stock dividends                                                                                (13.0)
Comdata stock transactions                                                                   14.3
Dividends on Comdata stock                                                                               (10.8)
Balance December 31, 1995               67,277,436     47,936    67,325,372      $33.7   $1,106.6    $  (963.9)
Authorized but unissued or treasury common shares reserved for future issuance as of December 31, 1995, included 8,231,865 shares for exercise of stock options and awards of restricted stock, as discussed in
Note I, 461,046 shares for the Employee Stock Purchase Plan and 10,384,000 shares for conversion of 5-1/2%
Preferred Stock depositary shares.



                                                  December 31,
Other Stockholders' Equity Items            1995      1994      1993
Foreign currency translation adjustment  $  (2.4)  $  (2.2)  $  (1.9)
Restricted stock awards                    (21.9)    (17.6)     (2.3)
Pension liability adjustment                (5.2)     (4.2)     (4.1)
Treasury stock, at cost                     (1.6)     (2.4)     (1.6)
Total                                    $ (31.1)  $ (26.4)  $  (9.9)

G.  RETIREMENT PLANS

Pension Benefits
Ceridian maintains two defined benefit pension plans for U.S. employees which were closed to new participants effective January 1, 1995. Ceridian's Canadian and UK subsidiaries also have defined benefit pension plans which constitute a minor portion of the amounts in accompanying tables. The plans' assets consist principally of equity securities, U.S. government securities, and other fixed income obligations and do not include securities of the
Company.   Benefits under these plans are calculated on maximum or career average earnings and years of participation in the plans. U.S. employees participate in these plans by means of salary reduction contributions. Certain former employees are inactive participants in the plans. Employer cash contributions to the U.S. plans amounted to $9.9 in 1995, $13.8 in 1994 and $24.9 in 1993. Retirement plan funding amounts are based on independent consulting actuaries' determination of the Employee Retirement Income Security Act of 1974 ("ERISA") funding requirements in the U.S. and local statutory requirements in other countries.
     The Company also sponsors a nonqualified supplemental retirement plan. The projected benefit obligation at September 30, 1995 and 1994 for this plan was $20.0 and $19.2, respectively, and the net periodic pension cost was $2.3 for 1995, $2.1 for 1994, and $2.2 for 1993.
     The cost recognized by the Company with respect to its defined contribution (401k) plans was $4.9 in 1995, $3.5 in 1994, and $2.2 in 1993.

Funded Status of Defined Benefit                 September 30,
Retirement Plans at Measurement Date            1995       1994

Actuarial present value of obligation:
   Vested benefit obligation                $  662.9   $  585.5
   Accumulated benefit obligation              663.5      589.4
   Projected benefit obligation             $  712.5   $  648.7
Plan assets at fair value                      730.0      654.5
Plan assets in excess of
  projected benefit obligation                  17.5        5.8
Unrecognized net loss                           39.9       44.8
Prior service cost                              34.3       35.4
Unrecognized net asset                         (10.3)     (12.7)
Net pension asset recognized
   in the consolidated balance sheet        $   81.4   $   73.3

The assumptions used in determining the funded status information are as follows:
                                       Rate of               Long-term Rate
          Discount Rate            Salary Progression      of Return on Assets
        U.S.    International     U.S.    International   U.S.    International

1995    7.50%    8.0%             4.5%    6.0 - 6.5%      9.0%    8.0 - 9.0%
1994    8.25%   7.5 - 8.0%        4.5%    6.0 - 7.0%      9.0%    8.0 - 9.0%
1993    7.25%   7.5 - 8.0%        4.0%    6.0 - 7.0%      9.0%    8.0 - 9.0%

Net Periodic Pension Cost (Credit)                 1995      1994      1993
Service cost                                    $   6.2   $   6.1   $   6.0
Interest cost on projected benefit obligation      53.5      51.5      52.2
Actual return on plan assets                     (103.2)    (14.7)   (103.0)
Net amortization and deferral                      46.0     (41.8)     47.5
          Total                                 $   2.5   $   1.1   $   2.7

Postretirement Benefits
Ceridian provides health care and life insurance benefits for eligible retired employees, including individuals who retired from operations of the Company that were subsequently sold or discontinued. The Company sponsors several health care plans in the U.S. for both pre- and post-age
65 retirees. Company contributions to these plans differ for various groups of retirees and future retirees. Employees hired on or after January 1, 1992, will be allowed to enroll in company-sponsored plans at retirement, but receive no company subsidy. For employees hired before January 1, 1992, and retiring in 1992 or later, the Company subsidizes pre-age 65 coverage only. The Company's subsidy is a fixed dollar contribution determined at retirement equal to 2.5% of the catastrophic plan cost for each year of service.
Employees who retired prior to 1992 are subject to various cost-sharing policies depending on when retirement began and eligibility for Medicare.
This is a closed group of retirees. Most retirees outside the United States are covered by governmental health care programs, and the Company's cost is not significant.
     The following tables present the funded status and the components of the net periodic postretirement benefit cost for the plans. The Company does not prefund these costs.

Funded Status of Postretirement
Health Care and Life Plans
                                                     December 31,
                                                     1995    1994
Accumulated postretirement benefit obligation:
Retirees                                            $45.4   $42.9
Fully eligible active participants                    4.1     3.2
Other active participants                             8.2     6.8
                                                     57.7    52.9
Unrecognized net gain (loss)                         (1.6)    3.7
Accrued benefits cost                               $56.1   $56.6
Current portion                                     $ 6.0   $ 6.0
Noncurrent portion                                   50.1    50.6
Total                                               $56.1   $56.6

Net Periodic Postretirement Benefit Cost
                                             1995    1994    1993
Service cost                                $ 0.2   $ 0.3   $ 0.4
Interest cost                                 4.2     4.0     4.4
Other                                        (1.1)    -       -
Net periodic benefit cost                   $ 3.3   $ 4.3   $ 4.8

     The assumed health care cost trend rate used in measuring the benefit obligation is 13.0% pre-age 65 and 9% post-65 in 1995, declining at a rate of 1% per year to an ultimate rate of 5.75% in 2003 pre-age 65 and 1999 post-age 65. A one percent increase in this rate in each year would increase the benefit obligation at December 31, 1995 by $3.8 and the aggregate service and interest cost for 1995 by $0.3. The weighted average discount rates used in determining the benefit obligation at December 31, 1995 and 1994 are 7.00% and 8.25%, respectively.

H. STOCK PLANS
The 1993 Long-Term Incentive Plan as amended ("1993 LTIP") authorizes the issuance until February 1999 of up to 6,000,000 common shares in connection with awards of stock options, restricted stock, stock appreciation rights and performance units to key executive and managerial employees. The 1994 Stock Options Plan, adopted in connection with the acquisition of Tesseract, authorizes the issuance of up to 500,000 common shares in connection with awards of stock options to key employees of businesses acquired by Ceridian. The exercise price of stock options awarded under this plan and the 1993 LTIP may not be less than the fair market value of the underlying stock at the date of grant. These plans also provide for the accelerated exercisability of options and the accelerated lapse of transfer restrictions on restricted stock if a participant's employment terminates for specified reasons within two years of a change of control of the Company.
     During 1995 and 1994, respectively, 91,000 and 828,000 common shares, net of forfeitures, were awarded pursuant to the 1993 LTIP to senior executives under a performance restricted stock program. Under the terms of these awards, shares awarded are generally eligible to vest in three installments in 1996, 1997 and 1998, provided the executive is still employed by the Company on the vesting dates, but vesting will occur only to the extent that the total return to holders of Ceridian common stock over two, three and four year performance periods ending in those years meets certain prescribed levels as compared to other companies in the S&P 500. Of the shares eligible to vest on any given date, generally 25% of the shares would vest if the Company's total return to stockholders over the applicable performance period is at least at the 60th percentile of companies in the S&P 500, 50% would vest at the 75th percentile, and 100% would vest at the 90th percentile. If the 60th percentile is not achieved, no shares would vest on that date. Shares which have not yet vested as of the end of the final performance period will be forfeited. The amount of compensation expense charged to operations under this performance-based program was $11.3 in 1995 and $5.9 in 1994.
     The 1993 Non-Employee Director Stock Plan provided for the issuance of up to 50,000 common shares in connection with awards of stock options and restricted stock to non-employee directors of the Company. Options to purchase 23,000 shares and 9,000 shares of restricted stock were awarded under this plan as of December 31, 1995.
     The acquisitions of Comdata and Resumix resulted in the assumption by Ceridian of the stock option plans of those companies and the conversion of stock options under those plans into Ceridian stock options as indicated in the accompanying table. In connection with the acquisition of Systems Tax Service, the Company adopted a plan pursuant to which 107,000 common shares were awarded as stock options or restricted stock to senior executives of the acquired company.
     In July 1994, the Company's Board of Directors authorized the repurchase by the Company of up to 2,000,000 of its outstanding common shares for the purpose of providing shares to be issued under the Company's stock-based compensation plans, thereby reducing dilution of common stockholders' equity. The Company repurchased 192,000 and 70,000 shares in 1995 and 1994, respectively, for this purpose.

Stock  Plans             Option Price       Outstanding   Exercisable   Available
                            Per Share                                   for Grant
At December 31, 1992    $ 7.09-$40.24         2,777,459       945,052       3,402
Authorized                                                              3,157,000
Granted                  14.25- 19.13         1,069,965                (1,069,965)
Became exercisable        7.09- 15.96                         401,174
Exercised                 7.30- 16.27          (252,851)     (252,851)
Canceled                  7.52- 14.75           (40,557)          (93)     40,557
Expired                   7.30- 32.29               467           467
Awards of restricted stock                                               (119,000)
At December 31, 1993    $ 7.09-$40.24         3,554,483     1,093,749   2,011,994
Authorized                                                                500,000
Granted                  19.13- 26.38         1,388,855                (1,388,855)
Became exercisable        7.52- 23.63                         731,702
Exercised                 7.52- 24.45          (462,462)     (462,462)
Canceled                  7.52- 24.13          (261,394)       (4,278)    265,821
Expired                  24.44- 40.24            (5,928)       (5,928)     (1,895)
Awards of restricted stock                                               (830,000)
At December 31, 1994    $ 7.09-$31.74         4,213,554     1,352,783     557,065
Authorized                                                              3,000,000
Resumix conversion        1.77- 35.40           104,642        32,448
Comdata conversion       10.52- 30.04         1,083,136       584,248
Granted                  24.13- 45.50         1,049,282                (1,049,282)
Became exercisable        2.65- 34.88                       1,012,481
Exercised                 1.77- 26.38          (613,376)     (613,376)
Canceled                  2.65- 41.25          (141,906)       (1,481)    129,824
Expired                         16.27            (3,574)       (3,574)
Awards of restricted stock                                                (97,500)
At December 31, 1995   $ 1.77- $45.50         5,691,758     2,363,529   2,540,107
Average option price   $21.29

I. FINANCING ARRANGEMENTS

On December 12, 1995, Ceridian concluded a three-year, $325 million revolving credit facility with a commercial bank syndicate, with Bank of America as agent, replacing its then-existing $35 million domestic revolving credit facility, which had been extended for one year in May 1995. Borrowings under the new credit facility were used to retire the public debt of Comdata, comprised of principal amounts of $130.0 and $75.0 of its 12.5% Senior Notes due 1999 and 13.25% Senior Subordinated Debentures due 2002, respectively, and $6.2 principal amount of its 11% Junior Subordinated Extendible Notes due 1997. The retirement was accomplished by means of the purchase, as a result of tender offers (the "Debt Tender Offers"), of $128.7 of the Senior Notes and $74.9 of the Senior Subordinated Debentures. The remainder of those issues and all of the Junior Notes, which were called for redemption on December 29, 1995, were retired through an in-substance defeasance which involved the deposit of $8.2 in defeasance trusts.
     The revolving credit facility is unsecured but is guaranteed by Comdata, and has a final maturity of November 30, 1998. Under the facility, Ceridian is able to obtain up to $325.0 including loan advances and up to $75.0 in standby letters of credit. At December 31, 1995, the amount of advances and letters of credit outstanding was $195.0 and $1.5, respectively, and the interest rate for advances, determined by a number of factors, was approximately 6.3%. Under the terms of the facility, the Company must maintain a minimum consolidated net worth, which is subject to increase based on the Company's net earnings after December 31, 1995 and certain equity contributions to the Company after the same date. Ceridian must also maintain a fixed charge coverage ratio of 2.25 to 1 and limit consolidated debt to 3 times earnings before interest, taxes, depreciation and amortization minus capital expenditures and preferred dividends on a rolling four quarter basis. The Company is subject to additional covenants which limit liens, contingent obligations, operating leases, minority equity investments and divestitures. The Company is in compliance with all covenants associated with this credit facility.
     Comdata financing activity in 1995 included an amendment in March to its revolving credit facility to increase the commitment from $37.5 to $75.0, extend the maturity and lower the interest rate. The facility was terminated when Comdata was acquired by Ceridian. In connection with the Debt Tender Offers, the indentures governing Comdata's Senior Notes and
Junior Subordinated Debentures were amended to eliminate, modify or waive most restrictive covenants in such indentures.

                                                         December 31,
Debt Obligations                                       1995        1994
Revolving credit agreements and overdrafts       $    195.0    $    1.1
Mortgages payable                                       6.0         9.7
Public debt of Comdata                                  -         210.8
Other long-term debt obligations                        8.9        16.8
  Total debt obligations                              209.9       238.4
    Less short-term debt and current
       portions of long-term debt                       4.6         8.2
Long-term obligations, less current portions     $    205.3    $  230.2

Aggregate Amounts of Maturities at December 31, 1995
                    1996   1997     1998   1999   2000  Thereafter   Total
Mortgages payable   $0.1   $0.1   $  0.1   $0.1   $0.1        $5.5  $  6.0
Revolving credit     -      -      195.0    -      -           -     195.0
Other                4.5    2.7      1.1    0.3    0.2         0.1     8.9
Total               $4.6   $2.8   $196.2   $0.4   $0.3        $5.6  $209.9

J.  INVESTING ACTIVITY
On December 12, 1995, Ceridian acquired Comdata, a leading provider of transaction processing services to the trucking and gaming industries, in a reverse subsidiary merger transaction that resulted in the exchange of
0.57 of a share of Ceridian common stock for each outstanding share of Comdata common stock, for a total issuance of 20,472,176 Ceridian shares.
     On August 31, 1995, Ceridian acquired Resumix, a privately held California-based company that provides skills management software and services, in a reverse subsidiary merger transaction in which the outstanding shares of Resumix capital stock were exchanged for 849,010 newly issued shares of Ceridian common stock.
     The mergers qualify as a tax-free reorganizations and were accounted for by the pooling-of-interests method. Accordingly, the Company's financial statements have been restated to include the results of Comdata and Resumix as if the mergers had taken place on the first day of the earliest reported period. The accompanying table presents the combined and separate results of the merged companies during the periods preceding the mergers. In connection with the mergers, Ceridian incurred $29.7 in pooling expenses, including fees for investment bankers and legal firms in addition to other acquisition costs.
     On October 2, 1995, Ceridian acquired the assets of the Centre-file personnel and payroll services business in a purchase transaction for $52.1 in cash. Centre-file provides payroll processing services and human resource management software to customers in the UK. In addition to $8.0 of assets and $6.3 of liabilities, the Company recorded goodwill of $15.2 and other intangibles of $35.2 to be amortized over periods of 5 to 20 years.
     Comdata 1995 investing activity included the March purchase of the stock of Trendar Corporation, which provides transaction processing services to the transportation industry, for $12.7 in cash and a $1.5 note payable in March 1996. Comdata also sold in February the net assets of its retail services division, which provided check authorization and collection services, for $3.5 in cash, subject to certain contingencies, at a loss of $1.0.
     In May 1994, Ceridian sold TeleMoney Services and related network and computer center operations, received $24.3 of net cash proceeds and recognized a $7.8 restructuring gain.
     In June 1994, Ceridian purchased all of the outstanding stock of Tesseract Corporation. The acquisition used $54.3 in cash, net of cash acquired of $7.2. The Company received other assets valued at $9.9 and liabilities, primarily deferred income, of $28.2, and recorded intangible assets valued at $37.0 with amortization periods ranging from 10 to 20 years and goodwill of $35.6 with a life of 20 years.
     In October 1993, the Company purchased Systems Tax Service, Inc. for 1,005,908 shares of Ceridian common stock. The transaction was valued at $18.8 and resulted in the recording of goodwill and other intangible assets of $21.1 to be amortized over a 15-year period.
     In December 1994, the Company sold its interest in the CMR joint venture to VNU Business Information Services, Inc. ("VNU") in exchange for a 50.5% interest in a partnership into which the business and assets of VNU's Scarborough Research Corporation subsidiary had been placed, resulting in no gain or loss.

                                  1995           1994           1993
Restated Results of Mergers     (9 Mos.)      (12 Mos.)      (12 Mos.)
Revenue
Ceridian                        $767.2      $   916.3      $   886.1
Resumix (a)                                      18.2           11.4
Comdata                          204.3          243.3          212.3
Combined                        $971.5      $ 1,177.8      $ 1,109.8

Net earnings (loss)
Ceridian (b)                    $ 75.9      $    78.6      $   (30.4)
Resumix (a)                                      (1.5)          (4.6)
Comdata (c)                       22.4           20.6         (217.1)
Combined                        $ 98.3      $    97.7      $  (252.1)
(a) Resumix included in Ceridian amount in 1995.  Resumix revenue and net earnings (loss) have been restated to conform to Ceridian's revenue recognition policy.
(b) Includes extraordinary loss of $8.4 in 1993.
(c) Income tax provision restated to eliminate the benefit from deferred tax asset recorded in 1994 and 1995.

K. SEGMENT DATA

Industry Segments
The two industry segments of Ceridian are Information Services and Defense Electronics. The Information Services segment consists of Arbitron, Comdata, and the Human Resources Group, along with a small services business sold in May 1994. The Information Services businesses collect, manage and analyze data and process transactions on behalf of customers in the human resources, transportation, gaming, and electronic media markets and report information resulting from such activities to customers. The products and services provided by the Information Services businesses address specific information management and transaction processing needs of other businesses to enable them to operate more efficiently. These products and services are typically provided through long-term customer relationships that result in a high level of recurring revenue. Information Services 1995 earnings before interest and taxes was reduced by pooling expenses of $29.7 related to the acquisitions of Comdata and Resumix.
     The Defense Electronics segment, consisting of Computing Devices International, develops, manufactures and markets electronic systems, subsystems and components, and provides systems integration and other services, primarily to government defense agencies. The "other" category represents corporate center operations and unallocated assets, primarily cash and short-term investments. Intersegment sales are not material.

Major Customers
Revenue in 1995, 1994 and 1993, respectively, included sales under prime contracts or subcontracts to the U.S. government of $214.9, $225.8 and $232.3 and the Canadian government of $190.7, $172.5 and $137.4, substantially all of which are reported in the Defense Electronics segment. Of the sales to the Canadian government, $163.9 in 1995, $153.8 in 1994 and $105.1 in 1993
were from the Iris contract.


                       Information       Defense
Industry Segment Data     Services   Electronics     Other  Consolidated
1995
Revenue                    $ 823.5      $  509.5   $   -       $ 1,333.0
Earnings (Loss) before
 interest and taxes        $ 108.6      $   33.7   $  (7.6)    $   134.7
Identifiable assets        $ 707.5      $  294.9   $ 123.7     $ 1,126.1
Capital expenditures       $  39.1      $   12.0   $   1.9     $    53.0
Depreciation               $  26.6      $   11.6   $   0.9     $    39.1
1994
Revenue                    $ 691.5      $  486.3   $   -       $ 1,177.8
Earnings (Loss) before
 interest and taxes        $ 116.7      $   30.6   $ (10.6)    $   136.7
Identifiable assets        $ 534.3      $  210.0   $ 233.2     $   977.5
Capital expenditures       $  31.9      $   13.4   $   0.6     $    45.9
Depreciation               $  23.8      $   10.1   $   1.6     $    35.5
1993
Revenue                    $ 648.5      $  461.3   $   -       $ 1,109.8
Earnings (Loss) before
 write-off of intangibles,
  restructure, interest
   and taxes               $  75.9      $   27.0   $  (7.0)    $    95.9
  Restructure gain (loss)    (75.9)         (5.5)     14.4         (67.0)
  Write-off of intangibles  (230.3)          -         -          (230.3)
Earnings (Loss) before
 interest and taxes        $(230.3)     $   21.5   $   7.4     $  (201.4)
Identifiable assets        $ 368.8      $  209.7   $ 272.3     $   850.8
Capital expenditures       $  23.5      $   10.6   $   0.9     $    35.0
Depreciation               $  31.1      $    8.7   $   1.1     $    40.9

Geographic Segments
The Company's international operations consist of defense electronics operations in Canada and the UK and a payroll processing business in the UK acquired in October 1995. The amounts of the parent company's equity in net assets of and advances to international subsidiaries and branches were $107.7 and $47.9 at December 31, 1995 and 1994, respectively.

Geographic Segment Data                        United States    International    Consolidated
1995
Revenue                                           $  1,037.2      $     295.8      $  1,333.0
Earnings before interest and taxes                $    118.0      $      16.7      $    134.7
Identifiable assets                               $    862.7      $     263.4      $  1,126.1
1994
Revenue                                           $    919.7      $     258.1      $  1,177.8
Earnings before interest and taxes                $    120.6      $      16.1      $    136.7
Identifiable assets                               $    841.6      $     135.9      $    977.5
1993
Revenue                                           $    893.9      $     215.9      $  1,109.8
Earnings before restructure,
 write-off of intangibles, interest and taxes     $     83.8      $      12.1      $     95.9
  Restructure loss                                     (65.5)            (1.5)          (67.0)
  Write-off of intangibles                            (230.3)             -            (230.3)
Earnings (Loss) before interest and taxes         $   (212.0)     $      10.6      $   (201.4)
Identifiable assets                               $    717.7      $     133.1      $    850.8

L. LEASING ARRANGEMENTS AS LESSEE

Ceridian conducts a substantial portion of its operations in leased facilities. Most such leases contain renewal options and require payments for taxes, insurance, and maintenance. Downsizing activities in prior years have resulted in assignment of leases under which Ceridian remains secondarily liable for future rental obligations totaling $31.2 at December 31, 1995. The Company does not anticipate any material nonperformance by the assignees of these leases, which principally involve Control Data Systems, Inc. and Seagate Technology, Inc.
     Virtually all leasing arrangements for equipment and facilities are operating leases and the rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include assigned leases or obligations recorded as liabilities as the result of restructuring actions in prior years.
     The amounts of rental expense and sublease income for each of the three years ended December 31, 1995 appear in the following table.
Rental Expense            1995    1994    1993
Rental expense           $45.0   $44.8   $46.2
Sublease rental income    (2.9)   (2.7)   (2.5)
Net rental expense       $42.1   $42.1   $43.7

Future minimum noncancelable lease payments and related sublease income, on operating leases existing at December 31, 1995 which have an initial term of more than one year, are described in the following table.

Future Minimum Lease Payments
                   Sublease
           Lease     Rental
        Payments     Income     Net
1996        35.3      (2.5)    32.8
1997        31.1      (2.5)    28.6
1998        26.9      (2.3)    24.6
1999        23.7      (2.3)    21.4
2000        21.0      (2.3)    18.7
Thereafter  37.9      (7.7)    30.2

M.  COMMITMENTS AND CONTINGENCIES COMMITMENTS

In January 1995, Ceridian entered into a technology services agreement with Integrated Systems Solutions Corporation ("ISSC"), a wholly-owned subsidiary of IBM Corporation. Under the technology services agreement, whose term extends through December 31, 2004, ISSC will provide centralized computer processing services required by the Company's Employer Services business for payroll processing customers nationwide. While the Company expects to spend approximately $110.0 over the term of the agreement, the future minimum noncancelable annual service charges payable by the Company are $6.1 in 1996, $3.9 in 1997 and $2.6 in 1998.
     Comdata contracted with ISSC in 1991 for substantially all data processing functions for a term of ten years. In connection with the agreement, ISSC paid $15.0 in cash to Comdata for certain property and rights and to reimburse certain transition expenses of Comdata. This amount, net of $0.7 for assets sold to ISSC, was recorded as a deferred credit and is being amortized over the term of the agreement. In 1995, the agreement was amended to increase the minimum monthly payment from $1.0 to $1.7 in 1996 and $1.5 thereafter. The amount of expense incurred, net of amortization of the deferred credit, was $13.9 in 1995, $11.2 in 1994 and $10.0 in 1993.
Cancellation of the agreement for convenience in 1996 would require payment of a termination fee of $23.7.
     Under a Telecommunications Services Agreement with LDDS/WorldCom
("LDDS" formerly "ATC"), renewed in 1995, Comdata agreed to purchase a minimum of $10.0 of long distance services each year until 2003. Under this agreement, expenses of $18.5 in 1995, $13.7 in 1994 and $11.2 in 1993 were incurred on behalf of LDDS, which was a Comdata stockholder prior to its merger with Ceridian and remained a Ceridian stockholder at December 31, 1995. The amount payable to LDDS at December 31, 1995 was $3.3.
Cancellation of the agreement for convenience requires the payment of $16.2.

INTEREST RATE COLLARS AND SWAPS
During 1995, Ceridian executed a series of seven interest rate collar transactions of $100.0 each for the purpose of hedging interest rate risk on invested customer deposits held in its tax filing trust. The counterparties to these arrangements are domestic commercial banks with debt ratings of A or better. Under current accounting standards, neither the collar arrangements nor the related trust investments and offsetting liability to customers are reflected in the Company's balance sheet. These arrangements, which do not require collateral, provide for the bank to pay Ceridian the amount by which a certain index of short-term interest rates falls below a floor strike level (5% or 5.5%). Alternatively, when that index exceeds a cap strike level (ranging from 6.15% to 8.47% and averaging 7.41%), Ceridian pays out the excess above the cap strike level. The remaining terms of the collars range from 5 to 42 months. In addition to the collar arrangements, the Company continued to hold at December 31, 1995, three interest rate swap agreements, maturing in the first half of 1996, with an A-rated financial institution for an aggregate notional amount of $75.0 with no collateral required. The risk of accounting loss through non-performance by the counterparties under any of these arrangements is considered negligible.

OTHER MATTERS
In connection with the spin-off of Control Data Systems, Ceridian agreed to indemnify the U.S. Pension Benefit Guaranty Corporation ("PBGC") if the Control Data Systems defined benefit pension plan is terminated in a distress termination and the PBGC is unable to recover the full amount of any unfunded benefit liabilities. The maximum amount of this contingent liability is $16.0, which will decrease by $4.0 each July 31 beginning in 1996. The Company monitors all such contingent liabilities and has established restructure or other reserves for those which it believes are probable of payment. With respect to these contingent obligations, the Company believes that there is not a material exposure to an accounting loss as of December 31, 1995.

N.  LEGAL MATTERS

Age Discrimination Litigation.
Certain former employees, purporting to act on behalf of a class of all former employees of the Company who were terminated after the age of 40, filed suit against the Company in U.S. District Court in Minnesota in 1990 alleging violations of the Age Discrimination in Employment Act. An earlier administrative proceeding before the Equal Employment Opportunity Commission involving some of the named plaintiffs was dismissed in October 1988. With the Court's permission, plaintiffs invited all individuals in the alleged class to join as additional plaintiffs. About 1,100 former employees indicated a desire to do so. In addition, certain of the plaintiffs in this action, along with other individuals, filed two parallel age discrimination class action lawsuits in state court in Minnesota, which have been stayed pending resolution of the federal court action. In December 1992, the Court denied plaintiffs' motion for certification of the requested class of former employees, but ordered that putative class members would be allowed to file individual age discrimination claims against the Company. In response, eight complaints covering 419 of the putative class members were filed against the Company in early 1993. Later that year the Company made individual settlement offers to these plaintiffs, 92 of whom accepted offers in an aggregate amount of $0.6.
    In late 1993, the parties agreed to commence by September 1994 a series of three six-week test trials, each involving twelve randomly selected plaintiffs, that were to be determinative as to issues of liability, but not damage amounts (if any), with respect to the plaintiffs involved. The Company agreed to the test case process and has explored settlement opportunities principally because of the costs of defending these actions. In light of settlement discussions that occurred in the second quarter 1994 and the Company's estimates of costs to defend these actions, the Company established reserves totaling $15 million with respect to these cases in June 1994. The Company indicated at that time that it was prepared to either absorb that amount in settlement costs if settlement were to occur within a reasonable period of time or commit that amount to a multi-year defense of these actions, as a result of which the Company firmly believes it would prevail.
     The first test trial did not begin by the specified time, and counsel for the plaintiffs took the position that he does not wish to re-institute the test trial process. In February 1995, these cases were reassigned to a second district judge. In late 1995, the federal magistrate assigned to these cases entered an order that contemplates a consolidated trial on the limited question of whether the Company engaged in a "pattern or practice" of age discrimination. The Company has appealed the magistrate's ruling regarding the consolidated trial because a pattern or practice trial is inappropriate in the absence of a class. In January 1996, these cases were reassigned to a third district judge. Plaintiffs have also requested that the EEOC intervene in this case, presumably seeking to avail themselves of the EEOC's enhanced powers to obtain consolidated trials of multi-party litigation. The local office of the EEOC has recommended intervention to the EEOC national office in Washington D.C., which, if it concurs, must obtain the court's permission to intervene. The local EEOC office has also sought to reinstitute settlement conferences between the parties. Although the Company would be amenable to a global settlement of these cases in light of the high costs of defending them, it is not optimistic that a settlement can be achieved in the near term on acceptable terms, given the lack of merit of the plaintiffs' cases.

Comdata Antitrust Cases.
In October 1995, a lawsuit was filed by Imperial Bank of Los Angeles against Comdata and its Comdata Network, Inc. subsidiary ("Network") in U.S. District Court for the Central District of California alleging that certain business practices of Network in providing cash advance services at legalized gaming establishments, truck stops and check cashing establishments violated the federal antitrust laws. Specifically, the lawsuit alleges that certain provisions of Network's long-term contracts with its customers unlawfully excluded others from providing competing services. The lawsuit seeks injunctive relief, money damages "in excess of $20 million," treble damages under the antitrust laws and attorneys fees and costs. A similar lawsuit was also filed in October 1995 in U.S. District Court for the Northern District of California by Preferred Card Services, Inc., which is understood to be an independent marketing organization for Imperial Bank. Preferred Card Services seeks relief similar to that sought by Imperial Bank, including money damages "in excess of $8 million." A third similar lawsuit was filed in December 1995 in U.S. District Court for the District of Nevada by Service Data Corporation, dba Premier Cashlink, which is a competitor of Comdata's in the gaming industry. Service Data also seeks relief similar to that sought by Imperial Bank, including money damages "in excess of $10 million." The Company believes that Comdata and Network have not engaged in any illegal conduct and intends to vigorously contest the lawsuits.

Retirement Plan Litigation.
In August 1995, the Company and its primary defined benefit pension plan maintained for certain U.S. employees (the "Plan") were named as co-defendants in a lawsuit filed in U.S. District Court for the District of Minnesota. The two plaintiffs, who left the employ of the Company in 1989 and elected at that time to receive their vested benefit under the Plan in the form of a single enhanced lump sum payment, purport to act on behalf of a class of all persons who elected to receive a lump sum benefit under the Plan. The plaintiffs allege that the Company and the Plan utilized an incorrect methodology in calculating the amount of enhanced lump sum benefits payable to the plaintiffs and the other class members. Specifically, the plaintiffs allege that an improperly high interest (discount) rate was utilized to calculate the lump sum benefit amounts, thereby lowering the benefit amounts, in contravention of the Employee Retirement Income Security Act of 1974, the Plan and the defendants' fiduciary duties. The Company believes that the proper methodology was consistently utilized in calculating lump sum benefit payments at all times since that feature was introduced into the Plan in 1989, and denies the plaintiffs allegations. Moreover, any finding in favor of the plaintiffs would not likely have a direct financial effect on the Company, but rather would result in an increase in Plan liabilities that is not currently estimable. Such an increase in Plan liabilities would, in turn, become one of many factors affecting the funded status of the Plan. The funded status of the Plan, in turn, is one of many factors affecting the determination of the Company's obligation (if any) to make an annual contribution to the Plan and the determination of its annual pension expense (if any) attributable to the Plan.

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

        SUPPLEMENTARY QUARTERLY DATA (Unaudited)        (Dollars in millions, except per share data)


                                                               1995                                 1994
                                                    4th      3rd      2nd      1st      4th      3rd      2nd      1st
                                                Quarter  Quarter  Quarter  Quarter  Quarter  Quarter  Quarter  Quarter
Revenue                                        $  361.5  $ 317.9  $ 327.4  $ 326.2  $ 301.3 $  310.7  $ 284.3  $ 281.5
Cost of revenue                                   216.9    189.4    198.4    195.6    181.6    196.4    178.8    172.9
Gross profit                                      144.6    128.5    129.0    130.6    119.7    114.3    105.5    108.6
Selling, general and administrative                91.5     71.5     74.7     72.2     74.2     69.2     65.2     65.5
Research and development                           13.4     13.1     13.8     14.2     11.6     11.1      9.3      8.5
Other expense (income) (1)                         32.8      0.6      0.7     (0.5)    (2.5)    (1.2)     0.1      0.4
Earnings (Loss) before interest and taxes           6.9     43.3     39.8     44.7     36.4     35.2     30.9     34.2
Interest income                                     2.6      3.9      2.9      2.7      2.8      2.8      3.2      1.9
Interest expense                                   (7.3)    (7.7)    (7.9)    (7.7)    (8.0)    (8.0)    (8.1)    (8.1)
Earnings (Loss) before income taxes                 2.2     39.5     34.8     39.7     31.2     30.0     26.0     28.0
Income tax provision                                3.0      5.9      5.5      4.3      8.0      2.8      3.1      3.6
Earnings (Loss) before extraordinary item          (0.8)    33.6     29.3     35.4     23.2     27.2     22.9     24.4
Extraordinary loss (2)                             38.9      -        -        -        -        -        -        -
Net earnings (loss)                            $  (39.7)  $ 33.6  $  29.3  $  35.4  $  23.2  $  27.2  $  22.9  $  24.4
Earnings (loss) per share (3)
Primary                                        $  (0.06)  $ 0.44  $  0.38  $  0.47  $  0.29  $  0.35  $  0.29  $  0.31
Fully diluted                                  $  (0.06)  $ 0.42  $  0.37  $  0.45  $  0.29  $  0.35  $  0.29  $  0.31
Shares used in calculations (in thousands) (4)
Primary                                          66,258   69,592   69,042   68,631   67,819   68,001   67,584   67,257
Fully diluted                                    66,258   79,976   79,426   79,015   78,203   78,385   77,968   77,641
Common Stock-per share
Market price ranges (5)
   High                                          47-1/2   46-7/8   37-5/8   34-1/2   27-1/8   27-1/2   25-5/8   24-3/4
   Low                                           36-5/8   36-3/4   31-5/8   26-1/8   23-1/2   24       21-1/2   18-1/2
No cash dividends have been declared on common stock during the periods presented.

(1) Includes pooling expenses of $29.7 related to Resumix and Comdata mergers.
(2) For details on the early retirement of debt, see notes B and I.
(3) Net earnings (loss) for calculation of primary earnings (loss) per share has been reduced by preferred dividends.
    Fully diluted results per share may not be more favorable than primary.
(4) For calculation of a loss per share, common stock equivalents and the assumed conversion of preferred stock are ignored.
(5) Source: New York Stock Exchange-Composite Transactions.