Form 10-K405, Exhibit 13
period 1996-12-31
CERIDIAN CORP
filed 1997-03-24
CIK 109758


                                                                                                    Exhibit 13
Selected Five-Year Data         (Dollars in millions, except per share data)


                                                                 1996       1995        1994        1993         1992
Revenue                                                      $1,495.6   $1,333.0    $1,177.8    $1,109.8     $1,031.1
Earnings (Loss) from continuing operations (1)               $  181.9   $   97.5    $   97.7    $ (243.7)    $  (30.3)
Loss from discontinued operations (2)                              -          -           -          _        (321.6)
Extraordinary loss (3)                                             -       (38.9)         -        (8.4)       (20.5)
Cumulative effect of accounting change (FAS 106) (4)               -          -           -          _         (41.8)
Net Earnings (Loss)
Earnings Per Common Share                                    $  181.9   $   58.6    $   97.7    $ (252.1)    $ (414.2)
  Primary
      Continuing operations                                  $   2.39   $   1.22    $   1.25    $  (3.79)    $  (0.48)
      Net earnings (loss)                                    $   2.39   $   0.66    $   1.25    $  (3.92)    $  (6.48)
  Fully diluted
      Continuing operations                                  $   2.25   $   1.22    $   1.25    $  (3.79)    $  (0.48)
      Net earnings (loss)                                    $   2.25   $   0.66    $   1.25    $  (3.92)    $  (6.48)
Shares used in calculations (in thousands)
  Primary                                                      70,585     69,352      67,626       64,452       63,939
  Fully diluted                                                80,969     79,736      78,010       64,452       63,939
Balance Sheet Data
Total assets                                                 $1,251.1   $1,126.1    $  977.5    $   850.8    $   989.9
Debt obligations                                             $  144.1   $  209.9    $  238.4    $   250.7    $   415.0
Stockholders' equity (deficit) (5)                           $  346.3   $  150.0    $   86.9    $    (8.9)   $    (3.7)
Equity (Deficit) Per Common Share (6)                        $   4.34   $  (1.28)   $  (2.23)   $   (3.74)   $   (0.06)
Common shares outstanding at end of year (in thousands)        79,768     67,277      66,723       65,503       64,125
Number of Employees at End of Year                             10,800     10,200       9,500        9,600       10,500


Prior year amounts have been restated for the 1995 acquisitions of Resumix and Comdata by Ceridian as further described in Note J.
(1) Includes pooling expenses of $29.7 in 1995, restructuring losses of $67.0 in 1993 and $76.2 in 1992 and the write-off of $230.3 of Comdata goodwill and other intangibles in 1993.
(2) Relates to the disposition of Ceridian's automated wagering, energy management and computer products businesses.
(3) Relates to the early retirement of debt.  For additional information about the 1995 loss, see Notes B and I to the consolidated financial statements.
(4) The Company adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in 1992.
(5) The Company has not declared a cash dividend on common stock since 1985.  For information regarding the 1996 conversion of preferred stock, see Note F to the consolidated financial statements.
(6) Computed by reducing stockholders' equity by the liquidation value of outstanding preferred stock ($236.0 at December 31, 1995,
    1994 and 1993) and dividing by the number of outstanding common shares at the end of the year. Assuming that any outstanding convertible preferred stock was converted to common stock, the equity per common share would have been $1.93 and $1.13 at
    December 31, 1995 and 1994, respectively.

The statements regarding Ceridian Corporation contained in this Annual Report that are not historical in nature, particularly those that utilize terminology such as "expects," "anticipates," "believes" or "plans," are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to Ceridian that could cause such material differences in the "1997 Financial Outlook" section of Management's Discussion and Analysis on page 24 of this annual report to stockholders.



MANAGEMENT'S DISCUSSION AND ANALYSIS OF
RESULTS OF OPERATIONS AND FINANCIAL CONDITION


Results of Operations

     For 1996, Ceridian Corporation ("Ceridian" or the "Company") reported net earnings of $181.9 million, or $2.25 per fully diluted share of common stock, on revenue of $1,495.6 million, compared to net earnings in 1995 of $58.6 million, or $0.66 per fully diluted share, on revenue of $1,333.0 million. Included in the 1995 results is a $38.9 million extraordinary loss, or $0.56 per fully diluted share, resulting from the refinancing of certain debt of Comdata following its acquisition by Ceridian in December 1995, $29.4 million of expenses associated with the acquisition of Comdata, and $9.5 million of Comdata balance sheet adjustments discussed below. For 1994, the Company reported net earnings of $97.7 million, or $1.25 per fully diluted share, on revenue of $1,177.8 million.

     The following table sets forth revenue for the last three years for the Company, its two industry segments, and the businesses that comprise those segments. Additional financial information regarding the Company's industry segments is contained in Note K, Segment Data, to the consolidated financial statements.


                                              Years ended December 31,
(Dollars in millions)                  1996              1995             1994
                                             change           change
Information Services Segment
  Arbitron                         $  153.1   11.6%  $  137.2  13.1%  $  121.3
  Human Resources Group               490.3   19.0%     412.2  28.2%     321.5
  Comdata                             299.2    9.2%     274.1  12.7%     243.3
  Other Services (1)                     -      -          -     -         5.4
     Total                            942.6   14.5%     823.5  19.1%     691.5

Defense Electronics Segment
  Computing Devices International     553.0    8.5%     509.5   4.8%     486.3

     Total Revenue                 $1,495.6   12.2%  $1,333.0  13.2%  $1,177.8

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

                                       Years ended December 31,
                                      1996       1995      1994
Revenue:
  Information Services                63.0%      61.8%     58.7%
  Defense Electronics                 37.0%      38.2%     41.3%
     Total Revenue                   100.0%     100.0%    100.0%

Gross Profit:
  Information Services                51.5%      51.4%     51.1%
  Defense Electronics                 22.6%      21.5%     19.5%
  Total Ceridian Gross Profit         40.8%      40.0%     38.0%

Operating Expenses:
  Selling, General &
   Administrative                     22.7%      23.2%     23.3%
  Research & Development               4.6%       4.1%      3.4%
  Other Expense (Income)               0.1%       2.5%     (0.3%)
     Total Operating Expenses         27.5%      29.9%     26.4%

Earnings Before Interest and Taxes    13.3%      10.1%     11.6%
Interest Income (Expense)             (0.2%)     (1.4%)    (1.8%)
Earnings Before Income Taxes          13.1%       8.7%      9.8%
Income Tax Provision                   1.0%       1.4%      1.5%
Net Earnings Before
   Extraordinary Item                 12.2%       7.3%      8.3%
Extraordinary Loss                       -        2.9%        -
Net Earnings                          12.2%       4.4%      8.3%


1996 Compared with 1995

     Revenue. In Information Services, about half of the revenue growth in the Human Resources Group ("HRG") was due to acquisitions made during 1996 and to a full year's revenue from the Centre-file business, which was purchased in October 1995. Adjusting for these acquisitions and a 1996 decrease in the average annual yield on tax filing deposits, HRG's revenue increased 9.8% from 1995 to 1996. Revenue growth computed on this basis from U.S. payroll processing and tax filing services was 8.5%, largely reflecting continuing demand for the Company's current generation payroll product and a higher percentage of payroll customers also purchasing tax filing services. Revenue growth from tax filing services was restrained somewhat by a decrease in the average annual yield on tax filing deposits from 5.95% in 1995 to 5.74% in 1996, although average invested tax filing balances increased 12.7%. Because of the significance and interest rate sensitivity of this investment income, the Company had in effect at December 31, 1996 interest rate collars aggregating $700 million in notional amount to reduce interest rate risk for these investments, as further described in Note M, Commitments and Contingencies, to the consolidated financial statements. Revenue increased substantially in Resumix, due in part to contracts to provide skills management software to the U.S. Department of Defense. Revenue growth adjusted for acquisitions in the other HRG businesses in the U.S. was 14.8% from 1995 to 1996, primarily reflecting revenue growth in the User Technology and Performance Partners businesses that was partially offset by decreased revenue in Tesseract.

     Comdata's revenue increase from 1995 to 1996 reflected 11.1% revenue growth from transportation services and 7.4% revenue growth from gaming services. After adjusting for the third quarter 1996 acquisitions of TIC Financial Systems, Inc. ("TIC Financial") and Transportation Communication Consulting, Inc. ("Transcom"), which provide funds transfer, permitting and related services, and the net effect of the March 1995 acquisition of Trendar Corporation, which provides fuel purchase desk automation systems, Comdata's revenue from transportation services increased 6.6%. The internal revenue growth from transportation services included substantially increased sales of Trendar systems, a 7.5% increase in funds transfer transactions with little change in the average revenue per transaction, and increased sales of telecommunications services. Partially offsetting these factors was reduced revenue from permit services, primarily due to consolidation of permit requirements among states, resulting in fewer permits to be processed. Comdata expects that most of the impact of this consolidation has been experienced.

     Comdata's revenue growth from 1995 to 1996 in gaming services was primarily attributable to 161.2% growth in the number of ATM cash advance transactions, largely reflecting the expansion of Comdata's ATM network, the second quarter 1996 introduction of surcharges in connection with these ATM transactions, a third quarter 1996 price increase on credit card cash advance transactions, and an increase in the average size of such transactions. The increase in gaming services revenue occurred despite a decrease of 4.0% in the number of credit card cash advance transactions, and an increase during 1996 by a major credit card association in the merchant discount rate on credit card cash advances, which is netted against revenue. More generally, the slower revenue growth from gaming services during 1996 reflects slower growth in the gaming industry generally and increased use of sources of cash such as ATM machines for which fees are substantially lower than on credit card cash advances.
These factors may continue to affect this business during 1997.

     Comdata's services for the trucking and gaming industries require it to process millions of transactions annually over its network. In 1996, approximately 57 million transactions were processed, the vast majority involving the transfer of approximately $10.3 billion of funds. In processing these transactions, Comdata depends to a significant degree on the accuracy of data supplied by its customers and the observance by third parties involved in the transactions of proper data entry procedures. In a very small portion of these transactions, final settlement may not occur, resulting in Comdata ostensibly receiving unapplied funds. Final settlement may fail to occur for a variey of reasons, including the failure of drafts to clear in the ordinary course of business, Comdata's inability to match customer remittances with specific transactions or to otherwise reconcile accounts and/or transactions, and the disproportionate cost of resolving relatively small dollar amount credit balances. It is Comdata's policy to take the amount of such unsettled transactions into revenue as earned for goods and services rendered if the transactions are not definitively settled within a period of twelve months through the assertion of valid claims or otherwise reconciled. It has been Comdata's experience that an insignificant number of claims for unsettled funds are asserted after such twelve month period. The amount of unsettled transactions included in Comdata's 1995 and 1996 revenue was $14.2 million and $16.8 million, respectively, with the increase primarily due to an increase in the volume of transactions processed. During the first quarter 1997, a representative of 48 states and the District of Columbia is expected to begin an examination of whether Comdata's treatment of these unsettled transactions complies with the unclaimed property laws of those jurisdictions. The extent of Comdata's potential liability, if any, to states under unclaimed property laws or to customers with respect to such unsettled transactions, or the impact of any future changes in Comdata's accounting policies with respect to such transactions, is not presently determinable.

     About $3.4 million of Arbitron's revenue increase from 1995 to 1996 was due to a change in the revenue recognition policy of the Scarborough Research Partnership ("SRP") related to a decision to transition from releasing research reports annually to semiannually. SRP's 1995 revenue was not restated to the new policy. After adjusting for the impact of this change, Arbitron's revenue increased 8.9%. Revenue from sales of radio audience measurement services and analytical software, which comprises about 82% of Arbitron's revenue, increased 7.6%, reflecting an increased number of stations subscribing for ratings services and purchasing analytical software applications, and price escalators in multi-year customer contracts. The increase in the number of stations that are Arbitron customers is due in part to consolidation in the radio broadcasting industry, as some stations have become Arbitron customers upon their acquisition by a larger broadcasting group. At the same time, however, industry consolidation could tend to put pressure on the pricing of Arbitron's radio ratings service. Also contributing to the revenue increase was increased sales of the Scarborough Report, particularly to radio, television and cable broadcasters.

     The revenue increase for Computing Devices from 1995 to 1996 was attributable to a 14.4% revenue increase in its international operations, which account for a majority of Computing Devices' total revenue. Revenue from Computing Devices' U.S. operations increased 1.0%. The 11.9% revenue increase in the Canadian operations was primarily due to its ground systems products, particularly a multi-year contract to develop and produce a light armored vehicle reconnaissance ("LAV Recce") system. Revenue from the Iris contract to provide a communications system to the Canadian Department of

National Defence also increased 5.0% from 1995 to 1996, reflecting add-ons to that contract awarded in 1996. The 30.4% increase in revenue from the United Kingdom operations was primarily due to a contract to provide ground systems for reconnaissance processing.

     Gross Margin. The Company's gross margin improvement from 1995 to 1996 was due largely to the relatively greater revenue growth in the Information Services segment, which has higher gross margins, and to the gross margin increase in Computing Devices, to which each of its geographic operations contributed. The increase in Computing Devices' U.S. operations was due primarily to revenue mix, with a greater portion of 1996 revenue attributable to completion of certain higher margin production contracts. The increase in the Canadian operations reflected the transition of the LAV Recce contract from the development to the production phase as well as an increased gross margin on the Iris contract. In the United Kingdom operations, the increase was due primarily to revenue mix. Overall gross margins in Computing Devices' international operations are, however, generally lower than in the U.S. operations, reflecting a greater proportion of revenue from contracts with a large subcontractor content, which tend to have lower gross margins.

     The gross margin for Information Services was little changed from 1995 to 1996, as an increase in HRG was essentially offset by decreases in Comdata and Arbitron. The gross margin increase in HRG was due principally to process improvements that led to a decrease in regulatory charges for certain penalties and interest absorbed by the STS tax filing operation. Comdata's increase in costs as a percentage of revenue was due largely to higher data processing costs, the previously mentioned increase in the merchant discount rate on certain credit card cash advances, an increase in agent commissions paid to gaming locations from 47.2% of gaming revenue in 1995 to 47.9% of such revenue in 1996, and greater revenue growth from lower margin products and services such as fuel desk automation systems and telecommunications services. The gross margin decrease in Arbitron reflected additional costs resulting from the change in SRP's revenue recognition policy, increased costs resulting from utilizing a larger sample size in providing radio audience measurements, and efforts required to transition SRP from annual to semiannual reporting.

     Operating Expenses. The most significant factor in the decrease in the Company's operating expenses as a percentage of revenue from 1995 to 1996 was the $29.4 million of other expenses associated with the 1995 acquisition of Comdata. Apart from this factor, operating expenses for the Company decreased from 27.7% of revenue in 1995 to 27.5% of 1996 revenue due to a $10.7 million decrease in expenses not attributed to either industry segment. This decrease included lower compensation expense during 1996 associated with the Company's performance restricted stock plan, reflecting the Company's more favorable stock price performance during 1995, lower than anticipated health and casualty insurance costs and prescribed accounting for pension costs. Partially offsetting the impact of this decrease was the relatively greater revenue growth in Information Services, which has higher operating expenses as a percentage of revenue than Computing Devices. Excluding the effect of the Comdata acquisition expenses, operating expenses increased as a percentage of revenue in both Computing Devices (from 14.8% to 15.2%) and in Information Services (from 34.7% to 35.0%) from 1995 to 1996.

     The decrease from 1995 to 1996 in the Company's selling, general and administrative expenses as a percentage of revenue included a decrease in Information Services from 29.6% to 29.4% of revenue, an increase in Computing Devices from 11.4% to 11.8% of revenue, and the previously described expense reductions not attributed to either industry segment.
The decrease in Information Services reflected a 1.7 percentage point decrease in selling expense as a percentage of revenue that was mostly offset by a percentage increase in general and administrative expenses.
The decrease in selling expense as a percentage of revenue in Information Services was primarily attributable to HRG, due largely to a 1996 change in the timing of sales commission recognition. The increase in general and administrative expense as a percentage of revenue in Information Services was primarily attributable to acquisitions in HRG and Comdata made during late 1995 and 1996, the amortization of goodwill and intangibles associated with those acquisitions, and HRG's increased amortization of capitalized software (other than the CII payroll software being developed). The increase in Computing Devices' SG&A expenses as a percentage of revenue was attributable to increased selling expense, reflecting efforts to expand existing products and technologies into new markets.

     The increase from 1995 to 1996 in the Company's research and development expenses as a percentage of revenue reflected an increase from 4.6% to 5.6% of revenue in Information Services and a decrease from 3.2% to 3.0% of revenue in Computing Devices. The increase in Information Services was primarily attributable to HRG, reflecting development of upgrades and enhancements to existing payroll processing, tax filing and resume tracking software as well as expenditures related to a now discontinued effort by Tesseract to develop a client/server version of its proprietary human resource information management software.

     Apart from the previously mentioned $29.4 million in 1995 expenses related to the Comdata acquisition, other expense in 1995 and 1996 primarily consisted of Arbitron's partner's share of SRP's income and Computing Devices' share of the losses of a commercial satellite joint venture.

     Earnings Before Interest and Taxes. The Company's earnings before interest and taxes ("EBIT") increased $64.9 million, or 48.2%, from 1995 to 1996. Information Services' EBIT increased $46.9 million, from 13.2% percent of revenue to 16.5% of revenue. Computing Devices' EBIT increased $7.3 million, from 6.6% to 7.4% of revenue. Also contributing to the Company's EBIT increase were the previously described expense reductions not attributed to either industry segment. Apart from the $29.4 million of Comdata acquisition expenses and accruals, the Company's EBIT would have increased $35.5 million, or 21.6%. Computed on that basis, the Company's EBIT as a percentage of revenue increased from 12.3% in 1995 to 13.3% in 1996, and Information Services' EBIT increased $17.5 million, but decreased from 16.8% of revenue to 16.5% of revenue. Operating margin improvement in Comdata and Arbitron was offset by an operating margin decrease in HRG.

     Interest Income and Expense. The $20.0 million decrease in interest expense from 1995 to 1996 reflected lower levels of debt and lower interest rates, primarily as a result of the December 1995 refinancing of Comdata's debt. The $4.9 million decrease in interest income primarily reflected lower levels of cash and short-term investments in 1996.

     Taxes and Net Operating Loss Carryforwards. The decrease in the Company's income tax provision from $18.7 million in 1995 to $14.3 million in 1996 represented a reduction in the Company's effective tax rate from 16.1% to 7.3%. This reduction reflected the Company's ability to utilize its net operating loss carryforwards for U.S. federal income tax purposes ("NOLs") to offset Comdata's income after its acquisition in December 1995. Ceridian estimates that it currently has NOLs of approximately $950 million, which may be used, to the extent available, to offset regular taxable income of the Company during the carryforward period (through
2008). The Company also has accrued approximately $166 million of expenses for financial statement reporting purposes which are expected to be deductible for federal income tax purposes in future taxable years. If unused, the Company's NOLs would begin to expire in a modest amount in 1997.

     Under FAS 109, a company that has NOLs is to recognize the future economic benefit of those NOLs as income for accounting purposes when it is deemed more likely than not that the holder will generate future U.S. taxable income over a reasonable period of time in an amount sufficient to utilize the NOLs. Although the Company expects that it will utilize its NOLs prior to their expiration, the substantial losses which the Company reported in 1992 and 1993 have caused the Company to defer recognition of the future economic benefit of its NOLs. The Company periodically assesses the probability, timing and scope of NOL utilization.

     Section 382 of the Internal Revenue Code of 1986, as amended, contains complex rules that place an annual limit on the amount of NOLs that a company may utilize after an "ownership change." Because the amount of the annual limit is computed by multiplying the equity value of the Company immediately prior to an ownership change by the then applicable federal long-term tax exempt rate, the higher the Company's market capitalization at the time of an ownership change, the higher the resulting annual NOL limitation applicable to the Company. Although the Company does not believe that such an annual limitation on NOLs is currently applicable, events could occur, either within or outside the control of the Company, that could cause an ownership change and trigger the limitations of Section 382.

     Extraordinary Loss. The Company's 1995 extraordinary loss of $38.9 million ($40.5 million on a pre-tax basis) represents costs associated with the December 1995 repurchase of Comdata's public debt and the cancellation of Comdata's revolving credit agreement, as described in Note B, Extraordinary Loss and Restructure Payments, to the consolidated financial statements.

1995 Compared with 1994

     Revenue. In Information Services, HRG reported a revenue increase of 28.2%, Comdata an increase of 12.7% and Arbitron an increase of 13.1%. About 30% of the revenue growth in HRG was due to the purchase of Tesseract Corporation in June 1994, the purchase of User Technology Services, Inc. in December 1994, and the October 1995 purchase of the Centre-file business. Excluding these acquisitions and the additional revenue derived from an increase in the average annual yield on the investment of payroll tax filing deposits from 4.24% in 1994 to 5.95% in 1995, HRG's revenue increased 15.3%. The majority of this revenue growth was in Employer Services, primarily reflecting new customer installations for payroll processing services and growth in the tax filing customer base that resulted in a 17.8% increase in average invested tax filing balances. Revenue also increased in Resumix, particularly from software maintenance products and services.

     Comdata's revenue increase from 1994 to 1995 reflected 11.4% revenue growth from transportation services and 24.8% revenue growth from gaming services, increases that were partially offset by the February 1995 sale of Comdata's retail services division. After adjusting for the March 1995 acquisition of Trendar, revenue from transportation services increased 4.7% from 1994 to 1995, reflecting increases in funds transfer revenue of 5.7% and in telecommunications revenue of 20.5%, which were partially offset by the discontinuance of certain products and by decreased sales of routing and scheduling software. The rate of revenue growth from both funds transfer and telecommunications services was less than the rate of growth in the number of transactions processed. In the case of funds transfer services, this difference was due largely to a decrease in per transaction fees for most funds transfer services and greater transaction growth in lower fee services. In the case of telecommunications services, the difference was largely due to rate reductions introduced at the end of 1994 to stimulate transaction growth. The increase in revenue from gaming services was primarily attributable to an increase in the number of credit card cash advance transactions at gaming establishments. The majority of the gaming transaction growth occurred in gaming locations outside of the traditional casino markets in Nevada and Atlantic City, and was attributable to new accounts added during 1994 and 1995. Also contributing to Comdata's revenue growth was a $5.5 million increase, from $8.7 million to $14.2 million, in revenue relating to unsettled transactions, reflecting an increase in the volume of funds transfer transactions and the application of this revenue recognition policy to certain categories of transactions to which it had not previously been applied.

     Arbitron's revenue from radio audience measurement services and analytical software increased 8.8% due to an increased rate of customer renewals, a higher percentage of ratings customers also subscribing for analytical software applications, and price increases related to increases in the sample size for radio surveys. The revenue increase from radio was complemented by a revenue increase resulting from the Company's year-end 1994 exchange of its interest in the Competitive Media Reporting ("CMR") joint venture for an interest in SRP, with SRP's results thereafter consolidated with Arbitron's.

     The revenue increase for Computing Devices from 1994 to 1995 was attributable to its international operations, with revenue from its Canadian operations increasing 8.7% and revenue from its United Kingdom operations increasing 30.4%. Revenue from Computing Devices' U.S. operations decreased 2.6% in total, but 6.5% after excluding the purchase of Paragon Imaging, Inc. in December 1994. The revenue increase in the Canadian operations was primarily due to its ground systems products, and particularly the LAV Recce system project, and the Iris contract. The revenue increase in the United Kingdom operations in large measure reflected progress on a multi-year reconnaissance systems contract.

     Gross Margin. The Company's gross margin improvement from 1994 to 1995 reflected margin improvement in both industry segments, particularly Computing Devices, and also the relatively greater revenue growth in Information Services. The increase in Information Services' gross margin reflected not only gross margin improvements in Arbitron and HRG, but also the 1994 sale of TeleMoney, which had a very low gross margin. Partially offsetting these factors was a decrease in Comdata's gross margin. Arbitron's improvement was primarily a function of revenue mix, as low margin revenue from the sale of commercial monitoring services provided by CMR did not continue in 1995 as a result of the CMR/SRP transaction, and higher margin revenue from sales of radio audience measurement services and analytical software increased.

     The gross margin improvement in HRG was due principally to increased investment yields on tax filing deposits, generally higher gross margin (but not operating margin) levels in businesses acquired during 1994 and 1995, and gross margin increases in the smaller businesses in this group. Offsetting much of this improvement were increased levels of costs in Employer Services' tax filing and payroll processing operations. The increased costs in the tax filing operation were generally associated with increased staffing to deal with the rapid growth in business volume and an increase in regulatory charges for certain penalties and interest absorbed by the tax filing operation. Factors resulting in increased costs in the payroll processing operation included difficulties with the transition to and functioning of a newly established national customer service center and a 1.5 percentage point decrease in the payroll customer retention rate during 1994.

     The most significant factors in the decrease in Comdata's gross margin were the relatively greater increase in revenue from gaming services, which has a lower gross margin than transportation services revenue, the increase in agent commissions paid to gaming establishments, and $4.0 million in 1995 balance sheet adjustments that included an increase in bad debt expense. Partially offsetting the impact of the foregoing factors was the February 1995 sale of Comdata's retail services division, which had a very low gross margin.

     Computing Devices' gross margin increase from 1994 to 1995 was due to improved gross margins in its U.S. operations, reflecting the completion of certain contracts, the movement of other contracts from the development phase into the production phase, and the effects of reduced employment levels on existing fixed price contracts.

     Operating Expenses. Excluding the $29.4 million of other expenses associated with the 1995 acquisition of Comdata, operating expenses for the Company increased from 26.4% of revenue in 1994 to 27.7% of 1995 revenue. This increase reflected increases in both industry segments and the relatively greater revenue growth in Information Services.

     The slight decrease in the Company's SG&A expenses as a percentage of revenue reflected a decrease in Information Services from 30.6% to 29.6% of revenue and a $3.2 million decrease in such expenses not attributed to either industry segment, factors that were substantially offset by the revenue mix issue noted earlier and an increase in Computing Devices' SG&A expenses from 10.7% to 11.4% of revenue. Information Services' selling expense as a percentage of revenue decreased 1.2 percentage points, primarily reflecting increased concentration of HRG's sales and marketing efforts on medium and large employers and increased revenue with which there is associated a lesser percentage of selling expense, such as revenue attributable to increased interest rates on tax filing deposits. General expense was essentially unchanged as a percentage of revenue for Information Services despite increased amortization of goodwill and other intangible assets due to acquisitions made during 1994 and 1995, and Comdata's 1995 write-off of $1.9 million of goodwill related to the 1994 acquisition of a developer of routing and scheduling software. The comparative general and administrative expenses for the Company as a whole were also affected by an increase in compensation expense of $5.4 million during 1995 associated with the Company's performance restricted stock plan, primarily as a result of the Company's favorable stock price performance during 1995. Also contributing to the increase in Computing Devices' SG&A expenses were increased amortization expense attributable to the December 1994 acquisition of Paragon Imaging and expenditures related to quality improvement programs.

     R&D expense increased from 2.5% to 3.2% of revenue in Computing Devices from 1994 to 1995, and from 4.1% to 4.6% of revenue in Information Services over the same period. The increase in Computing Devices primarily involved expenditures to upgrade and enhance existing technologies, while the increase in Information Services was largely due to the June 1994 acquisition of Tesseract and 1995 charges related to development costs in connection with Comdata's Windows-based management information software for trucking companies.

     Earnings Before Interest and Taxes. The Company's earnings before interest and taxes ("EBIT") decreased $2.0 million, or 1.5%, from 1994 to 1995. Information Services' EBIT decreased $8.1 million, from 16.9% percent of revenue to 13.2% of revenue. Partially offsetting this decrease was a $3.1 million increase in Computing Devices' EBIT, from 6.3% to 6.6% of revenue, and a small decrease in expenses not allocated to either industry segment. Apart from the $29.4 million of Comdata acquisition expenses and accruals, the Company's EBIT would have increased $27.4 million, or 20.0%. Computed on that basis, the Company's EBIT as a percentage of revenue increased from 11.6% in 1994 to 12.3% in 1995, and Information Services' EBIT as a percentage of revenue decreased slightly from 16.9% to 16.8%, reflecting operating margin improvement in HRG that was offset by operating margin decreases in Comdata, due in large measure to the 1995 balance sheet adjustments, and to a much lesser degree in Arbitron.

     Interest Income and Expense. The $1.4 million increase in interest income from 1994 to 1995 primarily resulted from higher interest rates during 1995. The $1.6 million decrease in interest expense from 1994 to 1995 generally reflected slightly lower debt levels during the year.

     Taxes and Net Operating Loss Carryforwards. The Company's income tax provision increased from $17.5 million in 1994 to $18.7 million in 1995. Amounts in these years primarily represent tax charges related to Comdata prior to its acquisition by Ceridian. Comdata's pre-acquisition effective tax rate increased during 1994 as a result of the utilization of most of Comdata's NOLs.

Financial Condition

     The Company's cash and short-term investments increased from $151.7 million at December 31, 1995 to $169.2 million at December 31, 1996. Approximately $97 million of the Company's cash and short-term investments at December 31, 1996 were the U.S. dollar equivalent of unhedged Canadian dollar cash and short-term investments held by the Company's Canadian subsidiary. The Company does not expect this balance in Canada to decrease substantially during 1997. Cash balances can also be significantly affected by the particular day of the week on which the applicable accounting period ends, primarily because of the large volume of weekend transactions in Comdata's gaming business. Because 1996 ended on a Tuesday, cash balances from this source were at a weekly high point.

     During 1996, operating cash flows provided $212.5 million of cash, compared to $192.2 million in 1995 and $62.5 million in 1994. Reflected in the $14.4 million of cash utilized in 1996 in connection with working capital items were a $16.5 million increase in inventories, primarily in Computing Devices' U.S. and United Kingdom operations, and a $15.8 million decrease in deferred income, primarily in connection with closeouts of contracts in Computing Devices' U.S. operations, partially offset by a $20.8 million increase in customer advances, primarily reflecting Computing Devices' receipt of customer advances as a result of achieving a performance milestone under the Iris contract. Information regarding cash outlays associated with restructuring reserves is contained in Note B, Extraordinary Loss and Restructure Payments, to the consolidated financial statements.

     Investing activities utilized $126.9 million of cash during 1996, including expenditures of $52.7 million for capital assets, principally in HRG and Computing Devices, and $47.8 million for software and development costs, principally in HRG. The largest component of the latter amount was $39.4 million in costs, which are incremental to normal operations, of the CII payroll processing software development effort in HRG. The net amount of these capitalized costs for the CII project at December 31, 1996 was $83.6 million. Investing activities in 1996 also included $36.4 million spent for business acquisitions and investments in or advances to entities in which the Company has a minority equity interest (see Note J, Investing Activity, to the consolidated financial statements). Partially offsetting these 1996 expenditures was $9.3 million in cash received from the sale of surplus facilities.

     The Company's capital expenditures presently planned for 1997 total approximately $60-$65 million, with the largest portion of the increase over the 1996 level of spending expected in HRG. Planned capital expenditures for 1997 generally involve equipment and leasehold improvements to expand and improve HRG's service delivery capabilities, including a relocation of the Centre-file operations in the United Kingdom, and routine replacements and upgrades for existing equipment and systems. The Company also expects to capitalize in 1997 approximately $45-$50 million of software development and related costs, about three-fourths of which would be to continue the CII project and the balance of which would involve various purchased software and internally developed software projects, most involving HRG's payroll processing and tax filing operations.

     Financing activities utilized $68.1 million of cash during 1996, due principally to the repayment of $60.0 million under the Company's domestic revolving credit facility, $18.2 million spent to repurchase 391,514 shares of Ceridian common stock (at an average price of $46.39 per share), and the payment of $13.0 million in dividends on the Company's 5 1/2% Preferred Stock. The 5 1/2% Preferred Stock was converted into shares of Ceridian common stock in December 1996, eliminating this dividend requirement for future periods. Partially offsetting these uses of cash was the receipt of $23.7 million of cash from the exercise of stock options. The stock repurchases were pursuant to a plan approved in 1994 to repurchase up to 2,000,000 shares of Ceridian common stock, as described in Note H, Stock Plans, to the consolidated financial statements..

     The portion of the Company's revenue derived from operations outside of the U.S. (Computing Devices' operations in Canada and the United Kingdom and the Centre-file payroll business in the United Kingdom) has increased from 21.9% in 1994 to 22.2% in 1995 and 24.5% in 1996. Despite this trend, the Company believes that its foreign currency exposure is relatively small and largely limited to a risk that profits of its overseas operations denominated in Canadian dollars or pounds sterling will be worth less in U.S. dollars if those currencies weaken against the U.S. dollar.

     In December 1995, Ceridian concluded a $325 million revolving credit facility with a commercial bank syndicate. The credit facility is unsecured but is guaranteed by Comdata and its Comdata Network subsidiary, and has a final maturity of November 30, 1998. The full amount of the credit facility may be utilized for revolving loans and up to $75 million of the credit facility may be used to obtain standby letters of credit.
The credit facility was utilized to finance the December 1995 repurchase of Comdata's public debt. The pricing of the credit facility for both loans and letters of credit is determined based on the Company's senior unsecured debt ratings. As the result of a September 1996 increase in the Company's senior unsecured long-term debt rating to BBB-, the applicable interest rate under the credit facility decreased slightly effective October 1, 1996, and was approximately 6.0% at December 31, 1996. At that same date, there were $135 million in revolving loans and $1.4 million in letters of credit outstanding under the facility.

     Under the terms of the credit facility, Ceridian must satisfy various financial tests on a consolidated basis. The Company must maintain a minimum consolidated net worth which is subject to increase based on the Company's consolidated net earnings after December 31, 1995 and certain equity contributions to the Company after the same date. The Company is also required to maintain a fixed charge coverage ratio of 2.25 to 1 on a rolling four quarters basis (the ratio was 7.04 to 1 at December 31, 1996), and to limit consolidated debt to three times earnings before interest, taxes, depreciation and amortization ("EBITDA") minus capital expenditures on a rolling four quarters basis (the permitted debt ratio was 0.9 to 1 at year end 1996). The credit facility also limits liens, contingent obligations, operating leases, minority equity investments and divestitures. At December 31, 1996, the Company was in compliance with all covenants contained in the credit facility, and would have been entitled to avail itself of an additional $336 million of borrowing under the permitted debt covenant in the credit facility.

     The Company's liquidity needs are expected to be met from existing cash balances, cash flow from operations and borrowings under the credit facility. Given the expected negative arbitrage between the interest rates applicable to the Company's cash balances and interest rates under the credit facility, the Company expects that it will continue to utilize excess cash to reduce amounts outstanding under the credit facility. The Company may also utilize cash from these sources to make acquisitions. The Company expects to remain active in this regard and to concentrate its acquisitions in areas related to or which complement the Information Services segment. In structuring any such acquisitions, the Company would seek to emphasize the use of its common stock as acquisition consideration in order to make pooling-of-interests accounting treatment available.

1997 Financial Outlook

     The Company's revenue and earnings expectations for 1997 could be adversely affected by a variety of factors, including those discussed below.

     Revenue and earnings from Comdata's gaming services in 1997 could be adversely affected if the rate of decline in the number of credit card cash advance transactions or the rate of increase in agent commissions paid to gaming establishments is greater than anticipated due to increasing competition in providing such advances and from alternative sources of cash such as ATM machines. While Comdata will seek to offset the estimated $6 million 1997 impact of the previously described increase by a major credit card association in the merchant discount rate applied to credit card cash advances, there can be no assurance as to the degree to which it will be able to do so.

     An assessment of the status of the CII payroll processing software development project was conducted with the assistance of an outside consultant during the fourth quarter 1996. The assessment confirmed that the CII software is a viable base for use as a high volume service bureau processor, and also verified a number of areas in which additional development efforts would be required to enable the CII software to operate cost effectively in such an environment. The Company is proceeding with these development efforts as well as the beta testing of version 1.5 of this software. The Company expects that the additional development efforts necessary to ready the CII software for widespread release during 1998 will entail an additional $35 to $40 million in capitalized costs during 1997. Although the Company may install a limited number of customers, most likely with complex processing needs, on the CII system during 1997, the Company does not expect the CII software to contribute to margin improvements prior to its widespread release. The potential for CII-related margin improvements during and after widespread release will be affected by, among other things, amortization of capitalized development costs, the degree to which customers opt to upgrade to the CII software (particularly smaller customers with less complicated processing requirements), and the Company's ability to manage the incremental costs of moving existing customers to the CII system. Because of the continuing role to be played by the Company's existing payroll processing software before and after widespread release of the CII software, the Company expects to continue to invest in updates and enhancements to that software and to focus on efforts, such as consolidating existing processing centers and increasing installation efficiencies, to reduce costs associated with its current payroll processing system. Delays in the widespread release of the CII software, difficulties in the transition of existing payroll customers, unanticipated technological problems, or the inability to reduce costs associated with the existing payroll processing system could have an adverse effect on the revenue and profitability of HRG or the full recoverability of its investment in the CII development project.

     Because a sizeable portion of HRG's revenue is derived from the investment of tax filing deposits temporarily held pending remittance on behalf of customers to tax filing authorities, changes in interest rates will affect the Company's revenue from this source. The Company has sought to lessen the impact of interest rate changes, particularly interest rates decreases, on this source of revenue by entering into interest rate collar transactions, as previously described. Also expected to affect this source of revenue in 1997 is the July 1 completion of the phased introduction of IRS regulatory changes that reduce by one day the period of time the Company may earn investment income on certain tax filing deposits. While the Company will seek to offset the impact of this regulatory change by increasing fees or collecting tax filing deposits earlier, there can be no assurance as to the degree to which it will be able to do so.

     A portion of the Company's expected revenue growth, particularly in Computing Devices and Comdata, is attributable to the planned introduction of new or enhanced product and service offerings or the expansion of existing products and services into new markets, such as adapting products initially developed for military applications to commercial markets. The degree to which the Company is successful in these efforts depends on a variety of factors, including product and service selection, effective sales and marketing efforts, the level of market acceptance and the avoidance of difficulties or delays in development or introduction.

     Continuing consolidation in the radio broadcasting industry could tend to put pressure on the pricing of Arbitron's radio ratings service, from which Arbitron derives a substantial majority of its total revenue. While the Company will seek to avoid or minimize price concessions in contract negotiations, and will seek to offset the revenue impact of any concessions that may be granted by providing ratings to additional stations within a radio group and by providing additional software and other services, there can be no assurance as to the degree to which it will be able to do so.

     The Company's earnings expectations for 1997 assume steadily decreasing interest expense from 1996 levels as operating cash flows reduce revolving debt. It is also assumed that no significant borrowings would be required to finance acquisitions during 1997 and that interest rates would remain relatively constant during the year. Assuming no ownership change during 1997 that would impose a restrictive limitation on the Company's ability to utilize its NOLs and no recognition during 1997 of the future economic benefits of NOLs under FAS 109, the Company estimates that its effective tax rate during 1997 will be approximately 7%, primarily reflecting state and foreign taxes.

     The Company's financial performance during 1997 could also be significantly affected by other, more general factors. Trade, monetary and fiscal policies, and political and economic conditions may substantially change, with corresponding impacts on the industries which the Company serves, particularly the defense industry and more economically sensitive industries such as trucking and gaming. Currency fluctuations could have an increasing impact on the Company's revenue in light of the increasing portion of the Company's revenue derived from its overseas operations. Competition may become more intense than anticipated, including as a result of industry consolidation, such as in the defense industry, or by the entry of new competitors, such as in the trucking services and gaming industries. The Company's ability to effectively manage internal growth and assimilate recent and future acquisitions could also have an impact on its financial performance. The Company may also be affected by unanticipated costs, adverse determinations or other effects of legal and administrative proceedings now pending or that may be instituted in the future, including a state-sponsored examination of Comdata's compliance with various unclaimed property laws that is expected to begin in the first quarter of 1997.

Report of Management

The consolidated financial statements and other related financial information of Ceridian published in this Annual Report were prepared by Company management, which acknowledges its responsibility therefor. Such statements and information were prepared in accordance with generally accepted accounting principles and were necessarily based in part on reasonable estimates, giving due consideration to materiality.
  Ceridian maintains a system of internal controls which, in the opinion of management, provides reasonable assurance that assets are adequately safeguarded, that financial records accurately reflect all transactions and can be relied upon in all material respects in the preparation of financial statements, and that the Company's business is conducted in compliance with its policy on business ethics. The control system is supported by written policies and procedures, and its effectiveness is monitored by a regular program of internal auditing.
  Our independent auditors, KPMG Peat Marwick LLP, in their audit of Ceridian's consolidated financial statements, considered the internal control structure of the Company to gain a basic understanding of the accounting system in order to design an effective and efficient audit approach, not for the purpose of providing assurance on the system of internal control.
  The Audit Committee, consisting of outside directors, is responsible to the Board of Directors for reviewing the financial controls and reporting practices and for recommending appointment of the independent auditors.
The committee meets periodically with representatives of the internal audit department and the independent auditors, both with and without Ceridian management being present.


/s/Lawrence Perlman
Lawrence Perlman
Chairman, President and
Chief Executive Officer


/s/J R Eickhoff
John R. Eickhoff
Executive Vice President and
Chief Financial Officer

Independent Auditors' Report

The Board of Directors and Stockholders of
Ceridian Corporation:
We have audited the accompanying consolidated balance sheets of Ceridian Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the balance sheet as of December 31, 1995 and related statements of operations and cash flows for the years ended December 31, 1995 and 1994 of Comdata Holdings Corporation, a wholly-owned subsidiary, which statements reflect total assets constituting 29 percent at December 31, 1995 and total revenues constituting 21 percent in both 1995 and 1994 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the balance sheet as of December 31, 1995 and related statements of operations and cash flows for the years ended December 31, 1995 and 1994 for Comdata Holdings Corporation, is based solely on the report of the other auditors.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.
  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceridian Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/KPMG Peat Marwick LLP
KMPG Peat Marwick LLP
Minneapolis, Minnesota
January 23, 1997, except as to
Note N - Age Discrimination Litigation, which is as of
     March 5, 1997.



Consolidated Statements of Operations    (Dollars in millions, except per share data)


                                                    Years Ended December 31,
                                                  1996        1995        1994
Revenue
  Product sales                                 $  620.8    $  562.8    $  528.0
  Services                                         874.8       770.2       649.8
     Total                                       1,495.6     1,333.0     1,177.8
Cost of revenue
  Product sales                                    440.3       411.0       406.1
  Services                                         444.6       389.3       323.6
     Total                                         884.9       800.3       729.7
Gross profit                                       610.7       532.7       448.1
Operating expenses
  Selling, general and  administrative             339.6       309.9       274.1
  Research and development                          69.4        54.5        40.5
  Other expense (income)                             2.1        33.6        (3.2)
Earnings before interest and taxes                 199.6       134.7       136.7
  Interest income                                    7.2        12.1        10.7
  Interest expense                                 (10.6)      (30.6)      (32.2)
Earnings before income taxes                       196.2       116.2       115.2
Income tax provision                                14.3        18.7        17.5
Earnings before extraordinary item                 181.9        97.5        97.7
Extraordinary loss                                    -         38.9           -
Net earnings                                    $  181.9    $   58.6    $   97.7
Primary earnings per share
  Before extraordinary item                     $   2.39    $   1.22    $   1.25
  Net earnings                                  $   2.39    $   0.66    $   1.25
Fully diluted earnings per share
  Before extraordinary item                     $   2.25    $   1.22    $   1.25
  Net earnings                                  $   2.25    $   0.66    $   1.25
Shares used in calculations (in thousands)
  Primary                                         70,585      69,352      67,626
  Fully diluted                                   80,969      79,736      78,010
See notes to consolidated financial statements.



Consolidated Balance Sheets          (Dollars in millions, except per share data)

                                                                   December 31,
                                                                 1996        1995
ASSETS
Current assets
Cash and equivalents                                          $  169.2    $  151.7
Trade and other receivables
    Trade, less allowance of $11.4 and $12.4                     259.5       278.9
    Unbilled                                                     111.5        86.5
    Other                                                         11.0         7.4
         Total                                                   382.0       372.8
Inventories                                                       47.6        30.4
Other current assets                                              14.8        15.9
         Total current assets                                    613.6       570.8
Investments and advances                                          13.7         6.9
Property, plant and equipment, net                               129.0       120.9
Goodwill and other intangibles, net                              282.6       262.6
Software and development costs, net                              110.4        72.6
Prepaid pension cost                                              99.5        88.6
Other noncurrent assets                                            2.3         3.7
         Total assets                                         $1,251.1    $1,126.1
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term debt and current portion of long-term obligations  $    2.0    $    4.6
Accounts payable                                                  52.8        54.4
Drafts and settlements payable                                   138.4       146.3
Customer advances                                                 99.4        73.7
Deferred income                                                   74.3        90.1
Accrued taxes                                                     75.8        68.7
Employee compensation and benefits                                73.5        63.6
Restructure reserves, current portion                             14.9        19.2
Other accrued expenses                                            93.7        85.0
         Total current liabilities                               624.8       605.6
Long-term obligations, less current portion                      142.1       205.3
Deferred income taxes                                              7.7         7.1
Restructure reserves, less current portion                        42.0        51.2
Employee benefit plans                                            73.3        78.7
Deferred income and other noncurrent liabilities                  14.9        28.2
Stockholders' equity
5 1/2% Cumulative Convertible Exchangeable Preferred Stock          -          4.7
Common Stock, $.50 par, authorized 200,000,000 shares,
    issued 79,789,627 and 67,325,372                              39.9        33.7
Additional paid-in capital                                     1,123.4     1,106.6
Accumulated deficit                                             (798.7)     (963.9)
Other stockholders' equity items                                 (18.3)      (31.1)
         Total stockholders' equity                              346.3       150.0
Total liabilities and stockholders' equity                    $1,251.1    $1,126.1
See notes to consolidated financial statements.





Consolidated Statements of Cash Flows      (Dollars in millions, except per share data)


                                                                        Years Ended December 31,
                                                                       1996      1995       1994
Cash Flows from Operating Activities
Net earnings                                                         $181.9    $ 58.6     $ 97.7
Adjustments to reconcile net earnings to net
   cash provided by (used for) operating activities:
      Extraordinary loss                                                  -      38.9          -
      Restructure reserves utilized                                   (14.9)    (18.2)     (53.7)
      Depreciation and amortization                                    73.9      63.4       42.3
      Other                                                           (14.0)      3.1        6.3
      Decrease (Increase) in trade and other receivables                0.7     (73.1)     (61.7)
      Decrease (Increase) in other current assets                     (14.5)     (9.4)       7.9
      Increase (Decrease) in customer advances and deferred income      4.9      52.7        2.6
      Increase (Decrease) in drafts and settlements payable            (7.9)     34.2       38.0
      Increase (Decrease) in other current liabilities                  2.4      42.0      (16.9)
      Net cash provided by (used for) operating activities            212.5     192.2       62.5
Cash Flows from Investing Activities
Expended for property, plant and equipment                            (52.7)    (53.0)     (45.9)
Expended for software and development costs                           (47.8)    (51.2)     (13.5)
Short-term investments                                                    -      54.6       48.8
Proceeds from sales of businesses and assets                            9.3       6.4       33.5
Expended for business acquisitions, less cash acquired                (36.4)    (76.8)     (69.0)
Collection of notes from asset sales                                    0.7      10.6        0.5
      Net cash provided by (used for) investing activities           (126.9)   (109.4)     (45.6)
Cash Flows from Financing Activities
Revolving credit and overdrafts, net                                  (60.0)    193.9      (13.5)
Retirement of public debt                                                 -    (244.4)         -
Borrowings of other debt                                                  -       2.6          -
Repayment of other debt                                                (7.1)    (15.1)      (2.2)
Sale of 5 1/2% Preferred Stock                                            -         -       15.5
Preferred dividends                                                   (13.0)    (13.0)     (13.0)
Proceeds from exercise of stock options and other                      12.0       6.9        4.6
      Net cash provided by (used for) financing activities            (68.1)    (69.1)      (8.6)
      Effect of exchange rate changes on cash                             -       0.2       (0.3)
Net Cash Flows Provided (Used)                                         17.5      13.9        8.0
Cash and equivalents at beginning of year                             151.7     137.8      129.8
Cash and equivalents at end of year                                  $169.2    $151.7     $137.8
See notes to consolidated financial statements.



                                                                        Years Ended December 31,
Interest and Income Taxes Paid (Refunded)                              1996      1995       1994
Interest paid                                                        $ 10.8    $ 28.4     $ 29.2
Income taxes paid                                                    $  7.9    $ 15.3     $ 12.5
Income taxes refunded                                                $(11.6)   $ (2.7)    $ (2.2)


          Index to Notes
31        A.   Accounting Policies
34        B.   Extraordinary Loss and
               Restructure Payments
34        C.   Supplementary Data to
               Statements of Operations
35        D.   Income Taxes
36        E.   Capital Assets
36        F.   Stockholders' Equity
38        G.   Retirement Plans
40        H.   Stock Plans
42        I.   Financing Arrangements
43        J.   Investing Activity
44        K.   Segment Data
45        L.   Leasing Arrangements
               as Lessee
46        M.   Commitments and
               Contingencies
47        N.   Legal Matters


A.  Accounting Policies

Basis of Consolidation
The consolidated financial statements of Ceridian Corporation
("Ceridian" or the "Company") include the accounts of all majority owned subsidiaries.
  Investments in other affiliated companies where Ceridian has significant influence are accounted for by the equity method. Other investments are accounted for by the cost method.
  All material intercompany transactions have been eliminated from the consolidated financial statements.

Stock-Based Compensation
The Company has adopted the disclosure-only provisions of FAS 123, "Accounting for Stock-Based Compensation," effective for 1996, whose disclosures are presented in Note H, "Stock Plans." Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25 and related interpretations. Therefore, compensation expense is not recorded with respect to the Company's fixed stock option and employee stock purchase plans, and compensation expense for performance restricted awards is recorded based on the stock price at time of vesting or at the most recent year-end stock price for estimated future vestings.

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

Cash and Short-Term Investments
Investments which are readily convertible to cash within three months of purchase are classified in the balance sheet as cash equivalents. Investments, if any, with longer maturities are considered available-for-sale under FAS 115 and reported in the balance sheet as short-term investments.

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

Goodwill and Other Intangibles
Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to operating units based on the benefits derived from the acquisition and amortized on a straight-line basis over the expected periods to be benefited, ranging up to 40 years.
  Other intangible assets represent amounts assigned to intangible assets at the time of a purchase acquisition and includes such items as customer lists and bases, technology, covenants not to compete, trademarks and other rights. Such costs are generally amortized on a straight-line basis over periods ranging up to 20 years.
  Recorded amounts are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of the goodwill and other intangibles balance for each business segment over its remaining life can be recovered through forecasted results of future operations.

Software and Development Costs
The Company capitalizes purchased software which is ready for service and software development costs incurred from the time technological feasibility of the software is established until the software is ready for use to provide processing services to customers. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs related to the software which will become an integral part of the Company's revenue producing payroll processing system ("CII") will be amortized using the straight-line method generally over seven years after being placed in service. The remaining software development costs and costs of purchased software are amortized using the straight-line method over a maximum of three to five years or the expected life of the product, whichever is less.
  The carrying value of a software and development asset is regularly reviewed by the Company, and a loss is recognized when the net realizable value falls below the unamortized cost.

Earnings (Loss) Per Share
Primary earnings per share is calculated by dividing the net earnings after reduction for preferred dividends by the weighted average of outstanding common stock and common stock equivalents. When the result would be a loss per share, equivalents are ignored. Common stock equivalents includes the impact of outstanding dilutive stock options and restricted stock. Fully diluted earnings per share assumes that any outstanding convertible preferred stock was converted to common shares at the beginning of the reporting period. Therefore, the calculation uses net earnings without reduction for preferred stock dividends divided by weighted average common shares and common share equivalents plus the additional common shares which would have resulted from the assumed conversion. When the fully diluted amount is more favorable than the primary amount, only the primary amount may be reported.

Income Taxes
The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. The Company and its eligible subsidiaries file a consoli-dated U.S. federal income tax return. Certain subsidiaries which are consolidated for financial reporting are not eligible to be included in the consolidated U.S. federal income tax return and separate provisions for income taxes have been determined for these entities. The tax benefit of losses from U.S. operations in prior years has been provided as the losses are utilized.
  Except for selective dividends, Ceridian intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended December 31, 1996.

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

  Revenue from sales of services is recognized when the services are performed and billable, except for the portion of Employer Services tax filing revenue which is recognized as earned from the investment of customer deposits and services provided by Comdata.
  Revenue from Comdata funds transfer and regulatory permit services consists of the transaction fees charged to customers. Such revenue does not include the costs of goods and services for which funds are advanced by Comdata (e.g., fuel purchased, permit provided or face amount of the Comchek, purchased and cashed). However, Comdata pays the issuing agent (e.g., truck stop, casino or state agency) for the full cost of the goods and services provided and, accordingly, bills the customer for such cost as well as the transaction fee. As a result, the Company's accounts receivable includes both the cost of the goods and services purchased and the transaction fees. The Company's drafts and settlements payable includes the amount due to the issuing agent for the cost of the goods and services. Revenue is recognized for the amount of the transaction fee at the time the goods and services are purchased.
  In a very small portion of Comdata funds transfer transactions, final settlement may not occur, resulting in Comdata ostensibly receiving unapplied funds that are carried as credits to accounts receivable or as unsettled drafts payable. Final settlement may fail to occur for a variety of reasons, including the failure of drafts to clear in the ordinary course of business, Comdata's inability to match customer remittances with specific transactions or to otherwise reconcile accounts and/or transactions, and the disproportionate cost of resolving relatively small dollar amount credit balances.
Comdata's policy is to take the amount of such unsettled transactions into revenue as earned for goods and services rendered if the transactions are not definitively settled within a period of twelve months through the assertion of valid customer claims or otherwise reconciled.

Inventories
Inventories consist primarily of electronic components which are purchased in anticipation of funding for specific contracts and programs and are stated at the lower of first-in, first-out actual cost or net realizable value. Although inventories include costs related to long-term contracts, most of the inventoried costs are expected to be charged to cost of sales within one year. Payments received in advance of billings on long-term contracts are recorded as a liability for customer advances until contract milestones are accomplished.

Payroll Tax Filing Services
In connection with Ceridian's payroll tax filing services, the Company collects funds for payment of taxes due, holds such funds in trust until payment is due, remits the funds to the appropriate taxing authority, files federal, state and local tax returns, handles related regulatory correspondence and amendments, and selectively absorbs regulatory charges for certain penalties and interest. For such services, the Company derives its payroll tax filing revenue from fees charged and from investment income it receives on tax filing deposits temporarily held pending remittance on behalf of customers to taxing authorities. The trust invests primarily in high quality collateralized short-term investments or top tier commercial paper. The trust also invests in U.S. Treasury and Agency securities, AAA rated asset-backed securities and corporate securities rated A3/A- or better. The amount of collected but unremitted funds varies significantly during the year and averaged $1,151.1 in 1996, $1,021.6 in 1995 and $867.5 in 1994. The amount of such funds at December 31, 1996 and 1995, was $1,523.9 and $1,456.1, respectively.

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

B. Extraordinary Loss and Restructure payments

Extraordinary Loss
In December 1995, the Company recorded an extraordinary loss of $38.9 due to early retirement of debt acquired in the Comdata acquisition, as further described in Note I. The loss, which is net of an income tax benefit of $1.6, includes $6.9 to write-off unamortized debt issue costs and $33.6 for the direct costs of the tender offers and defeasance arrangements, premiums paid, and interest expense related to the defeased amount.

Restructure Payments
The accompanying table summarizes the cash payments made during the three-year period ended December 31, 1996 with respect to the Company's restructuring reserves.


                                    Years Ended December 31,
Restructure Payments                1996     1995      1994
Severance and related costs        $ 2.6    $ 2.0     $14.7
Equipment lease termination          0.6      0.8       4.9
Vacant space                         6.8      9.0      16.8
Costs to dispose of businesses       0.5      1.0       6.6
Legal costs                          2.3      1.5       4.3
Environmental costs                  1.2      1.4       1.2
Duplicate processing and support     0.8      1.5       3.2
Other                                0.1      1.0       2.0
Total                              $14.9    $18.2     $53.7


  Of the $56.9 million of restructuring reserves expected to require cash outlays after 1996, the largest portions relate to obligations with respect of vacant space (generally payable during 1997-1999), the obligation to indemnify the purchaser of the Company's former disk drive manufacturing subsidiary against certain environmental remediation costs (expected to be payable over ten years or more), and defense or settlement costs related to age discrimination litigation involving the Company as further described in Note N.



C. Supplementary Data to Statements of Operations

                                                              Years Ended December 31,
Other Expense (Income)                                          1996    1995     1994
Foreign currency translation expense (income)                 $ (1.2)  $  _     $  _
Loss (Gain) on sale of assets                                   (0.4)    1.0      0.6
Other expense (income)                                          (0.8)   (1.2)    (2.9)
Minority interest and equity in operations of affiliates         4.4     4.1     (0.9)
Pooling expense                                                  0.1    29.7       _
Total                                                         $  2.1   $33.6    $(3.2)



D.  Income Taxes

The cumulative amount of undistributed earnings of international subsidiaries for which U.S. income taxes have not been provided was approximately $47.4 at December 31, 1996. It is not practical to estimate the amount of unrecognized deferred U.S. taxes on these undistributed earnings.
  Under tax sharing agreements existing at the time of the disposition of certain former operations of the Company, Ceridian remains subject to income tax audits in various jurisdictions for the years 1985-1992. Ceridian considers its tax accruals adequate to cover any U.S. and international tax deficiencies not recoverable through deductions in future years.
  The Company has U.S. net operating loss carryforwards and future tax deductions of $950.1 and $165.7, respectively, which will be available to offset regular taxable U.S. income during the carryforward period (through 2008). The tax benefits of these items are reflected in the accompanying table of deferred tax assets and liabilities. If not used, these carryforwards begin to expire with a nominal amount in 1997. U.S. tax rules impose limitations on the use of net operating loss carryforwards following certain changes in ownership. If such a change were to occur with respect to the Company, the limitation could reduce the amount of benefits that would be available to offset future taxable income each year, starting with the year of ownership change. Included in the deferred tax asset and valuation allowance is $25.8 resulting from the exercise of stock options. The related benefit will be included as additional paid-in capital.


Components of Earnings and Taxes        1996        1995        1994
Earnings Before Income Taxes
 U.S.                              $   173.4   $    98.1   $   100.0
 International                          22.8        18.1        15.2
    Total                          $   196.2   $   116.2   $   115.2
Income Tax Provision
 Current
   U.S.                            $     3.1   $    11.7   $    10.2
   International                         9.1         7.9         3.1
   State and other                       2.2         0.4         2.0
                                        14.4        20.0        15.3
 Deferred
   U.S.                                  0.8           _           _
   International                        (1.3)       (1.3)        2.2
   State and other                       0.4           _           _
                                        (0.1)       (1.3)        2.2
    Total                          $    14.3   $    18.7   $    17.5

Effective Rate Reconciliation           1996        1995        1994
U.S. statutory rate                       35%         35%         35%

Income tax provision at
   U.S. statutory rate             $    68.7   $    40.7   $    40.3
International rate differences          (1.3)       (0.9)       (0.7)
State income taxes, net                  2.6         0.4         2.0
Losses and expenses with no
  tax benefit                            1.5         1.6         1.2
Utilization of loss carryforwards      (61.0)      (24.7)      (26.2)
Other                                    3.8         1.6         0.9
          Income tax provision     $    14.3   $    18.7   $    17.5

Tax Effect of Items That Comprise a Significant Portion of
 Deferred Tax Assets and Liabilities at December 31, 1996

                                    Deferred      Deferred
Item Description                         Tax           Tax
                                       Asset     Liability
Net operating loss carryforwards   $   362.3    $      _
Restructuring and other accruals        71.8           _
Employment related accruals            (12.0)          _
Capitalized software                   (33.6)          _
International                             _           (8.8)
Other                                   39.1          (1.9)
          Total                        427.6         (10.7)
Less valuation allowance              (427.6)          _
Deferred income taxes              $      _     $    (10.7)
Current                                         $     (3.0)
Noncurrent                                            (7.7)
          Total                                 $    (10.7)

The net deferred tax asset at December 31, 1996, is fully offset by a valuation allowance. During 1996, both the deferred tax asset and the valuation allowance decreased by $70.3. The decrease is primarily due to profitable operations and a lower tax rate. The amount of the valuation allowance is reviewed periodically.




E. Capital Assets

                                                  December 31,
                                                 1996        1995
Property, Plant and Equipment
Land                                         $    2.6    $    3.0
Machinery and equipment                         271.2       236.0
Buildings and improvements                       77.7        79.4
Construction in progress                          0.5         4.9
                                                352.0       323.3
Accumulated depreciation                       (223.0)     (202.4)
Property, plant and equipment, net           $  129.0    $  120.9

Goodwill and Other Intangibles
Goodwill                                     $  250.0    $  220.3
Accumulated amortization                        (40.1)      (27.6)
Goodwill, net                                   209.9       192.7
Other intangible assets                          85.0        78.8
Accumulated amortization                        (12.3)       (8.9)
Other intangibles, net                           72.7        69.9
Goodwill and other intangibles, net          $  282.6    $  262.6
Software and Development Costs
Purchased software                           $   40.8    $   34.0
CII development cost                             83.6        44.2
Other software development cost                  22.1        18.5
                                                146.5        96.7
Accumulated amortization                        (36.1)      (24.1)
Software and development costs, net          $  110.4    $   72.6

                                        Years Ended December 31,
Depreciation and Amortization            1996     1995     1994
Depreciation and amortization of
 property, plant and equipment        $  44.4  $  39.1  $  31.9
Amortization of goodwill                 12.5       9.9     5.7
Amortization of other intangibles         6.4       3.4     1.6
Amortization of software
 and development costs                   13.1     10.6      3.1
Other amortization                       (2.5)      0.4       _
          Total                       $  73.9  $   63.4 $  42.3



F.  Stockholders' Equity

Preferred Stock
The Company called for redemption, effective December 31, 1996, its outstanding 5/% Cumulative Convertible Exchangeable Preferred Stock, par value $100 per share (the "5/% Preferred Stock") and the related 4,720,000 Depositary Shares, each representing a one one-hundredth interest in a share of the 5/% Preferred Stock. The redemption price for each Depositary Share was $51.10 plus accrued and unpaid dividends. As a result of the call, holders converted their Depositary Shares into shares of Ceridian common stock in late December at a rate of 2.2 common shares for each Depositary Share. Dividends on the 5/% Preferred Stock for fourth quarter 1996 were paid to holders of record notwithstanding the conversion. The calculation of fully diluted earnings per share is not affected by the conversion.



Common Stock,                                                Shares                          Additional
Additional Paid-In Capital                                  Treasury                 Common     Paid-In    Accumulated
and Accumulated Deficit                       Outstanding      Stock        Issued    Stock     Capital        Deficit
Balance December 31, 1993                     65,502,817      81,738    65,584,555    $32.7    $1,034.0      $(1,070.4)
Repurchase of common shares                      (70,000)     70,000
Exercises of stock options                       462,462     (33,708)      428,754      0.2         4.4
Restricted stock awards, net                     827,500      (4,500)      823,000      0.5        21.4
Net earnings                                                                                                      97.7
Sale of 5/% Preferred Stock depositary shares                                                      (0.4)
Preferred stock dividends                                                                                        (13.0)
Comdata stock transactions                                                                         14.5
Dividends on Comdata stock                                                                                       (13.0)
Balance December 31, 1994                     66,722,779     113,530    66,836,309     33.4     1,073.9         (998.7)
Repurchase of common shares                     (192,000)    192,000
Exercises of stock options                       613,376    (168,267)      445,109      0.3         3.2
Restricted stock awards, net                      94,327     (89,327)        5,000                 13.8
Employee Stock Purchase Plan                      38,954                    38,954                  1.4
Net earnings                                                                                                      58.6
Preferred stock dividends                                                                                        (13.0)
Comdata stock transactions                                                                         14.3
Dividends on Comdata stock                                                                                       (10.8)
Balance December 31, 1995                     67,277,436      47,936    67,325,372     33.7     1,106.6         (963.9)
Repurchase of common shares                     (391,514)    391,514
Exercises of stock options                     1,680,655    (428,183)    1,252,472      0.6         6.3
Restricted stock awards, net                     (60,946)     66,250         5,304                  1.1
Employee Stock Purchase Plan                     174,139     (68,965)      105,174                  3.1
Net earnings                                                                                                     181.9
Preferred stock dividends                                                                                        (13.0)
Preferred stock conversion                    10,383,995                10,383,995      5.2        (0.5)
Acquisitions                                     685,524      12,644       698,168      0.4         5.9           (3.7)
Settlement of directors' retirement benefits      19,142                    19,142                  0.9
Balance December 31, 1996                     79,768,431      21,196    79,789,627    $39.9    $1,123.4      $  (798.7)

Authorized but unissued or treasury common shares reserved for future issuance as of December 31, 1996, included 6,682,176 shares for exercise of stock options and future awards of stock-based compensation and 286,907 shares for the Employee Stock
Purchase Plan, as discussed in Note H.

                                                  December 31,
Other Stockholders' Equity Items             1996      1995      1994
Foreign currency translation adjustment    $  0.4    $ (2.4)   $ (2.2)
Restricted stock awards                     (12.0)    (21.9)    (17.6)
Pension liability adjustment                 (6.3)     (5.2)     (4.2)
Treasury stock, at cost                      (0.4)     (1.6)     (2.4)
Total                                      $(18.3)   $(31.1)   $(26.4)


G.  Retirement Plans

Pension Benefits
Ceridian maintains two defined benefit pension plans for U.S. employees which were closed to new participants effective
January 1, 1995. Ceridian's Canadian and UK subsidiaries also have defined benefit pension plans which constitute a minor portion of the amounts in accompanying tables. The plans' assets consist principally of equity securities, U.S. government securities, and other fixed income obligations and do not include securities of the Company. Benefits under these plans are calculated on maximum or career average earnings and years of participation in the plans. U.S. employees participate in these plans by means of salary reduction contributions. Certain former employees are inactive participants in the plans. Employer cash contributions to the U.S. plans amounted to $9.0 in 1996, $9.9 in 1995 and $13.8 in 1994. Retirement plan funding amounts are based on independent consulting actuaries' determination of the Employee Retirement Income Security Act of 1974 ("ERISA") funding requirements in the U.S. and local statutory requirements in other countries. The obligations for U.S. plans were increased in 1996 as a result of a change in the mortality tables utilized.
  The Company also sponsors a nonqualified supplemental retirement plan. The projected benefit obligation at September 30, 1996 and 1995 for this plan was $20.7 and $20.0, respectively, and the net periodic pension cost was $2.2 for 1996, $2.3 for 1995, and $2.1 for 1994.
  The cost recognized by the Company with respect to its defined contribution plans was $7.5 in 1996, $4.9 in 1995, and $3.5 in 1994.


Funded Status of Defined Benefit             September 30,
Retirement Plans at Measurement Date        1996       1995

Actuarial present value of obligation:
   Vested benefit obligation            $  690.7   $  662.9
   Accumulated benefit obligation       $  691.3   $  663.5
   Projected benefit obligation         $  745.6   $  712.5
Plan assets at fair value                  769.5      730.0
Plan assets in excess of projected
   benefit obligation                       23.9       17.5
Unrecognized net loss                       47.5       39.9
Prior service cost                          30.0       34.3
Unrecognized net asset                      (7.7)     (10.3)
Net pension asset recognized
   in the consolidated balance sheet    $   93.7   $   81.4


The assumptions used in determining the funded status information are as follows:


                                  Rate of            Long-term Rate
         Discount Rate       Salary Progression    of Return on Assets
       U.S.   International  U.S.  International   U.S.  International

1996   7.75%       8.0%      4.5%   6.0 - 6.5%     9.5%   8.0 - 9.0%
1995   7.50%       8.0%      4.5%   6.0 - 6.5%     9.0%   8.0 - 9.0%
1994   8.25%   7.5 - 8.0%    4.5%   6.0 - 7.0%     9.0%   8.0 - 9.0%


Net Periodic Pension Cost (Credit)         1996      1995      1994
Service cost                            $   5.9   $   6.2   $   6.1
Interest cost on projected benefit
  obligation                               54.3      53.5      51.5
Actual return on plan assets              (70.2)   (103.2)    (14.7)
Net amortization and deferral               9.2      46.0     (41.8)
          Total                         $  (0.8)  $   2.5   $   1.1


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


Funded Status of Postretirement
  Health Care and Life Plans
                                        December 31,
                                        1996    1995
Accumulated postretirement
  benefit obligation:
Retirees                               $42.0   $45.4
Fully eligible active participants       3.6     4.1
Other active participants                7.3     8.2
                                        52.9    57.7
Unrecognized net gain (loss)             3.1    (1.6)
 Accrued benefits cost                 $56.0   $56.1
Current portion                        $ 6.0   $ 6.0
Noncurrent portion                      50.0    50.1
 Total                                 $56.0   $56.1



Net Periodic Postretirement Benefit Cost
                                 1996    1995    1994
Service cost                    $ 0.2   $ 0.2   $ 0.3
Interest cost                     3.8     4.2     4.0
Other                             0.3    (1.1)      -
 Net periodic benefit cost      $ 4.3   $ 3.3   $ 4.3


  The assumed health care cost trend rate used in measuring the benefit obligation is 12% pre-age 65 and 8% post-age 65 in 1996, declining at a rate of 1% per year to an ultimate rate of 5.75% in 2003 pre-age 65 and 1999 post-age 65. A one percent increase in this rate in each year would increase the benefit obligation at December 31, 1996 by $3.9 and the aggregate service and interest cost for 1996 by $0.3. The weighted average discount rates used in determining the benefit obligation at December 31, 1996 and 1995 are 7.5% and 7%, respectively.

H. Stock Plans

During the three-year period ended December 31, 1996, Ceridian provided stock-based compensation plans to directors, officers and other employees. The 1996 Director Performance Incentive Plan, which succeeds a similar plan, authorizes the issuance of up to 125,000 shares in connection with awards of stock options and non-performance restricted stock to non-employee directors of the Company. An annual grant of an option to purchase 1,500 shares will be made to each eligible director which will become exercisable six months after date of grant. The exercise price of the options is the fair market value of the underlying stock at the date of grant, and the options expire in ten years. A one-time award of non-performance restricted shares will be made to each future outside director when the director first joins the Board. The number of shares awarded will have a fair market value equal to four times the then current annual retainer paid to non-employee directors. The restrictions will ordinarily lapse ratably over a five-year period.
  The 1993 Long-Term Incentive Plan as amended ("1993 LTIP") authorizes the issuance until February 1999 of up to 6,000,000 common shares in connection with awards of stock options, restricted stock, stock appreciation rights and performance units to executive and key managerial, technical and sales employees. Options remain outstanding
under a predecessor plan subject to similar terms.   The 1994 Stock
Option Plan authorizes the issuance of up to 500,000 common shares in connection with awards of stock options to key employees of businesses acquired by Ceridian. Stock options awarded under these plans generally vest annually over a three-year period, have 10-year terms and have an exercise price that may not be less than the fair market value of the underlying stock at the date of grant.
  Under the terms of the 1993 LTIP, senior executives have been awarded performance restricted shares, which are generally eligible to vest in three installments in 1996, 1997 and 1998, provided the executive is still employed by the Company on the vesting dates. Vesting will occur only to the extent that the total return to holders of Ceridian common stock over two, three and four year performance periods ending on April 30 in those years meets certain prescribed levels as compared to other companies in the S&P 500. Of the shares eligible to vest on any given date, generally 25% of the shares would vest if the Company's total return to stockholders over the applicable performance period is at least at the 60th percentile of companies in the S&P 500, 50% would vest at the 75th percentile, and 100% would vest at the 90th percentile. If the 60th percentile is not achieved, no shares would vest on that date. Shares which have not yet vested as of the end of the final performance period will be forfeited. The number of performance restricted shares awarded, net of forfeitures, as of December 31, 1996 was 854,875, of which 251,620 vested in 1996.
  The employee plans also provide for the accelerated exercisability of options and the accelerated lapse of transfer restrictions on restricted stock if a participant's employment terminates for specified reasons within two years of a change of control of the Company.
  In June 1995, the Company adopted the Employee Stock Purchase Plan


                                                                                         Weighted-
                                                                                           Average
                          Option Price                                 Available    Exercise Price
Stock  Plans                 Per Share   Outstanding   Exercisable     for Grant    of Outstanding

At December 31, 1993     $7.09 -$40.24    3,554,483     1,093,749      2,011,994
Authorized                                                               500,000
Granted                  19.13 - 26.38    1,388,855                   (1,388,855)
Became exercisable        7.52 - 23.63                    731,702
Exercised                 7.52 - 24.45     (462,462)     (462,462)
Canceled                  7.52 - 24.13     (261,394)       (4,278)       265,821
Expired                  24.44 - 40.24       (5,928)       (5,928)        (1,895)
Restricted stock, net                                                   (830,000)
At December 31, 1994     $7.09 -$31.74    4,213,554     1,352,783        557,065
Authorized                                                             3,000,000
Resumix conversion        1.77 - 35.40      104,642        32,448
Comdata conversion       10.52 - 30.04    1,083,136       584,248
Granted                  24.13 - 45.50    1,049,282                   (1,049,282)
Became exercisable        2.65 - 34.88                  1,012,481
Exercised                 1.77 - 26.38     (613,376)     (613,376)
Canceled                  2.65 - 41.25     (141,906)       (1,481)       129,824
Expired                          16.27       (3,574)       (3,574)
Restricted stock, net                                                    (97,500)
At December 31, 1995     $1.77 -$45.50    5,691,758     2,363,529      2,540,107             21.29
Authorized                                                               125,000
EAS conversion                    6.17       50,327        49,233
Granted                  37.25 - 52.25    1,560,925                   (1,560,925)            47.52
Became exercisable        2.65 - 47.25                  1,119,502
Exercised                 1.77 - 41.25   (1,680,655)   (1,680,655)
Canceled                  2.65 - 50.75     (317,242)       (3,608)       269,628             14.11
Expired                  21.05 - 21.06       (3,551)       (3,551)       (18,000)            31.38
Restricted stock, net                                                     63,946             21.05
Directors' retirement                                                    (19,142)
Performance units                                                        (20,000)
At December 31, 1996     $1.77 -$52.25    5,301,562     1,844,450      1,380,614             30.55



("ESPP") which provides for the issuance of up to 500,000 shares of newly issued or treasury common stock of Ceridian to eligible
employees.   The purchase price of the stock to plan participants is
85% of the lesser of the fair market value on either the first day or the last day of the applicable three-month offering period.
  The acquisitions of EAS Technologies in 1996 and Comdata and Resumix in 1995 resulted in the assumption by Ceridian of the stock option plans of those companies and the conversion of stock options under those plans into Ceridian stock options as indicated in the table on the previous page.
  In July 1994, the Company's Board of Directors authorized the repurchase by the Company of up to 2,000,000 of its outstanding common shares for the purpose of providing shares to be issued under the Company's stock-based compensation plans, thereby reducing dilution of common stockholders' equity. Since that date, the Company has repurchased 653,514 common shares for this purpose.
  As reported in Note A, the Company has adopted the disclosure-only provisions of FAS 123, "Accounting for Stock-Based Compensation" and continues to account for stock-based compensation as in prior years. Therefore, no compensation expense is recorded with respect to the Company's stock option or employee stock purchase plans, and compensation expense of $8.7 in 1996, $11.3 in 1995 and $5.9 in 1994 was charged to operations in connection with restricted stock awards.
  The following information is provided with respect to the provisions of FAS 123. Weighted-average exercise prices for 1996 stock option activity and options outstanding at December 31, 1996 and 1995 are included in the Stock Plans table on the previous page. Further information on outstanding and exercisable stock options by exercise price range as of December 31, 1996 is disclosed in the table below.





                      Options Outstanding               Options Exercisable
                                    Weighted
                                     Average    Weighted                Weighted-
                                   Remaining     Average                  Average
        Range of        Number   Contractual    Exercise       Number    Exercise
 Exercise Prices   Outstanding          Life       Price  Exercisable       Price

$ 1.77 - $ 9.99       397,075           5.01      $ 7.88      395,762      $ 7.89
$10.52 - $15.13       823,421           5.68      $14.31      692,543      $14.40
$16.11 - $22.13       821,524           7.26      $19.31      403,412      $19.04
$23.25 - $33.00       843,480           7.84      $25.10      285,022      $24.94
$34.88 - $52.25     2,416,062           9.36      $45.53       67,711      $42.83
$ 1.77 - $52.25     5,301,562           7.90      $30.55    1,844,450      $16.69




  The Company is required to report the pro forma effect on net earnings and earnings per share for 1996 and 1995 which would have resulted if the fair-value method of accounting for stock-based compensation issued in those years had been adopted. Stock-based compensation issued prior to 1995 is not included in the pro forma calculation. The application of the fair-value method would have resulted in the determination of compensation cost for grants of stock options and purchases under the ESPP and would have eliminated the repricing of unvested awards of other equity instruments from the related compensation cost. Such compensation cost would then be allocated to the related period of service. Employing the fair value method in accounting for the stock-based compensation would have reduced the Company's net earnings and earnings per share by $11.4 or $0.14 per share for 1996 and $1.2 or $0.02 per share for 1995. Since 1995 stock option grants largely occurred in November and are amortized forward over the expected lives, the pro forma effect on 1995 earnings will not be comparable with those in subsequent years. The pro forma impact on earnings can be expected to increase each year as a greater percentage of outstanding stock options represents awards made in 1995 or later, and therefore are included in the calculation.
  The fair value of each stock option granted during 1996 and 1995 has been estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used: expected lives of 4 to 8 years, expected volatility of 26.0%, no dividends and risk-free interest rate of 6.0%.
  The weighted-average fair values for grants, awards and purchases of stock-based compensation in 1996 appear in the following table.

                                Shares      Fair
                               Granted     Value
Stock options                 1,560,925   $13.46
Other equity instruments         86,000   $31.29
ESPP                            174,139   $ 4.41


I. Financing Arrangements

On December 12, 1995, Ceridian concluded a three-year, $325.0 revolving credit facility with a commercial bank syndicate. Borrowings under the credit facility were used to retire the public debt of Comdata, comprised of principal amounts of $130.0 and $75.0 of its 12.5% Senior Notes due
1999 and 13.25% Senior Subordinated Debentures due 2002, respectively, and $6.2 principal amount of its 11% Junior Subordinated Extendible Notes due 1997. The retirement was accomplished by means of the purchase, as a result of tender offers, of $128.7 of the Senior Notes and $74.9 of the Senior Subordinated Debentures. The remainder of those issues and all of the Junior Notes, which were called for redemption on December 29, 1995, were retired through an in-substance defeasance which involved the deposit of $8.2 in defeasance trusts.
   The $325.0 revolving credit facility is unsecured but is guaranteed by Comdata, and has a final maturity of November 30, 1998. The full amount of the credit facility may be used for revolving loan advances and up to $75.0 may be used to obtain standby letters of credit. At December 31, 1996, the amounts of advances and letters of credit outstanding were $135.0 and $1.4, respectively, and the interest rate for advances, determined by a number of factors, was approximately 6.0%. Under the terms of the facility, the Company must maintain a minimum consolidated net worth, which is subject to increase based on the Company's net earnings after December 31, 1995 and certain equity contributions to the Company after the same date. Ceridian must also maintain a fixed charge coverage ratio of 2.25 to 1 and limit consolidated debt to 3 times earnings before interest, taxes, depreciation and amortization minus capital expenditures and preferred dividends on a rolling four quarter basis.
    The Company is subject to additional covenants which limit liens, contingent obligations, operating leases, minority equity investments and divestitures. The Company is in compliance with all covenants associated with this credit facility.


                                                                  December 31,
Debt Obligations                                               1996         1995
Revolving credit agreements and overdrafts                   $135.0       $195.0
Mortgages payable                                               5.9          6.0
Other long-term debt obligations                                3.2          8.9
Total debt obligations                                        144.1        209.9
Less short-term debt and current portions of long-term debt     2.0          4.6
Long-term obligations, less current portions                 $142.1       $205.3


Aggregate Amounts of Maturities at December 31, 1996
                               1997     1998     1999     2000     2001   Thereafter                      Total
Mortgages payable            $  0.1   $  0.1   $  0.1   $  0.1   $  0.1       $  5.4             $       5.9
Revolving credit                 -     135.0       -        -        -            -                       135.0
Other                           1.9      0.6      0.3      0.2      0.2           -                       3.2
Total                        $  2.0   $135.7   $  0.4   $  0.3   $  0.3       $  5.4             $       144.1


J.  Investing Activity

During 1996, Ceridian acquired several small businesses related to its Information Services operations. Acquisitions accounted for by the pooling-of-interests method included EAS Technologies, a provider of advanced automated time and attendance software solutions; Employee Assistance Associates, a provider of employee assistance programs; The Partnership Group, a provider of work-life services; and Washington Consulting Services & Technologies, a provider of human resource software applications, consulting and seminar services to the U.S. federal government and other customers. The Company's financial statements prior to the date of acquisition were not restated for these pooling acquisitions since the aggregate effect for any period would not be material.
  Acquisitions accounted for by the purchase method included Information Learning Systems, a provider of human resources management expert systems; the payroll services unit of Compower Limited in the UK; Transportation Communication Consulting and its affiliate, Inter-point Management Company, which provide permit and vehicle escort services to trucking companies; and TIC Financial Services, which provides financial and information services for the transportation industry. In addition, the Company acquired in a stock-for-stock transaction a minority equity interest in International Automated Energy Systems ("IAES"), a provider of fuel management and payment systems for local trucking fleets. The acquisition agreement, as amended, also provided for advances to IAES of up to $8.8 ($4.6 of which was advanced in 1996), repayable by December 31, 2000, and an option to Ceridian to acquire the remaining equity of IAES during 1997. The Company also purchased technical engineering and maintenance systems software and certain related contracts from PRC Aviation LLC for cash and made additional investments in its DigitalXpress joint venture in connection with its defense electronics operations.
  The aggregate consideration for these acquisitions and investments consisted of $36.4 in cash and 698,168 shares of the Company's common stock. The expected 1997 revenue contribution from these operations is approximately $60.0.
  In 1995, Ceridian acquired Comdata, a leading provider of transaction processing services to the trucking and gaming industries, in a subsidiary merger transaction that resulted in the exchange of
0.57 of a share of Ceridian common stock for each outstanding share of Comdata common stock, for a total issuance of 20,472,176 Ceridian shares. Also in 1995, the Company acquired Resumix, a company that provides skills management software and services, in a subsidiary merger transaction in which the outstanding shares of Resumix capital stock were exchanged for 849,010 newly issued shares of Ceridian common stock. The mergers qualified as tax-free reorganizations and were accounted for by the pooling-of-interests method. Accordingly, the Company's financial statements were restated to include the results of Comdata and Resumix as if the mergers had taken place on the first day of the earliest reported period. In connection with the mergers, Ceridian incurred $29.7 in pooling expenses, including fees for investment bankers and legal firms in addition to other acquisition costs.
  In purchase transactions during 1995, Ceridian acquired the assets of the Centre-file personnel and payroll services business in the UK for $52.1 in cash, and Comdata acquired the stock of Trendar Corporation, which provides transaction processing services to the transportation industry, for $12.7 in cash and a $1.5 note which was paid in March 1996. Comdata also sold the net assets of its retail services division, which provided check authorization and collection services, for $3.5 in cash. In 1994, Ceridian sold TeleMoney Services and related network and computer center operations, for $24.3 of net cash proceeds and purchased all of the outstanding stock of Tesseract Corporation for $54.3 in cash, net of cash acquired of $7.2.

K.  Segment Data

Industry Segments
The two industry segments of Ceridian are Information Services and Defense Electronics. The Information Services segment consists of Arbitron, Comdata, and the Human Resources Group. The Information Services businesses collect, manage and analyze data and process transactions on behalf of customers in the human resources, transportation, gaming, and electronic media markets and report information resulting from such activities to customers. The products and services provided by the Information Services businesses address specific information management and transaction processing needs of other businesses to enable them to operate more efficiently. These products and services are typically provided through long-term customer relationships that result in a high level of recurring revenue. Information Services' 1995 earnings before interest and taxes were reduced by pooling expenses of $29.7 related to the acquisitions of Comdata and Resumix.
  The Defense Electronics segment, consisting of Computing Devices International, provides mission-critical electronics, software, systems integration and information management for defense and other government agencies and commercial customers in selected markets.
  The "other" category represents corporate center operations and unallocated assets, primarily cash and short-term investments. Intersegment sales are not material.

                             Information       Defense
Industry Segment Data           Services   Electronics       Other     Consolidated
1996
Revenue                      $     942.6    $    553.0    $     -       $   1,495.6
Earnings (Loss) before
  interest and taxes         $     155.5    $     41.0    $    3.1      $     199.6
Identifiable assets          $     788.8    $    355.4    $  106.9      $   1,251.1
Capital expenditures         $      33.7    $     18.2    $    0.8      $      52.7
Depreciation                 $      30.5    $     12.9    $    1.0      $      44.4
1995
Revenue                      $     823.5    $    509.5    $     -       $   1,333.0
Earnings (Loss) before
  interest and taxes         $     108.6    $     33.7    $   (7.6)     $     134.7
Identifiable assets          $     707.5    $    294.9    $  123.7      $   1,126.1
Capital expenditures         $      39.1    $     12.0    $    1.9      $      53.0
Depreciation                 $      26.6    $     11.6    $    0.9      $      39.1
1994
Revenue                      $     691.5    $    486.3    $     -       $   1,177.8
Earnings (Loss) before
  interest and taxes         $     116.7    $     30.6    $  (10.6)     $     136.7
Identifiable assets          $     534.3    $    210.0    $  233.2      $     977.5
Capital expenditures         $      31.9    $     13.4    $    0.6      $      45.9
Depreciation                 $      20.2    $     10.1    $    1.6      $      31.9




Major Customers
Revenue in 1996, 1995 and 1994, respectively, includes sales under prime contracts or subcontracts to the U.S. government of $222.7, $214.9 and $225.8 and the Canadian government of $237.5, $212.9 and $199.3, substantially all of which are reported in the Defense Electronics segment. Of the sales to the Canadian government, $172.1 in 1996, $163.9 in 1995 and $153.8 in 1994 were from the Iris contract.


Geographic Segment Data                United   International   Consolidated
                                       States


1996
Revenue                              $ 1,129.2        $ 366.4      $ 1,495.6
Earnings before interest and taxes   $   176.4        $  23.2      $   199.6
Identifiable assets                  $   949.7        $ 301.4      $ 1,251.1
1995
Revenue                              $ 1,037.2        $ 295.8      $ 1,333.0
Earnings before interest and taxes   $   118.0        $  16.7      $   134.7
Identifiable assets                  $   862.7        $ 263.4      $ 1,126.1
1994
Revenue                              $   919.7        $ 258.1      $ 1,177.8
Earnings before interest and taxes   $   120.6        $  16.1      $   136.7
Identifiable assets                  $   841.6        $ 135.9      $   977.5



Geographic Segments
The Company's international operations consist of defense electronics operations in Canada and the UK and a payroll processing business in the UK acquired in October 1995. The amounts of the parent company's equity in net assets of and advances to international subsidiaries and branches were $106.6 and $107.7 at December 31, 1996 and 1995, respectively.

L. Leasing Arrangements as Lessee

Ceridian conducts a substantial portion of its operations in leased facilities. Most such leases contain renewal options and require payments for taxes, insurance, and maintenance. Downsizing activities in prior years have resulted in assignment of leases under which Ceridian remains secondarily liable for future rental obligations totaling $23.7 at December 31, 1996. The Company does not anticipate any material non-performance by the assignees of these leases, which principally involve Control Data Systems, Inc. and Seagate Technology, Inc.
  Virtually all leasing arrangements for equipment and facilities are operating leases and the rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include assigned leases or obligations recorded as liabilities as the result of restructuring actions in prior years.
  The amounts of rental expense and sublease income for each of the three years ended December 31, 1996 appear in the following table.

Rental Expense               1996     1995     1994
Rental expense              $43.6    $45.0    $44.8
Sublease rental income       (2.0)    (2.9)    (2.7)
Net rental expense          $41.6    $42.1    $42.1


  Future minimum noncancelable lease payments and related sublease income, on operating leases existing at December 31, 1996 which have an initial term of more than one year, are described in the following table.


Future Minimum Lease Payments

                         Sublease
                  Lease    Rental
               Payments    Income     Net
1997               39.7      (0.9)   38.8
1998               33.1      (0.5)   32.6
1999               28.6      (0.4)   28.2
2000               24.5      (0.3)   24.2
2001               18.8        -     18.8
Thereafter         45.5        -     45.5


M. Commitments and Contingencies

COMMITMENTS
In January 1995, Ceridian entered into a technology services agreement with Integrated Systems Solutions Corporation ("ISSC"), a wholly-owned subsidiary of IBM Corporation. Under the technology services agreement, whose term extends through December 31, 2004, ISSC will provide centralized computer processing services required by the Ceridian's payroll processing business for customers nationwide. The future minimum noncancelable annual charges payable by the Company are $4.8 in 1997 and $3.3 in 1998.
  Comdata contracted with ISSC in 1991 for substantially all data processing functions for a term of ten years. In 1995, the agreement was amended to change the minimum monthly payment to $1.6 in 1996 and $1.4 thereafter. The amount of expense incurred under this contract was $16.0 in 1996, $13.9 in 1995 and $11.2 in 1994. Cancellation of
the agreement for convenience in 1997 would require payment of a termination fee of $19.7.
  Under a Telecommunications Services Agreement with Worldcom, renewed in 1995 and amended in 1996, Comdata agreed to purchase a minimum of $13.0 of long distance services and 80% of such services (as defined) up to $24.0 each year until 2003. Purchases charged to expense under this Agreement amounted to $22.5 in 1996, $18.5 in 1995 and $13.7 in 1994. Cancellation of the agreement for convenience would result in a payment to Worldcom of $17.1.
  In October 1996, Comdata entered into a three-year contract for long distance telephone services with AT&T Corporation with an minimum noncancelable annual net commitment of $3.0. Cancellation for convenience would require a payment equal to the unused commitment.

INTEREST RATE COLLARS
During 1996, Ceridian maintained in effect seven interest rate collars of $100.0 each for the purpose of hedging interest rate risk on invested customer deposits held in its tax filing trust. The counterparties to these arrangements are domestic commercial banks with debt ratings of A or better. Under current accounting standards, neither the collar arrangements nor the related trust investments and offsetting liability to customers are reflected in the Company's balance sheet. These arrangements, which do not require collateral, provide for the banks to pay Ceridian the amount by which a certain index of short-term interest rates falls below a floor strike level. Alternatively, when that index exceeds a cap strike level, Ceridian pays out the excess above the cap strike level. At December 31, 1996, the remaining terms of the collars range from 5 to 41 months, the floor strike level is either 5% or 5.5%, and the cap strike level ranges from 5.97% to 8.15% with an average of 7.19%. The risk of accounting loss through non-performance by the counterparties under any of these arrangements is considered negligible.

OTHER MATTERS
In connection with the spin-off of Control Data Systems, Ceridian agreed to indemnify the U.S. Pension Benefit Guaranty Corporation ("PBGC") if the Control Data Systems defined benefit pension plan is terminated in a distress termination and the PBGC is unable to recover the full amount of any unfunded benefit liabilities. The amount of this contingent liability decreased from $16.0 to $12.0 on July 31, 1996 and will continue to decrease by $4.0 each July 31 until 1999.
  Ceridian monitors all such contingent liabilities and has established restructure or other reserves for those which it believes are probable of payment. With respect to these contingent obligations, Ceridian believes that there is not a material exposure to an accounting loss as of December 31, 1996.

N.  Legal Matters

Retirement Plan Litigation
In August 1995, Ceridian and its primary defined benefit pension plan maintained for certain U.S. employees (the "Plan") were named as co-defendants in a lawsuit filed in U.S. District Court for the District of Minnesota. The two plaintiffs left the employ of the Company in 1989 and elected at that time to receive their vested benefit under the Plan in the form of a single enhanced lump sum payment. They allege that an improperly high interest (discount) rate was utilized to calculate the lump sum benefit amounts, thereby lowering the benefit amounts, in contravention of the Employee Retirement Income Security Act of 1974, the Plan and the defendants' fiduciary duties. Ceridian and the plaintiffs have stipulated to a class of persons who elected to receive a lump sum benefit under the Plan. Ceridian believes that the proper methodology was consistently utilized in calculating lump sum benefit payments at all times since that feature was introduced into the Plan in 1989, has denied the plaintiffs' allegations, and has moved for summary judgment. Moreover, any finding in favor of the plaintiffs would not likely have a direct financial effect on Ceridian, but rather would result in an increase in Plan liabilities that is not currently estimable. Such an increase in Plan liabilities would, in turn, become one of many factors affecting the funded status of the Plan. The funded status of the Plan, in turn, is one of many factors affecting the determination of Ceridian's obligation (if any) to make an annual contribution to the Plan and the determination of its annual pension expense (if any) attributable to the Plan.

Unclaimed Property Examination
Comdata's services for the trucking and gaming industries require it to process millions of transactions annually over its network. In processing these transactions, Comdata depends to a significant degree on the accuracy of data supplied by its customers and the observance by third parties involved in the transactions of proper data entry procedures. In a very small portion of these transactions, final settlement may not occur, resulting in Comdata ostensibly receiving unapplied funds. Final settlement may fail to occur for a variety of reasons, including the failure of drafts to clear in the ordinary course of business, Comdata's inability to match customer remittances with specific transactions or to otherwise reconcile accounts and/or transactions, and the disproportionate cost of resolving relatively small dollar amount credit balances. It is Comdata's policy to take the amount of such unsettled transactions into revenue as earned for goods and services rendered if the transactions are not definitively settled within a period of twelve months through the assertion of valid claims or otherwise reconciled. It has been Comdata's experience that an insignificant number of claims for unapplied funds are asserted after such twelve month period. The amount of unsettled transactions included in Comdata's 1996, 1995 and 1994 revenue was $16.8, $14.2 and $8.7, respectively.
In late 1996, Comdata was advised that the Unclaimed Property Division of the State Street Bank and Trust Company of Boston has been retained by 48 states and the District of Columbia to examine Comdata's records and to collect any applicable abandoned property on behalf of the governmental entities. It is expected that State Street's on-site examination at Comdata will begin during the first quarter 1997. The extent of Comdata's potential liability, if any, to states under unclaimed property laws or to customers with respect to such unsettled transactions, or the impact of any future changes in Comdata's accounting policies with respect to such transactions, is not presently determinable.

Age Discrimination Litigation
On March 5, 1997, the Company announced that it had agreed to settle lawsuits brought by 313 former employees who were terminated during the period 1987-1990, and who had filed suit against Ceridian in U.S. District Court in Minnesota in 1990 alleging violations of the Age Discrimination in Employment Act. Under an agreement in which Ceridian denied any wrongdoing, plaintiffs and their attorneys will be paid $28.5, with $24.0 to be paid by Ceridian and $4.5 to be paid by Control Data Systems, Inc. Ceridian expects that the portion of its share of the settlement attributable to employees of its former Imprimis Technology Incorporated subsidiary will be recoverable from the purchaser of that subsidiary. As to the remainder of Ceridian's share of the settlement, a portion will be covered by reserves that had been established in June 1994 and the balance is expected to reduce Ceridian's first quarter 1997 earnings by approximately $0.15 per share.

Other Matters
The Company is also involved in a number of other judicial and administrative proceedings considered normal in the nature of its current and past operations, including employment-related disputes, contract disputes and tort claims. It is anticipated that final disposition of some of these proceedings may not occur for several years. In the opinion of management, the final disposition of these proceedings will not, considering the merits of the claims and available reserves, have a material adverse effect on the Company's financial position or results of operations.



Supplementary Quarterly Data (Unaudited)                  (Dollars in millions, except per share data)

                                                                    1996                                  1995
                                                     4th       3rd      2nd       1st      4th       3rd       2nd       1st
                                                   Quarter  Quarter   Quarter   Quarter  Quarter   Quarter   Quarter   Quarter

Revenue                                             $404.1   $361.0    $361.5    $369.0   $361.5    $317.9    $327.4    $326.2
Cost of revenue                                      239.5    212.0     217.6     215.8    216.9     189.4     198.4     195.6
Gross profit                                         164.6    149.0      43.9     153.2    144.6     128.5     129.0     130.6
Selling, general and administrative                   93.2     81.9      81.3      83.2     91.5      71.5      74.7      72.2
Research and development                              17.8     18.7      16.4      16.5     13.4      13.1      13.8      14.2
Other expense (income) (1)                             0.3     (0.1)      1.1       0.8     32.8       0.6       0.7      (0.5)
Earnings before interest and taxes                    53.3     48.5      45.1      52.7      6.9      43.3      39.8      44.7
Interest income                                        1.8      1.6       1.9       1.9      2.6       3.9       2.9       2.7
Interest expense                                      (2.5)    (2.4)     (2.6)     (3.1)    (7.3)     (7.7)     (7.9)     (7.7)
Earnings before income taxes                          52.6     47.7      44.4      51.5      2.2      39.5      34.8      39.7
Income tax provision                                   3.3      3.3       3.6       4.1      3.0       5.9       5.5       4.3
Earnings (Loss) before extraordinary item             49.3     44.4      40.8      47.4     (0.8)     33.6      29.3      35.4
Extraordinary loss (2)                                  -        -          -        -      38.9        -         -         -
Net earnings (loss)                                 $ 49.3   $ 44.4    $ 40.8    $ 47.4   $(39.7)   $ 33.6    $ 29.3    $ 35.4
Earnings (Loss) per share (3)
Primary                                             $ 0.65   $ 0.59    $ 0.53    $ 0.63   $(0.06)   $ 0.44    $ 0.38    $ 0.47
Fully diluted                                       $ 0.61   $ 0.55    $ 0.50    $ 0.59   $(0.06)   $ 0.42    $ 0.37    $ 0.45
Shares used in calculations (in thousands) (4)
Primary                                             70,928   70,393    70,634    70,122   66,258    69,592    69,042    68,631
Fully diluted                                       81,312   80,777    81,018    80,506   66,258    79,976    79,426    79,015
Common Stock-per share
Market price ranges (5)
   High                                             53 1/8   51 3/8    54 7/8    46 7/8   47 1/2    46 7/8    37 5/8    34 1/2
   Low                                              39       41 5/8    42 1/2    37       36 5/8    36 3/4    31 5/8    26 1/8
No cash dividends have been declared on common stock dur ing the periods presented.


(1) Includes pooling expenses of $29.7 related to Resumix and Comdata mergers.
(2) For details on the early retirement of debt, see Notes B and I to the consolidated financial statements.
(3) Net earnings (loss) for calculation of primary earnings (loss) per share does not include the extraordinary loss and has been reduced by preferred dividends. Fully diluted results per share may not be more favorable than primary.
(4) For calculation of a loss per share, common stock equivalents and the assumed conversion of preferred stock are ignored.
(5) Source: New York Stock Exchange-Composite Transactions.