Form 10-K, Exhibit 13
period 1997-12-31
CERIDIAN CORP
filed 1998-03-27
CIK 109758

INSIDE FRONT COVER OF ANNUAL REPORT
EXHIBIT 13.01:  SELECTED FIVE-YEAR DATA

------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in millions, except per share data)
------------------------------------------------------------------------------------------------------------------
                                                             1997        1996        1995        1994        1993
------------------------------------------------------------------------------------------------------------------
REVENUE                                                 $ 1,074.8   $   942.6   $   823.5   $   691.5   $   648.5
------------------------------------------------------------------------------------------------------------------
Earnings (Loss) from continuing operations (1)          $    35.4   $   135.5   $    59.2   $    64.6   $  (269.8)
Gain and earnings from
   discontinued operations (2)                              437.0        46.4        38.3        33.1        26.1
Extraordinary loss (3)                                         --          --       (38.9)         --        (8.4)
NET EARNINGS (Loss)                                     $   472.4   $   181.9   $    58.6   $    97.7   $  (252.1)
------------------------------------------------------------------------------------------------------------------
EARNINGS (Loss) PER COMMON SHARE (4)
BASIC
   Continuing operations                                $    0.45   $    1.80   $    0.70   $    0.78   $   (4.19)
   Net earnings (loss)                                  $    6.02   $    2.49   $    0.69   $    1.29   $   (3.92)
DILUTED
   Continuing operations                                $    0.45   $    1.67   $    0.74   $    0.83   $   (4.19)
   Net earnings (loss)                                  $    5.92   $    2.25   $    0.73   $    1.25   $   (3.92)
Shares used in calculations (in thousands)
   Basic                                                   78,418      67,920      66,135      65,825      64,452
   Diluted                                                 79,741      80,969      79,736      78,010      64,452
------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets                                            $ 1,243.3   $ 1,016.6   $   905.6   $   816.0   $   695.9
Debt obligations                                        $     3.0   $   138.2   $   201.5   $   222.3   $   231.5
Stockholders' equity (deficit) (5)                      $   588.3   $   346.3   $   150.0   $    86.9   $    (8.9)
------------------------------------------------------------------------------------------------------------------
EQUITY (DEFICIT) PER COMMON SHARE (6)                   $    7.96   $    4.34   $   (1.28)  $   (2.23)  $   (3.74)
Common shares outstanding at end of
   year (in thousands)                                     73,942      79,768      67,277      66,723      65,503
------------------------------------------------------------------------------------------------------------------
NUMBER OF EMPLOYEES AT END OF YEAR                          8,000       7,700       7,100       6,400       6,600
------------------------------------------------------------------------------------------------------------------

Certain prior year amounts have been restated to separately present amounts related to discontinued operations.

(1) Includes 1997 FAS 109 income tax benefit of $175.0, as described in Note E, 1997 unusual losses of $307.6, as described in Note C, 1995 pooling expenses of $29.7, and in 1993 a restructuring loss of $67.0 and the write-off of $230.3 of Comdata goodwill and other intangibles.
(2) Includes 1997 gain on sale of $386.3 and earnings from operations of Computing Devices International as described in Note B.
(3) Relates to the early retirement of debt.
(4) For further information on the calculation of earnings per share, see
Note D.
(5) The Company does not pay cash dividends on its common stock. For information regarding the 1996 conversion of preferred stock, see Note G.
(6) Computed by reducing stockholders' equity by the liquidation value of outstanding preferred stock ($236.0 at December 31, 1995, 1994 and 1993) and dividing by the number of outstanding common shares at the end of the year. Assuming that any outstanding convertible preferred stock was converted to common stock, the equity per common share would have been $1.93 and $1.13 at December 31, 1995 and 1994, respectively.

STATEMENTS REGARDING CERIDIAN CORPORATION CONTAINED IN THIS ANNUAL REPORT, IN OTHER CERIDIAN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, IN PRESS RELEASES AND OTHER CERIDIAN PUBLICATIONS, AND MADE BY CERIDIAN MANAGEMENT THAT ARE NOT HISTORICAL IN NATURE, PARTICULARLY THOSE THAT UTILIZE TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECTS," "ANTICIPATES," "BELIEVES" OR "PLANS," ARE FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS AND ENTAIL VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS KNOWN TO CERIDIAN THAT COULD CAUSE SUCH MATERIAL DIFFERENCES ARE DISCUSSED UNDER THE CAPTION "CAUTIONARY FACTORS THAT COULD AFFECT FUTURE RESULTS" ON PAGE 11 OF THIS ANNUAL REPORT.