Form 10-K, Exhibit 13
period 1997-12-31
CERIDIAN CORP
filed 1998-03-27
CIK 109758

PAGE 6 OF ANNUAL REPORT

EXHIBIT 13.02:  MANAGEMENT'S DISCUSSION AND
ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

INTRODUCTION

On December 31, 1997, Ceridian Corporation completed the sale of its defense electronics business, Computing Devices International ("CDI"), to General Dynamics Corporation. As a result, CDI is shown as a discontinued operation in Ceridian's consolidated statements of operations, meaning that CDI's revenue, costs and expenses are not shown and its net earnings for all periods are included under the "Discontinued operations" caption. For additional information regarding CDI's results of operations, see Note B, DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS, to the consolidated financial statements. Certain continuing corporate overhead costs previously allocated to and reported as general and administrative expenses of CDI have been reclassified to Ceridian's continuing operations in the consolidated financial statements. In the discussion that follows, the term "Ceridian" refers only to Ceridian's continuing operations unless the context clearly indicates otherwise.

RESULTS OF OPERATIONS

     For 1997, Ceridian reported net earnings of $472.4 million, or $5.92 per diluted share of common stock, on revenue of $1,074.8 million, compared to net earnings in 1996 of $181.9 million, or $2.25 per diluted share, on revenue of $942.6 million. Earnings from continuing operations in 1997 were $35.4 million, compared to 1996 earnings from continuing operations of $135.5 million. For 1995, Ceridian reported net earnings of $58.6 million, or $0.73 per diluted share, on revenue of $823.5 million, and earnings from continuing operations of $59.2 million.

     Included in the 1997 net earnings are earnings and a gain totaling $437.0 million from discontinued operations, representing an after tax gain of $386.3 million from the sale of CDI and CDI's 1997 net earnings of $50.7 million. Included in 1997 earnings from continuing operations are a $175.0 million income tax benefit under FAS 109 (see "Taxes and Net Operating Loss Carryforwards" below), fourth quarter unusual charges of $144.6 million, third quarter charges of $150.0 million related to the termination of the CII software development project, and a first quarter charge of $13.0 million related to the settlement of age discrimination litigation. Included in the 1995 results is a $38.9 million extraordinary loss, or $0.49 per diluted share, resulting from the refinancing of certain debt of Comdata following its acquisition by Ceridian in December 1995, $29.4 million of expenses associated with the acquisition of Comdata and $9.5 million of Comdata balance sheet adjustments recorded at the time of its acquisition.

     The fourth quarter 1997 charges of $144.6 million consist of $87.5 million of asset write-offs and $57.1 million in accrued liabilities, and are discussed in greater detail in Note C, SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS, to the consolidated financial statements. These fourth quarter 1997 charges are expected to reduce future operating costs by approximately $12 million in 1998 (including $5 million in the payroll processing business) and lesser amounts thereafter, primarily due to reduced amortization and depreciation, facilities expense and compensation expense.

     As a result of Ceridian's 1997 recognition under FAS 109 of the future tax benefits of its net operating loss carryforwards, its operating results beginning in 1998 will be reported on a fully taxed basis, which Ceridian expects will involve an effective tax rate of approximately 37%. The impact of this change together with the unusual 1995 and 1997 items discussed above will make comparisons between Ceridian's results in 1998 with its results from continuing operations during 1995-1997 difficult. In an effort to facilitate such comparisons, Ceridian has utilized certain pro forma adjustments to calculate revised earnings figures for its continuing operations for the years 1995-1997 that it believes will offer more meaningful comparability to its future results. The most significant of these pro forma adjustments include removal of the FAS 109 tax benefit from 1997, tax effecting earnings in all periods at an assumed rate of 37%, removing all 1997 charges discussed above, removing from 1995 the extraordinary loss and the Comdata acquisition expenses and balance sheet adjustments, and assuming that CDI was sold at the beginning of each of the years for net proceeds approximately equal to the difference between CDI's revenue for that year and the approximately $100 million of CDI cash in Canada, and that those net proceeds were invested at 5.5% per annum. On this basis, Ceridian estimates that its net earnings and earnings per share would have been as follows:

                                   1997            1996             1995
------------------------------------------------------------------------
Net Earnings ($ in millions)    $ 123.8         $ 104.6           $ 82.9
EPS (diluted)                    $ 1.55          $ 1.29           $ 1.04
------------------------------------------------------------------------

     The following table sets forth revenue for the last three years for Ceridian's principal businesses.

---------------------------------------------------------------------------------------------------
                                                          Years ended December 31,
---------------------------------------------------------------------------------------------------
(Dollars in millions)                    1997                      1996                        1995
                                                     change                     change
---------------------------------------------------------------------------------------------------
ARBITRON                              $ 165.2          7.9%     $ 153.1          11.6%      $ 137.2
Human Resource Services                 578.6         18.0%       490.3          19.0%        412.2

---------------------------------------------------------------------------------------------------
                                                          Years ended December 31,
---------------------------------------------------------------------------------------------------
(Dollars in millions)                    1997                      1996                        1995
                                                     change                     change
---------------------------------------------------------------------------------------------------
Comdata Transportation Services         197.8         13.9%       173.7          11.1%        156.2
Comdata Gaming Services (1)             133.2          6.1%       125.5           6.5%        117.9
    Total Revenue                   $ 1,074.8         14.0%     $ 942.6          14.5%      $ 823.5
---------------------------------------------------------------------------------------------------

(1) Sold to First Data Corporation in exchange for its NTS Transportation Services division and cash in January 1998.

PAGE 7 OF ANNUAL REPORT

     The following table sets forth Ceridian's gross profit, expenses and certain other items in the consolidated statements of operations as a percentage Ceridian's total revenue for the periods indicated.

---------------------------------------------------------------------------------------------
                                                              Years ended December 31,
---------------------------------------------------------------------------------------------
                                                       1997            1996             1995
---------------------------------------------------------------------------------------------
Revenue                                              100.0%          100.0%           100.0%
Gross profit                                          50.9%           51.5%            51.4%
Operating expenses:
    Selling, general & administrative                 28.7%           30.2%            31.6%
    Research & development                             5.5%            5.6%             4.6%
    Other expense (income)                            28.8%             --              4.0%
        Total operating expenses                      63.0%           35.8%            40.2%
Earnings (loss) before interest and taxes            (12.1%)          15.7%            11.2%
Interest income (expense)                             (0.8%)          (0.7%)           (2.6%)
Earnings (loss) before income taxes                  (12.9%)          15.0%             8.6%
Income tax provision (benefit)                       (16.2%)           0.6%             1.4%
Earnings from continuing operations                    3.3%           14.4%             7.2%
Earnings and gain from discontinued operations        40.7%            4.9%             4.6%
Extraordinary loss                                      --              --              4.7%
Net earnings                                          44.0%           19.3%             7.1%
---------------------------------------------------------------------------------------------

1997 COMPARED WITH 1996

     REVENUE. Revenue growth in HRS was 18.0%, but after adjusting for acquisitions made during 1996 and 1997 (see Note K, INVESTING ACTIVITY, to the consolidated financial statements), HRS' revenue growth was 13.6%. The greatest rates of internal growth in HRS involved U.S. payroll tax filing services, software sales, particularly skills management and time and attendance software, and employee assistance services. Revenue in 1997 also benefited from a 1.1 percentage point increase in the retention rate for payroll and tax filing customers. Interest income from tax filing deposits, which represents about two-thirds of tax filing revenue, increased 21.5%, about three-fourths due to increased business volume, and about one-fourth due to the earlier collection by Ceridian of such deposits in anticipation of the implementation of IRS electronic funds transfer regulations that reduce by one day the period of time certain tax filing deposits may be held. Because the general implementation of these regulations was delayed until the end of 1997, Ceridian's 1997 revenue benefited accordingly, but the benefit will not continue into 1998.

     Revenue from Comdata's transportation services business increased 13.9%, but after adjusting for acquisitions during 1996 and 1997, transportation services revenue grew 7.0%. The internal revenue growth in transportation, particularly during the second half of 1997, was primarily due to a 5.5% increase in the level of funds transfer transactions and increased sales of prepaid phone cards and Trendar fuel desk automation systems, reflecting favorable conditions in the trucking industry generally and increased success on Comdata's part in winning new accounts. Partially offsetting this revenue growth was a 26.4% decrease in revenue from unmatched transportation transactions, from $8.2 million to $6.0 million. Comdata's revenue from gaming services increased 6.1% overall, but decreased 1.9% after adjusting for a 1997 acquisition. The revenue performance in gaming was primarily due to an accelerating decline during the year in the number of credit card cash advance transactions over year earlier levels, largely reflecting increased use of lower fee sources of cash such as ATM machines and increasing competitive pressures that have resulted in reduced pricing and the loss of certain customers. Also contributing to the revenue decrease from credit card cash advance transactions was an increase in the average merchant discount fee on such transactions (which is netted against revenue). Partially offsetting these factors was increased revenue from ATM transactions, reflecting both transaction growth and price increases.
Revenue from unmatched transactions in gaming services decreased 16.4%, from $8.6 million to $7.2 million. Comdata remains subject to an examination as to whether its treatment of unmatched transactions complies with state unclaimed property laws (see Note N, LEGAL MATTERS, to the consolidated financial statements).

     Arbitron's revenue in 1997 was 7.9% greater than in 1996. After adjusting for a $3.4 million revenue increase in 1996 due to a change in the revenue recognition policy of the Scarborough Research Partnership and for the acquisition of Continental Research in the fourth quarter 1997, Arbitron's revenue increased 10.0% from 1996 to 1997. Revenue from sales of radio ratings and analytical software, which comprises about 83% of Arbitron's revenue, increased 8.4%, reflecting an increased number of subscribers for ratings services and analytical software applications, price escalators in multi-year customer contracts, and generally favorable pricing in connection with renewal contracts. The increase in the number of stations that are Arbitron customers reflects a high level of both contract renewals and new business during 1997, due in large measure to consolidation in the radio broadcasting industry, as larger broadcasting groups tend to utilize Arbitron's services to a greater degree. Since consolidation within the radio broadcasting industry in the U.S. is unlikely to continue at the rate experienced in 1996 and 1997, Arbitron's rate of revenue growth from radio ratings in the U.S. is expected to moderate. Also contributing to the revenue increase was increased sales of the Scarborough Report, particularly to radio and cable broadcasters.

PAGE 8 OF ANNUAL REPORT

     COSTS AND EXPENSES. Ceridian's gross profit margin decrease from 1996 to 1997 reflected a decrease in Comdata that was largely offset by increases in Arbitron and HRS. The decrease in Comdata was primarily due to increased agent commissions paid to gaming locations, reflecting competitive pressures; to revenue mix, as much of Comdata's revenue growth was attributable to product and service offerings and acquisitions that tend to have lower gross margins than Comdata's core funds transfer business; and to higher data processing costs. The gross margin increase in Arbitron primarily reflected revenue growth as well as additional costs in 1996 resulting from the change in SRP's revenue recognition policy. This increase in Arbitron was offset in part by 1997 increases in costs associated with data collection, reflecting an expanded number of markets measured and actions to maintain the level of survey responses. The gross margin improvement in HRS primarily reflects revenue growth overall, efforts to reduce production costs in payroll processing, and revenue mix, with higher rates of revenue growth in higher gross margin software businesses such as Resumix.

     The decrease in Ceridian's selling, general and administrative ("SG&A") expenses expressed as a percentage of revenue from 1996 to 1997 was due in large measure to a decrease in compensation expense associated with Ceridian's performance restricted stock plan. Also contributing to the reduction in SG&A expenses as a percentage of revenue was a sizeable decrease in selling expense as a percentage of revenue in HRS, reflecting revenue growth, lower marketing expense and efforts to better focus and coordinate sales efforts. Partially offsetting these improvements was an increase in Comdata's SG&A expenses as a percentage of revenue, primarily reflecting increased amortization of goodwill and other intangibles and increased administrative expenses related to recent acquisitions.

     Although Ceridian's research and development ("R&D") expenses increased proportionately with its revenue increase from 1996 to 1997, virtually all of the increase in such expenses occurred in the fourth quarter 1997. During the first nine months of 1997, R&D expenses had decreased as a percentage of revenue, primarily reflecting the consolidation of Tesseract with the U.S. payroll processing business and the resulting discontinuance of certain R&D efforts. In the fourth quarter of 1997, R&D expenses increased substantially in HRS, reflecting the development of upgrades and enhancements to existing payroll processing software, the development of a new data processing system for the tax-filing business, and efforts to make data processing systems year-2000 compliant. R&D expenses also increased modestly during 1997 as a percentage of revenue in Arbitron and Comdata, largely reflecting Arbitron's development software upgrades and increased applications development in Comdata.

     Because many computer programs and embedded logic devices utilize two digits rather than four to define the applicable year, they may fail to properly recognize date sensitive information when the year changes to 2000. This could result in major system failures or miscalculations. Ceridian has been conducting a comprehensive review of its products and systems to identify those that could be affected by this "year 2000" issue, and is assessing the amount and expense of programming and other efforts required to remediate or replace the affected products and systems and to upgrade or migrate customers to compliant versions of products. Ceridian's goal is to complete substantially all required remediation and replacement efforts by the end of 1998, thereby making 1999 available for fully testing the systems in normal operating environments, implementing changes across the customer base, and making any further refinements that may be needed. In addition, Ceridian is communicating with customers, suppliers, governmental agencies and others who have systems with which Ceridian's systems communicate to identify any potential year 2000 problems and Ceridian's exposure to such problems. While certain Ceridian systems are currently year 2000 compliant, future modifications to or replacements of software and hardware in the majority of Ceridian's systems will be required. A portion of these remediation and replacement efforts are expected to occur incidentally to system upgrades and replacements that were otherwise planned, such as ongoing projects involving the payroll tax filing system, aspects of Arbitron's radio ratings processing system and certain internal MIS systems with the majority of the associated costs to be capitalized and amortized (see "Financial Condition" on page 10) and the balance included in Ceridian's R&D expense budget.

     For the remainder of Ceridian's non-compliant systems and product offerings, Ceridian will incur year 2000 remediation and testing costs during 1998 that are currently estimated to be approximately $20 million, and which are being expensed as incurred. Additional and potentially significant year 2000 costs will be incurred during 1999 for the previously described testing and implementation efforts. These 1998 and 1999 costs are not expected to have a material effect on Ceridian's financial position or results of operations in any one period, in part because they represent the re-deployment of existing technology resources. These cost estimates are, however, subject to potentially significant estimation uncertainties that could cause actual results to differ materially from what has been discussed (see "Cautionary Factors That Could Affect Future Results - Required Year 2000 Conversion Efforts" on page 12).

     Ceridian's other expense in 1997 includes the previously described fourth quarter charges of $144.6 million, the $150.0 million of charges related to termination of the CII project,

PAGE 9 OF ANNUAL REPORT

and the $13.0 million charge to settle age discrimination litigation. Of these charges, $223.4 million were attributable to HRS, $41.0 million to Comdata, $5.0 million to Arbitron and $38.2 million were not attributed to any business unit. Also included in other expense in 1997 is the minority partner's share of the earnings of the Scarborough partnership.

     EARNINGS (LOSS) BEFORE INTEREST AND TAXES. As a result of the $307.6 million of charges discussed in the previous paragraph, Ceridian reported a loss before interest and taxes for 1997 of $129.7 million. Excluding these charges, Ceridian would have reported 1997 earnings before interest and taxes ("EBIT") of $178.0 million, or 16.6% of revenue, representing an increase of 20.4% over 1996 EBIT of $147.9 million, or 15.7% of revenue. Computed on that basis, EBIT as a percentage of revenue increased for HRS and Arbitron, but decreased for Comdata.

     INTEREST INCOME AND EXPENSE. The increase in interest expense from 1996 to 1997 reflected significant borrowings by Ceridian during the fourth quarter 1997 to repurchase shares of its common stock, while the decrease in interest income reflected lower levels of cash during 1997.

     TAXES AND NET OPERATING LOSS CARRYFORWARDS. Ceridian utilized $512.2 million of its net operating loss carryforwards for U.S. federal income tax purposes ("NOLs") to offset the taxable gain from the sale of CDI (except for $14.6 million in alternative minimum tax) and other taxable income during 1997. As a result, Ceridian had $437.9 million of NOLs remaining as of December 31, 1997, which will be available to offset regular taxable U.S. income during the carryforward period (through 2008). At December 31, 1997, Ceridian also had $187.9 million of expenses for financial statement reporting purposes which are expected to be deductible for federal income tax purposes in future taxable years. If unused, Ceridian's NOLs would begin to expire in 2004.

     In the fourth quarter 1997, Ceridian recognized the future tax benefits of its remaining NOLs and future tax deductions as income of $175.0 million for accounting purposes in accordance with FAS 109, having determined that it was more likely than not that it would generate future U.S. taxable income over a reasonable period of time in an amount sufficient to utilize those NOLs and future tax deductions. The application of FAS 109 also resulted in the balance sheet presence at December 31, 1997 of Ceridian's net deferred tax asset of $199.5 million (generally representing the application of a federal tax rate of 35% to Ceridian's remaining NOLs and future tax deductions), after elimination of a valuation allowance previously applied to fully reserve this asset. Although Ceridian's operating results will hereafter be reported on a fully taxed basis, its cash actually utilized for tax payments is expected to be approximately 3-4% of pre-tax earnings as the deferred tax asset is utilized.

     Although Section 382 of the Internal Revenue Code contains complex rules that place an annual limit on the amount of NOLs that a company may utilize after an "ownership change," Ceridian does not expect, given the reduction in the amount of its NOLs, the time when they would begin to expire and the level of its market capitalization, that the imposition of any such annual limit, if it were to occur, would have a material adverse effect on its ability to utilize the NOLs.

1996 COMPARED WITH 1995

     REVENUE. About half of the 19.0% revenue growth in HRS was due to acquisitions made during 1996 and to a full year's revenue from the Centrefile business, purchased in October 1995. Adjusting for these acquisitions, HRS' revenue increased 9.2% from 1995 to 1996. Revenue growth computed on this basis from U.S. payroll processing and tax filing services was 8.5%, largely reflecting expansion of the payroll customer base, price increases and a higher percentage of payroll customers also purchasing tax filing services. Revenue growth from tax filing services was restrained somewhat by a decrease in the average annual yield on tax filing deposits from 5.95% in 1995 to 5.74% in 1996, although average invested tax filing balances increased 12.7%. Revenue growth adjusted for acquisitions in the other HRS businesses in the U.S. was 14.8% from 1995 to 1996, primarily reflecting revenue growth in the User Technology, Performance Partners and Resumix businesses that was partially offset by decreased revenue in Tesseract.

     Revenue growth from Comdata's transportation services business was 11.1%, but after adjusting for 1996 acquisitions and the net effect of the 1995 acquisition of Trendar, transportation services revenue increased 6.6%. The internal revenue growth from transportation services included substantially increased sales of Trendar systems, a 7.5% increase in funds transfer transactions with little change in the average revenue per transaction, and increased sales of telecommunications services. Partially offsetting these factors was reduced revenue from permit services, primarily due to consolidation of permit requirements among states, resulting in fewer permits to be processed. Comdata's 6.5% revenue growth in gaming services was primarily attributable to the expansion of Comdata's ATM network and resulting growth in the number of ATM cash advance transactions, the introduction of surcharges on ATM transactions, a price increase on credit card cash advance transactions during 1996, and an increase in the average size of such transactions. Revenue growth from gaming services slowed during 1996, reflecting slower growth in the gaming industry generally, increased use of lower fee sources of cash such as ATM machines, and an increase in the merchant discount rate on

PAGE 10 OF ANNUAL REPORT

credit card cash advances, which is netted against revenue. Comdata's revenue from unmatched transactions increased from $14.2 million in 1995 to $16.8 million in 1996, primarily due to an increase in transaction volume.

     Arbitron's revenue increased 11.6% from 1995 to 1996, but after adjusting for the impact of the previously discussed Scarborough revenue recognition change, Arbitron's revenue increased 8.9%. Revenue from sales of radio audience measurement services and analytical software increased 7.6%, reflecting an increased number of subscribers for ratings services and analytical software applications, due in part to consolidation in the radio broadcasting industry, and price escalators in multi-year customer contracts.
 Increased sales of the Scarborough Report also contributed to Arbitron's revenue increase.

     COSTS AND EXPENSES. Ceridian's gross margin was little changed from 1995 to 1996, as an increase in HRS was essentially offset by decreases in Comdata and Arbitron. The gross margin increase in HRS was due principally to process improvements that led to a decrease in regulatory charges for certain penalties and interest absorbed by Ceridian's tax filing operation. Comdata's increase in costs as a percentage of revenue was due largely to higher data processing costs, the increase in the merchant discount rate on credit card cash advances, an increase in agent commissions paid to gaming locations, and revenue mix. The gross margin decrease in Arbitron reflected additional costs resulting from the change in SRP's revenue recognition policy, increased costs resulting from utilizing a larger sample size in providing radio audience measurements, and efforts required to transition SRP from annual to semiannual reporting.

     The decrease from 1995 to 1996 in Ceridian's SG&A expenses as a percentage of revenue reflected a decrease in selling expense as a percentage of revenue that was partly offset by a percentage increase in general and administrative expenses. The decrease in selling expense as a percentage of revenue was primarily attributable to HRS, due largely to a 1996 change in the timing of sales commission recognition. The increase in general and administrative expense as a percentage of revenue was primarily attributable to acquisitions in HRS and Comdata made during late 1995 and 1996, the amortization of goodwill and intangibles associated with those acquisitions, and HRS's increased amortization of capitalized software. The increase in general and administrative expenses was, however, restrained by lower compensation expense during 1996 associated with the Company's performance restricted stock plan and lower than anticipated health and casualty insurance costs.

     The increase from 1995 to 1996 in Ceridian's research and development expenses as a percentage of revenue was primarily attributable to HRS, reflecting development of upgrades and enhancements to existing payroll processing, tax filing and resume tracking software as well as expenditures related to a since discontinued effort by Tesseract to develop a client/server version of its proprietary human resource information management software.

     The most significant factor in the decrease in Ceridian's other expenses from 1995 to 1996 was the $29.4 million of expenses associated with the 1995 acquisition of Comdata. Apart from those expenses, other expense in 1995 and 1996 primarily consisted of Arbitron's partner's share of SRP's earnings.

     EARNINGS BEFORE INTEREST AND TAXES. Ceridian's EBIT increased $55.7 million, or 60.3%, from 1995 to 1996, from 11.2% of revenue to 15.7% of revenue. Apart from the $29.4 million of Comdata acquisition expenses and $9.5 million of Comdata balance sheet adjustments, Ceridian's EBIT would have been 15.9% of revenue in 1995 and would have increased $16.7 million, or 12.7%, from 1995 to 1996. Computed on that basis, EBIT as a percentage of revenue increased for Arbitron, but decreased for Comdata and HRS.

     INTEREST INCOME AND EXPENSE. The $19.8 million decrease in interest expense from 1995 to 1996 reflected lower levels of debt and lower interest rates, primarily as a result of the December 1995 refinancing of Comdata's debt. The $5.0 million decrease in interest income primarily reflected lower levels of cash and short-term investments in 1996.

     TAX PROVISION. The decrease in Ceridian's income tax provision from $11.5 million in 1995 to $5.7 million in 1996 represented a reduction in the Company's effective tax rate from 16.3% to 4.0%. This reduction reflected Ceridian's ability to utilize its NOLs to offset Comdata's income after its acquisition in December 1995.

FINANCIAL CONDITION

     During 1997, operating cash flows provided $114.6 million of cash, compared to $171.4 million in 1996 and $120.5 million in 1995. The most significant factors influencing the amount of cash utilized during 1997 in connection with working capital items were a $54.4 million increase in trade and other receivables, principally in Comdata and HRS, a $26.5 million decrease in drafts and settlements payable, and a $70.6 million increase in other current assets and liabilities. The receivables increase in HRS reflected increased business volume as well as delayed billings in the tax filing business following a billing system conversion. The receivables increase in Comdata primarily reflected business growth and the introduction of a factoring service to complement its invoicing service for trucking companies. The decrease in drafts payable was attributable to Comdata's gaming business, with drafts payable relating to the large volume of weekend transactions in that business typically clearing on Wednesday (1996 ended on
a Tuesday, 1997 on a Wednesday).   The largest 1997 cash

PAGE 11 OF ANNUAL REPORT

outlay associated with restructuring reserves was $11 million associated with the age discrimination litigation settlement. The increase in other current assets and liabilities is due principally to 1997 unusual charges remaining unpaid at year end.

     Investing activities provided $484.7 million of cash during 1997, reflecting the proceeds from the sale of CDI. Uses of cash for investing activities during 1997 included $82.0 million in expenditures for capital equipment, software and development costs, including $37.1 million for the CII project and for Comdata's in-house transaction processing system prior to the decisions to terminate those projects. The $30.0 million of cash utilized for acquisitions primarily involved Comdata's purchase of a provider of cash advance services to gaming patrons (see Note K, INVESTING ACTIVITY, to the consolidated financial statements). In January 1998, Ceridian's Canadian subsidiary purchased the payroll processing business of the Toronto-Dominion Bank for $35.0 million cash, of which $28.2 million was borrowed from the seller. This borrowing is guaranteed by Ceridian and effectively incorporates the terms and conditions of Ceridian's U.S. revolving credit facility. Ceridian also announced in January 1998 the signing of a letter of intent to purchase the payroll processing business of the Canadian Imperial Bank of Commerce. Ceridian expects its Canadian subsidiary to obtain seller financing of a portion of this transaction on comparable terms and conditions.

     Ceridian's expenditures for capital assets and software presently planned for 1998 total approximately $58 million, with about three-fourths of that amount involving HRS. Planned expenditures for 1998 include replacement of the data processing system for the tax-filing business, equipment to expand and improve service delivery capabilities in HRS, upgrades to portions of Arbitron's radio ratings processing system, and routine replacements and upgrades for existing equipment.

     Financing activities utilized $402.4 million of cash during 1997, primarily reflecting the payment of $279.8 million to repurchase shares of Ceridian's common stock. In addition, at December 31, 1997, Ceridian was obligated to pay an additional $17.2 million in connection with stock repurchases for which the settlement date had not yet occurred (see Note G, STOCKHOLDERS' EQUITY, to the consolidated financial statements). During 1997, Ceridian repurchased 7.6 million shares of its stock at an average price of $39.16 per share. During January and February 1998, Ceridian purchased an additional 1.8 million shares of its stock for $83.3 million, and had authorizations remaining to purchase an additional 3.9 million shares. During the course of 1997, Ceridian made payments of $144.3 million on its outstanding debt, including repaying all amounts outstanding under its domestic revolving credit facility, under three supplemental six month promissory notes given to three of the banks that are parties to the revolving credit facility, and under certain debt obligations assumed as a result of acquisitions. Borrowings under that facility and the supplemental notes had reached $390.0 million during the fourth quarter 1997 as Ceridian used loan proceeds in anticipation of proceeds from the sale of CDI to repurchase its stock.

     In July 1997, Ceridian concluded a $250 million revolving credit facility with a commercial bank syndicate. The credit facility is unsecured and has a final maturity of July 31, 2002. The full amount of the credit facility may be utilized for revolving loans and up to $75 million of the credit facility may be used to obtain standby letters of credit. The pricing of the credit facility for both loans and letters of credit is determined based on Ceridian's senior unsecured debt ratings. At December 31, 1997, there were no revolving loans and $2.9 million in letters of credit outstanding under the facility. The credit facility was amended effective December 2, 1997 to accommodate the fourth quarter charges recorded by Ceridian, the sale of Comdata's gaming business and the borrowings in connection with the acquisition of the Canadian payroll businesses. Terms of the credit facility as amended are summarized in Note J, FINANCING ARRANGEMENTS, to the consolidated financial statements. At December 31, 1997, Ceridian was in compliance with all covenants contained in the credit facility as amended.

     Ceridian's liquidity needs are expected to be met from existing cash balances, cash flow from operations, borrowings under the credit facility and borrowings by foreign subsidiaries. Ceridian expects to utilize cash from these sources to make additional purchases of its stock from time to time when such purchases are accretive to earnings, and to make acquisitions. As a result of the sale of CDI and recent stock repurchases, pooling-of-interests accounting treatment for future acquisitions will not be available to Ceridian for a period of time.

CAUTIONARY FACTORS THAT COULD AFFECT FUTURE RESULTS

     Ceridian's future results of operations and the forward-looking statements contained in this Annual Report, in other Ceridian filings with the Securities and Exchange Commission, in press releases and other Ceridian publications, and made by Ceridian management involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are discussed in the following paragraphs.

     INTEREST RATE CHANGES AND INVESTMENT INCOME FROM TAX FILING DEPOSITS. Ceridian's payroll tax-filing business derives the majority of its revenue and earnings from the investment of tax filing deposits temporarily held pending remittance on

PAGE 12 OF ANNUAL REPORT

behalf of customers to tax filing authorities. Ceridian receives this investment income in lieu of additional fees that would otherwise be payable by tax filing customers. During 1997, the average balance of these deposits was $1,376 million, the average yield was 5.84%, and the resulting revenue to Ceridian was $80.4 million. Changes in interest rates will affect Ceridian's revenue and earnings from this source, are difficult to predict and could be significant. Ceridian has sought to lessen the impact of interest rate decreases by entering into a series of interest rate collar transactions, currently with an average floor rate of 5.4% and average cap rate of 7.4% (see Note M, COMMITMENTS AND CONTINGENCIES, to the consolidated financial statements). While Ceridian has contracted to replace two of these collar transactions, each in the notional amount of $100 million, that will expire during 1998, the floor and cap rates applicable to the replacement collars will be lower than those of the expiring collars, and the replacement collars will be subject to an early maturity date if the reference rate falls below a specified level. There can be no assurance as to the terms on which Ceridian would be able to replace future collars, or add additional collars if tax filing deposit balances increase.

     EFFORTS TO ENTER LOCAL FUELING MARKET. During 1997, Ceridian's Comdata subsidiary acquired the remaining equity interest in International Automated Energy Systems ("IAES"), a provider of fuel management and payment systems for local transportation fleets, to complement the products and services Comdata currently provides to the long-haul trucking industry. IAES has had a history of operating losses, and to date has not achieved widespread market acceptance of its fuel purchase card. In addition, it must transition to a replacement issuing bank for IAES fuel purchase cards during 1998, and it faces competition from its former issuing bank and others. There can be no assurance that the IAES products and services will achieve the desired level of market acceptance, that IAES will be able to transition to a replacement card issuing bank without significant disruption to its business and thereafter compete effectively, or that Comdata will achieve the projected levels of revenue and earnings from these products in 1998 and beyond.

     ABILITY TO INCREASE REVENUE FROM CROSS-SELLING EFFORTS AND NEW PRODUCTS. A portion of Ceridian's expected revenue growth in 1998, particularly in the transportation services and human resources businesses, is attributable to the selling of additional products and services to the existing customer base and the planned introduction of new or enhanced product and service offerings. The degree to which Ceridian is successful in these efforts depends on a variety of factors, including product and service selection, effective sales and marketing efforts, the level of market acceptance and the avoidance of difficulties or delays in development or introduction. There can be no assurance that Ceridian will achieve its revenue growth objectives from cross-selling efforts and new products.

     ABILITY TO IMPROVE OPERATING MARGINS IN HUMAN RESOURCE SERVICES. In addition to anticipated revenue growth, Ceridian's ability to improve profit margins in its HRS businesses depends on factors such as the degree to which and the speed with which Ceridian is able to increase operational efficiencies and reduce operating costs in those businesses, and the level of customer retention in those businesses (see "Customer Retention" below). Delays or difficulties in implementing process improvements, such as those designed to reduce printing, telecommunication and customer service costs, and in consolidating various functions could adversely affect the timing or effectiveness of cost reduction and margin improvement efforts. In addition, difficulties in effectively assimilating recent and future acquisitions could also adversely impact operating costs in HRS.

     CUSTOMER RETENTION. In providing human resource services, and particularly payroll processing and tax filing services, Ceridian incurs installation and conversion costs in connection with new customers that must be recovered before the contractual relationship provides incremental profit.
 The longer Ceridian is able to retain a customer, the more profitable that contract is likely to be to Ceridian. As Ceridian provides human resource services to larger customers, the per customer cost of installation and conversion increases on a relative basis, and the time period such customers must be retained to enable Ceridian to achieve an acceptable return from the contracts lengthens. If Ceridian were unable to achieve, on average, an acceptable retention period for these larger customers, it could have an adverse impact on Ceridian's earnings.

     EFFECTING SYSTEM UPGRADES AND CONVERSIONS. Ceridian is currently in or is about to begin the process of transitioning to new data processing systems and/or software in several of its business units, including systems that process customer data, such as in the payroll tax-filing business, and internal management information systems. The successful implementation of these new systems is critical to the effective delivery of products and services and the efficient operation of Ceridian's businesses. Problems or delays with the installation or initial operation of the new systems could disrupt or increase costs in connection with the delivery of services and with operations planning, financial reporting and management, and thus could have a material adverse effect on Ceridian's business and results of operations.

     REQUIRED YEAR 2000 CONVERSION EFFORTS. As described on page 8, Ceridian has undertaken a comprehensive program designed to ensure that necessary replacement, remediation, testing and implementation efforts are completed in a timely fashion to make its computer and other electronic systems year 2000 compliant. The cost of such efforts during the next two years could increase significantly beyond that currently

PAGE 13 OF ANNUAL REPORT

estimated by Ceridian due to factors such as the availability of consultants, the rate and magnitude of related labor and consulting costs, the successful identification of all aspects of systems that require remediation or replacement, the extent of testing required, and the success of third parties with whom Ceridian regularly deals in addressing their year 2000 issues. Moreover, if necessary remediation, replacement, testing and implementation efforts cannot be completed before the year 2000, resulting system failures could have a material adverse impact on Ceridian's ability to conduct its business, and consequently on its financial position and results of operations. In addition, there can be no assurance that a failure to timely effect year 2000 compliance by a third party with whom Ceridian regularly deals would not have an adverse effect on Ceridian's systems and operations.

     CONSOLIDATION IN RADIO BROADCASTING INDUSTRY. Consolidation in the radio broadcasting industry could put pressure on the pricing of Arbitron's radio ratings service, from which Arbitron derives a substantial majority of its total revenue. While Ceridian has sought to avoid or minimize price concessions in contract negotiations, and has experienced some success in offsetting the revenue impact of any concessions by providing ratings to additional stations within a radio group and by providing additional software and other services, there can be no assurance as to the degree to which it will be able to continue to do so.

     ABILITY TO ADAPT TO CHANGING TECHNOLOGY. A provider of information management and data processing services such as Ceridian must adapt and respond to technological advances offered by competitors and technological requirements of customers in order to maintain and improve upon its competitive position. For example, Ceridian believes that enhancements to its Signature payroll processing system that are planned and under development, such as improving the interface between Signature and certain widely-utilized human resource information management systems, and increasing the features and functionality of Ceridian's human resource information management offerings will be important factors in achieving continuing market acceptance for Ceridian's payroll processing and related products and services.
However, there can be no assurance that new products and product enhancements can be developed and released within the time frames and at costs envisioned by Ceridian, particularly if Ceridian must divert technological resources to year 2000 remediation efforts. Significant delays, difficulties or added costs in introducing new products or enhancements, either through internal development, acquisitions or cooperative relationships with other companies, could have a material adverse effect on the market acceptance of Ceridian's products and services and the results of operations of Ceridian's businesses generally.

     ACQUISITION RISKS. Ceridian expects that it will continue to make acquisitions of, investments in and strategic alliances with complementary businesses, products and technologies to enable it to add products and services for its core customer base and for adjacent markets, and to expand each of its businesses geographically. However, implementation of this strategy entails a number of risks, including entry into markets in which Ceridian may have limited or no experience, diversion of management's attention from Ceridian's core businesses, potential loss of key employees or customers of the acquired businesses, additional year 2000 conversion efforts, and difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies and cost savings. For example, while Ceridian expects to realize significant cost savings in connection with the acquisition of the NTS transportation services business, there can be no assurance that those savings will be realized in the amounts or within the time frame contemplated by Ceridian. In addition, as a result of the CDI sale and recent stock repurchases, pooling-of-interests accounting treatment for future acquisitions will likely not be available to Ceridian for a period of time. To the extent Ceridian must utilize purchase accounting for acquisitions, and given the financial characteristics of information services businesses, it may be difficult for Ceridian to avoid having acquisitions of such businesses be dilutive of earnings per share, and Ceridian may possibly incur charges, such as for the write-off of in-process research and development, as it acquires such businesses.

     COMPETITIVE CONDITIONS. Because the markets Ceridian serves, such as human resources and transportation, are large and attractive, new competitors could decide to enter these markets, and thereby intensify the highly competitive conditions that already exist. These new entrants could offer new technologies (see "Ability to Adapt to Changing Technology" above) or a different service model, or could treat transportation or human resource services as one component of a larger product/service offering, thereby enabling them to reduce prices on the transportation or human resources component. Any of these or similar developments could have a material adverse impact on Ceridian's business and results of operations.

     OTHER FACTORS. Trade, monetary and fiscal policies, and political and economic conditions may substantially change, with corresponding impacts on the industries which Ceridian serves, particularly more economically sensitive industries such as trucking. Such changes could also affect employment levels, with a corresponding impact on Ceridian's payroll processing and tax filing businesses. Ceridian's future operating results may also be adversely affected by adverse judgments, settlements, unanticipated costs or other effects of legal and administrative proceedings now pending or that may be instituted in the future.