Form 10-K, Exhibit 13
period 1997-12-31
CERIDIAN CORP
filed 1998-03-27
CIK 109758

EXHIBIT 13.03:  CONSOLIDATED FINANCIAL STATEMENTS

PAGE 14 OF ANNUAL REPORT

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

     Ceridian maintains a system of internal controls which, in the opinion of management, provides reasonable assurance that assets are adequately safeguarded, that financial records accurately reflect all transactions and can be relied upon in all material respects in the preparation of financial statements, and that Ceridian's business is conducted in compliance with its policy on business ethics. The control system is supported by written policies and procedures, and its effectiveness is monitored by a regular program of internal auditing.

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


John R. Eickhoff
Executive Vice President and Chief Financial Officer

PAGE 15 OF ANNUAL REPORT




INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Ceridian Corporation:

     We have audited the accompanying consolidated balance sheets of Ceridian Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the statements of operations and cash flows for the year ended December 31, 1995 of Comdata Holdings Corporation, a wholly-owned subsidiary, which statements reflect total revenues constituting 33 percent in 1995 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the statements of operations and cash flows for the year ended December 31, 1995 for Comdata Holdings Corporation, is based solely on the report of the other auditors.

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

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceridian Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
January 27, 1998

PAGE 16 OF ANNUAL REPORT



CONSOLIDATED STATEMENTS
OF OPERATIONS

                                              (Dollars in millions, except per share data)
                                              --------------------------------------------
                                                        Years Ended December 31,
                                              --------------------------------------------
                                                  1997              1996              1995
                                              --------          --------          --------
Revenue                                       $1,074.8          $  942.6          $  823.5
Cost of revenue                                  527.6             456.9             400.2
Gross profit                                     547.2             485.7             423.3
                                              --------          --------          --------
OPERATING EXPENSES
     Selling, general and administrative         308.0             285.1             260.4
     Research and development                     59.6              52.5              38.2
     Other expense (income)                      309.3               0.2              32.5
EARNINGS (LOSS) BEFORE INTEREST AND TAXES       (129.7)            147.9              92.2
                                              --------          --------          --------
     Interest income                               2.3               3.0               8.0
     Interest expense                            (11.2)             (9.7)            (29.5)
EARNINGS (LOSS) BEFORE INCOME TAXES             (138.6)            141.2              70.7
Income tax provision (benefit)                  (174.0)              5.7              11.5
EARNINGS FROM CONTINUING OPERATIONS               35.4             135.5              59.2
                                              --------          --------          --------
Discontinued operations:
     Gain on sale                                386.3                --                --
     Earnings from operations                     50.7              46.4              38.3
Extraordinary loss                                  --                --             (38.9)
NET EARNINGS                                  $  472.4          $  181.9          $   58.6
                                              --------          --------          --------
BASIC EARNINGS PER SHARE
     Continuing operations                   $    0.45          $   1.80          $   0.70
     Net earnings                            $    6.02          $   2.49          $   0.69
DILUTED EARNINGS PER SHARE
     Continuing operations                   $    0.45          $   1.67          $   0.74
     Net earnings                            $    5.92          $   2.25          $   0.73
SHARES USED IN CALCULATIONS (IN THOUSANDS)
     Basic                                      78,418            67,920            66,135
     Diluted                                    79,741            80,969            79,736
                                              --------          --------          --------

See notes to consolidated financial statements.

PAGE 17 OF ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS

                                              (Dollars in millions, except per share data)
                                              --------------------------------------------
                                                              December 31,
                                              --------------------------------------------
                                                        1997                1996
                                                      --------             -------
ASSETS
CURRENT ASSETS
Cash and equivalents                                  $  268.0             $  71.1
Trade and other receivables
     Trade, less allowance of $10.5 and $11.2            277.1               222.2
     Other                                                40.4                26.9
     Total                                               317.5               249.1
Current portion of deferred income taxes                 117.6                  --
Net assets of discontinued operations                       --               124.4
Other current assets                                      17.0                14.4
     Total current assets                                720.1               459.0
                                                      --------            --------
Investments and advances                                   8.7                 9.7
Property, plant and equipment, net                        79.6                77.3
Goodwill and other intangibles, net                      244.3               272.0
Software and development costs, net                        9.7               106.2
Prepaid pension cost                                      96.7                90.2
Deferred income taxes, less current portion               81.9                  --
Other noncurrent assets                                    2.3                 2.2
                                                      --------            --------
     Total assets                                     $1,243.3            $1,016.6
                                                      --------            --------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term debt and current portion of
     long-term obligations                            $    2.2            $    1.9
Accounts payable                                          57.8                28.9
Drafts and settlements payable                           111.9               138.4
Customer advances                                          9.9                 7.8
Deferred income                                           35.9                32.6
Accrued taxes                                             79.8                54.5
Employee compensation and benefits                        66.1                58.0
Other accrued expenses                                   115.2                84.0
     Total current liabilities                           478.8               406.1
                                                      --------            --------
Long-term obligations, less current portion                0.8               136.3
Deferred income taxes                                       --                 3.8
Restructure reserves, less current portion                30.8                42.0
Employee benefit plans                                    69.1                68.8
Deferred income and other noncurrent liabilities          75.5                13.3
                                                      --------            --------
STOCKHOLDERS' EQUITY
Common Stock, $.50 par, authorized 200,000,000
     shares, issued 80,842,798 and 79,789,627             40.4                39.9
Additional paid-in capital                             1,156.8             1,123.4
Accumulated deficit                                     (326.6)             (798.7)
Treasury common stock, 6,900,926 and 21,196 shares      (271.0)               (0.4)
Other stockholders' equity items                         (11.3)              (17.9)
     Total stockholders' equity                          588.3               346.3
                                                      --------            --------
     Total liabilities and stockholders' equity       $1,243.3            $1,016.6
                                                      --------            --------

See notes to consolidated financial statements.

PAGE 18 OF ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              (Dollars in millions, except per share data)
                                              --------------------------------------------
                                                        Years Ended December 31,
                                              --------------------------------------------
                                                  1997              1996              1995
                                              --------          --------          --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                  $  472.4          $  181.9          $   58.6
Adjustments to reconcile net earnings to net
     cash provided by (used for) operating activities:

     Earnings from discontinued operations       (50.7)            (46.4)            (38.3)
     Gain on sale of discontinued operations    (386.3)               --                --
     Deferred income tax benefit                (175.0)               --                --
     Extraordinary loss                             --                --              38.9
     Impairment loss from asset write-offs       204.4                --                --
     Depreciation and amortization                60.9              57.4              49.3
     Restructure reserves utilized               (21.1)            (14.9)            (18.2)
     Other                                        (5.1)             (7.7)             24.4
     Decrease (Increase) in trade and other
     receivables                                 (54.4)             19.7             (47.0)
     Increase (Decrease) in accounts payable       7.0             (15.2)              4.2
     Increase (Decrease) in drafts and
     settlements payable                         (26.5)             (7.9)             34.2
     Increase (Decrease) in employee
     compensation and benefits                     8.0               7.7               5.4
     Increase (Decrease) in accrued taxes         10.4               3.5              (2.4)
     Increase (Decrease) in other current
     assets and liabilities                       70.6              (6.7)             11.4
     Net cash provided by (used for)
     operating activities                        114.6             171.4             120.5
                                              --------          --------          --------
CASH FLOWS FROM INVESTING ACTIVITIES
Expended for property, plant and equipment       (44.2)            (34.5)            (41.0)
Expended for software and development costs      (37.8)            (46.3)            (47.1)
Short-term investments                              --                --              54.6
Proceeds from sales of businesses and assets     596.5               9.0               3.1
Expended for business acquisitions,
     less cash acquired                          (30.0)            (30.9)            (68.7)
Collection of notes from asset sales               0.2                --              10.0
     Net cash provided by (used for)
     investing activities                        484.7            (102.7)            (89.1)
                                              --------          --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit and overdrafts, net            (133.1)            (60.0)            193.9
Retirement of public debt                           --                --            (244.4)
Borrowings of other debt                            --                --               2.6
Repayment of other debt                          (11.2)             (4.5)             (7.3)
Preferred dividends                                 --             (13.0)            (13.0)
Repurchase of stock                             (279.8)            (18.2)             (6.8)
Proceeds from exercise of stock options
     and other                                    21.7              30.2              13.7
     Net cash provided by (used for)
     financing activities                       (402.4)            (65.5)            (61.3)
                                              --------          --------          --------
NET CASH FLOWS PROVIDED (USED)                   196.9               3.2             (29.9)
Cash and equivalents at beginning of year         71.1              67.9              97.8
Cash and equivalents at end of year           $  268.0          $   71.1          $   67.9
                                              --------          --------          --------

See notes to consolidated financial statements.








                                                        Years Ended December 31,
                                              --------------------------------------------
INTEREST AND INCOME TAXES PAID (REFUNDED)       1997              1996              1995
                                              --------          --------          --------
Interest paid                                 $   11.5          $   10.0          $   27.3
Income taxes paid                             $    2.9          $    2.1          $   12.1
Income taxes refunded                         $   (0.1)         $  (11.6)         $   (1.8)
                                              --------          --------          --------

PAGE 19 OF ANNUAL REPORT

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

                                     For the three years ended December 31, 1997

     INDEX TO NOTES

19   A.   Accounting Policies
22   B.   Discontinued Operations and Extraordinary Loss
23   C.   Supplementary Data to Statements of Operations
24   D.   Earnings Per Share
25   E.   Income Taxes
26   F.   Capital Assets
27   G.   Stockholders' Equity
28   H.   Retirement Plans
30   I.   Stock Plans
32   J.   Financing Arrangements
33   K.   Investing Activity
34   L.   Leasing Arrangements as Lessee
35   M.   Commitments and Contingencies
36   N.   Legal Matters

ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements of Ceridian Corporation ("Ceridian") include the accounts of all majority owned subsidiaries.

     As further discussed in Note B, Computing Devices International ("CDI"), a division of Ceridian which formerly represented Ceridian's defense electronics segment and substantially all of its non-U.S. operations, is presented as discontinued operations.

     Investments in other affiliated companies where Ceridian has significant influence are accounted for by the equity method. Other investments are accounted for by the cost method.

     All material intercompany transactions have been eliminated from the consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

Effective for 1997, Ceridian implemented FAS 128, "Earnings Per Share" and FAS 129, "Disclosure of Information about Capital Structure." The effect of FAS 128 is described in Note D, "Earnings Per Share." FAS 129 incorporated several existing disclosure requirements on capital structure into a single accounting standard and had no effect on Ceridian's reporting.

     FAS 130, "Reporting Comprehensive Income" is effective for Ceridian for all periods reported after December 31, 1997. This standard prescribes a new way of reporting and displaying the balances of and changes in certain equity accounts. FAS 130 does not affect the measurement or accounting for these accounts. Effective for the year ending December 31, 1998 and quarterly reporting thereafter, FAS 131, "Disclosures about Segments of an Enterprise and Related Information" replaces existing disclosure requirements for industry and geographic segments with requirements for annual and quarterly disclosure of information about reportable operating segments and certain geographic data. By their nature, FAS 130 and 131 will, when implemented, have no effect on Ceridian's reported operations or financial position, and Ceridian is considering alternative presentations to meet the new requirements.

SEGMENT DATA AND RELATED INFORMATION

Ceridian operates predominately in the information services industry and in the U.S. Ceridian's Information Services businesses collect, manage and analyze data and process transactions on behalf of customers in the human resources, transportation, gaming, and electronic media markets and report information resulting from such activities to customers. The products and services provided by these businesses address specific information management and transaction processing needs of other businesses to enable them to operate more efficiently. These products and services are typically provided through long-term customer relationships that result in a high level of recurring revenue.

STOCK-BASED COMPENSATION

Ceridian adopted the disclosure-only provisions of FAS 123, "Accounting for Stock-Based Compensation," effective for 1996, and these disclosures are presented in Note I, "Stock Plans." Accordingly, Ceridian continues to account for stock-based compensation under APB Opinion No. 25 and related interpretations. Therefore, compensation expense is not recorded with respect to Ceridian's fixed stock option and employee stock purchase plans, and compensation expense for performance restricted awards is recorded based on the stock price at time of vesting and for estimated future vesting.

PAGE 20 OF ANNUAL REPORT

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

CHANGES IN PRESENTATION

Prior year amounts have been restated to present continuing operations and discontinued operations amounts separately. Additionally, certain prior year amounts have been reclassified to conform to the current year's presentation.

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

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost and depreciated for financial statement purposes using straight-line and accelerated methods at rates based on the estimated lives of the assets, which are generally as follows:


------------------------------------------------------------------------------
Buildings                      40 years
Building improvements          5-15 years
Machinery and equipment        3-8 years
Computer equipment             3-6 years
------------------------------------------------------------------------------

   Repairs and maintenance are expensed as incurred. Gains or losses on dispositions are included in results of operations.

EARNINGS (LOSS) PER SHARE

FAS 128, "Earnings Per Share," became effective to Ceridian for the year ended December 31, 1997 and requires restatement of all earnings per share amounts presented for prior periods. Further information is presented in Note D.

GOODWILL AND OTHER INTANGIBLES

Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to operating units based on the benefits derived from the acquisition and amortized on a straight-line basis over the expected periods to be benefited, ranging up to 40 years.

   Other intangible assets represent amounts assigned to intangible assets at the time of a purchase acquisition and includes such items as customer lists and bases, technology, covenants not to compete, trademarks and other rights. Such costs are generally amortized on a straight-line basis over periods ranging up to 7 years.

   Recorded amounts are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of the goodwill and other intangibles balance for each operating unit over its remaining life can be recovered through forecasted undiscounted cash flows.

SOFTWARE AND DEVELOPMENT COSTS

Ceridian capitalizes purchased software which is ready for service and software development costs incurred from the time technological feasibility of the software is established until the software is ready for use to provide processing services to customers. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs are amortized using the straight-line method over a maximum of three to five years or the expected life of the product, whichever is less.

   The carrying value of a software and development asset is regularly reviewed by Ceridian, and a loss is recognized when the net realizable value falls below the unamortized cost.

INCOME TAXES

The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. Ceridian and its eligible subsidiaries file a consolidated U.S. federal income tax return. Certain subsidiaries which are consolidated for financial reporting are not eligible to be included in the consolidated U.S. federal income tax return and separate provisions for income taxes have been determined for these entities.

   Except for selective dividends, Ceridian intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended December 31, 1997.

PAGE 21 OF ANNUAL REPORT

REVENUE RECOGNITION

Services revenue is recognized when the services are performed and billable, except for certain services provided by Comdata and the portion of tax filing services revenue which is recognized as earned from the investment of customer funds collected for payment of taxes due.

   Revenue from Comdata funds transfer and regulatory permit services consists of the transaction fees charged to customers. Such revenue does not include the costs of goods and services for which funds are advanced by Comdata (e.g., fuel purchased, permit provided or face amount of the Comchek purchased and cashed). However, Comdata pays the issuing agent (e.g., truck stop or state agency) for the full cost of the goods and services provided and, accordingly, bills the customer for such cost as well as the transaction fee. As a result, Ceridian's accounts receivable includes both the cost of the goods and services purchased and the transaction fees. Ceridian's drafts and settlements payable includes the amount due to the issuing agent for the cost of the goods and services. Revenue is recognized for the amount of the transaction fee at the time the goods and services are purchased.

   Comdata is unable, in a very small percentage of its funds transfer transactions, to match customer remittances with specific transactions or to otherwise reconcile drafts, creating entries in its accounting system carried as credits to accounts receivable or as drafts payable. This occurs primarily because of large transaction volume, inaccurate data supplied by customers, the failure of third parties involved to utilize proper data entry procedures, and Comdata's multiple processing and accounting systems. It is Comdata's policy to take the amount of such unmatched transactions into revenue as earned for goods and services rendered if the transactions are not definitively settled within a period of twelve months through the assertion of valid claims or otherwise reconciled.

PAYROLL TAX FILING SERVICES

In connection with its payroll tax filing services, Ceridian collects funds for payment of taxes due, holds such funds in trust until payment is due, remits the funds to the appropriate taxing authority, files federal, state and local tax returns, handles related regulatory correspondence and amendments, and selectively absorbs regulatory charges for certain penalties and interest. For such services, Ceridian derives its payroll tax filing revenue from fees charged and from investment income it receives on tax filing deposits temporarily held pending remittance on behalf of customers to taxing authorities. The trust invests primarily in high quality collateralized short-term investments or top tier commercial paper. The trust also invests in U.S. Treasury and Agency securities, AAA rated asset-backed securities and corporate securities rated A3/A- or better. The amount of collected but unremitted funds varies significantly during the year and averaged $1,376.1 in 1997, $1,151.1 in 1996 and $1,021.6 in 1995. The
amount of such funds at December 31, 1997 and 1996, was $1,697.0 and $1,523.9, respectively.

TRANSLATION OF FOREIGN CURRENCIES

Local currencies have been determined to be functional currencies for Ceridian's international operations. Foreign currency balance sheets are translated at the end-of-period exchange rates and earnings statements at the average exchange rates for each period. The resulting translation gains or losses are recorded as "foreign currency translation adjustment" in the stockholders' equity section of the balance sheet. Gains and losses from translation of assets and liabilities denominated in other than the functional currency of the operation are recorded in results of operations as "other expense (income)."

PAGE 22 OF ANNUAL REPORT

B. DISCONTINUED OPERATIONS AND EXTRAORDINARY LOSS

DISCONTINUED OPERATIONS

On December 31, 1997, Ceridian sold substantially all of the net assets of its Computing Devices International division ("CDI"), which comprised its defense electronics industry segment and included operations in the U.S., Canada and the United Kingdom, to General Dynamics Corporation. As a result, the gain from this sale of a segment of the business and the financial position, results of operations and cash flows of CDI are separately presented as discontinued operations, and eliminated from continuing operations amounts, in the accompanying consolidated financial statements and notes. In determining the gain from this sale of $386.3, cash proceeds of $600.0 were reduced by net assets sold of $175.3, related income taxes of $14.6 and other costs and adjustments of $23.8.

   In preparing the CDI summary financial information in the accompanying tables, certain general and administrative expenses for continuing Ceridian corporate overhead costs that had previously been allocated to and reported in the operating results of the defense electronics segment have been reallocated to and reported in the results for continuing operations.

EXTRAORDINARY LOSS

In December 1995, Ceridian recorded an extraordinary loss of $38.9, or $0.49 per diluted share, due to early retirement of debt acquired in the Comdata acquisition. The loss, which is net of an income tax benefit of $1.6, includes $6.9 to write-off unamortized debt issue costs and $33.6 for the direct costs of the tender offers and defeasance arrangements, premiums paid, and interest expense related to the defeased amount.

------------------------------------------------------------------------------
                                            Years Ended December 31,
------------------------------------------------------------------------------
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS OF DISCONTINUED OPERATIONS     1997        1996        1995
------------------------------------------------------------------------------
Revenue                                  $ 589.5     $ 553.0     $ 509.5
Cost of revenue                            455.3       428.0       400.1
Gross profit                               134.2       125.0       109.4
Operating expenses                          75.1        73.3        67.0
Interest income (net)                        2.4         3.3         3.0
Earnings before income taxes                61.5        55.0        45.4
Income tax provision                        10.8         8.6         7.1
Net earnings                             $  50.7     $  46.4      $ 38.3
Basic earnings per share                 $   0.65    $   0.69     $  0.58
Diluted earnings per share               $   0.64    $   0.58     $  0.48
------------------------------------------------------------------------------

------------------------------------------------------------------------------
CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS OF DISCONTINUED OPERATIONS AT
DECEMBER 31, 1996
------------------------------------------------------------------------------
   Cash and equivalents                       $  98.0
   Trade and other receivables, net             132.9

   Inventories                                   43.2
   Property, plant and equipment, net            51.7
   Other assets                                  33.1
Total assets                                    358.9
   Debt                                           5.9
   All other liabilities                        228.6
Net assets of discontinued operations         $ 124.4
------------------------------------------------------------------------------

PAGE 23 OF ANNUAL REPORT

C. SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS

The 1997 unusual charges include $13.0 in first quarter in connection with the settlement of age discrimination litigation, $150.0 in third quarter in connection with the termination of the CII payroll processing software development project, and $144.6 in fourth quarter, due principally to asset write-offs. As a result of the age discrimination litigation settlement, Ceridian paid $24.0, of which $11.0 had been charged to operations in prior years. The largest portion of these charges relates to an aggregate impairment loss from asset write-offs of $204.4 for those long-lived assets or groups of assets where the sum of such estimated future cash flows (undiscounted and without interest) is less than the carrying amount of such assets or groups of assets, including attributed portions of unallocated excess cost over net assets acquired. The amount of the impairment loss is the excess of the carrying amount of the impaired asset over the fair value of the asset. Generally, fair value represents the expected future cash flows from the use of the asset or group of assets, discounted at a rate commensurate with the risks involved.

   In August 1997, Ceridian announced it was terminating the development of the CII payroll processing software system because beta tests of the CII system had revealed that the costs associated with installing and processing payrolls for large numbers of customers with the system would be higher than previously anticipated, and that significant further investment would be required. As a result, Ceridian determined that the CII system would not provide an adequate return on its investment and, in light of continuing customer satisfaction with Ceridian's existing payroll processing system, elected to terminate the CII development.

   As a result of this action, Ceridian recorded non-recurring charges to other expense (income) of $150.0 in third quarter 1997. These charges include an impairment loss of $116.9 for the write-off of assets and related costs of $33.1, of which $13.5 remained unpaid at December 31, 1997. The costs largely relate to severance, contract termination penalties, unused facilities and incremental costs to convert beta customers from the CII system. The impairment loss consists of $104.6 of CII development costs and $12.3 for the carrying value of an intangible asset related to the CII development project and acquired as part of the acquisition of Tesseract.

   The fourth quarter 1997 charges of $144.6 consist of $87.5 of asset write-offs and $57.1 in accrued liabilities, of which $48.9 remained unpaid at December 31, 1997. The asset write-offs include $48.3 of the remaining goodwill and other intangible assets related to Ceridian's 1994 acquisition of Tesseract Corporation, $16.5 generally involving goodwill and other intangible assets related to several minor acquisitions and investments, $11.7 of hardware and software in Comdata, primarily reflecting a decision to discontinue efforts to bring Comdata's transaction processing systems in-house, and a $11.0 loss on the sale of Comdata's gaming services business, which closed in January 1998. The decision with regard to the Tesseract goodwill and intangible assets primarily reflected significantly diminished demand for mainframe-based payroll processing software provided by Tesseract and decisions made during 1997 to discontinue certain development efforts, such as a client/server front-end, related to the Tesseract software. The accrued liabilities include $20.6 in excess facilities and severance costs, primarily related to decisions to reduce employment levels and consolidate various functions within Human Resource Services ("HRS"), and to close two of Comdata's four call centers. They also include $36.5 in estimated costs and provisions related to legal and administrative proceedings involving Ceridian and to contract renegotiations, including the renegotiation of Comdata's contract with an external data processing provider.

------------------------------------------------------------------------------------------
                                                             Years Ended December 31,
------------------------------------------------------------------------------------------
OTHER EXPENSE (INCOME)                                     1997        1996        1995
------------------------------------------------------------------------------------------
Foreign currency translation expense (income)            $   0.1     $   (1.4)    $   --
Loss (Gain) on sale of assets                                0.3         (0.4)       1.0
Unusual charges                                            307.6           --         --
Minority interest and equity in operations of affiliates     3.9          2.5        2.6
Pooling expense                                               --          0.1       29.7
Other expense (income)                                      (2.6)        (0.6)      (0.8)
Total                                                    $ 309.3      $   0.2     $ 32.5
------------------------------------------------------------------------------------------

PAGE 24 OF ANNUAL REPORT

D. EARNINGS PER SHARE

FAS 128, "Earnings Per Share," became effective to Ceridian for the year ended December 31, 1997 and requires restatement of all earnings per share amounts presented for prior periods. Under the new standard, primary earnings per share will no longer be presented. Basic earnings per share will represent earnings, reduced by any dividends on preferred stock, divided by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share (formerly called "fully diluted") will represent earnings divided by the sum of the weighted average number of common shares outstanding plus shares derived from other potentially dilutive securities. For Ceridian, potentially dilutive securities include "in the money" fixed stock options and shares of restricted stock outstanding and, prior to 1997, the amount of common shares which would be added by conversion of the then-outstanding convertible preferred stock. The number of shares added for stock options and restricted stock is determined by the treasury stock method, which assumes exercise or vesting of these securities and the use of any proceeds from these actions to repurchase a portion of these shares at the average market price for the period. When the results of continuing operations are a loss, other potentially dilutive securities will not be included in the calculation of loss per share.

------------------------------------------------------------------------------------------
                                                             Years Ended December 31,
------------------------------------------------------------------------------------------
                         (Shares in thousands)             1997        1996        1995
------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
Earnings from continuing operations                     $  35.4      $ 135.5     $  59.2
Preferred dividends                                          --        (13.0)      (13.0)
Applicable to common stock                              $  35.4      $ 122.5     $  46.2

Weighted average shares                                  78,418       67,920      66,135
------------------------------------------------------------------------------------------
EARNINGS PER SHARE FROM CONTINUING OPERATIONS           $  0.45      $  1.80     $  0.70
------------------------------------------------------------------------------------------
Net earnings                                            $ 472.4      $ 181.9     $  58.6
Preferred dividends                                          --        (13.0)      (13.0)
Applicable to common stock                              $ 472.4      $ 168.9     $  45.6

Weighted average shares                                  78,418       67,920      66,135
------------------------------------------------------------------------------------------
NET EARNINGS PER SHARE                                  $  6.02      $  2.49     $  0.69
------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE

Earnings from continuing operations                    $  35.4      $  135.5     $  59.2

Weighted average shares                                 78,418        67,920      66,135
Stock options                                            1,323         2,665       3,217
Conversion of preferred stock                               --        10,384      10,384
Total dilutive shares                                   79,741        80,969      79,736
------------------------------------------------------------------------------------------
EARNINGS PER SHARE FROM CONTINUING OPERATIONS          $  0.45       $  1.67     $  0.74
------------------------------------------------------------------------------------------
Net earnings                                           $ 472.4       $ 181.9     $  58.6

Weighted average shares                                 78,418        67,920      66,135
Stock options                                            1,323         2,665       3,217
Conversion of preferred stock                               --        10,384      10,384
Total dilutive shares                                   79,741        80,969      79,736
------------------------------------------------------------------------------------------
NET EARNINGS PER SHARE                                 $  5.92       $  2.25     $  0.73
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Antidilutive stock options excluded                      2,746           293         171
------------------------------------------------------------------------------------------

PAGE 25 OF ANNUAL REPORT


E. INCOME TAXES

Ceridian has U.S. net operating loss carryforwards and future tax deductions of $437.9 and $187.9, respectively, which will be available to offset regular taxable U.S. income during the carryforward period (through 2008). The tax benefits of these items are reflected in the accompanying table of deferred tax assets and liabilities. If not used, these carryforwards will begin to expire in 2004.

   Ceridian has periodically evaluated the need for a valuation allowance against its deferred tax asset. As a result of the sale of CDI and other positive business factors which occurred during the year, Ceridian believes it is more likely than not that the deferred tax asset will be realized, primarily from future earnings. Therefore, the valuation allowance against the deferred tax asset of $427.6 as of December 31, 1996 was reduced to zero. The resulting tax benefit was allocated $207.8 to continuing operations, $191.2 to discontinued operations to offset taxes related to the sale and earnings of CDI, and the remaining $28.6 related to stock option exercises was included in paid-in capital.

     Under tax sharing agreements existing at the time of the disposition of certain former operations of Ceridian, Ceridian remains subject to income tax audits in various jurisdictions for the years 1985-1992. Ceridian considers its tax accruals adequate to cover any U.S. and international tax deficiencies not recoverable through deductions in future years.

-------------------------------------------------------------------------------
COMPONENTS OF EARNINGS AND TAXES
FROM CONTINUING OPERATIONS              1997             1996             1995
-------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES
  U.S.                                $(134.1)         $ 145.4         $  71.0
  International                          (4.5)            (4.2)           (0.3)
     Total                            $(138.6)         $ 141.2         $  70.7
INCOME TAX PROVISION (BENEFIT)
Current
  U.S.                                $    --          $   2.7         $  11.3
  State and other                         1.0              1.8             0.2
                                          1.0              4.5            11.5
Deferred
  U.S.                                   32.8              0.8              --
  U.S. valuation reserve benefit       (207.8)              --              --
  State and other                          --              0.4              --
                                       (175.0)             1.2              --
     Total                            $(174.0)         $   5.7         $  11.5
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
EFFECTIVE RATE RECONCILIATION           1997             1996             1995
-------------------------------------------------------------------------------
U.S. statutory rate                        35%             35%             35%
Income tax provision at
  U.S. statutory rate                 $ (48.5)         $  49.4         $  24.7
Alternative minimum tax                    --              3.5             1.3
State income taxes, net                   1.0              2.2             0.2
Goodwill                                 44.7              3.3             2.1
Benefit of net operating loss
  carryforwards                        (175.0)           (48.7)          (20.2)
Other                                     3.8             (4.0)            3.4
-------------------------------------------------------------------------------
  Income tax provision (benefit)      $(174.0)         $   5.7         $  11.5
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

TAX EFFECT OF ITEMS THAT COMPRISE A SIGNIFICANT PORTION
OF THE NET DEFERRED TAX ASSET AT DECEMBER 31, 1997
-------------------------------------------------------------------------------
DEFERRED TAX ASSET
Net operating loss carryforwards                                       $ 153.3
Restructuring and other accruals                                          62.2
Other                                                                      2.5
Total                                                                    218.0
DEFERRED TAX LIABILITY
Employment related accruals                                              (14.0)
Other                                                                     (4.5)
Total                                                                    (18.5)

Net deferred tax asset                                                 $ 199.5

Current portion                                                        $ 117.6
Noncurrent portion                                                        81.9
Net deferred tax asset                                                 $ 199.5
-------------------------------------------------------------------------------

PAGE 26 OF ANNUAL REPORT

F. CAPITAL ASSETS

-------------------------------------------------------------------------------
                                                             December 31,
-------------------------------------------------------------------------------
                                                         1997             1996
-------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT
Land                                                   $   1.5         $   1.3
Machinery and equipment                                  185.7           166.7
Buildings and improvements                                42.9            41.2
Construction in progress                                   4.3             1.6
                                                         234.4           210.8


-------------------------------------------------------------------------------
                                                             December 31,
-------------------------------------------------------------------------------
                                                         1997             1996
-------------------------------------------------------------------------------

Accumulated depreciation                                (154.8)         (133.5)
Property, plant and equipment, net                     $  79.6         $  77.3
-------------------------------------------------------------------------------
GOODWILL AND OTHER INTANGIBLES
Goodwill                                               $ 228.7         $ 238.2
Accumulated amortization                                 (38.7)          (37.1)
Goodwill, net                                            190.0           201.1
Other intangible assets                                   64.5            83.1
Accumulated amortization                                 (10.2)          (12.2)
Other intangibles, net                                    54.3            70.9
Goodwill and other intangibles, net                    $ 244.3         $ 272.0
-------------------------------------------------------------------------------
SOFTWARE AND DEVELOPMENT COSTS
Purchased software                                     $  31.1         $  23.4
CII development cost                                        --            83.6
Other software development cost                           15.5            19.5
                                                          46.6           126.5
Accumulated amortization                                 (36.9)          (20.3)
Software and development costs, net                    $   9.7         $ 106.2
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                                Years Ended December 31,
-------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION            1997             1996            1995
-------------------------------------------------------------------------------
Depreciation and amortization
  of property, plant and equipment    $  33.3          $  31.5         $  27.5
Amortization of goodwill                 13.5             11.1             8.8
Amortization of other intangibles         7.6              6.3             3.4
Amortization of software and
  development costs                      10.6             11.0             9.1
Other amortization                       (4.1)            (2.5)            0.5
  Total                               $  60.9          $  57.4         $  49.3
-------------------------------------------------------------------------------

PAGE 27 OF ANNUAL REPORT

G. STOCKHOLDERS' EQUITY

PREFERRED STOCK

Ceridian called for redemption, effective December 31, 1996, its outstanding 51/2% Cumulative Convertible Exchangeable Preferred Stock, par value $100 per share (the "51/2% Preferred Stock") and the related 4,720,000 Depositary Shares, each representing a one one-hundredth interest in a share of the 51/2% Preferred Stock. The redemption price for each Depositary Share was $51.10 plus accrued and unpaid dividends. As a result of the call, holders converted their Depositary Shares into shares of Ceridian common stock in late December 1996 at a rate of 2.2 common shares for each Depositary Share. Dividends on the 51/2% Preferred Stock for fourth quarter 1996 were paid to holders of record notwithstanding the conversion. The calculation of 1996 diluted earnings per share is not affected by the conversion.

COMMON STOCK

During 1997, the amount of Ceridian common stock authorized by Ceridian's board of directors to be repurchased was increased from 2 million to 14 million shares, and Ceridian greatly increased its repurchases in response. As a result, 7,586,151 shares were repurchased during 1997 at an average cost of $39.16 per share for a total cost of $297.0, of which $279.8 was paid in 1997. This expenditure was financed primarily through borrowing under Ceridian's revolving credit facilities, which were repaid on December 31, 1997 from the proceeds of the sale of CDI, as discussed in Note J.

-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK,                                               Shares                             Additional
-----------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL                                 Treasury                   Common     Paid-In   Accumulated    Treasury
AND ACCUMULATED DEFICIT                     Outstanding       Stock         Issued     Stock     Capital       Deficit       Stock
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994                    66,722,779     113,530     66,836,309     $33.4     $1,073.9     $(998.7)     $  (2.4)
-----------------------------------------------------------------------------------------------------------------------------------
Repurchase of common shares                    (192,000)    192,000                                                           (4.7)
Exercises of stock options                      613,376    (168,267)       445,109       0.3          3.2                      5.3
Restricted stock awards, net                     94,327     (89,327)         5,000                   13.8                      0.2
Employee Stock Purchase Plan                     38,954                     38,954                    1.4
Net earnings                                                                                                     58.6
Preferred stock dividends                                                                                       (13.0)
Comdata stock transactions                                                                           14.3
Dividends on Comdata stock                                                                                      (10.8)
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995                     67,277,436     47,936     67,325,372      33.7      1,106.6      (963.9)        (1.6)
-----------------------------------------------------------------------------------------------------------------------------------
Repurchase of common shares                     (391,514)   391,514                                                          (18.2)

-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK,                                               Shares                             Additional
-----------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL                                 Treasury                   Common     Paid-In   Accumulated    Treasury
AND ACCUMULATED DEFICIT                      Outstanding      Stock         Issued     Stock     Capital       Deficit       Stock
-----------------------------------------------------------------------------------------------------------------------------------

Exercises of stock options                     1,680,655   (428,183)     1,252,472       0.6          6.3                     19.1
Restricted stock awards, net                     (60,946)    66,250          5,304                    1.1                     (3.0)
Employee Stock Purchase Plan                     174,139    (68,965)       105,174                    3.1                      3.3
Net earnings                                                                                                    181.9
Preferred stock dividends                                                                                       (13.0)
Preferred stock conversion                    10,383,995                10,383,995       5.2         (0.5)
Acquisitions                                     685,524     12,644        698,168       0.4          5.9        (3.7)
Settlement of directors' retirement
  benefits                                        19,142                    19,142                    0.9
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996                     79,768,431     21,196     79,789,627      39.9      1,123.4      (798.7)        (0.4)
-----------------------------------------------------------------------------------------------------------------------------------
REPURCHASE OF COMMON SHARES                   (7,586,151) 7,586,151                                                         (297.0)
EXERCISES OF STOCK OPTIONS                       747,178   (574,226)       172,952       0.1         (7.9)                    21.7
TAX BENEFIT FROM STOCK OPTIONS                                                                       28.6
RESTRICTED STOCK AWARDS, NET                    (169,425)   172,625          3,200                    0.7                     (6.3)
EMPLOYEE STOCK PURCHASE PLAN                     239,169   (177,612)        61,557                    0.9                      6.6
NET EARNINGS                                                                                                    472.4
Acquisitions                                     942,670   (127,208)       815,462       0.4         11.1        (0.3)         4.4
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997                     73,941,872  6,900,926     80,842,798     $40.4     $1,156.8     $(326.6)     $(271.0)
-----------------------------------------------------------------------------------------------------------------------------------

Authorized but unissued or treasury common shares reserved for future issuance as of December 31, 1997, included 9,058,077 shares for exercise of stock options and future awards of stock-based compensation and 47,738 shares for the Employee Stock Purchase Plan, as discussed in Note I.

-------------------------------------------------------------------------------
                                                    December 31,
-------------------------------------------------------------------------------
OTHER STOCKHOLDERS' EQUITY ITEMS        1997             1996             1995
-------------------------------------------------------------------------------
Foreign currency translation
  adjustment                          $  2.0           $  0.4           $ (2.4)
Restricted stock awards                 (3.8)           (12.0)           (21.9)
Pension liability adjustment            (9.5)            (6.3)            (5.2)
-------------------------------------------------------------------------------
Total                                 $(11.3)          $(17.9)          $(29.5)
-------------------------------------------------------------------------------

PAGE 28 OF ANNUAL REPORT

H. RETIREMENT PLANS

PENSION BENEFITS

Ceridian maintains a defined benefit pension plan for U.S. employees which closed to new participants effective January 1, 1995. A virtually identical plan for U.S. employees of Computing Devices International was assumed by the purchaser of that division, and amounts in the accompanying tables do not include that plan or any other retirement plan related to discontinued operations. Assets of the Ceridian defined benefit plan consist principally of equity securities, U.S. government securities, and other fixed income obligations and do not include securities issued by Ceridian. Benefits under the plan are calculated on maximum or career average earnings and years of participation in the plan. Employees participate in this plan by means of salary reduction contributions. Certain former employees are inactive participants in the plan. There were no employer cash contributions to this plan in 1997, but such contributions totaled $5.0 in each of 1996 and 1995. Retirement plan funding amounts are based on independent consulting actuaries' determination of the Employee Retirement Income Security Act of 1974 ("ERISA") funding requirements.

  Ceridian and the plan were defendants in class action litigation in which the plaintiffs alleged that the lump sum benefits they had received from the plan had not been calculated correctly. In October 1997, settlement of this litigation was approved by the U.S. District Court in Minnesota, and payment by the plan of its share of the $51.8 settlement amount was made. The funded status of the plan as shown in the accompanying table reflects the payment by the plan of its share of this settlement amount.

  Ceridian also sponsors a nonqualified supplemental retirement plan. The projected benefit obligations at September 30, 1997 and 1996 for this plan were $23.4 and $20.7, respectively, and the net periodic pension cost was $2.3 for 1997, $2.2 for 1996, and $2.3 for 1995. The related intangible asset included in prepaid pension cost was $3.3 at December 31, 1997 and 1996.

  The cost recognized by Ceridian with respect to its defined contribution retirement plans was $6.7 in 1997, $5.4 in 1996, and $3.6 in 1995.

-------------------------------------------------------------------------------
FUNDED STATUS OF DEFINED BENEFIT                          September 30,
-------------------------------------------------------------------------------
RETIREMENT PLANS AT MEASUREMENT DATE                      1997            1996
-------------------------------------------------------------------------------
Actuarial present value of obligation:
  Vested benefit obligation                            $ 524.2         $ 529.1
  Accumulated benefit obligation                       $ 524.3         $ 529.2
  Projected benefit obligation                         $ 542.7         $ 549.1
Plan assets at fair value                                620.3           573.6
Plan assets in excess of projected
  benefit obligation                                      77.6            24.5
Unrecognized net (gain) loss                              (3.5)           48.7
Prior service cost                                        16.0            19.5

-------------------------------------------------------------------------------
FUNDED STATUS OF DEFINED BENEFIT                          September 30,
-------------------------------------------------------------------------------
RETIREMENT PLANS AT MEASUREMENT DATE                      1997            1996
-------------------------------------------------------------------------------
Unrecognized net (asset) liability                         3.3            (5.8)
Net pension asset recognized
  in the consolidated balance sheet                    $  93.4          $ 86.9
-------------------------------------------------------------------------------








-------------------------------------------------------------------------------
ASSUMPTIONS USED IN CALCULATIONS:        1997              1996           1995
-------------------------------------------------------------------------------
Discount rate                           7.75%             7.75%          7.50%
Rate of salary progression              4.50%             4.50%          4.50%
Long-term rate of return on assets      9.50%             9.50%          9.00%
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
NET PERIODIC PENSION COST (CREDIT)       1997              1996           1995
-------------------------------------------------------------------------------
Service cost                          $   1.7           $   1.6         $  1.3
Interest cost on projected
  benefit obligation                     42.6              40.0           40.0
Actual return on plan assets           (132.8)            (54.0)         (82.7)
Net amortization and deferral            81.9               6.3           37.9
  Total                               $  (6.6)          $  (6.1)        $ (3.5)
-------------------------------------------------------------------------------

PAGE 29 OF ANNUAL REPORT

POSTRETIREMENT BENEFITS

Ceridian provides health care and life insurance benefits for eligible retired employees, including individuals who retired from operations of Ceridian that were subsequently sold or discontinued. Ceridian sponsors several health care plans in the U.S. for both pre- and post-age 65 retirees. Company contributions to these plans differ for various groups of retirees and future retirees. Most retirees outside the United States are covered by governmental health care programs, and Ceridian's cost is not significant.

  The following tables present the funded status and the components of the net periodic postretirement benefit cost for the plans. Ceridian does not prefund these costs. In 1997, funded status was affected by a reduction in plan participants as a result of the sale of CDI. The resulting curtailment gain of $3.4 was recognized in the gain on sale.

  The assumed health care cost trend rate used in measuring the benefit obligation is 11% pre-age 65 and 7% post-age 65 in 1997, declining at a rate of 1% per year to an ultimate rate of 5.75% in 2003 pre-age 65 and 1999 post-age 65. A one percent increase in this rate in each year would increase the benefit obligation at December 31, 1997 by $3.5 and the aggregate service and interest cost for 1997 by $0.3. The weighted average discount rates used in determining the benefit obligation at December 31, 1997 and 1996 are 7.0% and 7.5%, respectively.

-------------------------------------------------------------------------------
FUNDED STATUS OF POSTRETIREMENT HEALTH CARE AND LIFE PLANS
-------------------------------------------------------------------------------
                                    December 31,
-------------------------------------------------------------------------------
                                    1997      1996
-------------------------------------------------------------------------------
Accumulated postretirement
  benefit obligation:
Retirees                           $38.4     $42.0
Fully eligible
  active participants                4.5       3.6
Other active participants            5.6       7.3
                                    48.5      52.9
Unrecognized net gain                3.1       3.1
  Accrued benefits cost            $51.6     $56.0
-------------------------------------------------------------------------------
Current portion                    $ 6.0     $ 6.0
Noncurrent portion                  45.6      50.0
  Total                            $51.6     $56.0
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
NET PERIODIC POSTRETIREMENT BENEFIT COST
-------------------------------------------------------------------------------
                          1997       1996       1995
-------------------------------------------------------------------------------
Service cost             $ 0.2       $0.2      $ 0.2
Interest cost              3.6        3.4        3.8
Other                     (0.7)       0.3       (1.0)
  Net periodic
     benefit cost        $ 3.1       $3.9      $ 3.0
-------------------------------------------------------------------------------

PAGE 30 OF ANNUAL REPORT

I. STOCK PLANS

Amounts presented in this note to the consolidated financial statements include amounts related to discontinued operations, unless otherwise stated.

     During the three-year period ended December 31, 1997, Ceridian provided stock-based compensation plans for directors, officers and other employees. The 1996 Director Performance Incentive Plan authorizes the issuance of up to 125,000 shares in connection with awards of stock options and non-performance restricted stock to non-employee directors of Ceridian. An annual grant of an option to purchase 1,500 shares (2,000 shares beginning in 1998) is made to each eligible director with such grants becoming fully exercisable six months after the date of grant.

     The exercise price of the options is the fair market value of the underlying stock at the date of grant, and the options expire in ten years. A one-time award of non-performance restricted shares is made to each outside director when the director first joins the Board. The number of shares awarded will have a fair market value equal to four times (2.5 times beginning in 1998) the then current annual retainer paid to non-employee directors. The restrictions on transfer will ordinarily lapse ratably over a five-year period.

     The 1993 Long-Term Incentive Plan as amended ("1993 LTIP") authorizes the issuance until December 31, 1999 of up to 9,000,000 common shares in connection with awards of stock options and restricted stock to executives and other key employees.

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

     Under the terms of the 1993 LTIP, senior executives were awarded performance restricted shares, which have generally been eligible to vest in installments during 1996, 1997 and 1998, provided the executive is still employed by Ceridian on the vesting dates. Of these shares, 251,620 vested during 1996 and 4,665 vested during 1997. Vesting occurs only to the extent that the total return to holders of Ceridian common stock over two, three and four year performance periods ending on April 30 in those years meets certain prescribed levels as compared to other companies in the S&P 500.

     Of the shares eligible to vest on any given date, generally 25% of the shares would vest if Ceridian's total return to stockholders over the performance period is at least at the 60th percentile of companies in the S&P 500, 50% would vest at the 75th percentile, and 100% would vest at the 90th percentile. If the 60th percentile is not achieved, no shares would vest. Shares which have not yet vested as of the end of the final performance period in 1998 will be forfeited. The number of performance restricted shares outstanding as of December 31, 1997 was 422,314.





















-----------------------------------------------------------------------------------------------------------------------------
STOCK PLANS
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Weighted-
                                                                                                                     Average
                                        Option Price                                           Available      Exercise Price
                                           Per Share      Outstanding         Exercisable      for Grant      of Outstanding
At December 31, 1994                 $ 7.09 - $31.74        4,213,554           1,352,783       557,065
-----------------------------------------------------------------------------------------------------------------------------
Authorized                                                                                    3,000,000
Resumix conversion                     1.77 -  35.40          104,642              32,448
Comdata conversion                    10.52 -  30.04        1,083,136             584,248
Granted                               24.13 -  45.50        1,049,282                        (1,049,282)
Became exercisable                     2.65 -  34.88                            1,012,481
Exercised                              1.77 -  26.38         (613,376)           (613,376)
Canceled                               2.65 -  41.25         (141,906)             (1,481)      129,824
Expired                                        16.27           (3,574)             (3,574)
Restricted stock, net                                                                           (97,500)
-----------------------------------------------------------------------------------------------------------------------------
At December 31, 1995                 $ 1.77 - $45.50        5,691,758           2,363,529     2,540,107               $21.29
-----------------------------------------------------------------------------------------------------------------------------
Authorized                                                                                      125,000
EAS conversion                                  6.17           50,327              49,233
Granted                               37.25 -  52.25        1,560,925                        (1,560,925)               47.52
Became exercisable                     2.65 -  47.25                            1,119,502
Exercised                              1.77 -  41.25       (1,680,655)         (1,680,655)                             14.11
Canceled                               2.65 -  50.75         (317,242)             (3,608)      269,628                31.38
Expired                               21.05 -  21.06           (3,551)             (3,551)      (18,000)               21.05
Restricted stock, net                                                                            63,946
Directors' retirement                                                                           (19,142)
Performance units                                                                               (20,000)
-----------------------------------------------------------------------------------------------------------------------------
At December 31, 1996                 $ 1.77 - $52.25        5,301,562           1,844,450     1,380,614               $30.55
-----------------------------------------------------------------------------------------------------------------------------
AUTHORIZED                                                                                    3,000,000
GRANTED                               30.63 -  44.75        2,252,750                        (2,252,750)               40.25
BECAME EXERCISABLE                     2.65 -  52.25                            1,469,328
EXERCISED                              2.65 -  44.75         (747,178)           (747,178)                             18.16
CANCELED                               2.65 -  50.75         (676,790)            (35,210)      631,191                42.25
EXPIRED                                        16.16           (6,747)             (6,747)                             16.16
RESTRICTED STOCK, NET                                                                           169,425
Performance units forfeited                                                                       6,000
-----------------------------------------------------------------------------------------------------------------------------
At December 31, 1997                 $ 1.77 - $52.25        6,123,597           2,524,643     2,934,480               $34.35
-----------------------------------------------------------------------------------------------------------------------------

PAGE 31 OF ANNUAL REPORT

     The employee plans also provide for the accelerated exercisability of options and the accelerated lapse of transfer restrictions on restricted stock if a participant's employment terminates for specified reasons within two years of a change of control of Ceridian.

     In June 1995, Ceridian adopted the Employee Stock Purchase Plan ("ESPP") which provides for the issuance of up to 500,000 shares of newly issued or
treasury common stock of Ceridian to eligible employees.   The purchase price
of the stock to plan participants is 85% of the lesser of the fair market value on either the first day or the last day of the applicable three-month offering period.

     The acquisitions of EAS Technologies in 1996 and Comdata and Resumix in 1995 resulted in the assumption by Ceridian of the stock option plans of those companies and the conversion of stock options under those plans into Ceridian stock options as indicated in the table on the previous page.

     As reported in Note A, Ceridian adopted the disclosure-only provisions of FAS 123 and continues to account for stock-based compensation as in prior years. Therefore, no expense is recorded with respect to Ceridian's stock option or employee stock purchase plans, and compensation expense of $(2.4) in 1997, $7.2 in 1996, and $9.6 in 1995 was charged to continuing operations in connection with restricted stock awards. Including discontinued operations, the amounts would be $(0.8), $8.7 and $11.3 in the respective years.

     The following disclosure is provided with respect to the provisions of FAS 123. Ceridian employs the Black-Scholes option pricing model for determining the fair value of stock option grants, restricted stock awards and ESPP purchases, as presented in an accompanying table. Weighted-average exercise prices for 1997 and 1996 stock option activity and options outstanding at December 31, 1997, 1996 and 1995 are included in the Stock Plans table on the previous page. Further information on outstanding and exercisable stock options by exercise price range as of December 31, 1997 is disclosed in an accompanying table.

     Ceridian is required to report the pro forma effect on net earnings and earnings per share which would have resulted if the fair-value method of accounting for stock-based compensation issued in those years had been adopted. The application of the fair-value method would have resulted in the determination of compensation cost for grants of stock options and purchases under the ESPP and would have eliminated the repricing of unvested awards of other equity instruments from the related compensation cost. Such compensation cost would then be allocated to the related period of service.

     The results of this calculation and the assumptions used appear in the table above. Since 1995 stock option grants largely occurred in November and are amortized forward over the expected lives, the pro forma effect on 1995 earnings will not be comparable with those in subsequent years.

---------------------------------------------------------------------------------------------
STOCK OPTION INFORMATION AS OF DECEMBER 31, 1997
---------------------------------------------------------------------------------------------
                                  Options Outstanding               Options Exercisable
                                       Weighted-
                                         Average    Weighted-                     Weighted-
                                       Remaining      Average                       Average
       Range of             Number   Contractual     Exercise         Number       Exercise
Exercise Prices        Outstanding          Life        Price    Exercisable          Price
---------------------------------------------------------------------------------------------
$ 1.77 - $14.75            847,334          4.41       $12.69        821,640         $12.67
$14.19 - $33.38          1,385,453          6.65       $23.21      1,004,630         $21.93
$33.63 - $40.00          1,343,972          9.60       $39.32         47,975         $36.23
$40.63 - $42.88          1,340,943          8.76       $42.18        267,852         $41.89
$43.00 - $52.25          1,205,895          8.77       $48.10        382,546         $48.46
---------------------------------------------------------------------------------------------
$ 1.77 - $52.25          6,123,597          7.80       $34.35      2,524,643         $25.33
---------------------------------------------------------------------------------------------






---------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE FAIR VALUES OF GRANTS, AWARDS AND PURCHASES
---------------------------------------------------------------------------------------------
                                             1997                            1996
                                   SHARES        FAIR VALUE        Shares         Fair Value
---------------------------------------------------------------------------------------------
Stock options                   2,252,750            $13.80     1,560,925             $13.46
Other equity instruments               --                --        86,000             $31.29
ESPP                              239,169            $ 4.79       174,139             $ 4.41
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
PRO FORMA EFFECT OF FAIR VALUE ACCOUNTING         1997           1996           1995
---------------------------------------------------------------------------------------------
Pro forma compensation cost                   $    9.9      $    11.4       $    1.2
Pro forma effect on earnings per share        $   0.12      $    0.14       $   0.02
WEIGHTED-AVERAGE ASSUMPTIONS
Expected lives in years                            4-8            4-8            4-8
Expected volatility                              32.7%          26.0%          26.0%
Expected dividend rate                              --             --             --
Risk-free interest rate                           5.3%           6.0%           6.0%
---------------------------------------------------------------------------------------------

PAGE 32 OF ANNUAL REPORT

J. FINANCING ARRANGEMENTS

In July 1997, Ceridian concluded a $250.0 revolving credit facility with a commercial bank syndicate. The credit facility is unsecured and has a final maturity of July 31, 2002. The full amount of the credit facility may be utilized for revolving loans and up to $75.0 of the credit facility may be used to obtain standby letters of credit. The pricing of the credit facility for both loans and letters of credit is determined based on Ceridian's senior unsecured debt ratings. At December 31, 1997, there were no revolving loans and $2.9 in letters of credit outstanding under the facility. The credit facility was amended effective December 2, 1997 to accommodate certain third and fourth quarter 1997 unusual charges recorded by Ceridian, the expected sale of Comdata's gaming business and borrowings in connection with planned acquisitions.

     Under the terms of the credit facility as amended, Ceridian's consolidated debt must not exceed its stockholders' equity as of the end of any fiscal quarter, and the ratio of Ceridian's EBIT (the calculation of which does not include most of Ceridian's fourth quarter 1997 charges or the CII-related charges) to interest expense on a rolling four quarter basis must be at least 2.75 to 1. At December 31, 1997, the ratio of consolidated debt to stockholders' equity was .005 to 1, and the EBIT to interest expense ratio was 15 to 1. The credit facility also limits liens, subsidiary debt, contingent obligations, operating leases, minority equity investments and divestitures. At December 31, 1997, Ceridian was in compliance with all covenants contained in the credit facility as amended.

     During the course of 1997, Ceridian made payments of $144.3 on its outstanding debt, including repaying all amounts outstanding under its domestic revolving credit facility, under three supplemental six month promissory notes given to three of the banks that are parties to the revolving credit facility, and certain debt obligations assumed as a result of acquisitions.

------------------------------------------------------------------------------
                                                             December 31,
------------------------------------------------------------------------------
DEBT OBLIGATIONS                                         1997            1996
------------------------------------------------------------------------------
Revolving credit agreements and overdrafts              $ 1.9         $ 135.0
Other long-term debt obligations                          1.1             3.2
Total debt obligations                                    3.0           138.2
    Less short-term debt and current portions
        of long-term debt                                 2.2             1.9
Long-term obligations, less current portions            $ 0.8         $ 136.3
------------------------------------------------------------------------------

PAGE 33 OF ANNUAL REPORT

K. INVESTING ACTIVITY

On December 31, 1997, Ceridian sold its Computing Devices International division. Further information on this transaction is provided in Note B. On January 19, 1998, Ceridian sold its Comdata gaming services business to First Data Corporation in exchange for First Data's NTS transportation services business and $50.0 in cash.

     During 1997, Ceridian acquired or invested in seven small businesses. The three acquisitions associated with Comdata included a provider of cash advance services to the gaming industry, a fuel management services provider and the step acquisition of the remaining interest in International Automated Energy Systems ("IAES"), a provider of fuel management and payment systems for local trucking fleets. The two acquisitions associated with HRS included a provider of human resources management and benefits software and a provider of interactive, self-service applications to facilitate human resources administration. Arbitron acquired a market research firm in the United Kingdom and invested in a company that seeks to gather data regarding credit card usage. With one exception, all the acquisitions were accounted for by the purchase method. The aggregate consideration for these acquisitions and investments consisted of $30.0 in cash, assumption of $8.6 of debt, and 942,670 shares of Ceridian's common stock. Goodwill recorded for these transactions was $40.2. The 1996 revenue of the acquired operations was approximately $30.6.

     During 1996, Ceridian acquired or invested in nine small businesses, using both the pooling and purchase methods of accounting. The six acquisitions associated with HRS included providers of employee assistance and work-life services, a payroll processor in the United Kingdom, a provider of time and attendance software and providers of human resource management software and expert systems. The two acquisitions associated with Comdata included a provider of funds transfer and fuel purchase services and a provider of permit and vehicle escort services to trucking companies.
Comdata also made a minority investment in IAES. The aggregate consideration for these acquisitions and investments and related advances consisted of $30.9 in cash and 698,168 shares of Ceridian's common stock. Ceridian's financial statements prior to the date of these pooling acquisitions were not restated because the aggregate effect for any period would not be material.

     In 1995, Ceridian acquired Comdata and Resumix in subsidiary merger transactions that resulted in the issuance of 20,472,176 and 849,010 shares of Ceridian common stock, respectively. The mergers qualified as tax-free reorganizations and were accounted for by the pooling-of-interests method. Accordingly, Ceridian's financial statements were restated to include the results of Comdata and Resumix as if the mergers had taken place on the first day of the earliest reported period. In connection with the mergers, Ceridian incurred $29.7 in pooling expenses, including fees for investment bankers and legal firms in addition to other acquisition costs.

     In purchase transactions during 1995, Ceridian acquired the assets of the Centrefile personnel and payroll services business in the United Kingdom for $52.1 in cash, and Comdata acquired the stock of Trendar Corporation, which provides fuel desk automation systems, for $12.7 in cash and a $1.5 note which was paid in March 1996. Comdata also sold the net assets of its retail services division, which provided check authorization and collection services, for $3.5 in cash.

PAGE 34 OF ANNUAL REPORT

L. LEASING ARRANGEMENTS AS LESSEE

Ceridian conducts a substantial portion of its operations in leased facilities. Most such leases contain renewal options and require payments for taxes, insurance, and maintenance. Ceridian remains secondarily liable for future rental obligations related to assigned leases totaling $15.8 at December 31, 1997. Ceridian does not anticipate any material non-performance by the assignees of these leases, which principally involve Control Data Systems, Inc. and Seagate Technology, Inc.

     Virtually all leasing arrangements for equipment and facilities are operating leases and the rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include assigned leases or obligations recorded as liabilities.

     The amounts of rental expense and sublease income for each of the three years ended December 31, 1997 appear in the following table.

     Future minimum noncancelable lease payments and related sublease income, on operating leases existing at December 31, 1997 which have an initial term of more than one year, are described in the following table.

------------------------------------------------------------------------------
RENTAL EXPENSE                             1997           1996           1995
------------------------------------------------------------------------------
Rental expense                        $    38.8      $    39.2      $    40.4
Sublease rental income                     (1.7)          (1.6)          (2.5)
  Net rental expense                  $    37.1      $    37.6      $    37.9
------------------------------------------------------------------------------

------------------------------------------------------------------------------
FUTURE MINIMUM LEASE PAYMENTS
------------------------------------------------------------------------------
                                                      Sublease
                                         Lease          Rental
                                      Payments          Income            Net
------------------------------------------------------------------------------
1998                                     $35.1           ($1.1)         $34.0
1999                                      31.8            (1.1)          30.7
2000                                      27.5            (1.0)          26.5
2001                                      23.2            (1.0)          22.2
2002                                      14.8            (0.4)          14.4
Thereafter                                40.0              --           40.0
------------------------------------------------------------------------------

PAGE 35 OF ANNUAL REPORT

M. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

In connection with the 1997 termination of its CII software development project, Ceridian terminated a technology services agreement with IBM Global Services ("IBM"), the successor to Integrated Systems Solutions Corporation ("ISSC"), under which IBM was to have provided centralized computer processing services utilizing the CII software as required by Ceridian's payroll processing business and recorded a charge of $6.1.

     Comdata contracted with ISSC in 1991 for substantially all data processing functions for a term of ten years. In 1995, the agreement was amended (and extended to 2005) to change the minimum monthly payment to $1.6 in 1996 and $1.4 thereafter. The amount of expense incurred under this contract was $17.6 in 1997, $16.0 in 1996, and $13.9 in 1995. In late 1997 the parties executed a letter of intent under which IBM will assume and perform certain additional responsibilities and duties for and on behalf of Comdata. In consideration of the revised terms, Comdata paid a fee of $8.2, which is included in the fourth quarter 1997 unusual charges. The parties are in the process of finalizing an agreement incorporating the terms of the letter of intent discussed above. Under the terms of the new agreement it is expected that the minimum monthly fee in 1998 will rise to $1.65. Cancellation of the agreement for convenience in 1998 would require payment of a termination fee of $10.2.

     Under a Telecommunications Services Agreement with WorldCom, renewed in 1995 and amended in 1996, Comdata agreed to purchase a minimum of $13.0 of long distance services and 80% of such services (as defined) up to $24.0 each year until 2003. In September 1997, Comdata entered into a new Telecommunications Services Agreement with WilTel (WorldCom's wholesale services subsidiary) which replaced the WorldCom agreement. Under this new Agreement, Comdata agreed to purchase a minimum of $1.1 of telecommunications services each month until 2003; provided however, Comdata is able to terminate its minimum commitment at such time as it has purchased an aggregate of $45.0 in telecommunications services under this Agreement. Cancellation of this Agreement for convenience would result in a cancellation charge equal to 12.5% of the average monthly revenue during the last 12 months times the number of full months remaining in the term of such Agreement. In 1997 purchases charged to expense under the old WorldCom Agreement and the new WilTel Agreement amounted to $20.3. Purchases charged to expense under the old WorldCom Agreement amounted to $22.5 in 1996 and $18.5 in 1995.

INTEREST RATE COLLARS

During 1997, Ceridian maintained in effect an average notional amount of collars of $733.4 for the purpose of hedging interest rate risk on invested customer deposits held in its tax filing trust. The counterparties to these arrangements are commercial banks with debt ratings of A or better. Under current accounting standards, neither the collar arrangements nor the related trust investments and offsetting liability to customers are reflected in Ceridian's balance sheets. These arrangements, which do not require collateral, provide for the banks to pay Ceridian the amount by which a certain index of short-term interest rates falls below a specified floor strike level. Alternatively, when that index exceeds a specified cap strike level, Ceridian pays out the excess above the cap strike level.

     At December 31, 1997, Ceridian had nine collar transactions in effect with an aggregate notional amount of $800.0, remaining terms of 5 to 41 months, floor strike levels ranging from 5% to 6% (averaging 5.44%) and cap strike levels ranging from 5.97% to 8.18% (averaging 7.41%). The risk of accounting loss through non-performance by the counterparties under any of these arrangements is considered negligible.

OTHER MATTERS

In connection with the spin-off of Control Data Systems, Ceridian agreed to indemnify the U.S. Pension Benefit Guaranty Corporation ("PBGC") if the Control Data Systems defined benefit pension plan is terminated in a distress termination and the PBGC is unable to recover the full amount of any unfunded benefit liabilities. The amount of this contingent liability decreased from $12.0 to $8.0 on July 31, 1997 and will continue to decrease by $4.0 on each of July 31, 1998 and 1999.



     Ceridian monitors all such contingent liabilities and has established reserves for those which it believes are probable of payment. With respect to these contingent obligations, Ceridian believes that there is not a material exposure to an accounting loss as of December 31, 1997.

PAGE 36 OF ANNUAL REPORT

N. LEGAL MATTERS

SECURITIES LITIGATION

Ceridian and ten of its current and former executive officers have been named as defendants in a consolidated class action complaint filed by five Ceridian shareholders in U.S. District Court in Minnesota. The lawsuit arises out of Ceridian's announcement, on August 26, 1997, that it had decided to terminate further development of its CII payroll processing software system. The plaintiffs, who purport to act on behalf of a class of purchasers of Ceridian common stock during the period from January 23, 1996 to August 26, 1997, allege that the defendants violated federal and state securities laws and state consumer fraud laws by publicly disseminating false and misleading statements regarding Ceridian and concealing adverse information about Ceridian, with the effect of artificially inflating the market price of Ceridian's common stock, and by selling Ceridian common stock while in possession of material non-public information about Ceridian. The consolidated complaint specifically alleges that the defendants provided false and misleading information regarding the development of the CII system and the positive impact that system would have on Ceridian's future operations, concealed problems with the development of the CII system, and improperly capitalized the costs of the CII development effort, thereby overstating Ceridian's financial results during the development period. The complaint does not specify an amount of damages claimed. Ceridian believes that the complaints filed against it and the individual defendants are without merit and will vigorously defend this action.

UNCLAIMED PROPERTY EXAMINATION

Comdata's services for the trucking and gaming industries have required it to process millions of transactions annually over its network. In processing these transactions, Comdata's management control and monitoring systems seek to match customer remittances with individual transactions and to reconcile individual drafts received for payment so as to prevent the unauthorized payment of funds on behalf of a customer. Primarily because of the large transaction volume, inaccurate data supplied by customers, the failure of third parties involved in the transactions to utilize proper data entry procedures, and Comdata's multiple processing and accounting systems, Comdata is unable, in a very small percentage of these transactions, to match customer remittances with specific transactions or to otherwise reconcile drafts. This inability to match certain transactions or reconcile specific drafts creates entries in Comdata's accounting system that may appear to reflect amounts owed to third parties, but which may, in fact, simply reflect items that do have offsetting (but unmatched) entries in Comdata's accounting system, such as in bad debt write-off or charge-back accounts. It is Comdata's policy to take the amount of such unmatched transactions into revenue as earned for goods and services rendered if the transactions are not definitively settled within a period of twelve months through the assertion of valid claims or otherwise reconciled. It has been Comdata's experience that an insignificant number of claims for unmatched transactions are asserted after such twelve month period. The amount of unmatched transactions included in Comdata's 1997, 1996 and 1995 revenue was $13.2 million, $16.8 million and $14.2 million, respectively.

     In late 1996, Comdata was advised that the Unclaimed Property Division of the State Street Bank and Trust Company of Boston has been retained by 48 states and the District of Columbia to examine Comdata's records and to collect any applicable abandoned property on behalf of the governmental entities. During 1997, State Street conducted several on-site examinations at Comdata, and Comdata retained Ceridian's independent outside auditors to assess its accounting, management control and monitoring systems as they relate to unmatched transactions. The auditor's preliminary report to Comdata, which was provided to State Street, concluded that the accounting records which set forth the amounts of unmatched transactions taken into revenue by Comdata do not supply reliable evidence that such amounts are owed to third parties.

     The extent of Comdata's potential liability, if any, to states under unclaimed property laws or to customers with respect to such unmatched transactions, or the impact of any future changes in Comdata's accounting policies with respect to such transactions, is not presently determinable.






OTHER MATTERS

Ceridian is also involved in a number of other judicial and administrative proceedings considered normal in the nature of its current and past operations, including employment-related disputes, contract disputes and tort claims. It is anticipated that final disposition of some of these proceedings may not occur for several years. In the opinion of management, the final disposition of these proceedings will not, considering the merits of the claims and available reserves, have a material adverse effect on Ceridian's financial position or results of operations.