Form 10-K, Exhibit 13
period 1997-12-31
CERIDIAN CORP
filed 1998-03-27
CIK 109758

PAGE 37 OF ANNUAL REPORT
EXHIBIT 13.04:  SUPPLEMENTARY QUARTERLY DATA
(UNAUDITED)

                                                                                   (Dollars in millions, except per share data)
----------------------------------------------------------------------------------------------------------------------------------
                                                      1997                                              1996
----------------------------------------------------------------------------------------------------------------------------------
                                       4TH          3RD         2ND          1ST         4th          3rd         2nd          1st
                                   QUARTER      QUARTER     QUARTER      QUARTER     Quarter      Quarter     Quarter      Quarter
----------------------------------------------------------------------------------------------------------------------------------
Revenue                             $282.5       $266.6      $261.8       $263.9      $251.3       $230.9      $226.2       $234.2
Cost of revenue                      138.9        132.4       130.2        126.1       119.6        114.4       111.0        111.9
----------------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                         143.6        134.2       131.6        137.8       131.7        116.5       115.2        122.3
Selling, general and
   administrative                     73.5         79.8        79.2         75.5        78.5         69.0        68.5         69.1
Research and development              20.2         13.3        11.9         14.2        13.3         14.4        12.5         12.3
Other expense (income) (1)           144.4        150.4         1.0         13.5        (0.7)        (0.7)        0.9          0.7
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   INTEREST AND TAXES                (94.5)      (109.3)       39.5         34.6        40.6         33.8        33.3         40.2
Interest income                        0.9          0.4         0.5          0.5         0.8          0.5         0.8          0.9
Interest expense                      (5.1)        (2.0)       (2.0)        (2.1)       (2.2)        (2.3)       (2.3)        (2.9)
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   INCOME TAXES                      (98.7)      (110.9)       38.0         33.0        39.2         32.0        31.8         38.2
Income tax provision (benefit) (2)  (174.8)        (0.8)        1.0          0.6         2.5          0.5         1.4          1.3
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) FROM
   CONTINUING OPERATIONS              76.1       (110.1)       37.0         32.4        36.7         31.5        30.4         36.9
Discontinued operations (3)
   Gain on sale                      386.3           --          --           --          --           --          --           --
   Earnings from operations           11.4         16.4        11.5         11.4        12.6         12.9        10.4         10.5
----------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                 $473.8      $ (93.7)     $ 48.5       $ 43.8       $49.3       $ 44.4      $ 40.8       $ 47.4
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE (4)
BASIC
   Continuing operations            $ 1.02      $ (1.39)     $ 0.46       $ 0.41       $0.49       $ 0.42      $ 0.40       $ 0.50
   Net earnings                     $ 6.34      $ (1.18)     $ 0.60       $ 0.55       $0.67       $ 0.61      $ 0.55       $ 0.66
DILUTED
   Continuing operations            $ 1.00      $ (1.39)     $ 0.45       $ 0.40       $0.45       $ 0.39      $ 0.38       $ 0.46
   Net earnings                     $ 6.23      $ (1.18)     $ 0.60       $ 0.54       $0.61       $ 0.55      $ 0.50       $ 0.59
SHARES USED IN CALCULATIONS
(IN THOUSANDS)
Basic                               74,691       79,189      80,192       79,599      68,619       68,034      67,878       66,941
Diluted                             76,052       79,189      81,450       81,015      81,312       80,777      81,018       80,506
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK - PER SHARE
Market price ranges (5)
   High                              473/4        455/8       435/8        421/2       531/8        513/8       547/8        467/8
   Low                               351/4        321/8       291/2        321/4     39 5/84         15/8       421/2       37 1/8
No cash dividends have been declared on common stock during the periods presented.
----------------------------------------------------------------------------------------------------------------------------------

(1) Includes 1997 unusual charges of $144.6 in fourth quarter, $150.0 in third quarter and $13.0 in first quarter.
(2) For information on the FAS 109 tax benefit from the reduction of the deferred tax asset valuation reserve, see Note E.
(3) For information on discontinued operations, see Note B.
(4) For information on the calculation of basic and diluted earnings (loss) per share, see Note D.
(5) From the New York Stock Exchange - Composite Transactions Listing.