Form 10-K405, Exhibit 13
period 1998-12-31
CERIDIAN CORP
filed 1999-03-26
CIK 109758

                                                                  Exhibit 13.01


SELECTED FIVE-YEAR DATA                                                             (Dollars in millions, except per share data)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                         1998             1997           1996           1995            1994
----------------------------------------------------------------------------------------------------------------------------------
REVENUE                                                   $1,162.1        $1,074.8       $  942.6       $  823.5          $ 691.5
----------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations (1)                   $  164.4        $   35.4       $  135.5       $   59.2          $  64.6
Gain and earnings from
   discontinued operations (2)                                25.4           437.0           46.4           38.3             33.1
Extraordinary loss (3)                                          --              --             --         (38.9)               --
                                                     --------------   -------------  -------------  -------------   --------------
NET EARNINGS                                              $  189.8        $  472.4       $  181.9       $   58.6          $  97.7
                                                     --------------   -------------  -------------  -------------   --------------
                                                     --------------   -------------  -------------  -------------   --------------

----------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE (4)
  BASIC
      Continuing operations                               $   1.14        $   0.23       $   0.90       $   0.35         $   0.39
      Net earnings                                        $   1.32        $   3.01       $   1.24       $   0.34         $   0.64
  DILUTED
      Continuing operations                               $   1.11        $   0.22       $   0.84       $   0.37         $   0.41
      Net earnings                                        $   1.29        $   2.96       $   1.12       $   0.37         $   0.63
Shares used in calculations (in thousands)
  Basic                                                    144,070         156,835        135,841        132,269          131,650
  Diluted                                                  147,597         159,481        161,938        159,473          156,021
----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets                                              $1,289.7        $1,243.3       $1,016.6       $  905.6         $  816.0
Debt obligations                                          $   54.5        $    3.0       $  138.2       $  201.5         $  222.3
Stockholders' equity (5)                                  $  650.6        $  588.3       $  346.3       $  150.0         $   86.9
----------------------------------------------------------------------------------------------------------------------------------
EQUITY (DEFICIT) PER COMMON SHARE (6)                     $   4.53        $   3.98       $   2.17       $  (0.64)        $  (1.12)
Common shares outstanding at end of
   year (in thousands)                                     143,514         147,884        159,537        134,555          133,446
----------------------------------------------------------------------------------------------------------------------------------
NUMBER OF EMPLOYEES AT END OF YEAR                           9,600           8,000          7,700          7,100            6,400
----------------------------------------------------------------------------------------------------------------------------------

(1) Includes 1998 unusual gains of $24.3, 1997 FAS 109 income tax benefit of $175.0, 1997 unusual losses of $307.6, as described in Notes B and D, and 1995 pooling expenses of $29.7.
(2) Includes gain from the December 1997 sale of Computing Devices International and earnings from its operations prior to the sale as described in Note B.
(3)    Relates to the early retirement of debt.
(4) All share and per share amounts reflect a 2-for-1 stock split in the form of a 100% stock dividend announced on January 20, 1999 and effective for holders of record on February 10, 1999. For further information on the calculation of earnings per share, see Note A.
(5) The Company does not pay cash dividends on its common stock. For information regarding the 1996 conversion of preferred stock, see the Statements of Stockholders' Equity.
(6) Computed by reducing stockholders' equity by the liquidation value of outstanding preferred stock ($236.0 at December 31, 1995 and 1994) and dividing by the number of outstanding common shares at the end of the year. Assuming that any outstanding convertible preferred stock was converted to common stock, the equity per common share would have been $0.97 and $0.56 at December 31, 1995 and 1994, respectively.

         THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE STATEMENTS REGARDING CERIDIAN CORPORATION CONTAINED IN THIS RELEASE THAT ARE NOT HISTORICAL IN NATURE, PARTICULARLY THOSE THAT UTILIZE TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "ANTICIPATES," "ESTIMATES," "BELIEVES" OR "PLANS," OR COMPARABLE TERMINOLOGY, ARE FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS, AND ENTAIL VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS KNOWN TO CERIDIAN THAT COULD
CAUSE SUCH MATERIAL DIFFERENCES ARE IDENTIFIED AND DISCUSSED ON PAGE 15 OF THIS ANNUAL REPORT.


                Inside front cover of the Ceridian Annual Report