Form 10-K405, Exhibit 13
period 1998-12-31
CERIDIAN CORP
filed 1999-03-26
CIK 109758

                                                                 EXHIBIT 13.02

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION

ON JANUARY 20, 1999, CERIDIAN CORPORATION ANNOUNCED A 2-FOR-1 STOCK SPLIT IN THE FORM OF A 100% STOCK DIVIDEND FOR DISTRIBUTION ON FEBRUARY 26, 1999 TO STOCKHOLDERS OF RECORD ON FEBRUARY 10, 1999. ALL SHARE AND PER SHARE AMOUNTS REFLECT THE EFFECT OF THIS STOCK SPLIT. ALL REFERENCES TO NOTES IN THIS MANAGEMENT'S DISCUSSION REFER TO THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

RESULTS OF OPERATIONS

For 1998, Ceridian reported net earnings of $189.8 million, or $1.29 per diluted share of common stock, on revenue of $1,162.1 million, compared to net earnings for 1997 of $472.4 million, or $2.96 per diluted share, on revenue of $1,074.8 million. Earnings from continuing operations for 1998 were $164.4 million ($1.11 per diluted share) compared to $35.4 million ($0.22 per diluted share) for 1997. For 1996, net earnings were $181.9 million ($1.12 per diluted share) and earnings from continuing operations were $135.5 million ($0.84 per diluted share) on revenue of $942.6 million. Earnings from discontinued operations in 1998 of $25.4 million ($0.18 per diluted share), in 1997 of $437.0 million ($2.74 per diluted share) and in 1996 of $46.4 million ($0.28 per diluted share) represent the gain from the sale and results of operations of Computing Devices International ("CDI"), which was sold on December 31, 1997. In the discussion that follows, "Ceridian" refers only to Ceridian's continuing operations unless the context clearly indicates otherwise.

The comparison of Ceridian's earnings from continuing operations is significantly affected by a number of unusual events in 1998 and 1997. In 1998, Ceridian recognized unusual gains of $24.3 million in the fourth quarter consisting of a tax benefit of $18.5 million related to the difference between the tax and financial reporting basis in a subsidiary sold in that quarter and a gain of $9.2 million ($5.8 million after tax), primarily from the sale of land not used in the business. In 1997, Ceridian recognized a $175.0 million tax benefit from Ceridian's fourth quarter recognition under FAS 109 of the future tax benefits of its net operating loss carryforwards ("NOL") and future tax deductions. Also in 1997, Ceridian incurred unusual charges of $144.6 million in the fourth quarter, primarily as a result of asset write-offs; $150.0 million in the third quarter, due to the termination of a payroll software development project; and $13.0 million in the first quarter, due to settlement of certain litigation. These unusual gains and losses are further described in Note B, SUPPLEMENTARY DATA TO THE STATEMENTS OF OPERATIONS and Note D, INCOME TAXES.

In an effort to facilitate comparisons between earnings from continuing operations, Ceridian has utilized certain pro forma adjustments to calculate revised earnings figures for its continuing operations for 1998, 1997 and 1996. The most significant of these pro forma adjustments include (i) eliminating the 1998 and 1997 unusual events described above, (ii) tax effecting 1997 and 1996 pre-tax earnings at an assumed rate of 37% and (iii) assuming that CDI was sold at the beginning of each of the years for net proceeds approximately equal to the difference between CDI's revenue for that year and the approximately $100 million of CDI cash in Canada, and that those net proceeds were invested at 5.5% per annum.

On this pro forma adjusted basis, Ceridian estimates that its earnings from continuing operations would have been $140.1 million in 1998 ($0.95 per diluted share), $123.9 million in 1997 ($0.78 per diluted share) and $104.6 million in 1996 ($0.65 per diluted share).

The following table sets forth revenue for Ceridian's business segments for the periods shown. Additional business segment information is provided in Note C, SEGMENT DATA.

-------------------------------------------------------------------------------------------------------------
REVENUE BY BUSINESS SEGMENT
(DOLLARS IN MILLIONS)                           1998                        1997                      1996
                                            -------------                ------------             -----------
                                                               change                    change

Human Resource Services                           $700.3        21.0%       $578.6        18.0%      $490.3
Comdata Transportation Services                    261.5        32.2%        197.8        13.9%       173.7
Comdata Gaming Services (1)                          5.8           NC        133.2         6.1%       125.5
Arbitron                                           194.5        17.8%        165.2         7.9%       153.1
                                            -------------              ------------              -----------

     Total Revenue                              $1,162.1         8.1%     $1,074.8        14.0%      $942.6
                                            -------------              ------------              -----------
                                            -------------              ------------              -----------

(1) SOLD TO FIRST DATA CORPORATION IN JANUARY 1998 IN EXCHANGE FOR ITS NTS TRANSPORTATION SERVICES BUSINESS
AND CASH.

-------------------------------------------------------------------------------------------------------------

                      Page 8 of the Ceridian Annual Report

The following table presents the Statements of Operations amounts as a percentage of revenue for each of the reported periods.

-------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
PERCENTAGE COMPARISONS TO REVENUE

                                                                  1998             1997             1996
                                                                ---------        ---------        ---------
Revenue                                                            100.0            100.0            100.0
Gross profit                                                        52.5             50.9             51.5
Selling, general and administrative                                 27.2             28.7             30.2
Research and development                                             6.7              5.5              5.6
Other expense (income)                                              (0.6)            28.8               --
Earnings (Loss) before interest and taxes                           19.2            (12.1)            15.7
Interest  income                                                     0.9              0.2              0.3
Interest expense                                                    (0.4)            (1.0)            (1.0)
Earnings (Loss) before income taxes                                 19.7            (12.9)            15.0
Income tax provision (benefit)                                       5.6            (16.2)             0.6
Earnings from continuing operations                                 14.1              3.3             14.4
Discontinued operations gain and earnings                            2.2             40.7              4.9
Net earnings                                                        16.3             44.0             19.3
-------------------------------------------------------------------------------------------------------------

1998 COMPARED WITH 1997

REVENUE. Human Resource Services ("HRS") revenue grew by 21.0%, which, after adjustment for the net effect of acquisitions and dispositions, represented internal revenue growth of 12.3%. The most significant acquisitions were the first quarter 1998 purchases of two payroll processing businesses in Canada and the fourth quarter 1998 purchase of the global work-life services business from Work/Family Directions, Inc. The most significant disposition was the sale of Resumix, Inc. in the third quarter of 1998. Details on these and other investing transactions are presented in Note J, INVESTING ACTIVITY. The internal revenue growth largely reflected a revised pricing structure for payroll services, employment growth experienced by Ceridian's payroll and tax filing customers, the sale of add-on services to existing customers and growth of employee assistance services. Revenue growth was restrained somewhat by implementation on January 1, 1998 of IRS electronic funds transfer regulations that reduced by one day the period of time certain tax filing deposits may be held. As a result, the average balance of collected but unremitted payroll tax funds in the U.S. was down 4.1% from the 1997 level.

The January 1998 exchange of Comdata's gaming services business for the NTS transportation services business and cash significantly affected the amount and the mix of Comdata's revenues. Overall, Comdata revenue declined by 19.3%, reflecting the $127.4 million decline in gaming revenues from 1997 to 1998. Transportation services revenues increased by 32.2%, primarily reflecting the increased transportation revenues from the NTS acquisition and internal growth. Major factors contributing to internal growth included cross-selling products on the Comcheck card, increases in customer accounts and revenue from local fueling, an increase in funds transfer transactions and increased sales of fuel desk island automation systems and telecommunications services and products.

Arbitron revenue increased by 17.8%, which, after adjustment for acquisitions, represented internal revenue growth of 9.6%. The major acquisitions that affected these comparisons were the November 1997 acquisition of Continental Research and the May 1998 acquisition of the radio station, advertiser/agency and international assets of Tapscan, Inc. Arbitron's revenue growth also reflected price escalators in multi-year customer contracts, a high customer contract renewal rate, increased sales of analytical software and product and media usage reports and an increased number of subscribers for ratings services.

COSTS AND EXPENSES. Ceridian's gross margin increased from 50.9% to 52.5%, due primarily to improved gross margins at Comdata, resulting in large part from the disposition of the gaming services business. Comdata's gross margin also benefited from revenue growth and economies resulting from the integration of the NTS business. These improvements were offset in part by an increase in the provision for bad debts, primarily related to the expansion of the local fueling business. After eliminating the 1997 and partial year 1998 results of Resumix, the HRS gross margin improvement largely reflected the revenue growth attributable to a revised pricing structure for payroll services, cost reductions and productivity initiatives in the payroll business and generally increased economies of scale. Arbitron's gross margin remained at the same level as the previous year.

                      Page 9 of the Ceridian Annual Report

Ceridian's selling, general and administrative ("SG&A") expenses decreased from 28.7% to 27.2% of revenue, due to decreases in HRS and Comdata. Selling expense as a percentage of revenue increased in Comdata and decreased in the other business segments. The increase in the selling expense to revenue ratio for Comdata reflected customer acquisition expense during the first half of 1998 in connection with local fueling services. The decrease in Comdata's general and administrative expense to revenue ratio was primarily attributable to the sale of gaming services and the treatment of proceeds from the temporary provision of processing services to the purchaser of that business as a reduction of administrative expense. The HRS improvement in general and administrative expenses was largely due to staff reductions.

Ceridian's research and development ("R&D") expenses increased from 5.5% to 6.7% of revenue, reflecting development efforts directed toward new applications, enhancements to existing applications, quality assurance programs and a portion of the costs for year 2000 readiness, primarily in HRS.

Ceridian's other expense (income) in 1998 and 1997 consisted primarily of the pre-tax effect of the unusual events described above. Further information about the attribution to business segments of the pre-tax effect of these unusual gains and losses is provided in Note C, SEGMENT DATA. Also included in other expense (income) in both years was the elimination of the minority partner's share of the earnings related to Arbitron's majority ownership in the Scarborough Research Partnership ("SRP").

EARNINGS BEFORE INTEREST AND TAXES. On the pro forma adjusted basis described earlier, Ceridian's earnings before interest and taxes ("EBIT") increased $36.4 million, or 20.5%. On this basis, HRS's EBIT increased $32.5 million, or 47.7%; Comdata's EBIT decreased by $4.8 million, or 8.4%; and Arbitron's EBIT increased by $8.7 million, or 16.5%. As a percentage of revenue on a pro forma adjusted basis, Ceridian's EBIT improved from 16.6% to 18.5%. On this basis, HRS improved from 11.8% to 14.4% and Comdata from 17.3% to 19.6%, while Arbitron remained at about 32%.

INTEREST INCOME AND EXPENSE. The decrease in interest expense and the increase in interest income reflected the benefit from the proceeds from the sale of CDI, a portion of which was used to reduce debt at the end of 1997 and to acquire businesses and repurchase stock in 1998.

INCOME TAXES. The income tax provision for 1998 includes a tax benefit of $18.5 million that reduces the normal effective tax rate as a result of a difference between the Company's tax and financial reporting basis in a subsidiary that was disposed of during the fourth quarter. The recognition in the fourth quarter of 1997 of the tax benefit of Ceridian's NOL and future tax deductions has resulted in an effective tax rate of approximately 36.5% for 1998 in contrast to a 1997 tax provision that reflected only a minor amount of state and foreign taxes. Although the tax benefit of the NOL and future tax deductions has been recognized for financial statement purposes, they continue to reduce Ceridian's actual federal income tax payments. Ceridian used $202.9 million of NOL during 1998. As a result, Ceridian had $344.4 million of NOL remaining as of December 31, 1998, which will be available to offset regular taxable U. S. income during the carryforward period (through 2013). If unused, Ceridian's NOL would begin to expire in 2005. At December 31, 1998, Ceridian also had reported $193.3 million of expenses for financial statement purposes that are expected to become deductible for federal income tax purposes in future taxable years.

Section 382 of the Internal Revenue Code contains complex rules that place an annual limit on the amount of NOL that a company may utilize after an "ownership change." Ceridian does not expect, given the amount of its NOL, the time when such NOL would begin to expire and the level of Ceridian's market capitalization, that the imposition of any such annual limit, if it were to occur, would have a material adverse effect on its ability to utilize the NOL.

                      Page 10 of the Ceridian Annual Report

1997 COMPARED WITH 1996

REVENUE. HRS revenue grew by 18.0%, which, after adjustment for acquisitions made during 1996 and 1997, represented internal revenue growth of 13.6%. This internal growth was largely attributable to U.S. payroll tax filing services, software sales, particularly skills management and time and attendance software, and employee assistance services. Revenue in 1997 also benefited from an increase in the retention rate for payroll and tax filing customers. Interest income from tax filing deposits, which represented about two-thirds of tax filing revenue, increased 21.5%, about three-fourths of which was due to increased business volume, and about one-fourth of which was due to the earlier collection by Ceridian of such deposits in anticipation of the implementation of IRS electronic funds transfer regulations that reduced by one day the period of time certain tax filing deposits may be held. Because the general implementation of these regulations was delayed until the beginning of 1998, Ceridian's 1997 revenue benefited accordingly.

Revenue from Comdata's transportation services business increased 13.9%, resulting from acquisitions and internal growth. The internal revenue growth in transportation, particularly during the second half of 1997, was primarily due to a 5.5% increase in the level of funds transfer transactions and increased sales of prepaid phone cards and fuel desk island automation systems, reflecting favorable conditions in the trucking industry generally and increased success by Comdata in winning new accounts. Comdata's revenue from the gaming services business increased 6.1% overall, but decreased 1.9% after adjusting for a 1997 acquisition. The revenue performance in gaming services was primarily due to an accelerating decline during the year in the number of credit card cash advance transactions over year earlier levels, largely reflecting increased use of lower fee sources of cash such as ATM machines and increasing competitive pressures that resulted in reduced pricing and the loss of certain customers. Also contributing to the revenue decrease from credit card cash advance transactions was an increase in the average merchant discount fee on such transactions (which was netted against revenue). Partially offsetting these factors was increased revenue from ATM transactions, reflecting both transaction growth and price increases.

Arbitron's revenue in 1997 was 7.9% greater than in 1996. After adjusting for a $3.4 million revenue increase in 1996 due to a change in the revenue recognition policy of SRP and for the acquisition of Continental Research in the fourth quarter of 1997, Arbitron's revenue increased 10.0% from 1996 to 1997. Revenue from sales of radio ratings and analytical software, which comprised about 83% of Arbitron's revenue, increased 8.4%, reflecting an increased number of subscribers for ratings services and analytical software applications, price escalators in multi-year customer contracts, and generally favorable pricing in connection with contract renewals. The increase in the number of stations that are Arbitron customers reflected a high level of both contract renewals and new business during 1997, due in large measure to consolidation in the radio broadcasting industry, as larger broadcasting groups tend to utilize Arbitron's services to a greater degree. Also contributing to the revenue increase was increased sales of the Scarborough Report.

COSTS AND EXPENSES. Ceridian's gross profit margin decreased from 51.5% to 50.9%, due primarily to decreases in Comdata that were offset in part by increases in Arbitron and HRS. The decrease in Comdata was primarily due to increased agent commissions paid to gaming locations, reflecting competitive pressures; to revenue mix, as much of Comdata's 1997 revenue growth was attributable to product and service offerings and acquisitions that tended to have lower gross margins than Comdata's core funds transfer business; and to higher data processing costs. The gross margin increase in Arbitron primarily reflected revenue growth as well as additional costs in 1996 resulting from the change in SRP's revenue recognition policy. This increase in Arbitron was offset

                      Page 11 of the Ceridian Annual Report
in part by 1997 increases in costs associated with data collection, reflecting an expanded number of markets measured and actions to maintain the level of survey responses. The gross margin improvement in HRS primarily reflected revenue growth overall, efforts to reduce production costs in payroll processing, and revenue mix, with higher rates of revenue growth in higher gross margin software businesses.

Ceridian's SG&A expenses decreased from 30.2% to 28.7% of revenue, due in large measure to a decrease in compensation expense associated with Ceridian's performance restricted stock plan. Also contributing to the reduction in SG&A expenses as a percentage of revenue was a sizeable decrease in selling expense as a percentage of revenue in HRS, reflecting revenue growth, lower marketing expense and efforts to better focus and coordinate sales efforts.

Ceridian's R&D expenses increased proportionately with its revenue increase from 1996 to 1997, with virtually all of the increase in such expenses occurring in the fourth quarter of 1997. In the fourth quarter of 1997, R&D expenses increased substantially in HRS, reflecting the development of upgrades and enhancements to existing payroll processing software, the development of a new data processing system for the tax filing business and certain year 2000 efforts.

Ceridian's other expense (income) in 1997 consisted primarily of the unusual charges described above. Also included in other expense (income) in both 1997 and 1996 was the elimination of the minority partner's share of the earnings of SRP.

EARNINGS BEFORE INTEREST AND TAXES. On the pro forma adjusted basis described earlier, Ceridian's EBIT increased $30.1 million, or 20.4%. As a percentage of revenue, Ceridian's EBIT, similarly adjusted, increased from 15.7% to 16.6%. On this basis, HRS's EBIT increased $34.4 million, or 102.1%; Comdata's EBIT decreased by $11.1 million, or 16.2%; and Arbitron's EBIT increased by $6.8 million, or 14.8%. As a percentage of revenue on a pro forma adjusted basis, HRS improved from 6.9% to 11.8% and Arbitron from 30.0% to 31.9%, while Comdata declined from 22.8% to 17.3%.

INTEREST INCOME AND EXPENSE. The increase in interest expense from 1996 to 1997 reflected significant borrowings by Ceridian during the fourth quarter of 1997 to repurchase shares of its common stock. These borrowings were repaid at the end of 1997 from the proceeds from the sale of CDI. The decrease in interest income reflected lower levels of cash during 1997.

INCOME TAXES AND NET OPERATING LOSS CARRYFORWARDS. In the fourth quarter of 1997, Ceridian recognized the future tax benefits of its remaining NOL and future tax deductions as income of $175.0 million for accounting purposes in accordance with FAS 109, having determined that it was more likely than not that it would generate future U.S. taxable income over a reasonable period of time in an amount sufficient to utilize those NOL and future tax deductions. The application of FAS 109 also resulted in the balance sheet presence at December 31, 1997 of Ceridian's net deferred tax asset of $199.5 million (generally representing the application of a federal tax rate of 35% to Ceridian's remaining NOL and future tax deductions), after elimination of a valuation allowance previously applied to fully reserve this asset. Although Ceridian's operating results in 1998 and the future will be reported on a fully taxed basis, its cash actually utilized for tax payments is expected to be approximately 3-4% of pre-tax earnings as the deferred tax asset is utilized.

FINANCIAL CONDITION

During 1998, operating activities provided $162.5 million of cash, compared to $114.6 million in 1997 and $171.4 million in 1996. Cash flows from operations during the 1998 period benefited from the $58.1 million portion of the $65.3 million income tax provision which is not payable due to the benefit of the NOL. Net changes in working capital items reduced operating cash flows in 1998 by $106.9 million, as net payments of trade payables, income taxes and costs related to the CDI sale and accruals for 1997 unusual charges, along with an increase in Comdata receivables, more than offset a decrease in net payments for employee compensation and benefits. The net changes in working capital items in 1997 and 1996 were $15.1 million cash

                      Page 12 of the Ceridian Annual Report
provision and $0.1 million cash use, respectively, with an increase in receivables, largely at Comdata, and Comdata drafts and settlements payable offsetting increases in payables for taxes and accruals for unusual charges. Comdata's receivables grew in 1998 due largely to revenue growth in local fueling and the acquisition of the NTS business.

Ceridian's major investing activities during 1998 are described in Note J, INVESTING ACTIVITY. Cash utilized for financing activities during 1998 involved Ceridian's repurchase of shares of its common stock, as presented in the accompanying Statements of Stockholders' Equity, and the financing of the Company's purchase of two Canadian payroll processing businesses, as described in Note H, FINANCING. This utilization of cash was partially offset by a net increase in outstanding revolving credit and overdraft debt of $56.8 million, primarily to finance a portion of the purchase price of the Canadian payroll processing businesses, and proceeds from stock option exercises.

During 1998, Ceridian repurchased 6,746,284 shares of its common stock at an average price of $24.42 per share. Cash utilized in 1998 for stock repurchases was $182.0 million, including the payment of $17.2 million in connection with 1997 stock repurchases for which the settlement date was not until early 1998.

At December 31, 1998, there were no revolving loans and $2.9 million in letters of credit outstanding under Ceridian's $250 million U.S. revolving credit facility. Ceridian and its subsidiaries were in compliance with all covenants contained in applicable credit facilities on that date.

Ceridian's expenditures for capital assets and software presently planned for 1999 total approximately $111 million, with about one-half of that amount involving HRS and one-quarter related to corporate center operations. Planned expenditures for 1999 include the construction of a new headquarters building, replacement of an accounting data processing system and equipment to expand and improve service delivery capabilities in HRS, and routine replacements and upgrades for existing equipment.

Ceridian expects to meet its liquidity needs from existing cash balances, cash flow from operations and borrowings under existing credit facilities.

MARKET RISK DISCLOSURE

Ceridian's market risk exposure is primarily interest rate risk related to revenue derived from customer payroll and tax filing deposits. Interest income paid to Ceridian from trusts holding client assets varies as a function of short-term U.S. and Canadian interest rates. Ceridian uses interest rate collars to hedge the risk of falling interest rates. The table below indicates the hypothetical change in Ceridian's after-tax net interest income over a one-year period due to an immediate and sustained change in the annual average interest rate. The base scenario assumes the Federal funds rate of 4.75% at December 31, 1998.

------------------------------------------------------------------------
    PERCENT CHANGE IN INTEREST RATES        HYPOTHETICAL CHANGE IN NET
        EXPRESSED IN BASIS POINTS           INTEREST INCOME FROM BASE
                                                    SCENARIO
                                            (IN MILLIONS OF DOLLARS)
                300 Rise                               20.8
                200 Rise                               14.6
                100 Rise                                6.4
                 50 Rise                                2.6
                 25 Rise                                1.0
              Base Scenario
                25 Decline                             (1.0)
                50 Decline                             (2.0)
               100 Decline                             (3.9)
               200 Decline                             (7.8)
               300 Decline                            (11.7)
------------------------------------------------------------------------

Computations in the table above are based on assumptions about amounts of funds held in client trusts and the relative levels of short-term market interest rates within U.S. and Canadian markets and should not be relied on as precise indicators of future expected results. Included in the computations are the effects of interest rate changes on income and expense related to all short-term and floating rate assets and liabilities owned or issued by Ceridian or its subsidiaries, including interest rate collar contracts. See also the sections entitled "Payroll and Tax Filing Services" in Note A, ACCOUNTING POLICIES and "Interest Rate Collars" in Note K, COMMITMENTS AND CONTINGENCIES.

                      Page 13 of the Ceridian Annual Report

YEAR 2000 MATTERS

Year 2000 issues which may potentially impact Ceridian relate not only to Ceridian's own internal systems, software and products, but also to the compliance efforts and readiness of third parties. The year 2000 issues are different for each of Ceridian's businesses, as each business generally has separate systems, software and products. Ceridian has identified the information technology ("IT") and non-IT systems, software and products in each of its businesses which could be affected by the year 2000, and has assessed the efforts required to remediate or replace them. Ceridian has also identified versions of its services and products that will not be made compliant and is assisting customers in upgrading or migrating to year 2000 compliant versions. Most of Ceridian's major or key systems, software and products have been remediated or replaced and significant testing has commenced; the remaining systems, software and products are scheduled to be remediated or replaced in the first half of 1999. During 1999, Ceridian will continue to test, implement changes and make necessary refinements. Management expects that the systems, software and products for which Ceridian has responsibility currently are year 2000 ready or will be ready on a timely basis.

Ceridian has contacted many customers, vendors, governmental agencies and other third parties with whom it deals to identify potential issues Ceridian might encounter if those third parties are not year 2000 compliant. These communications are also used to elicit the status of such third parties' year 2000 readiness, and to clarify which year 2000 issues are the responsibility of Ceridian and which are the responsibility of the third party. Because of the complexity of the year 2000 issue, the differing states of readiness of these third parties and the number of non-Ceridian systems with which Ceridian interfaces, Ceridian expects these communications to continue throughout 1999. Key vendors to Ceridian and its customers which support the ability of Ceridian to provide its services include telecommunications and electrical companies.

A significant portion of Ceridian's year 2000 readiness efforts have occurred or are occurring in connection with system upgrades or replacements that were otherwise planned (but perhaps accelerated due to the year 2000) or which have significant improvements and benefits unrelated to year 2000. Examples include various internal hardware systems and financial software and aspects of various processing systems. These costs are being capitalized as appropriate.

Year 2000 costs for Ceridian's systems, software and products, which were expensed as incurred, were $17.7 million in 1998. Such expenses are estimated to be between $14 million and $16 million in 1999. In addition, capitalizable replacement costs for year 2000 efforts were $3.7 million in 1998. Such capitalizable replacement costs are estimated to be between $6 million and $7 million in 1999. Ceridian has not yet estimated year 2000 costs for periods after 1999.

The year 2000 remediation of customers' customized software that facilitates the use of Ceridian's payroll services is the customers' responsibility. As part of Ceridian's customer service efforts, it is assisting customers in their remediation effort. Ceridian's costs, and the related amount and percentage of cost recoveries for these efforts, will be highly dependent on the extent to which customers utilize these services, compared to performing their own remediation.

Based on current expectations, neither the costs incurred for year 2000 readiness efforts, nor the delay or deferral of certain development projects that might have otherwise been undertaken in the absence of year 2000 readiness efforts, are expected to have a material effect on Ceridian's financial position or results of operation. Such costs generally have been funded by the re-deployment of both IT and non-IT financial and personnel resources. In addition, year 2000 issues have been addressed as part of re-engineering or replacement efforts. As a result, Ceridian anticipates non-year 2000 benefits such as improved efficiencies, operations and services as part of those efforts.

                      Page 14 of the Ceridian Annual Report

Ceridian does not anticipate that year 2000 issues and risks, including the most reasonably likely worst case year 2000 scenario, it will encounter will be significantly different than those encountered by other providers of information services, including Ceridian's competitors. Although Ceridian believes its remediation, replacement and testing efforts will address all of the year 2000 issues for which Ceridian is responsible, to the extent these efforts are not successful, additional remediation efforts would be necessary together with additional customer service efforts and expenditures. If third parties fail in their compliance efforts, Ceridian could also be impacted and required to provide additional customer service efforts. In such an event, Ceridian could incur additional costs and experience a negative impact on revenues.

Business continuity and related contingency plans for each of Ceridian's businesses are being prepared and refined as appropriate. These plans focus on matters which appear to be Ceridian's most likely year 2000 risks, additional customer support efforts by Ceridian that would be necessary if customers, vendors or other third parties are not year 2000 compliant, or if a year 2000 issue should not be timely detected in Ceridian's own readiness efforts; the ability to process transactions or customer calls at other Ceridian processing or call centers in the event a location is unable to operate; the availability of emergency remediation teams in the event a year 2000 issue is not timely detected in Ceridian's remediation efforts; backup power sources at certain locations; and enhanced disaster recovery plans.

Ceridian's cost and timetable estimates for its year 2000 efforts reflect certain assumptions and are subject to potentially significant estimation uncertainties that could cause actual results to differ materially. Factors which could impact these estimates include: the availability of appropriate technology personnel; the rate and magnitude of related labor costs; the successful identification of all aspects of Ceridian's systems, software and products that require remediation or replacement; the extent of testing required; the costs of Ceridian's efforts to assist certain customers in the remediation of their customized code; the amount of cost recoveries from those efforts; and the success of third parties in their year 2000 compliance efforts. Due to the complexity and pervasiveness of the year 2000 issue, and in particular the uncertainty regarding the compliance efforts of numerous third parties, no assurance can be given that these estimates will be achieved, and actual results could differ materially.

CAUTIONARY FACTORS THAT COULD AFFECT FUTURE RESULTS

Ceridian's future results of operations and the forward-looking statements contained in this Annual Report, in other Ceridian filings with the Securities and Exchange Commission, in press releases and in other Ceridian publications, and made by Ceridian management, are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are discussed in the following paragraphs.

INTEREST RATE CHANGES AND INVESTMENT INCOME FROM CUSTOMER DEPOSITS. Ceridian's payroll and tax filing business derives significant revenue and earnings from the investment of customer deposits temporarily held pending remittance to tax filing authorities or the customer's employees. Ceridian receives this investment income in lieu of additional fees that would otherwise be payable by these customers. During 1998, the average yield was 5.88%. Changes in interest rates will affect Ceridian's revenue and earnings from this source, are difficult to predict and could be significant. Ceridian has sought to lessen the impact of interest rate decreases by entering into a series of interest rate collar transactions (see Note K, COMMITMENTS AND CONTINGENCIES and the market risk disclosure above). There can be no assurance as to the terms on which Ceridian will be able to obtain collars in the future, or to what extent any decrease in investment income would be offset by the use of such collars.

EFFORTS TO EXPAND LOCAL FUELING MARKET. During 1998, Comdata experienced increases in customer accounts and revenue from its local fueling business. However, there can be no assurance that the products and services for the local fueling market will achieve the desired level of

                      Page 15 of the Ceridian Annual Report
market acceptance, or that Comdata will achieve the projected levels of revenue and earnings from these products in 1999 and beyond.

ABILITY TO INCREASE REVENUE FROM CROSS-SELLING EFFORTS AND NEW PRODUCTS. A portion of Ceridian's anticipated future revenue growth in each of its business segments is attributable to the continued selling of additional products and services to its existing customer base and the planned introduction of new or enhanced product and service offerings. The degree to which Ceridian is successful in these efforts will depend on a variety of factors, including product and service selection, effective sales and marketing efforts, the level of market acceptance and the avoidance of difficulties or delays in development or introduction. There can be no assurance that Ceridian will achieve its revenue growth objectives from cross-selling efforts and new products.

ABILITY TO IMPROVE OPERATING MARGINS IN HUMAN RESOURCE SERVICES. Ceridian's ability to improve profit margins in its HRS businesses will depend on factors such as the degree to which and the speed with which Ceridian is able to increase operational efficiencies and reduce operating costs in those businesses, and the level of customer retention in those businesses (see "Customer Retention" below). Delays or difficulties in implementing process improvements, such as those designed to reduce printing, telecommunication and customer service costs, or installing new products and services and in consolidating various functions could adversely affect the timing or effectiveness of cost reduction and margin improvement efforts.

CUSTOMER RETENTION. Customer retention is an important factor in the amount and predictability of revenue and profits in each of Ceridian's businesses. Customer retention is dependent on a number of factors, including customer satisfaction, offerings by competitors, Ceridian customer service levels, and price. In providing certain services, particularly payroll processing and tax filing services, Ceridian incurs installation and conversion costs in connection with new customers that must be recovered before the contractual relationship provides incremental profit. The longer Ceridian is able to retain a customer, the more profitable that contract is likely to be to Ceridian.

EFFECTING SYSTEM UPGRADES AND CONVERSIONS. Ceridian is in the process of transitioning to new data processing systems and/or software in several of its business units, including systems that process customer data and internal management information systems. The successful implementation of these new systems is critical to the effective delivery of products and services and the efficient operation of Ceridian's businesses. Problems or delays with the installation or initial operation of the new systems could disrupt or increase costs in connection with the delivery of services and with operations planning, financial reporting and management.

REQUIRED YEAR 2000 EFFORTS. Ceridian's year 2000 efforts, and the uncertainties and factors which could cause actual results to differ materially from its cost and timetable estimates, are described above under "Year 2000 Matters."

CONSOLIDATION IN RADIO BROADCASTING INDUSTRY. The recent consolidation in the radio broadcasting industry could put pressure on the pricing of Arbitron's radio ratings service, from which Arbitron derives a substantial majority of its total revenue. While Ceridian has experienced some success in offsetting the revenue impact of any concessions by providing ratings to additional stations within a radio group and by providing additional software and other services, there can be no assurance as to the degree to which it will be able to continue to do so.

ABILITY TO ADAPT TO CHANGING TECHNOLOGY. As a provider of information management and data processing services, Ceridian must adapt and respond to technological advances offered by competitors and technological requirements of customers in order to maintain and improve upon its competitive position. There can be no assurance that new products and

                      Page 16 of the Ceridian Annual Report
product enhancements can be developed and released within the time frames and at costs envisioned by Ceridian. Significant delays, difficulties or added costs in introducing new products or enhancements, either through internal development, acquisitions or cooperative relationships with other companies, could have a material adverse effect on the market acceptance of Ceridian's products and services and the results of operations of Ceridian's businesses generally.

ACQUISITION RISKS. Ceridian expects that it will continue to make acquisitions of, investments in and strategic alliances with complementary businesses, products and technologies to enable it to add products and services for its core customer base and for adjacent markets, and to expand each of its businesses geographically. However, implementation of this strategy entails a number of risks, including entry into markets in which Ceridian may have limited or no experience, diversion of management's attention from Ceridian's core businesses, potential loss of key employees or customers of the acquired businesses, additional year 2000 efforts, and difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies and cost savings. Integration of acquisitions, and obtaining anticipated revenue synergies or cost reductions, are also a risk in many acquisitions. To the extent Ceridian must utilize purchase accounting for acquisitions, and given the financial characteristics of information services businesses, it may be difficult for Ceridian to avoid having acquisitions of such businesses be dilutive of earnings per share.

COMPETITIVE CONDITIONS. Because the markets Ceridian serves are large and attractive, new competitors could decide to enter these markets, and thereby intensify the highly competitive conditions that already exist. These new entrants could offer new technologies (see "Ability to Adapt to Changing Technology" above) or a different service model, or could treat the services provided by a Ceridian business as one component of a larger product/service offering, thereby enabling them to reduce prices on the component offered by Ceridian. Any of these or similar developments could have a material adverse impact on Ceridian's business and results of operations.

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

                      Page 17 of the Ceridian Annual Report