Form 10-K405, Exhibit 13
period 1998-12-31
CERIDIAN CORP
filed 1999-03-26
CIK 109758

                                                                  EXHIBIT 13.03



REPORT OF MANAGEMENT

The consolidated financial statements and other related financial information of Ceridian published in this Annual Report were prepared by Ceridian management, which acknowledges its responsibility therefor. Such statements and information were prepared in accordance with generally accepted accounting principles and were necessarily based in part on reasonable estimates, giving due consideration to materiality.

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

    Our independent auditors, KPMG Peat Marwick LLP, in their audit of Ceridian's consolidated financial statements, considered the internal control structure of Ceridian to gain a basic understanding of the accounting system in order to design an effective and efficient audit approach, not for the purpose of providing assurance on the system of internal control.

    The Audit Committee, consisting of outside directors, is responsible to the Board of Directors for reviewing the financial controls and reporting practices and for recommending appointment of the independent auditors. The Audit Committee meets periodically with representatives of the internal audit department and the independent auditors, both with and without Ceridian management being present.


/s/ Lawrence Perlman
Lawrence Perlman
Chairman and Chief Executive
Officer

/s/ Ronald L. Turner
Ronald L. Turner
President and Chief Operating
Officer

/s/ J. R. Eickhoff
John R. Eickhoff
Executive Vice President and
Chief Financial Officer


                      Page 18 of the Ceridian Annual Report

INDEPENDENT AUDITORS' REPORT

The Board of Directors and
Stockholders of
Ceridian Corporation:

We have audited the accompanying consolidated balance sheets of Ceridian Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceridian Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP
Minneapolis, Minnesota
January 20, 1999

                      Page 19 of the Ceridian Annual Report

CONSOLIDATED STATEMENTS OF OPERATIONS                                    (Dollars in millions, except per share data)
------------------------------------------------------------------------------------------------------------------------
                                                                                      Years Ended December 31,
                                                                      --------------------------------------------------
                                                                           1998               1997               1996
                                                                      --------------------------------------------------
Revenue                                                                  $ 1,162.1          $1,074.8             $ 942.6

Cost of revenue                                                              551.5             527.6               456.9
                                                                      -------------      ------------       ------------
Gross profit                                                                 610.6             547.2               485.7
------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES

  Selling, general and administrative                                        316.0             308.0               285.1
  Research and development                                                    77.8              59.6                52.5
  Other expense (income)                                                      (6.8)            309.3                 0.2
                                                                      -------------      ------------       ------------

EARNINGS (LOSS) BEFORE INTEREST AND TAXES                                    223.6            (129.7)              147.9
------------------------------------------------------------------------------------------------------------------------

  Interest income                                                             10.4               2.3                 3.0
  Interest expense                                                            (4.3)            (11.2)               (9.7)
                                                                      -------------      ------------       ------------

EARNINGS (LOSS) BEFORE INCOME TAXES                                          229.7            (138.6)              141.2

Income tax provision (benefit)                                                65.3            (174.0)                5.7
                                                                      -------------      ------------       ------------

EARNINGS FROM CONTINUING OPERATIONS                                          164.4              35.4               135.5
------------------------------------------------------------------------------------------------------------------------

DISCONTINUED OPERATIONS

  Gain on sale                                                                25.4             386.3                 --
  Earnings from operations                                                      --              50.7                46.4
                                                                      -------------      ------------       ------------

NET EARNINGS                                                               $ 189.8           $ 472.4            $  181.9
                                                                      -------------      ------------       ------------
                                                                      -------------      ------------       ------------
BASIC EARNINGS PER SHARE
  Continuing operations                                                    $  1.14           $  0.23            $   0.90
  Net earnings                                                             $  1.32           $  3.01            $   1.24

DILUTED EARNINGS PER SHARE
  Continuing operations                                                    $  1.11           $  0.22            $   0.84
  Net earnings                                                             $  1.29           $  2.96            $   1.12

SHARES USED IN CALCULATIONS (IN THOUSANDS)
  Basic                                                                    144,070           156,835             135,841
  Diluted                                                                  147,597           159,481             161,938

------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

                      Page 20 of the Ceridian Annual Report


CONSOLIDATED BALANCE SHEETS                                                  (Dollars in millions, except per share data)
---------------------------------------------------------------------------------------------------------------------------
                                                                                               December 31,
                                                                                   ------------------------------------
                                                                                         1998                 1997
     ------------------------------------------------------------------------------------------------------------------
     ASSETS
     CURRENT ASSETS
     Cash and equivalents                                                            $    101.8           $    268.0
     Trade and other receivables
         Trade, less allowance of $21.7 and $10.5                                         343.4                277.1
         Other                                                                             41.1                 40.4
                                                                                   ---------------      ---------------
              Total                                                                       384.5                317.5
                                                                                   ---------------      ---------------

     Current portion of deferred income taxes                                             127.8                117.6
     Other current assets                                                                  19.6                 17.0
                                                                                   ---------------      ---------------
              Total current assets                                                        633.7                720.1

     ------------------------------------------------------------------------------------------------------------------
     Investments and advances                                                               3.0                  8.7
     Property, plant and equipment, net                                                    91.3                 79.6
     Goodwill and other intangibles, net                                                  377.5                244.3
     Software and development costs, net                                                   26.1                  9.7
     Prepaid pension cost                                                                 103.4                 96.7
     Deferred income taxes, less current portion                                           53.4                 81.9
     Other noncurrent assets                                                                1.3                  2.3

     ------------------------------------------------------------------------------------------------------------------
              Total assets                                                           $  1,289.7           $  1,243.3
                                                                                   ---------------      ---------------
                                                                                   ---------------      ---------------
     ------------------------------------------------------------------------------------------------------------------
     LIABILITIES AND STOCKHOLDERS' EQUITY
     CURRENT LIABILITIES
     Short-term debt and current portion of long-term obligations                    $      0.3           $      2.2
     Accounts payable                                                                      65.0                 57.8
     Drafts and settlements payable                                                       111.0                111.9
     Customer advances                                                                     13.6                  9.9
     Deferred income                                                                       25.4                 35.9
     Accrued taxes                                                                         76.2                 79.8
     Employee compensation and benefits                                                    74.4                 66.1
     Other accrued expenses                                                                70.8                115.2
                                                                                   ---------------      ---------------
              Total current liabilities                                                   436.7                478.8

     ------------------------------------------------------------------------------------------------------------------
     Long-term obligations, less current portion                                           54.2                  0.8
     Deferred income taxes                                                                  3.6                   --
     Restructure reserves, less current portion                                            29.0                 30.8
     Employee benefit plans                                                                74.1                 69.1
     Deferred income and other noncurrent liabilities                                      41.5                 75.5
     ------------------------------------------------------------------------------------------------------------------
     STOCKHOLDERS' EQUITY
     Common Stock, $.50 par, authorized 200,000,000 shares,
         issued 161,685,596                                                                80.8                   80.8
     Additional paid-in capital                                                         1,110.5                1,112.6
     Accumulated deficit                                                                 (136.8)                (326.6)
     Treasury common stock, 18,171,620 and 13,801,852 shares                             (390.8)                (271.0)
     Accumulated other comprehensive income                                               (13.1)                  (7.5)
                                                                                   ---------------      ---------------
              Total stockholders' equity                                                  650.6                  588.3

     ------------------------------------------------------------------------------------------------------------------
              Total liabilities and stockholders' equity                             $  1,289.7           $    1,243.3
                                                                                   ---------------      ---------------
                                                                                   ---------------      ---------------
     ------------------------------------------------------------------------------------------------------------------

     See notes to consolidated financial statements.

--------------------------------------------------------------------------------------------------------------------------

                      Page 21 of the Ceridian Annual Report

     CONSOLIDATED STATEMENTS OF CASH FLOWS                                         (Dollars in millions, except per share data)
------------------------------------------------------------------------------------------------------------------------------
                                                                                             Years Ended December 31,
                                                                                 ---------------------------------------------
                                                                                       1998             1997            1996
     -------------------------------------------------------------------------------------------------------------------------
     CASH FLOWS FROM OPERATING ACTIVITIES
     Net earnings                                                                    $  189.8         $  472.4        $ 181.9
     Adjustments to reconcile net earnings to net cash provided by (used for)
     operating activities:
         Earnings from discontinued operations                                            --             (50.7)         (46.4)
         Gain on sale of discontinued operations                                        (25.4)          (386.3)           --
         Deferred income tax provision (benefit)                                         58.1           (175.0)           1.2
         Impairment loss from asset write-offs                                           --              204.4            --
         Depreciation and amortization                                                   51.2             58.4           53.8
         Restructure reserves utilized                                                   (2.9)           (21.1)         (14.9)
         Other                                                                           (1.4)            (2.6)          (4.1)
         Decrease (Increase) in trade and other receivables                             (33.1)           (54.4)          19.7
         Increase (Decrease) in accounts payable                                        (11.2)             7.0          (15.2)
         Increase (Decrease) in drafts and settlements payable                           (0.9)           (26.5)          (7.9)
         Increase (Decrease) in employee compensation and benefits                        8.8              8.0            7.7
         Increase (Decrease) in accrued taxes                                           (21.3)            10.4            2.3
         Increase (Decrease) in other current assets and liabilities                    (49.2)            70.6           (6.7)
                                                                                 -------------   --------------   ------------
           Net cash provided by (used for) operating activities                         162.5            114.6          171.4
     -------------------------------------------------------------------------------------------------------------------------
     CASH FLOWS FROM INVESTING ACTIVITIES
     Expended for property, plant and equipment                                         (46.2)           (44.2)         (34.5)
     Expended for software and development costs                                        (16.9)           (37.8)         (46.3)
     Proceeds from sales of businesses and assets                                        50.5            596.7            9.0
     Expended for business acquisitions, less cash acquired                            (232.9)           (30.0)         (30.9)
                                                                                 -------------   --------------   ------------
           Net cash provided by (used for) investing activities                        (245.5)           484.7         (102.7)
     -------------------------------------------------------------------------------------------------------------------------
     CASH FLOWS FROM FINANCING ACTIVITIES
     Revolving credit and overdrafts, net                                                57.2           (133.1)         (60.0)
     Repayment of other debt                                                             (0.4)           (11.2)          (4.5)
     Preferred dividends                                                                 --               --            (13.0)
     Repurchase of common stock                                                        (182.0)          (279.8)         (18.2)
     Proceeds from exercise of stock options and other                                   42.0             21.7           30.2
                                                                                 -------------   --------------   ------------
           Net cash provided by (used for) financing activities                         (83.2)          (402.4)         (65.5)
     -------------------------------------------------------------------------------------------------------------------------
     NET CASH FLOWS PROVIDED (USED)                                                    (166.2)           196.9            3.2
     Cash and equivalents at beginning of year                                          268.0             71.1           67.9
                                                                                 -------------   --------------   ------------
     Cash and equivalents at end of year                                             $  101.8         $  268.0        $  71.1
                                                                                 -------------   --------------   ------------
                                                                                 -------------   --------------   ------------
     -------------------------------------------------------------------------------------------------------------------------
                                                                                             Years Ended December 31,
                                                                                 ---------------------------------------------
     INTEREST AND INCOME TAXES PAID (REFUNDED)                                       1998            1997            1996
     -------------------------------------------------------------------------------------------------------------------------
     Interest paid                                                                    $   4.2          $  11.5        $  10.0
     Income taxes paid                                                                $  17.6          $   2.9        $   2.1
     Income taxes refunded                                                            $  (0.2)         $  (0.1)       $ (11.6)
------------------------------------------------------------------------------------------------------------------------------

     See notes to consolidated financial statements.

                      Page 22 of the Ceridian Annual Report

                                                                   EXHIBIT 13.03

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                                    (Dollars in millions, except per share data)
----------------------------------------------------------------------------------------------------------------------------------
                                                          Amount                                       Shares
                                           ---------------------------------------------------------------------------------------
                                              1998         1997         1996             1998           1997            1996
----------------------------------------------------------------------------------  ----------------------------------------------
PREFERRED STOCK
Beginning balance                                                        $    4.7                                          47,200
Conversion to common stock                                                   (4.7)                                        (47,200)
                                                                    --------------                                 ---------------
Ending balance                                                           $    --                                              --
----------------------------------------------------------------------------------  ----------------------------------------------
COMMON SHARES ISSUED

Beginning balance                             $   80.8     $   79.8      $   67.3      161,685,596   159,579,254      134,650,744
Conversion of preferred stock                     --           --            10.4             --           --          20,767,990
Exercises of stock options                        --            0.2           1.3             --         345,904        2,504,944
Restricted stock awards, net                      --           --            --               --           6,400           10,608
Employee Stock Purchase Plan                      --           --             0.1             --         123,114          210,348
Acquisitions                                      --            0.8           0.7             --       1,630,924        1,396,336
Settle directors' benefits                        --           --            --               --            --             38,284
                                           ---------------------------------------  ----------------------------------------------
Ending balance - issued                       $   80.8     $   80.8      $   79.8      161,685,596   161,685,596      159,579,254
----------------------------------------------------------------------------------  ----------------------------------------------
TREASURY STOCK - COMMON SHARES
Beginning balance                             $ (271.0)    $   (0.4)     $   (1.6)     (13,801,852)      (42,392)         (95,872)
Repurchases                                     (164.8)      (297.0)        (18.2)      (6,746,284)  (15,172,302)        (783,028)
Exercises of stock options                        57.8         21.7          19.1        2,804,050     1,148,452          856,366
Restricted stock awards, net                     (17.1)        (6.3)         (3.0)        (630,522)     (345,250)        (132,500)
Employee Stock Purchase Plan                       4.3          6.6           3.3          202,988       355,224          137,930
Acquisitions                                      --            4.4            --             --         254,416          (25,288)
                                           ---------------------------------------  ----------------------------------------------
Ending balance - treasury                     $ (390.8)    $ (271.0)     $   (0.4)     (18,171,620)  (13,801,852)         (42,392)
----------------------------------------------------------------------------------  ----------------------------------------------
COMMON SHARES OUTSTANDING                                                              143,513,976   147,883,744      159,536,862
----------------------------------------------------------------------------------  ----------------------------------------------
                                                                                    ----------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Beginning balance                             $1,112.6     $1,071.5      $1,051.1
Conversion of preferred stock                     --           --            (5.7)
Exercises of stock options                       (21.3)        (8.0)          5.6
Tax benefit from stock options                    13.3         28.6          --
Restricted stock awards, net                       5.6          8.9          11.0
Employee Stock Purchase Plan                       0.3          0.9           3.0
Acquisitions                                      --           10.7           5.6
Settle directors' benefits                        --           --             0.9
                                           ---------------------------------------
Ending balance                                $1,110.5     $1,112.6      $1,071.5                COMPREHENSIVE INCOME
----------------------------------------------------------------------------------  ----------------------------------------------
ACCUMULATED DEFICIT                                                                           1998            1997           1996
                                                                                    ----------------------------------------------
Beginning balance                             $ (326.6)    $ (798.7)     $ (963.9)
Net earnings                                     189.8        472.4         181.9        $   189.8       $   472.4      $   181.9
Preferred stock dividends                         --           --           (13.0)
Acquisitions by pooling                           --           (0.3)         (3.7)
                                           ---------------------------------------
Ending balance                                $ (136.8)    $ (326.6)     $ (798.7)
----------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
FOREIGN CURRENCY TRANSLATION:
Beginning balance                             $    2.0     $    0.4      $   (2.4)
Rate changes, net                                 (5.6)         0.1           2.8             (5.6)            0.1            2.8
Disposition of investment                         --            1.5           --               --              1.5             --
                                           ---------------------------------------
Ending balance                                    (3.6)         2.0           0.4
                                           ---------------------------------------
PENSION LIABILITY ADJUSTMENT:

Beginning balance                             $   (9.5)    $   (6.3)     $   (5.2)
Pension liability increase                        --           (3.2)         (1.1)             --             (3.2)          (1.1)
                                           ---------------------------------------
Ending balance                                    (9.5)        (9.5)         (6.3)
                                           ---------------------------------------
Total ending balance                          $  (13.1)    $   (7.5)     $   (5.9)
----------------------------------------------------------------------------------  ----------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                    $  650.6     $  588.3      $  346.3        $   184.2       $   470.8      $   183.6
----------------------------------------------------------------------------------  ----------------------------------------------
                                           ---------------------------------------  ----------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                      Page 23 of the Ceridian Annual Report

                                                                  EXHIBIT 13.03

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the three years ended December 31, 1998

(Dollars in millions, except per share data)

        INDEX TO NOTES

    24  A.        Accounting Policies
    27  B.        Supplementary Data to
                     Statements of  Operations
    28  C.        Segment Data
    30  D.        Income Taxes
    31  E.        Capital Assets
    32  F.        Retirement Plans
    34  G.        Stock Plans
    36  H.        Financing
    37  I.        Leasing
    38  J.        Investing Activity
    39  K.        Commitments and
                     Contingencies
    40  L.        Legal Matters

A. ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements of Ceridian Corporation ("Ceridian") include the accounts of all majority owned subsidiaries.

    As further discussed in Note B, Computing Devices International ("CDI"), a division of Ceridian sold in December 1997, is presented as discontinued operations.

    Investments in other affiliated companies where Ceridian has significant influence are accounted for by the equity method. Other investments are accounted for by the cost method.

    All material intercompany transactions have been eliminated from the consolidated financial statements.

SUBSEQUENT EVENT - STOCK SPLIT
On January 20, 1999, Ceridian announced a 2-for-1 stock split in the form of a 100% stock dividend payable February 26, 1999 to holders of record on February 10, 1999. All share and per share amounts and the carrying value of common stock in the accompanying consolidated financial statements have been restated to give effect to the stock split.

NEW ACCOUNTING PRONOUNCEMENTS
FAS 130, "Reporting Comprehensive Income," became effective for Ceridian in 1998. Comprehensive income is defined as the change in stockholders' equity resulting from other than stockholder investments and distributions. For Ceridian, comprehensive income consists of net earnings or loss plus changes in foreign currency translation adjustment and pension liability adjustment as displayed in the accompanying Statements of Stockholders' Equity.

    Amounts recognized in net earnings (loss) which previously were reported as other comprehensive income (loss) are reclassified to avoid duplication. The effect of deferred income taxes on other comprehensive income (loss) is not material.

    FAS 131, "Disclosures about Segments of an Enterprise and Related Information," replaces previously existing disclosure requirements for industry and geographic segments with requirements for annual and quarterly disclosure of information about reportable operating segments and certain geographic data as presented in Note C.

    FAS 132, "Employers' Disclosures about Pensions and other Postretirement Benefits," revised only the disclosure requirements for such plans as presented in Note F.

    AICPA Statements of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and 98-5, "Reporting on the Costs of Start-Up Activities," have been adopted in 1998 without any material effect on accounting for those costs.

    FAS 133, "Accounting for Derivative Instruments and Hedging Activities," will be effective for Ceridian in January 2000. Ceridian is currently reviewing the potential impact of this accounting standard.

STOCK-BASED COMPENSATION
Ceridian accounts for stock-based compensation under APB Opinion No. 25 and related interpretations. Therefore, compensation expense is not recorded with respect to Ceridian's fixed stock option and employee stock purchase plans, and compensation expense for performance-based restricted stock awards is recorded based on the stock price at time of vesting or estimated future vesting. Ceridian also reports under the disclosure-only provisions of FAS 123, "Accounting for Stock-Based Compensation."

                      Page 24 of the Ceridian Annual Report

                                                                  EXHIBIT 13.03

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

CHANGES IN PRESENTATION
Certain prior year amounts have been reclassified to conform to the current year's presentation.

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

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are carried at cost and depreciated for financial statement purposes using straight-line and accelerated methods at rates based on the estimated lives of the assets, which are generally as follows:

--------------------------- -----------
Buildings                      40 years
Building improvements        5-15 years
Machinery and equipment       3-8 years
Computer equipment            3-6 years
--------------------------- -----------

    Repairs and maintenance are expensed as incurred. Gains or losses on dispositions are included in results of operations.

EARNINGS (LOSS) PER SHARE
Basic earnings per share represents earnings, reduced by any dividends on preferred stock ($13.0 in 1996), divided by the weighted average number of common shares outstanding for the reporting period as presented on the accompanying Statements of Operations. Diluted earnings per share represents earnings divided by the sum of the weighted average number of common shares outstanding plus shares derived from potentially dilutive securities. For Ceridian, potentially dilutive securities include "in the money" fixed stock options and shares of restricted stock outstanding (3,527,000 in 1998, 2,646,000 in 1997 and 5,329,000 in 1996) and the amount of common shares which would be added by conversion of convertible preferred stock or debt (20,767,990 in 1996). The number of shares added for stock options and restricted stock is determined by the treasury stock method, which assumes exercise or vesting of these securities and the use of any proceeds from these actions to repurchase a portion of these shares at the average market price for the period. When a loss from continuing operations occurs, potentially dilutive securities are not included in the calculation of loss per share. The number of option shares excluded from the calculation of potentially dilutive securities because the exercise price exceeded the average market price were 341,000 in 1998, 5,492,000 in 1997 and 587,000 in
1996.

GOODWILL AND OTHER INTANGIBLES
Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to operating units based on the benefits derived from the acquisition and amortized on a straight-line basis over the expected periods to be benefited, ranging up to 40 years.

    Other intangible assets represents amounts assigned to intangible assets at the time of a purchase acquisition and includes such items as customer lists and bases, technology, covenants not to compete, trademarks and other rights. Such costs are generally amortized on a straight-line basis over periods ranging up to seven years.

    Recorded amounts are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of the goodwill and other intangible assets for each operating unit over its remaining life can be recovered through forecasted undiscounted cash flows.

SOFTWARE AND DEVELOPMENT COSTS
Ceridian capitalizes purchased software which is ready for service and development costs for marketable software incurred from the time the preliminary project stage is completed until the software is ready for use. Under the provisions of SOP 98-1, Ceridian capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and Ceridian management has authorized further funding for the project which it deems probable will be completed and used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project, and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

    Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs are amortized using the straight-line method over a range of

                 Page 25 of the Ceridian Annual Report

                                                                  EXHIBIT 13.03

three to seven years, but not exceeding the expected life of the product.

    The carrying value of software and development costs is regularly reviewed by Ceridian, and a loss is recognized when the value of estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost.

INCOME TAXES
The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. Ceridian and its eligible subsidiaries file a consolidated U.S. federal income tax return. Certain subsidiaries which are consolidated for financial reporting are not eligible to be included in the consolidated U.S. federal income tax return and separate provisions for income taxes have been determined for these entities. Except for selective dividends, Ceridian intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended December 31, 1998.

REVENUE RECOGNITION
Services revenue is recognized when the services are performed and billable, except for certain services provided by Comdata and revenue which is recognized as earned from the investment of customer funds collected for payment of payroll and taxes.

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

PAYROLL AND TAX FILING SERVICES
In connection with its U.S. payroll tax filing services, Ceridian collects funds for payment of taxes due, holds such funds in trust until payment is due, remits the funds to the appropriate taxing authority, files federal, state and local tax returns, handles related regulatory correspondence and amendments, and selectively absorbs regulatory charges for certain penalties and interest. For such services, Ceridian derives its payroll tax filing revenue from fees charged and from investment income it receives on tax filing deposits temporarily held pending remittance on behalf of customers to taxing authorities. The trust invests primarily in high quality collateralized short-term investments or top tier commercial paper. The trust also invests in U.S. Treasury and Agency securities, AAA rated asset-backed securities and corporate securities rated A3/A- or better.

The aggregate amount of collected but unremitted funds varies significantly during the year and averaged $1,320.1 in 1998, $1,376.1 in 1997 and $1,151.1 in 1996. The amount of such funds at December 31, 1998 and 1997, was $2,142.2 and $1,697.0, respectively.

    As a result of the acquisition of Canadian payroll services businesses in early 1998, Ceridian handles payroll as well as tax filing funds for its Canadian customers. Ceridian collects funds for payment to clients' employees and tax authorities and holds these funds in trust until remitted. The Canadian trust invests in securities issued by the government and provinces of Canada, highly rated Canadian banks and corporations, asset backed trusts and mortgages. Ceridian earns income from the trust and charges fees for services similar to those provided in the U.S. The aggregate balance in U.S. dollars for the Canadian trust as of December 31, 1998 was $562.8, with an annual average outstanding balance of $397.1.

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

                      Page 26 of the Ceridian Annual Report

                                                                  EXHIBIT 13.03

B. SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS

UNUSUAL CHARGES (GAINS)
The 1998 unusual gains of $9.2 ($5.8 after tax) are related primarily to the sale in fourth quarter of land not used in operations. The 1997 unusual charges include $13.0 in first quarter in connection with a litigation settlement, $150.0 in third quarter in connection with the termination of a payroll processing software development project, and $144.6 in fourth quarter, due principally to asset write-offs. The largest portion of these charges relates to an aggregate impairment loss from asset write-offs of $204.4.

    As a result of the software development project termination, Ceridian recorded non-recurring charges to other expense (income) of $150.0 in third quarter 1997. These charges include an impairment loss of $116.9 for the write-off of assets and related costs of $33.1, of which $7.8 and $13.5 remained unpaid at December 31, 1998 and 1997, respectively. The payments of $5.7 in 1998 and $19.6 in 1997 largely relate to severance, contract termination penalties, unused facilities and incremental costs to convert beta customers to the ongoing system as originally anticipated under the project termination plan.

-------------------------------------------------------------------------------
                                                   Years Ended December 31,
                                             ----------------------------------
OTHER EXPENSE (INCOME)                          1998        1997         1996
-------------------------------------------------------------------------------
Foreign currency translation expense
  (income)                                   $     0.1   $    0.1    $    (1.4)
Loss (Gain) on sale of assets                     (0.3)       0.3         (0.4)
Unusual charges (gains)                           (9.2)     307.6          --
Minority interest and equity in operations
  of affiliates                                    3.0        3.9          2.5
Other expense (income)                            (0.4)      (2.6)        (0.5)
                                             ---------- -----------------------
Total                                        $    (6.8)  $  309.3    $     0.2
                                             ---------- -----------------------
                                             ---------- -----------------------
-------------------------------------------------------------------------------

    The fourth quarter 1997 charges of $144.6 consist of $87.5 of asset write-offs and $57.1 in accrued liabilities, of which $33.5 and $48.9 remained unpaid at December 31, 1998 and 1997, respectively. The asset write-offs include $64.8 of goodwill and other intangible assets, $11.7 of hardware and software in Comdata, and a $11.0 loss on the sale of Comdata's gaming services business, which sale closed in January 1998. In accordance with the original plans of action initiated, payments applied against fourth quarter 1997 accrued liabilities were $15.4 in 1998 and $8.2 in 1997 and included planned expenditures related to excess facilities and severance costs, contract negotiation costs and costs associated with legal and administrative proceedings involving Ceridian.

DISCONTINUED OPERATIONS
On December 31, 1997, Ceridian sold substantially all of the net assets of CDI, which comprised its defense electronics segment. As a result, the gain from this sale, along with the financial position, results of operations and cash flows of CDI are separately presented as discontinued operations and eliminated from continuing operations amounts in the accompanying consolidated financial statements and notes. The gain at the time of sale amounted to $386.3 or $2.42 per diluted share ($2.46 per basic share). The gain was increased by $25.4 or $0.18 per diluted or basic share in fourth quarter 1998, due to a reduction of estimated accruals related to this sale. The earnings from CDI operations were $0.32 per diluted or basic share in 1997 and $0.28 per diluted share ($0.34 per basic share) in 1996.

                      Page 27 of the Ceridian Annual Report

C.  SEGMENT DATA

Ceridian operates in the information services industry principally in the U.S and provides products and services to the human resources, transportation and media information markets. Its business segments include Human Resource Services, Comdata and Arbitron. These businesses collect, manage and analyze data and process transactions on behalf of customers, report information resulting from such activities to customers, and provide customers with related software applications and services. The technology-based products and services of these businesses are typically provided through long-term customer relationships that result in a high level of recurring revenue. The business segments are distinguished primarily by reference to the markets served and the nature of the services provided. Selected business segment information is provided in an accompanying table.

    Human Resource Services offers a broad range of services and software designed to help employers more effectively manage their work forces and information that is integral to human resource processes. These products and services include transaction-oriented administrative services and software products, primarily in areas such as payroll processing, tax filing and benefits administration as well as management support software and services in areas such as skills management, regulatory compliance, employee training and employee assistance programs. Revenue from payroll and tax filing services also includes investment income earned by Ceridian from deposits temporarily held pending remittance on behalf of customers to taxing authorities and customers' employees. These activities are conducted primarily in the U.S. and through subsidiaries in the UK and, beginning in 1998, Canada.

------------------------------------ ----------- ----------- ----------
GEOGRAPHIC DATA                         1998        1997        1996
------------------------------------ ----------- ----------- ----------
U.S. OPERATIONS
Revenue                                $1,034.0    $1,029.3     $905.2
Property, plant and equipment              82.3        74.9       74.6

NON-U.S. OPERATIONS
Revenue                               $   128.1    $   45.5     $ 37.4
Property, plant and equipment               9.0         4.7        2.7
------------------------------------ ----------- ----------- ----------

    Comdata provides transaction processing and decision support services to the transportation industry, primarily trucking companies, truck stops and truck drivers, in both the long haul and local markets in the U.S. These services primarily involve the use of a proprietary funds transfer card which facilitates truck driver transactions and provides transaction control and trip information for trucking firms. Additionally, Comdata provides assistance in obtaining regulatory permits and other compliance services, driver relations services, local fueling services and discounted telecommunications services in its markets.

    Arbitron provides media and marketing information (primarily radio audience measurement) to broadcasters, advertising agencies, advertisers and, through a joint venture, newspaper and magazine publishers and TV broadcasters. Arbitron also provides software applications that give customers access to Arbitron's database and, through a joint venture, measurement data concerning consumer retail behavior and media usage. These activities are conducted primarily in the U.S.

    The Other segment includes the unallocated amounts related to corporate center operations. The assets of corporate center operations include cash and equivalents as well as deferred income tax and pension assets.

    Ceridian measures business segment results by reference to earnings before interest and taxes ("EBIT"), adjusted for unusual gains and losses. In 1998, adjustments included unusual gains related primarily to the disposition of land not used in the business. In 1997, adjustments included charges of $13.0 for a litigation settlement, $150.0 for termination of a payroll software development project and $144.6 due principally to goodwill and other asset write-offs. Expenses incurred by corporate center operations are charged or allocated to the business segments.

     Revenue from sales between business segments is not material. The operations of Ceridian are conducted primarily in the U.S and revenue from sales between U.S. and non-U.S. entities is not material. Non-U.S. operations in Canada and the UK relate largely to the Human Resource Services segment. Geographic data for or at the end of each of the last three years, presented above, is determined by reference to the location of operation.

                      Page 28 of the Ceridian Annual Report

                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE  DATA)
----------------------------------------------------------------------------------------------
BUSINESS SEGMENTS                                         Years Ended December 31,
                                               -----------------------------------------------
                                                   1998            1997              1996
----------------------------------------------------------------------------------------------
HUMAN RESOURCE SERVICES

Revenue                                        $   700.3       $    578.6        $    490.3

EBIT before unusual charges and gains          $   100.6       $     68.1        $     33.7
Unusual (charges) gains                              --            (223.5)              --
                                               -------------  --------------    --------------
EBIT                                           $   100.6       $   (155.4)       $     33.7

Total assets                                   $   471.5       $    229.5        $    373.4
Depreciation and amortization                  $    40.0       $     43.0        $     43.2
Expended for property, plant & equipment       $    35.8       $     24.3        $     21.4
---------------------------------------------  -------------  --------------    --------------
COMDATA
Revenue                                        $   267.3       $    331.0        $    299.2

EBIT before unusual charges and gains          $    52.4       $     57.2        $     68.3
Unusual (charges) gains                              --             (41.0)              --
                                               -------------  --------------    --------------
EBIT                                           $    52.4       $     16.2        $     68.3

Total Assets                                   $   398.6       $    434.1        $    370.8
Depreciation and amortization                       13.4             17.0              11.7
Expended for property, plant & equipment             6.7             18.1              10.5
---------------------------------------------  -------------  --------------    --------------
ARBITRON
Revenue                                            194.5            165.2             153.1

EBIT before unusual charges and gains               61.4             52.7              45.9
Unusual (charges) gains                              --              (5.0)              --
                                               -------------  --------------    --------------
EBIT                                                61.4             47.7              45.9

Total assets                                        66.8             49.7              44.6
Depreciation and amortization                        4.7              3.9               4.0
Expended for property, plant & equipment             1.2              1.2               1.8
---------------------------------------------  -------------  --------------    --------------
OTHER
Revenue                                              --               --                --

EBIT before unusual charges and gains                --               --                --
Unusual (charges) gains                              9.2           (38.2)               --
                                               -------------  --------------    --------------
EBIT                                                 9.2           (38.2)               --

Total assets                                       352.8           530.0              227.8
Depreciation and amortization                       (6.9)           (5.5)              (5.1)
Expended for property, plant & equipment             2.5             0.6                0.8
---------------------------------------------  -------------  --------------    --------------
TOTAL CERIDIAN
Revenue                                          1,162.1         1,074.8              942.6

EBIT before unusual charges and gains              214.4           178.0              147.9
Unusual (charges) gains                              9.2          (307.7)               --
                                               -------------  --------------    --------------
EBIT                                               223.6          (129.7)             147.9

Total assets                                     1,289.7         1,243.3            1,016.6
Depreciation and amortization                       51.2            58.4               53.8
Expended for property, plant & equipment            46.2            44.2               34.5

                      Page 29 of the Ceridian Annual Report

D.  INCOME TAXES

Ceridian has U.S. net operating loss carryforwards and future tax deductions of $344.4 and $193.3, respectively, which will be available to offset regular taxable U.S. income during the carryforward period (through 2013). The tax benefits of these items are reflected in the accompanying table of deferred tax asset and liability. If not used, these carryforwards will begin to expire in 2005.

    In 1998, Ceridian realized a $18.5 tax benefit related to the difference between its tax and financial reporting basis in a subsidiary that was disposed of during fourth quarter.

    Under tax sharing agreements existing at the time of the disposition of certain former operations of Ceridian, Ceridian remains subject to income tax audits in various jurisdictions for the years 1985-1992. Ceridian considers its tax accruals adequate to cover any U.S. and international tax deficiencies not recoverable through deductions in future years.

---------------------------------------------------------------------------------
COMPONENTS OF EARNINGS AND TAXES FROM        1998          1997          1996
CONTINUING OPERATIONS
---------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES

  U.S.                                   $   218.5     $  (134.1)    $   145.4
  International                               11.2          (4.5)         (4.2)
                                         -----------   -----------   ------------
       Total                             $   229.7     $  (138.6)    $   141.2
                                         -----------   -----------   ------------
                                         -----------   -----------   ------------
INCOME TAX PROVISION (BENEFIT)

  Current

     U.S.                                $     4.2     $    --       $     2.7
     State and other                           3.0           1.0           1.8
                                         -----------   -----------   ------------
                                               7.2           1.0           4.5
                                         -----------   -----------   ------------
  Deferred

     U.S.                                     54.2          32.8           0.8
     U.S. valuation reserve benefit            --         (207.8)          --
     State and other                           3.9           --            0.4

                                         -----------   -----------   ------------
                                              58.1        (175.0)          1.2
                                         -----------   -----------   ------------
       Total                             $    65.3     $  (174.0)    $     5.7
                                         -----------   -----------   ------------
                                         -----------   -----------   ------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
EFFECTIVE RATE RECONCILIATION                1998          1997          1996
---------------------------------------------------------------------------------
U.S. statutory rate                             35%           35%           35%
                                         -----------   -----------   ------------
                                         -----------   -----------   ------------
Income tax provision (benefit) at
   U.S. statutory rate                   $    80.4     $   (48.5)    $    49.4
Alternative minimum tax                       --            --             3.5
State income taxes, net                        1.4           1.0           2.2
Goodwill                                       3.1          44.7           3.3
Benefit of net operating loss                 --          (175.0)        (48.7)
carryforwards
Benefit from sale of business                (18.5)         --            --
Other                                         (1.1)          3.8          (4.0)
---------------------------------------------------------------------------------
          Income tax provision (benefit) $    65.3     $  (174.0)    $     5.7
                                         -----------   -----------   ------------
                                         -----------   -----------   ------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
TAX EFFECT OF ITEMS THAT COMPRISE A SIGNIFICANT PORTION OF THE NET DEFERRED
TAX ASSET AND LIABILITY
-----------------------------------------------------------------------------------
                                                            December 31,
                                                -----------------------------------
                                                     1998                1997
----------------------------------------------------------------------------------
Deferred Tax Asset
Net operating loss carryforwards                 $       120.5        $     153.3
Restructuring and other accruals                          66.9               62.2
Other                                                     17.7                2.5
                                                ---------------      -------------
Total                                                    205.1              218.0
                                                ---------------      -------------
Deferred Tax Liability
Employment related accruals                              (21.1)             (14.0)
Other                                                     (2.8)              (4.5)
                                                ---------------      -------------
Total                                                    (23.9)             (18.5)
                                                ---------------      -------------
NET DEFERRED TAX ASSET                           $       181.2        $     199.5
                                                ---------------      -------------
                                                ---------------      -------------
NET DEFERRED TAX ASSET (U.S.)
Current portion                                  $       127.8        $     117.6
Noncurrent portion                                        53.4               81.9
                                                ---------------      -------------
Total                                            $       181.2        $     199.5
                                                ---------------      -------------
                                                ---------------      -------------
DEFERRED TAX LIABILITY
(INTERNATIONAL)                                  $         3.6        $     --
                                                ---------------      -------------
                                                ---------------      -------------

                      Page 30 of the Ceridian Annual Report

E. CAPITAL ASSETS                                            (Dollars in millions, except per share data)
------------------------------------------------------------------------------------------------------------
                                                                                    December 31,
-----------------------------------------------------------------------------------------------------------
                                                                               1998              1997
-----------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT
Land                                                                          $      1.2        $      1.5
Machinery and equipment                                                            189.8             185.7
Buildings and improvements                                                          42.1              42.9
Construction in progress                                                             4.0               4.3
                                                                           --------------    --------------
                                                                                   237.1             234.4
Accumulated depreciation                                                          (145.8)           (154.8)
                                                                           --------------    --------------
Property, plant and equipment, net                                            $     91.3        $     79.6
                                                                           --------------    --------------
                                                                           --------------    --------------
-----------------------------------------------------------------------------------------------------------
GOODWILL AND OTHER INTANGIBLES
Goodwill                                                                      $    358.4        $    228.7
Accumulated amortization                                                           (36.4)            (38.7)
                                                                           --------------    --------------
Goodwill, net                                                                      322.0             190.0
                                                                           --------------    --------------
Other intangible assets                                                             77.0              64.5
Accumulated amortization                                                           (21.5)            (10.2)
                                                                           --------------    --------------
Other intangible assets, net                                                        55.5              54.3
                                                                           --------------    --------------
Goodwill and other intangible assets, net                                     $    377.5        $    244.3
                                                                           --------------    --------------
                                                                           --------------    --------------
-----------------------------------------------------------------------------------------------------------
SOFTWARE AND DEVELOPMENT COSTS
Purchased software                                                            $     31.9        $     31.1
Software development costs                                                          24.5              15.5
                                                                           --------------    --------------
                                                                                    56.4              46.6
Accumulated amortization                                                           (30.3)            (36.9)
                                                                           --------------    --------------
Software and development costs, net                                           $     26.1        $      9.7
                                                                           --------------    --------------
                                                                           --------------    --------------
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                      Years Ended December 31,
                                                          -------------------------------------------------
DEPRECIATION AND AMORTIZATION                                 1998             1997              1996
-----------------------------------------------------------------------------------------------------------
Depreciation and amortization
  of property, plant and equipment                           $    32.2        $     33.3        $     31.5
Amortization of goodwill                                          12.0              13.5              11.1
Amortization of other intangibles                                 10.1               7.6               6.3
Amortization of software and development costs                     4.8              10.6              11.0
Pension credit                                                    (7.9)             (6.6)             (6.1)
                                                          -------------    --------------    --------------
    Total                                                    $    51.2        $    58.4         $     53.8
                                                          -------------    --------------    --------------
                                                          -------------    --------------    --------------

                      Page 31 of the Ceridian Annual Report

                                                                  EXHIBIT 13.03

F.  RETIREMENT PLANS

The following information is presented under the new disclosure requirements of FAS 132. Prior year information has been restated to conform with the new requirements.

PENSION BENEFITS
Ceridian maintains a defined benefit pension plan for U.S. employees which closed to new participants effective January 1, 1995. Assets of the plan consist principally of equity securities, U.S. government securities, and other fixed income obligations and do not include securities issued by Ceridian. Benefits under the plan are calculated on maximum or career average earnings and years of participation in the plan. Employees participate in this plan by means of salary reduction contributions. Certain former employees are inactive participants in the plan. Retirement plan funding amounts are based on independent consulting actuaries' determination of the Employee Retirement Income Security Act of 1974 funding requirements.

    The funded status of the plan at September 30, 1998 and 1997 measurement dates and the changes in funded status for the annual periods then ended are shown in the accompanying tables, along with the net periodic pension cost and assumptions used in calculations for each of the last three years.

    Ceridian also sponsors a nonqualified supplemental retirement plan. The projected benefit obligations at September 30, 1998 and 1997 for this plan were $23.5 and $23.4, respectively, and the net periodic pension cost was $2.8 for 1998, $2.3 for 1997 and $2.2 for 1996. The related intangible asset included in prepaid pension cost was $2.0 at December 31, 1998 and $3.3 at December 31, 1997. The cost recognized by Ceridian with respect to its defined contribution retirement plans was $8.9 in 1998, $6.7 in 1997 and $5.4 in 1996.

---------------------------------------------------------------------------------
FUNDED STATUS OF DEFINED BENEFIT                             September 30,
                                                     ----------------------------
RETIREMENT PLAN AT MEASUREMENT DATE                       1998          1997
---------------------------------------------------------------------------------
ACCUMULATED BENEFIT OBLIGATION                       $     550.0   $     524.3

CHANGE IN PROJECTED BENEFIT OBLIGATION DURING THE
PERIOD

At beginning of period                               $     542.7   $     549.1
Service cost                                                 2.0           1.7
Interest cost                                               42.1          42.6
Actuarial (gain) loss                                       27.1          35.3
Benefits paid                                              (46.2)        (86.0)
                                                     ------------- --------------
At end of period                                     $     567.7   $     542.7
                                                     ------------- --------------

CHANGE IN FAIR VALUE OF PLAN ASSETS DURING THE PERIOD

At beginning of period                               $     620.3   $     573.6
Actual return on plan assets                               (21.6)        132.7
Benefits paid                                              (46.2)        (86.0)
                                                     ------------- --------------
At end of period                                     $     552.5   $     620.3
                                                     ------------- --------------

FUNDED STATUS OF PLAN                                $     (15.2)  $      77.6
Unrecognized net loss                                      105.8           3.3
Unrecognized prior service cost                             12.5          16.0
Unrecognized net transition asset                           (1.7)         (3.5)
                                                     ------------- --------------
Net pension asset recognized
   in the consolidated balance sheet                 $     101.4   $      93.4
                                                     ------------- --------------
                                                     ------------- --------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
ASSUMPTIONS USED IN CALCULATIONS                          1998     1997     1996
---------------------------------------------------------------------------------
Discount rate                                             7.00%    7.75%    7.75%

Rate of compensation increase                             4.00%    4.50%    4.50%

Expected return on plan assets                            9.50%    9.50%    9.50%
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
NET PERIODIC PENSION COST (CREDIT)                        1998     1997     1996
---------------------------------------------------------------------------------
Service cost                                           $   2.0   $  1.7   $  1.6
Interest cost                                             42.1     42.5     39.7
Expected return on plan assets                           (53.8)   (53.1)   (48.9)
Net amortization and deferral                              1.8      2.3      1.5
                                                       --------  -------  -------
          Total                                        $  (7.9)  $ (6.6)  $ (6.1)
                                                       --------  -------  -------
                                                       --------  -------  -------
---------------------------------------------------------------------------------

                      Page 32 of the Ceridian Annual Report

POSTRETIREMENT BENEFITS
Ceridian provides health care and life insurance benefits for eligible retired employees, including individuals who retired from operations of Ceridian that were subsequently sold or discontinued. Ceridian sponsors several health care plans in the U.S. for both pre- and post-age 65 retirees. Company contributions to these plans differ for various groups of retirees and future retirees. Employees hired on or after January 1, 1992 may enroll at retirement in company-sponsored plans with no company subsidy. Employees hired before and retiring after that date may enroll in plans that subsidize pre-age 65 coverage only. Employees who retired prior to 1992 are subject to various cost-sharing policies depending on when retirement began and eligibility for Medicare. This is a closed group. Most retirees outside the United States are covered by governmental health care programs, and Ceridian's cost is not significant.

    The following tables present the amounts and changes in the aggregate benefit obligation at the beginning and end of and for each of the last two years and the components of net periodic postretirement benefit cost for the plans for the last three years. Ceridian does not prefund these costs.

    The assumed health care cost trend rate used in measuring the benefit obligation is 10% for pre-age 65 and 6% for post-age 65 in 1998, declining at a rate of 1% per year to an ultimate rate of 5.75% in 2003 for pre-age 65 and in 1999 for post-age 65. A one percent increase in this rate would increase the benefit obligation at December 31, 1998 by $3.3 and the aggregate service and interest cost for 1998 by $0.3. A one percent decrease in this rate would decrease the benefit obligation at December 31, 1998 by $2.8 and the aggregate service and interest cost for 1998 by $0.2. The weighted average discount rate used in determining the benefit obligation at December 31, 1998 and 1997 is 7.0%.

----------------------------------------
FUNDED STATUS OF POSTRETIREMENT
HEALTH CARE AND LIFE PLANS
----------------------------------------
                            December 31,
                          --------------
                           1998    1997
                          ------  ------
CHANGE IN BENEFIT
   OBLIGATION

At beginning of year      $44.9  $50.1
Service cost                0.1    0.2
Interest cost               3.0    3.6
Participant contributions   1.6    1.9
Actuarial loss (gain)       0.1   (1.5)
Special termination         --    (3.4)
benefits
Benefits paid              (5.1)  (6.0)
                          -------------
At end of year            $44.6  $44.9
                          -------------
                          -------------

CHANGE IN PLAN ASSETS
At beginning of year      $ --   $ --
Company contributions       3.5    4.1
Participant contributions   1.6    1.9
Benefits paid              (5.1)  (6.0)
                          -------------
At end of year            $ --   $ --
                          -------------

FUNDED STATUS OF PLAN
Benefit obligation, net   $44.6  $44.9
Unrecognized actuarial     6.5     6.3
loss
Other adjustments           --     0.4
                          -------------
At end of year            $51.1  $51.6
                          -----  ------
----------------------------------------

Current portion           $6.0    $6.0
Noncurrent portion        45.1    45.6
                          -------------
  Total                   $51.1  $51.6
                          -----  ------
                          -----  ------
----------------------------------------

----------------------------------------------
NET PERIODIC POSTRETIREMENT BENEFIT COST
----------------------------------------------
                         1998    1997    1996
                         ----    ----    ----
Service cost             $ 0.1   $ 0.2   $ 0.2
Interest cost              3.0     3.6     3.4
Actuarial gain            (0.2)   (0.1)   --
amortization
Other                      0.4    (0.6)    0.3
----------------------------------------------
  Net periodic
 benefit cost            $ 3.3    $ 3.1  $ 3.9
                         -----    -----  -----
                         -----    -----  -----
----------------------------------------------

                      Page 33 of the Ceridian Annual Report

G. STOCK PLANS

During the three-year period ended December 31, 1998, Ceridian provided stock-based compensation plans for directors, officers and other employees. The 1996 Director Performance Incentive Plan authorizes the issuance of up to 250,000 shares in connection with awards of stock options and non-performance restricted stock to non-employee directors of Ceridian. An annual grant of an option to purchase 4,000 shares (3,000 shares before 1998) is made to each eligible director with such grants becoming fully exercisable six months after the date of grant. The exercise price of the options is the fair market value of the underlying stock at the date of grant, and the options expire in ten years. A one-time award of non-performance restricted shares is made to each outside director when the director first joins the Board. The number of shares awarded will have a fair market value equal to two and one-half times (four times before 1998) the then current annual retainer paid to non-employee directors. The restrictions on transfer will ordinarily lapse ratably over a five-year period.

    The 1993 Long-Term Incentive Plan as amended ("1993 LTIP") authorizes the issuance until December 31, 1999 of up to 18,000,000 common shares in connection with awards of stock options and restricted stock to executives and other key employees. Options remain outstanding under a predecessor plan subject to similar terms. The 1994 Stock Option Plan expired at the end of 1998.

    Stock options awarded under these plans generally vest annually over a three-year period, have 10-year terms and have an exercise price that may not be less than the fair market value of the underlying stock at the date of grant.

    Under the terms of the 1993 LTIP, senior executives were awarded performance restricted shares which became eligible to vest in installments during 1996, 1997 and 1998 for executives still employed by Ceridian on the vesting dates. Vesting occurred only to the extent that the total return to holders of Ceridian common stock over two, three and four year performance periods ending on April 30 in those years met certain prescribed levels as compared to other companies in the S&P 500.

    Of these shares, 503,240 vested during 1996, 11,196 during 1997 and 82,152 during 1998. Shares which had not yet vested as of the end of the final performance period were forfeited and returned as treasury stock.


--------------------------------------------------------------------------------------------------
STOCK  PLANS                                                                          WEIGHTED-
                            OPTION PRICE                             AVAILABLE          AVERAGE
                               PER SHARE   OUTSTANDING  EXERCISABLE  FOR GRANT   EXERCISE PRICE
--------------------------------------------------------------------------------------------------
   At December 31, 1995    $ 0.89 - $22.75  11,383,516   4,727,058   6,002,306          $10.65

--------------------------------------------------------------------------------------------------
   Authorized                                                          250,000
   EAS conversion                     3.09     100,654      98,466
   Granted                  18.63 -  26.13   3,121,850              (3,121,850)          23.76
   Became exercisable        1.33 -  23.63               2,239,004
   Exercised                 0.89 -  20.63  (3,361,310) (3,361,310)                       7.06
   Canceled                  1.33 -  25.38    (634,484)     (7,216)    539,256           15.69
   Expired                           10.53      (7,102)     (7,102)    (36,000)          10.53
   ESPP purchases                                                     (348,278)
   Restricted stock,                                                   127,892
     net
   Directors'                                                          (38,284)
     retirement
   Performance units                                                   (40,000)
--------------------------------------------------------------------------------------------------
   At December 31, 1996    $ 0.89 - $26.13  10,603,124   3,688,900   3,335,042          $15.28
--------------------------------------------------------------------------------------------------
   Authorized                                                        6,000,000
   Granted                  15.32 -  22.38   4,505,500              (4,505,500)          20.13
   Became exercisable        1.33 -  26.13               2,938,656
   Exercised                 1.33 -  22.38  (1,494,356) (1,494,356)                       9.08
   Canceled                  1.33 -  25.38  (1,353,580)    (70,420)  1,262,382           21.13
   Expired                            8.08     (13,494)    (13,494)                       8.08
   ESPP purchases                                                     (478,338)
   Restricted stock,                                                   338,850
     net
   Performance units                                                    12,000
     forfeited
--------------------------------------------------------------------------------------------------
   At December 31, 1997    $ 0.89 - $26.13  12,247,194   5,049,286   5,964,436          $17.18
--------------------------------------------------------------------------------------------------
   AUTHORIZED                                                        3,006,000
   GRANTED                 18.63 -   33.16   5,109,000              (5,109,000)          27.42
   BECAME EXERCISABLE       4.43 -   28.10               2,200,162
   EXERCISED                0.89 -   26.13  (2,804,050) (2,804,050)                      13.00
   CANCELED                 6.47 -   33.16  (1,058,196)    (82,194)    980,448           20.68
   EXPIRED                            5.92      (2,280)     (2,280)   (360,062)           5.92
   ESPP PURCHASES                                                     (202,988)
   RESTRICTED STOCK,                                                   630,522
     NET
   PERFORMANCE UNITS                                                     8,000
     FORFEITED
--------------------------------------------------------------------------------------------------
   AT DECEMBER 31, 1998    $ 3.09 - $33.16  13,491,668   4,360,924   4,917,356          $21.65
--------------------------------------------------------------------------------------------------
   COMMON SHARES RESERVED FOR FUTURE ISSUANCE AT DECEMBER 31, 1998 WERE 18,409,024.
--------------------------------------------------------------------------------------------------

                      Page 34 of the Ceridian Annual Report

    During 1998, Ceridian reserved 1,000,000 common shares for a new stock-based compensation plan for certain employees in its UK operations.

    The employee plans also provide for the accelerated exercisability of options and the accelerated lapse of transfer restrictions on restricted stock if a participant's employment terminates for specified reasons within two years of a change of control of Ceridian.

    The Employee Stock Purchase Plan ("ESPP"), as amended in 1998, provides for the issuance of up to 3,000,000 shares of newly issued or treasury common stock of Ceridian to eligible employees. The purchase price of the stock to plan participants is 85% of the lesser of the fair market value on either the first day or the last day of the applicable three-month offering period.

    As reported in Note A, Ceridian adopted the disclosure-only provisions of FAS 123 and continues to account for stock-based compensation as in prior years. Therefore, no expense is recorded with respect to Ceridian's stock option or employee stock purchase plans, and compensation expense (credit) of $(3.3) in 1998, $(2.4) in 1997, and $7.2 in 1996 was included in continuing operations in connection with restricted stock awards.

    The following disclosure is provided with respect to the provisions of FAS 123. Ceridian employs the Black-Scholes option pricing model for determining the fair value of stock option grants, restricted stock awards and ESPP purchases, as presented in an accompanying table. Weighted average exercise prices for stock option activity and options outstanding at December 31, 1998, 1997 and 1996 are included in the Stock Plans table on the previous page.

    Further information on outstanding and exercisable stock options by exercise price range as of the end of the current year is disclosed in an accompanying table. Ceridian is required to report the pro forma effect on net earnings and earnings per share which would have resulted if the fair value method of accounting for stock-based compensation issued in those years had been adopted. The application of the fair value method would have resulted in the determination of compensation cost for grants of stock options and purchases under the ESPP and would have eliminated from the related compensation cost the revaluation to market price of unvested awards of restricted stock. Such compensation cost would then be allocated to the related period of service. The results of this calculation and the assumptions used appear in the accompanying pro forma table.

------------------------------------------------------------------------------
STOCK OPTION INFORMATION AS OF  DECEMBER 31, 1998
------------------------------------------------------------------------------

                             OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                   ----------------------------------------  --------------------------

                                      WEIGHTED
                                       AVERAGE    WEIGHTED                   WEIGHTED
        RANGE OF                     REMAINING     AVERAGE                    AVERAGE
        EXERCISE        NUMBER     CONTRACTUAL    EXERCISE        NUMBER     EXERCISE
          PRICES   OUTSTANDING            LIFE       PRICE   EXERCISABLE        PRICE
-----------------  ------------  ------------- -----------  ------------  -----------
$  3.09 - $9.57       1,421,784         4.74      $  8.01     1,377,360        $  7.99

  $10.53 - $18.63     1,408,172         6.75       $14.57       957,964         $13.47
  $19.94 - $20.00     1,804,296         8.80       $20.00       527,840         $20.00
  $20.32 - $21.25     1,970,328         7.89       $21.12       540,532         $20.95
  $21.32 - $25.07     1,940,356         7.86       $23.89       907,890         $23.96
  $25.19 - $26.91       781,132         9.28       $26.41         9,338         $25.75
  $27.41 - $27.41     3,385,400         9.81       $27.41            --         $   --
  $27.69 - $33.16       780,200         9.55       $29.12        40,000         $28.10
-------------------------------------------------------------------------------------
 $  3.09 - $33.16    13,491,668         8.17       $21.65     4,360,924         $15.80
-------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------
PRO FORMA EFFECT OF FAIR VALUE ACCOUNTING       1998       1997     1996
-------------------------------------------------------------------------------------
On compensation cost                           $14.1       $9.9    $11.4
On diluted earnings per share                  $0.10      $0.06    $0.07
------------------------------------------ ---------- ---------- --------
WEIGHTED-AVERAGE ASSUMPTIONS
Expected lives in years                          4-8        4-8      4-8
Expected volatility                            34.5%      32.7%    26.0%
Expected dividend rate                            --         --       --
Risk-free interest rate                         4.8%       5.3%     6.0%






-------------------------------------------------------------------------------------
WEIGHTED AVERAGE FAIR VALUES OF GRANTS, AWARDS AND PURCHASES
-------------------------------------------------------------------------------------

                              1998                  1997                 1996
                       SHARES  FAIR VALUE    SHARES   FAIR VALUE   SHARES   FAIR VALUE
                    ------------------------------------------------------------------
Stock options       5,109,000       $8.82  4,505,500      $6.90  3,121,850      $6.73
Restricted stock
awards                     --          --         --         --    172,000     $15.65
ESPP                  202,988       $1.08    478,338      $2.40    348,278      $2.21

-------------------------------------------------------------------------------------




                      Page 35 of the Ceridian Annual Report

                                                                 EXHIBIT 13.03

H.  FINANCING

During first quarter 1998 and in connection with the purchases of two payroll services businesses in Canada, Ceridian entered into two revolving credit arrangements which expire on July 31, 2002 with Canadian banks through a Canadian subsidiary. The initial borrowings amounted to $70.4 in the aggregate, carry interest rates of approximately 5.5% and had an aggregate outstanding amount at December 31, 1998 of $53.9. Other borrowing activities during 1998 primarily involved small revolving credit or overdraft credit lines of subsidiaries.

    In July 1997, Ceridian entered into a $250.0 revolving credit facility with a commercial bank syndicate. The credit facility is unsecured and has a final maturity of July 31, 2002. The full amount of the credit facility may be utilized for revolving loans and up to $75.0 of the credit facility may be used to obtain standby letters of credit. The pricing of the credit facility for both loans and letters of credit is determined based on Ceridian's senior unsecured debt ratings. At December 31, 1998 and 1997, there were no revolving loans and $2.9 in letters of credit outstanding under the facility.


-----------------------------------------------------------------------------------
                                                                December 31,
                                                       ----------------------------
DEBT OBLIGATIONS                                            1998           1997
-----------------------------------------------------------------------------------
Revolving credit agreements and overdrafts             $      53.9     $      1.9
Other long-term debt obligations                               0.6            1.1
                                                       ------------    ------------
Total debt obligations                                        54.5            3.0
    Less short-term debt and current portions
     of long-term debt                                         0.3            2.2
                                                       ------------    ------------
Long-term obligations, less current portions           $      54.2     $      0.8
                                                       ============    ============

-----------------------------------------------------------------------------------

    Under the terms of the credit facility, Ceridian's consolidated debt must not exceed its stockholders' equity as of the end of any fiscal quarter, and the ratio of Ceridian's EBIT to interest expense on a rolling four quarter basis must be at least 2.75 to 1. The credit facility also limits liens, subsidiary debt, contingent obligations, operating leases, minority equity investments and divestitures. At December 31, 1998, Ceridian was in compliance with all covenants contained in the credit facility.

    During 1997, Ceridian made payments of $144.3 on outstanding debt, including repaying all amounts outstanding under its domestic revolving credit facility, under three supplemental six month promissory notes given to three of the banks that are parties to the revolving credit facility and under certain debt obligations assumed as a result of acquisitions.

                      Page 36 of the Ceridian Annual Report

                                                                 EXHIBIT 13.03

I. LEASING

Ceridian conducts a substantial portion of its operations in leased facilities. Most of these leases contain renewal options and require payments for taxes, insurance and maintenance. Ceridian remains secondarily liable for future rental obligations related to assigned leases totaling $13.4 at December 31, 1998. Ceridian does not anticipate any material non-performance by the assignees of these leases.

    Virtually all leasing arrangements for equipment and facilities are operating leases and the rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include assigned leases or obligations recorded as liabilities.

    The amounts of rental expense and sublease income for each of the three years ended December 31, 1998 appear in the Rental Expense table.


---------------------------------------------
RENTAL EXPENSE        1998     1997     1996
---------------------------------------------
Rental expense       $38.6    $38.8    $39.2
Sublease rental
income                (2.2)    (1.7)    (1.6)
                     -----    -----    -----
 Net rental expense  $36.4    $37.1    $37.6
                     =====    =====    =====
---------------------------------------------

    Future minimum noncancelable lease payments on operating leases existing at December 31, 1998, and which have an initial term of more than one year, are described in the Future Minimum Lease Payments table.


--------------------------------------
FUTURE MINIMUM LEASE PAYMENTS
--------------------------------------
1999                  $37.9
2000                   31.8
2001                   27.0
2002                   19.7
2003                   13.4
Thereafter             48.2
--------------------------------------

                      Page 37 of the Ceridian Annual Report

                                                                 EXHIBIT 13.03

J.  INVESTING ACTIVITY

During first quarter 1998, Ceridian, through a Canadian subsidiary, acquired the payroll services businesses of two Canadian banks for a total cash payment of $140.7 of which $70.4 was borrowed from the sellers. The acquisitions resulted in the recording of $123.5 of goodwill. Pre-acquisition revenue for these operations was approximately $65.0 in 1997. Substantially all of the 1998 revenue for these businesses was reported in Ceridian's revenue. In November 1998, Ceridian acquired the work-life services business of Work/Family Directions, Inc., which had estimated pre-acquisition revenue of approximately $52.0 in 1998 and $57.0 in 1997. The acquisition resulted in a cash payment of $77.5 and the recording of $66.5 of goodwill. In May 1998, Ceridian purchased certain assets of Tapscan, Inc., a developer of software for broadcasters, agencies and advertisers, to be associated with its Arbitron operations. The acquisition of Tapscan and other minor purchase acquisitions made during 1998 resulted in cash payments totaling $14.7, deferred payment obligations of $3.0 and goodwill of $13.6.

    In January 1998, Ceridian's Comdata subsidiary exchanged its gaming services business for First Data Corporation's NTS transportation services business and $50.5 in cash. The net cash inflow from the exchange was $30.1 and the net reduction in goodwill was $44.1. During the year, Ceridian sold its Resumix and Tesseract operations, along with other smaller businesses and assets. The aggregate net cash proceeds from these sales was $19.4 with no material gain or loss. In connection with the sale of Resumix, Ceridian received a 15 percent equity interest in the successor company in the form of 1,499,900 shares of preferred stock with a liquidation preference of $4.10 per share. In addition, Ceridian received an interest bearing note for $22.8. The note calls for annual principal payments of $4.5 beginning in August 2002 with the balance payable in August 2005. Ceridian will recognize gain on the note receivable as principal payments are funded and on the preferred shares when a ready market develops.

    On December 31, 1997, Ceridian sold its Computing Devices International division. Further information on this transaction is provided in Note B. Also during 1997, Ceridian acquired or invested in seven small businesses. The three acquisitions associated with Comdata included a provider of cash advance services to the gaming industry, a fuel management services provider and the step acquisition of the remaining interest in International Automated Energy Systems ("IAES"), a provider of fuel management and payment systems for local trucking fleets. The two acquisitions associated with Human Resource Services included a provider of human resources management and benefits software and a provider of interactive, self service applications to facilitate human resources administration. Arbitron acquired a market research firm in the UK and invested in a company that seeks to gather data regarding credit card usage. With one exception, all the acquisitions were accounted for by the purchase method. The aggregate consideration for these acquisitions and investments consisted of $30.0 in cash, assumption of $8.6 of debt and 1,885,340 shares of Ceridian's common stock. Goodwill recorded for these transactions was $40.2.

    During 1996, Ceridian acquired or invested in nine small businesses, using both the pooling and purchase methods of accounting. The six acquisitions associated with Human Resource Services included providers of employee assistance and work-life services, a payroll processor in the UK, a provider of time and attendance software and providers of human resource management software and expert systems. The two acquisitions associated with Comdata included a provider of funds transfer and fuel purchase services and a provider of permit and vehicle escort services to trucking companies. Comdata also made a minority investment in IAES. The aggregate consideration for these acquisitions and investments and related advances consisted of $30.9 in cash and 1,396,336 shares of Ceridian's common stock.

                      Page 38 of the Ceridian Annual Report

                                                                 EXHIBIT 13.03

K.  COMMITMENTS AND CONTINGENCIES

COMMITMENTS
In 1995, Comdata extended its contract arrangements with IBM Global Services ("IBM"), the successor to Integrated Systems Solutions Corporation, for substantially all data processing functions for a term of ten years. The agreement provided for a minimum monthly payment of $1.6 in 1996 and $1.4 thereafter. In early 1998, the agreement was amended and IBM assumed certain additional responsibilities and duties for and on behalf of Comdata. Under the terms of the 1998 amendment, the minimum monthly fee is $1.6 in 1998 and $1.8 in 1999 and thereafter. The amount of expense incurred under these contract arrangements was $20.8 in 1998, $17.6 in 1997 and $16.0 in 1996. Cancellation of the agreement for convenience in 1999 would require payment of a termination fee of $8.6.

    Under a Telecommunications Services Agreement with WorldCom, renewed in 1995 and amended in 1996, Comdata agreed to purchase a minimum of $13.0 of long distance services and 80% of such services (as defined) up to $24.0 each year until 2003. In September 1997, Comdata entered into a new Telecommunications Services Agreement with WilTel (WorldCom's wholesale services subsidiary) which replaced the WorldCom agreement. Under the 1997 Agreement, Comdata agreed to purchase a minimum of $1.1 of such services each month until January 2003. Comdata is able to terminate its minimum purchase commitment at such time as it has purchased an aggregate of $45.0 in services under the 1997 Agreement. Cancellation of the 1997 Agreement for convenience would result in a cancellation charge equal to 12.5% of the average monthly revenue during the last 12 months times the number of full months remaining in the term of such Agreement. Purchases charged to expense under the current contract and its predecessors amounted to $17.1 in 1998, $20.3 in 1997 and $22.5 in 1996.

INTEREST RATE COLLARS
During 1998, Ceridian maintained in effect an average notional amount of collars of $833.4 for the purpose of hedging interest rate risk on invested customer deposits held in its U.S. tax filing trust. The counterparties to these arrangements are commercial banks with debt ratings of A or better. Under current accounting standards, neither the collar arrangements nor the related trust investments and offsetting liability to customers are reflected in Ceridian's balance sheets. These arrangements, which do not require collateral, require the banks to pay Ceridian the amount by which a certain index of short-term interest rates falls below a specified floor strike level. Alternatively, when that index exceeds a specified cap strike level, Ceridian is required to pay out the excess above the cap strike level.

    At December 31, 1998, Ceridian had ten collar transactions in effect with an aggregate notional amount of $900.0, remaining terms of 5 to 56 months, floor strike levels ranging from 5% to 6% (averaging 5.28%) and cap strike levels ranging from 5.97% to 8.18% (averaging 7.13%). The risk of accounting loss through non-performance by the counterparties under any of these arrangements is considered negligible.

                      Page 39 of the Ceridian Annual Report

                                                                 EXHIBIT 13.03

L.  LEGAL MATTERS

SECURITIES LITIGATION
Ceridian and ten of its current and former executive officers are named as defendants in a consolidated class action complaint filed by five Ceridian shareholders in U.S. District Court in Minnesota. The lawsuit arises out of Ceridian's announcement, on August 26, 1997, that it had decided to terminate further development of its CII payroll processing software system. The named plaintiffs, who purport to act on behalf of a class of purchasers of Ceridian common stock during the period from January 23, 1996 to August 26, 1997, allege that the defendants violated federal and state securities laws and state consumer fraud laws by publicly disseminating false and misleading statements regarding Ceridian and concealing adverse information about Ceridian, with the effect of artificially inflating the market price of Ceridian's common stock, and by selling Ceridian common stock while in possession of material non-public information about Ceridian. The consolidated complaint alleges that the defendants provided false and misleading information regarding the development of the CII system and the impact that system would have on Ceridian's future operations, concealed problems with the development of the CII system and improperly capitalized the costs of the CII development effort, thereby overstating Ceridian's financial results during the development period. The complaint does not specify an amount of damages claimed. Ceridian believes that the complaint is without merit and intends to vigorously defend this action.

OTHER MATTERS
During 1998, Comdata resolved by settlement the examination on behalf of the various states with regard to unmatched transactions. The settlement did not have a material adverse effect on Ceridian's financial position or results of operations.

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

                      Page 40 of the Ceridian Annual Report