Form 10-K405, Exhibit 13
period 1998-12-31
CERIDIAN CORP
filed 1999-03-26
CIK 109758


                                                                                                                      Exhibit 13.04
SUPPLEMENTARY QUARTERLY DATA (Unaudited)                                              (Dollars in millions, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------

                                       1998                                             1997
-----------------------------------------------------------------------------------------------------------------------------------
                                          4TH          3RD         2ND         1ST          4th         3rd         2nd         1st
                                      QUARTER      QUARTER     QUARTER     QUARTER      Quarter     Quarter     Quarter     Quarter
------------------------------------------------------------------------------------------------------------------------------------
Revenue                               $ 309.6      $ 286.1     $ 284.1     $ 282.3      $ 282.5     $ 266.6     $ 261.8     $ 263.9
Cost of revenue                         150.4        137.2       135.0       128.9        138.9       132.4       130.2       126.1
------------------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                            159.2        148.9       149.1       153.4        143.6       134.2       131.6       137.8
Selling, general and
   administrative                        78.5         77.7        79.3        80.5         73.5        79.8        79.2        75.5
Research and development                 20.0         20.1        20.3        17.4         20.2        13.3        11.9        14.2
Other expense (income) (1)              (9.2)          0.6         1.2         0.6        144.4       150.4         1.0        13.5
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   INTEREST AND TAXES                    69.9         50.5        48.3        54.9       (94.5)     (109.3)        39.5        34.6
Interest income                           2.5          2.7         2.5         2.7          0.9         0.4         0.5         0.5
Interest expense                        (1.0)        (1.1)       (1.5)       (0.7)        (5.1)       (2.0)       (2.0)       (2.1)
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE
   INCOME TAXES                          71.4         52.1        49.3        56.9       (98.7)     (110.9)        38.0        33.0
Income tax provision
   (benefit)  (2)                         7.3         18.9        18.0        21.1      (174.8)       (0.8)         1.0         0.6
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) FROM
   CONTINUING OPERATIONS                 64.1         33.2        31.3        35.8         76.1     (110.1)        37.0        32.4
Discontinued operations (3)
  Gain on sale                           25.4           --          --          --        386.3          --          --          --
  Earnings from operations                 --           --          --          --         11.4        16.4        11.5        11.4
------------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                    $ 89.5       $ 33.2      $ 31.3      $ 35.8      $ 473.8    $ (93.7)     $  48.5     $  43.8
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE (4)(5)
   BASIC
    Continuing operations              $ 0.45       $ 0.23      $ 0.22      $ 0.25      $  0.51    $ (0.70)     $  0.23     $  0.20
    Net earnings                       $ 0.62       $ 0.23      $ 0.22      $ 0.25      $  3.17    $ (0.59)     $  0.30     $  0.28
   DILUTED

    Continuing operations              $ 0.44       $ 0.23      $ 0.21      $ 0.24      $  0.50    $ (0.70)     $  0.23     $  0.20
    Net earnings                       $ 0.61       $ 0.23      $ 0.21      $ 0.24      $  3.12    $ (0.59)     $  0.30     $  0.27
SHARES USED IN CALCULATIONS (5)
(IN THOUSANDS)
    Basic                             143,234      144,020     144,931     144,110      149,382     158,378     160,384     159,197
    Diluted                           147,154      147,520     148,601     147,195      152,103     158,378     162,900     162,030
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK-PER SHARE
Market price ranges (5)(6)
   High                                    36       32 1/4      30 7/8    27 13/16       23 7/8    22 13/16    21 13/16      21 1/4
   Low                                     24       24 1/4     25 5/16      21 3/4       17 5/8     16 1/16      14 3/4      16 1/8
No cash dividends have been declared on common stock during the periods presented.
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes fourth quarter 1998 unusual gains of $9.2 and 1997 unusual charges of $144.6 in fourth quarter, $150.0 in third quarter and $13.0 in first quarter as described in Note B.

(2) For information on a fourth quarter 1998 unusual tax benefit and the fourth quarter 1997 FAS 109 tax benefit, see Note D.

(3)  For information on discontinued operations, see Note B.
(4)  For information on the calculation of earnings (loss) per share, see Note
     A.

(5) Reflects a 2-for-1 stock split in the form of a 100% stock dividend announced January 20, 1999 and effective for holders of record on February 10, 1999.

(6)  From the New York Stock Exchange - Composite Transactions Listing.


                      Page 41 of the Ceridian Annual Report