Form 10-K405, Exhibit 13
period 1999-12-31
CERIDIAN CORP
filed 2000-03-24
CIK 109758

                                                                   Exhibit 13.01

SELECTED FIVE-YEAR DATA                                                          (Dollars in millions, except per share data)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                    1999             1998             1997             1996             1995
---------------------------------------------------------------------------------------------------------------------------------
REVENUE                                            $1,342.3         $1,162.1         $1,074.8         $  942.6          $ 823.5
---------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations (1)            $  148.9         $  164.4         $   35.4         $  135.5          $  59.2
Gain and earnings from
   discontinued operations (2)                           --             25.4            437.0             46.4             38.3
Extraordinary loss (3)                                   --               --               --               --            (38.9)
                                                 ------------     ------------    -------------     ------------    -------------
Net earnings                                       $  148.9         $  189.8         $  472.4         $  181.9          $  58.6
                                                 ------------     ------------    -------------     ------------    -------------
                                                 ------------     ------------    -------------     ------------    -------------

---------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE (4)
  BASIC
      Continuing operations                        $   1.03         $   1.14          $  0.23         $   0.90          $  0.35
      Net earnings                                 $   1.03         $   1.32          $  3.01         $   1.24          $  0.34
  DILUTED
      Continuing operations                        $   1.01         $   1.11          $  0.22         $   0.84          $  0.37
      Net earnings                                 $   1.01         $   1.29          $  2.96         $   1.12          $  0.37
SHARES USED IN CALCULATIONS (IN THOUSANDS)
  Basic                                             144,524          144,070          156,835          135,841          132,269
  Diluted                                           147,964          147,597          159,481          161,938          159,473
---------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Total assets                                       $2,059.9         $1,289.7         $1,243.3         $1,016.6          $ 905.6
Debt obligations                                   $  611.3         $   54.5         $    3.0         $  138.2          $ 201.5
Stockholders' equity                               $  842.7         $  650.6         $  588.3         $  346.3          $ 150.0
---------------------------------------------------------------------------------------------------------------------------------
EQUITY (DEFICIT) PER COMMON SHARE (5)              $   5.82         $   4.53         $   3.98         $   2.17          $ (0.64)
Common shares outstanding at end of
   year (in thousands)                              144,734          143,514          147,884          159,537          134,555
---------------------------------------------------------------------------------------------------------------------------------
NUMBER OF EMPLOYEES AT END OF YEAR                   10,900            9,600            8,000            7,700            7,100
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes 1998 unusual gains of $24.3; 1997 FAS 109 income tax benefit of $175.0; 1997 unusual losses of $307.6, as described in Notes B and D; and 1995 pooling expenses of $29.7.
(2) Includes gain from the December 1997 sale of Computing Devices International and earnings from its operations prior to the sale as described in Note B.
(3)  Relates to the early retirement of debt.
(4) All share and per share amounts reflect a 2-for-1 stock split in the form of a 100% stock dividend announced on January 20, 1999 and effective for holders of record on February 10, 1999. For further information on the calculation of earnings per share, see Note A.
(5) At December 31, 1995, computed by reducing stockholders' equity by the liquidation value of outstanding preferred stock of $236.0 and dividing by the number of outstanding common shares. Assuming that the outstanding convertible preferred stock was converted to common stock, the equity per common share would have been $0.97 at December 31, 1995.

         THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE STATEMENTS REGARDING CERIDIAN CORPORATION CONTAINED IN THIS REPORT THAT ARE NOT HISTORICAL IN NATURE, PARTICULARLY THOSE THAT UTILIZE TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "LIKELY," "EXPECTS," "ANTICIPATES," "ESTIMATES," "BELIEVES," OR "PLANS," OR COMPARABLE TERMINOLOGY, ARE FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS, AND ENTAIL VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS KNOWN TO CERIDIAN THAT COULD CAUSE SUCH MATERIAL DIFFERENCES ARE IDENTIFIED AND DISCUSSED IN THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION SECTION OF THIS ANNUAL REPORT UNDER THE CAPTION "CAUTIONARY FACTORS THAT COULD AFFECT FUTURE RESULTS."

              Inside Front Cover of the Ceridian Annual Report