Form 10-K405, Exhibit 13
period 1999-12-31
CERIDIAN CORP
filed 2000-03-24
CIK 109758

                                                                   EXHIBIT 13.02


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS

-------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS HIGHLIGHTS
-------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)                             Years ended December 31,
-------------------------------------------------------------------------------------------------------------
                                                                        1999            1998            1997
-------------------------------------------------------------------------------------------------------------
Revenue                                                             $1,342.3        $1,162.1        $1,074.8
-------------------------------------------------------------------------------------------------------------
Net earnings                                                        $  148.9        $  189.8        $  472.4
-------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                                 $  148.9        $  164.4        $   35.4
-------------------------------------------------------------------------------------------------------------
Pro forma net earnings                                              $  148.9        $  140.1        $  123.9
-------------------------------------------------------------------------------------------------------------
Diluted shares used in calculations (in thousands)                   147,964         147,597         159,481
-------------------------------------------------------------------------------------------------------------
Net earnings per diluted share                                      $   1.01        $   1.29        $   2.96
-------------------------------------------------------------------------------------------------------------
Earnings from continuing operations per diluted share               $   1.01        $   1.11        $   0.22
-------------------------------------------------------------------------------------------------------------
Pro forma diluted earnings per share                                $   1.01        $   0.95        $   0.78
-------------------------------------------------------------------------------------------------------------
Pro forma cash earnings per share                                   $   1.23        $   1.06        $   0.88
-------------------------------------------------------------------------------------------------------------


All share and per share figures reflect a stock split announced on January 20, 1999 for holders of record on February 10, 1999 and distributed in the form of a 100% stock dividend on February 26, 1999. Net earnings include earnings from discontinued operations of $25.4 million, or $.18 per diluted share in 1998 and $437.0 million, or $2.74 per diluted share in 1997, representing the gain from the sale and results of operations of Computing Devices International ("CDI"), which was sold on December 31, 1997.

The comparison of Ceridian's earnings from continuing operations is significantly affected by a number of unusual events. In 1998, Ceridian recognized unusual gains of $24.3 million in the fourth quarter consisting of a tax benefit of $18.5 million related to the difference between the tax and financial reporting basis in a subsidiary sold in that quarter and a gain of $5.8 million ($9.2 million before tax) primarily from the sale of land not used in the business. In 1997, Ceridian recognized a $175.0 million tax benefit from Ceridian's fourth quarter recognition under FAS 109 of the future tax benefits of its net operating loss carryforwards and future tax deductions. Also in 1997, Ceridian incurred unusual charges of $144.6 million in the fourth quarter, primarily as a result of asset write-offs;
$150.0 million in the third quarter, due to the termination of a payroll software development project; and $13.0 million in the first quarter, due to settlement of certain litigation. These unusual gains and losses are further described in Note B, SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS, and Note D, INCOME TAXES, to the consolidated financial statements.

In an effort to facilitate comparisons between earnings from continuing operations, Ceridian has utilized certain pro forma adjustments to calculate revised earnings figures for its continuing operations for 1998 and 1997. The most significant of these pro forma adjustments include (i) eliminating the 1998 and 1997 unusual events described above, (ii) tax effecting 1997 pre-tax earnings at an assumed rate of 37% and (iii) assuming that CDI was sold at the beginning of 1997 for net proceeds approximately equal to the difference between CDI's revenue for that year and the approximately $100 million of CDI cash in Canada, and that those net proceeds were invested at 5.5% per annum.

In the calculation of cash earnings per share, cash earnings are determined by adding back to net earnings the amount of amortization expense for the period, net of income taxes, that relates to values assigned to goodwill and other intangibles arising from the acquisition of businesses. Then cash earnings are divided by diluted shares outstanding for that period. Ceridian refers to cash earnings per share because some commentators have suggested that investors may find such a measurement useful in assessing operating performance, particularly for services companies that utilize the purchase method of recording acquisitions. Cash earnings per share does not represent a measure of cash flow from operations, as defined by generally accepted accounting principles. Cash earnings per share should not be considered a substitute either for earnings per share as an indicator of

Ceridian's operating performance or for cash flow as a measure of Ceridian's liquidity. Ceridian's determination and presentation of cash earnings per share may not be comparable to similarly titled measures reported by other companies.

                  [END OF PAGE 8 OF THE CERIDIAN ANNUAL REPORT]


     1999 COMPARED TO 1998

---------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS COMPARISONS ON A PRO FORMA BASIS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------
                                                 Amount                 Inc (Dec)        % of Revenue
---------------------------------------------------------------------------------------------------------
                                            1999           1998        $         %      1999      1998
---------------------------------------------------------------------------------------------------------
Revenue                                   $1,342.3       $1,162.1     180.2     15.5    100.0     100.0
---------------------------------------------------------------------------------------------------------
Cost of revenue                              630.5          551.5      79.0     14.3     47.0      47.5
---------------------------------------------------------------------------------------------------------
SG&A expense                                 379.6          316.0      63.6     20.2     28.3      27.2
---------------------------------------------------------------------------------------------------------
R&D expense                                   74.4           77.8      (3.4)    (4.5)     5.5       6.7
---------------------------------------------------------------------------------------------------------
Other expense (income)                         1.1            2.4      (1.3)      NC      0.1       0.2
---------------------------------------------------------------------------------------------------------
Total costs                                1,085.6          947.7     137.9     14.6     80.9      81.5
---------------------------------------------------------------------------------------------------------
EBIT                                         256.7          214.4      42.3     19.7     19.1      18.5
---------------------------------------------------------------------------------------------------------
Interest income (expense), net               (18.3)           6.1     (24.4)      NC     (1.4)      0.5
---------------------------------------------------------------------------------------------------------
Income taxes                                  89.5           80.4       9.1     11.2      6.7       6.9
---------------------------------------------------------------------------------------------------------
Net earnings                              $  148.9       $  140.1       8.8      6.3     11.1      12.1
---------------------------------------------------------------------------------------------------------
Diluted EPS                               $   1.01       $   0.95       0.06     6.3
---------------------------------------------------------------------------------------------------------
Cash EPS                                  $   1.23       $   1.06       0.17    16.0
---------------------------------------------------------------------------------------------------------


         Net earnings for 1999 were $148.9 million, or $1.01 per diluted share, on revenue of $1,342.3 million. Cash earnings per share during 1999 were $1.23. 1998 pro forma earnings were $140.1 million, or $ .95 per diluted share, on revenue of $1,162.1 million and 1998 pro forma cash earnings per share were $1.06.
         On January 25, 2000, Ceridian announced that it will be taking certain actions to improve customer service and the quality of operations in the U.S. payroll business. As a result of some of these actions, Ceridian expects to take $35 million to $50 million of special charges during the first quarter of 2000. Earnings per share in 2000, without regard to these charges, are expected be flat to modestly up as compared to 1999, a year in which Ceridian reported net earnings of $148.9 million, or $1.01 per diluted share. These results include the acquisition of ABR Information Services, Inc. ("ABR"), now known as Ceridian Benefits Services, which was dilutive to earnings since June 1999. Further information about this acquisition appears below and in the accompanying notes to the consolidated financial statements, particularly Note J, INVESTING ACTIVITY.

CONSOLIDATED RESULTS

         Each of Ceridian's business segments reported increased revenue and earnings before interest and taxes ("EBIT"). Revenue growth from acquisitions more than offset the effect of business dispositions, and the net revenue growth from these activities contributed about two-thirds of the total revenue increase. Lower than expected customer retention in the U.S. payroll and certain other human resources businesses and lower yields on tax filing balances adversely affected the revenue comparison. Costs directly related to revenue increased somewhat less than revenue, largely as a result of the integration of acquired businesses into existing operations. Selling, general and administrative expense ("SG&A") increased, due principally to the acquisitions of ABR in June 1999 and LifeWorks (the work-life services business of Work/Family Directions, Inc.) in November 1998. Research and development ("R&D") decreased in total and as a percentage of revenue as a result of the disposition of Resumix in August 1998 and declining expenditures on Year 2000 remediation of Ceridian's internal systems beginning in the third quarter of 1999. Interest income fell from $10.4 million to $6.4 million as a result of lower cash balances. Interest expense increased from $4.3 million to $24.7 million as a result of the debt incurred for the ABR acquisition in June 1999. Including the pro forma adjustments to 1998 results described above, the effective rate for the income tax provision increased from 36.5% to 37.5%, due to the non-deductibility of goodwill arising from the ABR acquisition.

                  [END OF PAGE 9 OF THE CERIDIAN ANNUAL REPORT]

BUSINESS SEGMENT RESULTS

---------------------------------------------------------------------------------------------
SEGMENT COMPARISONS ON A PRO FORMA BASIS
(DOLLARS IN MILLIONS)
---------------------------------------------------------------------------------------------
                                     Amount                 Inc (Dec)        % of Revenue
---------------------------------------------------------------------------------------------
                                1999           1998        $         %       1999     1998
---------------------------------------------------------------------------------------------
REVENUE
---------------------------------------------------------------------------------------------
HRS                            $  828.0       $  700.3    127.7      18.2      61.7     60.3
---------------------------------------------------------------------------------------------
Comdata                           298.9          267.3     31.6      11.8      22.3     23.0
---------------------------------------------------------------------------------------------
Arbitron                          215.4          194.5     20.9      10.7      16.0     16.7
---------------------------------------------------------------------------------------------
Total                          $1,342.3       $1,162.1    180.2      15.5     100.0    100.0
---------------------------------------------------------------------------------------------


EBIT
---------------------------------------------------------------------------------------------
HRS                            $  113.2       $  100.6     12.6      12.6      13.7     14.4
---------------------------------------------------------------------------------------------
Comdata                            72.2           52.4     19.8      37.7      24.2     19.6
---------------------------------------------------------------------------------------------
Arbitron                           71.3           61.4      9.9      16.0      33.1     31.6
---------------------------------------------------------------------------------------------
Total                          $  256.7       $  214.4     42.3      19.7      19.1     18.5
---------------------------------------------------------------------------------------------



     HUMAN RESOURCE SERVICES ("HRS")
     The revenue contributions of businesses acquired during 1999 and 1998, notably the LifeWorks work-life services business in November 1998 and ABR in June 1999, more than offset the revenue loss from the dispositions of Resumix in August 1998 and Tesseract at the end of 1998. These acquisitions and the acquisitions of two Canadian payroll businesses during the first quarter of 1998, net of the dispositions, contributed about two-thirds of the revenue increase. The increase in revenue was adversely affected by the decisions of certain large customers to delay payroll system installations as a result of the Year 2000 event. Lower yields on tax filing balances and lower than expected customer retention in the U.S. payroll and certain other human resources businesses, along with the effect of exchange rate changes on the Canadian dollar, adversely affected revenue growth. Increases in sales of software, payroll services, consulting services and employee assistance programs contributed to the revenue increase as did price increases in payroll services early in 1999 and 1998. In consideration of its customer retention goals for 2000, Ceridian expects to forego any across-the-board U.S. payroll services price increase in 2000. Costs and expenses increased largely due to acquisitions, Year 2000 efforts to remediate customers' software (net of recoveries), and training and implementation efforts associated with the Source 500 product and new internal operating systems.

     COMDATA
     Revenue increased primarily as a result of the acquisition of a majority interest in Stored Value Systems, Inc. ("SVS") in the first quarter of 1999, increased sales of product and software upgrades and growth in the fleet services (local fueling) business. The impact of the acquisition of SVS was particularly significant in the fourth quarter of 1999, due to the seasonal nature of retail debit card sales. The sale of a telephone debit card business in the second quarter of 1999 and the disposition of the gaming services business in January 1998 reduced 1999 revenue in comparison to 1998. The integration of NTS accounts into the Comdata transaction processing system reduced costs and expenses through elimination of redundant processes. Selling costs decreased in both comparisons primarily due to the conclusion early in the third quarter of 1998 of a customer acquisition program for the fleet services business. Increased Year 2000 costs and increases in provisions for fleet services bad debts reduced the benefit of these cost reductions.

     ARBITRON
     The revenue comparison benefited from the acquisition of Tapscan in May 1998. Without regard to the Tapscan acquisition, revenue increased due largely to price escalators in multi-year customer contracts, increased software product and report sales, and an increased number of ratings subscribers. Cost synergies with Tapscan improved gross margin performance while other costs remained consistent with or below the level of revenue growth.

                 [END OF PAGE 10 OF THE CERIDIAN ANNUAL REPORT]

     1998 COMPARED TO 1997

CONSOLIDATED RESULTS

---------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS COMPARISONS ON A PRO FORMA BASIS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                 Amount                 Inc (Dec)        % of Revenue
---------------------------------------------------------------------------------------------------------
                                            1998           1997        $         %      1998      1997
---------------------------------------------------------------------------------------------------------
Revenue                                   $1,162.1       $1,074.8      87.3      8.1    100.0     100.0
---------------------------------------------------------------------------------------------------------
Cost of revenue                              551.5          527.6      23.9      4.5     47.5      49.1
---------------------------------------------------------------------------------------------------------
SG&A expense                                 316.0          307.9       8.1      2.6     27.2      28.7
---------------------------------------------------------------------------------------------------------
R&D expense                                   77.8           59.6      18.2     30.5      6.7       5.5
---------------------------------------------------------------------------------------------------------
Other expense (income)                         2.4            1.7       0.7       NC      0.2       0.2
---------------------------------------------------------------------------------------------------------
Total costs                                  947.7          896.8      50.9      5.7     81.5      83.4
---------------------------------------------------------------------------------------------------------
EBIT                                         214.4          178.0      36.4     20.5     18.5      16.6
---------------------------------------------------------------------------------------------------------
Interest income (expense), net                 6.1           18.6     (12.5)      NC      0.5       1.7
---------------------------------------------------------------------------------------------------------
Income taxes                                  80.4           72.7       7.7     10.6      6.9       6.8
---------------------------------------------------------------------------------------------------------
Net earnings                              $  140.1       $  123.9      16.2     13.1     12.1      11.5
---------------------------------------------------------------------------------------------------------
Diluted EPS                               $   0.95       $   0.78       0.17    21.8
---------------------------------------------------------------------------------------------------------



BUSINESS SEGMENT RESULTS

---------------------------------------------------------------------------------------------
SEGMENT COMPARISONS ON A PRO FORMA BASIS       (DOLLARS IN MILLIONS)
---------------------------------------------------------------------------------------------
                                     Amount                 Inc (Dec)        % of Revenue
---------------------------------------------------------------------------------------------
                                1998           1997        $         %       1998     1997
---------------------------------------------------------------------------------------------
REVENUE
---------------------------------------------------------------------------------------------
HRS                            $  700.3       $  578.6    121.7     21.0       60.3    53.8
---------------------------------------------------------------------------------------------
Comdata                           267.3          331.0    (63.7)   (19.3)      23.0    30.8
---------------------------------------------------------------------------------------------
Arbitron                          194.5          165.2     29.3     17.8       16.7    15.4
---------------------------------------------------------------------------------------------
Total                          $1,162.1       $1,074.8     87.3      8.1      100.0   100.0
---------------------------------------------------------------------------------------------

EBIT
---------------------------------------------------------------------------------------------
HRS                            $  100.6       $   68.1     32.5      47.7      14.4     11.8
---------------------------------------------------------------------------------------------
Comdata                            52.4           57.2     (4.8)    (8.3)      19.6     17.3
---------------------------------------------------------------------------------------------
Arbitron                           61.4           52.7      8.7      16.5      31.6     31.9
---------------------------------------------------------------------------------------------
Total                          $  214.4       $  178.0     36.4      20.5      18.5     16.6
---------------------------------------------------------------------------------------------


     HUMAN RESOURCE SERVICES
     HRS revenue grew by 21.0%, which, after adjustment for the net effect of acquisitions and dispositions, represented internal revenue growth of 12.3%. The most significant acquisitions were the first quarter 1998 purchases of two payroll processing businesses in Canada and the fourth quarter 1998 purchase of the global work-life services business from Work/Family Directions, Inc. The most significant disposition was the sale of Resumix, Inc. in the third quarter of 1998. Details on these and other investing transactions are presented in the accompanying Note J, INVESTING ACTIVITY, to the consolidated financial statements. The internal revenue growth largely reflected a revised pricing structure for payroll services, employment growth experienced by Ceridian's payroll and tax filing customers, the sale of add-on services to existing customers and growth of employee assistance services. Revenue growth was restrained somewhat by implementation on January 1, 1998 of IRS electronic funds transfer regulations that reduced by one day the period of time certain tax filing deposits may be held. As a result, the average balance of collected but unremitted payroll tax funds in the U.S. was down 4.1% from the 1997 level. After eliminating the 1997 and partial year 1998 results of Resumix, the improvement in the relationship of cost of revenue and revenue in HRS largely reflected the revenue growth attributable to a revised pricing structure for payroll services, cost reductions and productivity initiatives in the payroll business and generally increased economies of scale. The HRS improvement in general and administrative expenses was largely due to staff reductions. HRS R&D expenses increased as a percent of revenue reflecting development efforts directed toward new applications, enhancements to existing applications, quality assurance programs and a portion of the costs for Year 2000 readiness.
Unusual losses of $223.5 million in 1997, related to the termination of a payroll software development project and other asset write-offs and reported as "Other expense (income)," are not included in the tables above.

                 [END OF PAGE 11 OF THE CERIDIAN ANNUAL REPORT]

     COMDATA
     The January 1998 exchange of Comdata's gaming services business for the NTS transportation services business and cash significantly affected the amount and the mix of Comdata's revenues. Overall, Comdata revenue declined by
19.3%, reflecting the $127.4 million decline in gaming revenues from 1997 to 1998. Transportation services revenues increased by 32.2%, primarily reflecting the increased transportation revenues from the NTS acquisition and internal growth. Major factors contributing to internal growth included cross-selling products on the Comchek-Registered Trademark- card, increases in customer accounts and revenue from local fueling, an increase in funds transfer transactions and increased sales of fuel desk island automation
systems and telecommunications services and products.      The improvement in
the relationship of cost of revenue and revenue at Comdata resulted in large part from the disposition of the gaming services business and also benefited from revenue growth and economies resulting from the integration of the NTS business. These improvements were offset in part by an increase in the provision for bad debts, primarily related to the expansion of the local fueling business. SG&A expenses declined as a percentage of revenue as a reduction in the ratio of general and administrative expenses to revenue exceeded the increase in the ratio of selling expense to revenue. The increase in the selling expense to revenue ratio for Comdata reflected customer acquisition expense during the first half of 1998 in connection with local fueling services. The decrease in Comdata's general and administrative expense to revenue ratio was primarily attributable to the sale of gaming services and the treatment of proceeds from the temporary provision of processing services to the purchaser of that business as a reduction of administrative expense. Unusual losses of $41.0 million in 1997, related to asset write-offs and reported as "Other expense (income)," are not included in the tables above.

     ARBITRON
     Arbitron revenue increased by 17.8%, which, after adjustment for acquisitions, represented internal revenue growth of 9.6%. The major acquisitions that affected these comparisons were the November 1997 acquisition of Continental Research and the May 1998 acquisition of the radio station, advertiser/agency and international assets of Tapscan, Inc. Arbitron's revenue growth also reflected price escalators in multi-year customer contracts, a high customer contract renewal rate, increased sales of analytical software and product and media usage reports and an increased number of subscribers for ratings services. The relationship of cost of revenue and revenue for Arbitron remained at the same level as the previous year. Unusual losses of $5.0 million in 1997, related to asset write-offs and reported as "Other expense (income)," are not included in the tables above.

FINANCIAL CONDITION

-------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS HIGHLIGHTS
-------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                                    Years ended December 31,
-------------------------------------------------------------------------------------------------------------
                                                                       1999            1998            1997
-------------------------------------------------------------------------------------------------------------
Operating activities                                                $ 197.7         $ 163.5         $ 114.6
-------------------------------------------------------------------------------------------------------------
Investing activities                                                 (812.1)         (245.5)          484.7
-------------------------------------------------------------------------------------------------------------
Financing activities                                                  572.0           (84.2)         (402.4)
-------------------------------------------------------------------------------------------------------------
Net cash flows provided (used)                                      $ (42.4)        $(166.2)        $ 196.9
-------------------------------------------------------------------------------------------------------------


Cash and equivalents at end of year                                 $  59.4         $ 101.8         $ 268.0
-------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------

RECONCILIATION OF EARNINGS TO CASH INFLOWS (OUTFLOWS) FROM OPERATING ACTIVITIES
-------------------------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                                                    Years ended December 31,
-------------------------------------------------------------------------------------------------------------
                                                                       1999            1998            1997
-------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                                 $ 148.9         $ 164.4         $  35.4
-------------------------------------------------------------------------------------------------------------
Provision for deferred income taxes                                    87.1            58.1          (175.0)
-------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                          77.4            51.2            58.4
-------------------------------------------------------------------------------------------------------------
Impairment loss from asset write-offs                                    --              --            204.4
-------------------------------------------------------------------------------------------------------------
Restructure reserves utilized and other reconciling items                0.9           (3.3)          (23.7)
-------------------------------------------------------------------------------------------------------------


Operating cash flows from earnings                                    314.3           270.4            99.5
-------------------------------------------------------------------------------------------------------------
Operating cash flows from working capital activities                 (116.6)         (106.9)           15.1
-------------------------------------------------------------------------------------------------------------
Cash flows from operating activities                                $ 197.7         $ 163.5         $ 114.6
-------------------------------------------------------------------------------------------------------------

                 [END OF PAGE 12 OF THE CERIDIAN ANNUAL REPORT]


Cash flows from operating activities in 1999 and 1998 benefited from the reduction of income taxes payable for those years due to the utilization of U.S. net operating loss carryforwards and future tax deductions. Earnings from continuing operations for 1997 included a noncash $175.0 million tax benefit from Ceridian's fourth quarter recognition under FAS 109 of the future tax benefits of its net operating loss carryforwards and future tax deductions and noncash charges for asset write-offs of $204.4 million. Operating cash flows from working capital activities reflect increases in receivables of $67.2 million in 1999, $33.1 million in 1998 and $54.4 million in 1997. Operating cash flows from working capital activities in 1998 also reflect payments of tax and other accrued liabilities of $67.1 million, and in 1997 include increases in accrued liabilities of $69.6 million, primarily related to unusual losses in the fourth quarter of 1997.

Cash flows from investing activities during 1999 principally involved the acquisitions of ABR in June 1999 for $681.5 million and a majority interest in SVS in February 1999 for $20.3 million as described in the accompanying Note J, INVESTING ACTIVITY, to the consolidated financial statements. Capital expenditures amounted to $107.2 million during 1999, primarily for a new Ceridian headquarters building, renovation of an office facility in St. Petersburg, Fla. by Ceridian Benefits Services and hardware and software to be used in internal financial systems. Total expenditures for the headquarters building totaled $27.1 million at December 31, 1999, including $24.6 million incurred in 1999. The projected capitalized cost, including furnishings and interest, to prepare the building for occupancy by June 2000 is $40.8 million. The renovation of an office facility, which will house some of Ceridian Benefits Services operations, has resulted in renovation expenditures of $10.4 million since Ceridian acquired ABR and $25.7 million in total as of December 31, 1999. It is expected that the total renovation expenditures will be approximately
$30 million when completed in the first half of 2000.

Investing outflows during 1998 principally involved the acquisitions of the payroll services businesses of two Canadian banks for a total cash payment of $140.7 million in the first quarter and the work-life services business of Work/Family Directions, Inc. for a cash payment of $77.5 million in November. Investing inflows in 1998 principally involved Comdata's exchange of its gaming services business for First Data Corporation's NTS transportation services business and the sales of Ceridian's Resumix and Tesseract operations. During 1997, investing outflows included seven acquisitions that resulted in total cash payments of $30.0 million. Investing inflows in 1997 related to the sale of the Computing Devices International division. These and other 1998 and 1997 investing transactions are further described in the accompanying Note J, INVESTING ACTIVITY, to the consolidated financial statements. Capital expenditures for 1998 amounted to $63.1 million, including $46.2 million for tangible property and $16.9 million for software. Capital expenditures for 1997 amounted to $82.0 million, including $44.2 million for tangible property and $37.8 million for software.

Cash flows from financing activities during 1999 primarily involved financing arrangements related to the acquisition of ABR as described in the accompanying Note H, FINANCING, to the consolidated financial statements. Proceeds from stock option exercises and employee stock plan purchases provided $24.2 million of financing inflows during 1999. Ceridian repurchased 235,518 shares of its common stock at an average price of $21.86 per share during the third and fourth quarters of 1999, resulting in financing outflows of $5.1 million.

Financing inflows during 1998 resulted primarily from financing arrangements related to the acquisition of the Canadian payroll services businesses as described in the accompanying Note H, FINANCING, to the consolidated financial statements. Proceeds from stock option exercises and employee stock plan purchases provided $41.0 million of financing inflows during 1998. Repurchases of 6,746,284 Ceridian shares at an average price of $24.42 in 1998 resulted in financing outflows of $182.0 million, including payment of $17.2 million in settlement of 1997 repurchases.

Financing outflows in 1997 resulted primarily from repurchases of 15.2 million Ceridian shares at an average price of $19.58 per share for a total of $279.8 million, not including the $17.2 million settled in 1998. Proceeds from stock option exercises and employee stock plan purchases provided
$21.7 million of financing inflows during 1997. During 1997, Ceridian made net payments of $144.3 million on its outstanding debt, including repaying all amounts then outstanding under its domestic revolving credit facility and related supplemental short-term borrowings used to finance stock repurchases.

                 [END OF PAGE 13 OF THE CERIDIAN ANNUAL REPORT]

Ceridian remains in compliance with all financial covenant tests in its credit agreements and met the fixed charge coverage test of 2.75 times at 10.4 times and the debt-to-capitalization test with a margin of $240.2 million as of December 31, 1999. Assuming first quarter 2000 special charges of $50 million (the upper end of the range announced on January 25, 2000) and interest charges at the current quarterly rate, Ceridian expects that these and all other covenant tests would remain in compliance. Ceridian's expenditures for capital assets and software presently planned for 2000 total approximately $95.8 million with an estimated allocation of $68.0 million to HRS, $9.9 million to Comdata, $4.8 million to Arbitron and $13.1 million to corporate center operations. These planned expenditures include the costs of completing the renovation and construction of facilities described above. Ceridian also plans to continue to grow its business through strategic acquisitions. Ceridian expects to meet its liquidity needs from existing cash balances, cash flow from operations and borrowings under existing credit facilities.

YEAR 2000 MATTERS

During 1999, Ceridian completed the process of preparing for the Year 2000 date change. This process involved identifying and remediating date recognition problems in computer systems, software and other operating equipment; working with customers, vendors and other third parties to address their Year 2000 issues; and formulating contingency plans to address potential risks in the event of Year 2000 failures.

As a result of Ceridian's Year 2000 efforts, to date Ceridian has not experienced any material incident or difficulty related to the Year 2000 event. In addition, Ceridian has not received notice from its customers that they experienced any material incident or related difficulty related to Ceridian's products and services as a result of the Year 2000 event. As a precaution, however, we will continue to monitor all business processes, including our interaction with customers, vendors and other third parties, throughout the remainder of 2000 to address any issues related to the Year 2000 date change and to ensure all processes continue to function properly.

Year 2000 costs, which were expensed as incurred, amounted to $20.5 million in 1999. Project-to-date Year 2000 costs amounted to $38.1 million. Year 2000 costs are net of costs recovered or anticipated to be recovered from customers that were assisted by us with their Year 2000 remediation efforts. In addition, total Year 2000 capitalizable replacement costs amounted to $4.5 million. Final project costs of approximately $2.2 million are expected to be incurred in 2000 for ongoing monitoring and support activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Ceridian's market risk exposure is primarily interest rate risk related to revenue derived from customer payroll and tax filing deposits. This risk exposure is partially offset by interest expense on floating rate debt obligations. Interest income paid to Ceridian from trusts holding client assets varies as a function of short-term U.S. and Canadian interest rates. Ceridian uses interest rate collars to hedge the risk of falling interest rates. The table below indicates the hypothetical change in Ceridian's after-tax interest income, net of interest expense, over a one-year period due to an immediate and sustained change in the annual average interest rate. The base scenarios utilize the Federal funds rate of 5.50% and 4.75% at December 31, 1999 and 1998, respectively.

------------------------------------------ -----------------------------
    PERCENT CHANGE IN INTEREST RATES        HYPOTHETICAL CHANGE IN NET
        EXPRESSED IN BASIS POINTS           INTEREST INCOME FROM BASE
                                                     SCENARIO
                                             (IN MILLIONS OF DOLLARS)
                                               1999           1998
                                               ----           ----
                300 Rise                        7.7           20.8
                200 Rise                        6.7           14.6
                100 Rise                        4.4            6.4
                 50 Rise                        2.5            2.6
                 25 Rise                        1.4            1.0
              Base Scenario
               25 Decline                      (1.2)          (1.0)
               50 Decline                      (2.2)          (2.0)
               100 Decline                     (2.7)          (3.9)
               200 Decline                     (2.9)          (7.8)
               300 Decline                     (3.1)         (11.7)

------------------------------------------ -------------- --------------

                 [END OF PAGE 14 OF THE CERIDIAN ANNUAL REPORT]

Computations in the table above are based on assumptions about the amounts of funds held in client trusts and the relative levels of short-term market interest rates within U.S. and Canadian markets and should not be relied on as precise indicators of future expected results. Included in the computations are the effects of interest rate changes on income and expense related to all short-term and floating rate assets and liabilities owned or issued by Ceridian or its subsidiaries, including interest rate collar contracts. Compared to 1998, Ceridian reduced exposure to interest rates by increasing its interest rate collars to cover a higher percentage of expected interest income, and by increasing the use of fixed rate investments of funds held for customers. See also the sections entitled "Payroll and Tax Filing Services" in Note A, ACCOUNTING POLICIES, and
"Interest Rate Collars" in Note K, COMMITMENTS AND CONTINGENCIES, to the consolidated financial statements.

CAUTIONARY FACTORS THAT COULD AFFECT FUTURE RESULTS

Our future results of operations and the forward-looking statements contained in this Annual Report, in other of our filings with the Securities and Exchange Commission, in our press releases and in other publications, and made by our management, are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause such material differences are discussed in the following paragraphs.

IMPLEMENTATION AND SUCCESS OF PLANS TO IMPROVE PERFORMANCE OF U.S. PAYROLL BUSINESS. In January 2000, we announced initiatives to invest in and improve the performance of our U.S. payroll business. These initiatives include:

- Transitioning small business customers with up to 200 employees to Powerpay-TM-, our new Internet payroll product
-    Improving our customer service model
-    Changes in our pricing strategy
-    Continuing product enhancement
-    Investments in Six Sigma
-    Consolidation of payroll processing centers

We cannot assure you that our efforts and the amount we invest in this process will be sufficient to improve the financial performance of our U.S. payroll business in 2000 and beyond. If these initiatives fail or the level of investment needs to be increased, the result would have a material adverse effect on our business, operating results and financial condition.

GOVERNMENT REGULATION CHANGES ON TIMING OF REMITTANCE AND INTEREST RATE CHANGES AND INVESTMENT INCOME FROM CUSTOMER DEPOSITS. Our payroll and tax filing business in the United States and Canada derives significant revenue and earnings from the investment of customer deposits. Customer deposits are temporarily held and invested before being remitted to tax filing authorities or the customer's employees. We receive this investment income in lieu of additional fees that would otherwise be charged to these customers. During 1999, the average yield on this investment was 5.6%. Changes in governmental regulations on the timing of remittances may reduce the period of time we are allowed to hold such remittances and may adversely affect our revenue and earnings from this source. If governmental regulations change in this fashion, we would seek to require customers who permit us to retain earnings on their deposits to pay us additional fees in lieu of this lost investment income.

In addition, changes in interest rates will affect our revenue and earnings from this source. Interest rate changes are difficult to predict and could be significant. We have sought to lessen the impact of interest rate decreases by entering into a series of interest rate collar transactions (see Note K, COMMITMENTS AND CONTINGENCIES, and the "Quantitative and Qualitative Disclosures About Market Risk" above). We cannot assure you that we will continue to be able to obtain collars or obtain them on favorable terms, or to what extent any decrease in investment income would be offset by the use of these collars. If we are unable to secure collars on favorable terms and interest rates decrease, our financial results would be adversely affected.

                 [END OF PAGE 15 OF THE CERIDIAN ANNUAL REPORT]

ABILITY TO INCREASE REVENUE FROM CROSS-SELLING EFFORTS AND NEW PRODUCTS. We attribute a portion of our anticipated future revenue growth in each of our business segments to:

- The continued selling of additional products and services to our existing customer base
-    The planned introduction of new or enhanced product and service offerings
- The selling of our products and services to customers among our various business groups

How successful we are in these efforts will depend on a variety of factors, including:

-    Product and service selection
-    Effective sales and marketing efforts
- Level of market acceptance and the avoidance of difficulties or delays in development or introduction

We cannot assure you that we will achieve our revenue growth objectives from cross-selling efforts and new products. The inability to cross sell our products or develop new products would have an adverse effect on our business.

ABILITY TO IMPROVE OPERATING MARGINS IN HUMAN RESOURCE SERVICES (HRS). Our ability to improve profit margins in our HRS businesses will depend on factors that include the degree to which and the speed with which we are able to increase operational efficiencies and reduce operating costs in those businesses (see "Implementation and Success of Plans to Improve Performance of U.S. Payroll Business" above), and the level of customer retention in those businesses (see "Customer Retention" below). Delays or difficulties in implementing process improvements (such as those designed to reduce printing, telecommunication and customer service costs, or installing new products and services and in consolidating various functions) could adversely affect the timing or effectiveness of cost reduction and margin improvement efforts.

CUSTOMER RETENTION. Customer retention is an important factor in the amount and predictability of revenue and profits in each of our businesses. Customer retention is dependent on a number of factors, including:

-    Customer satisfaction
-    Offerings by competitors
-    Our customer service levels
-    Price

In providing certain services, particularly payroll processing and tax filing services, we incur installation and conversion costs in connection with new customers that must be recovered before the contractual relationship provides incremental profit. The longer we are able to retain a customer, the more profitable that contract is likely to be to us.

EFFECTING SYSTEM UPGRADES AND CONVERSIONS. We are in the process of transitioning to new data processing systems and/or software in several of our business units, including systems that process customer data and internal management information systems. The successful implementation of these new systems is critical to the effective delivery of products and services and the efficient operation of our businesses. Problems or delays with the installation or initial operation of the new systems could disrupt or increase costs in connection with the delivery of services and with operations planning, financial reporting and management.

DEFERRALS IN INSTALLATIONS RELATED TO THE YEAR 2000 EVENT. In the second half of 1999, we experienced deferrals in new product installations in HRS as a result of our customers' reaction to the Year 2000 event. The deferral of installations from 1999 into the first half of 2000 will negatively impact our revenue in 2000. We cannot assure you of the timing of the installations of deferred product.

                 [END OF PAGE 16 OF THE CERIDIAN ANNUAL REPORT]

CONSOLIDATION IN RADIO BROADCASTING INDUSTRY. The recent consolidation in the radio broadcasting industry could put pressure on the pricing of Arbitron's radio ratings service, from which Arbitron derives a substantial majority of its total revenue. While Arbitron has experienced some success in offsetting the revenue impact of any concessions by providing ratings to additional stations within a radio group and by providing additional software and other services, we cannot assure you as to the degree to which Arbitron will be able to continue to do so.

ABILITY TO ADAPT TO CHANGING TECHNOLOGY. As a provider of information management and data processing services, we must adapt and respond to technological advances offered by competitors and technological requirements of customers in order to maintain and improve upon our competitive position. We cannot assure you that new products and product enhancements can be developed and released within the projected time frames and within targeted costs. Significant delays, difficulties or added costs in introducing new products or enhancements, either through internal development, acquisitions or cooperative relationships with other companies, could have a material adverse effect on the market acceptance of our products and services and the results of operations of our businesses generally.

ACQUISITION RISKS. We expect that we will continue to make acquisitions of, investments in and strategic alliances with complementary businesses, products and technologies to enable us to add products and services for our core customer base and for adjacent markets, and to expand each of our businesses geographically. However, implementation of this strategy entails a number of risks, including:

-    Inaccurate assessment of undisclosed liabilities
-    Entry into markets in which we may have limited or no experience
-    Diversion of management's attention from our core businesses
-    Potential loss of key employees or customers of the acquired businesses
- Difficulties in assimilating the operations and products of an acquired business or in realizing projected efficiencies and cost savings
- Increase in our indebtedness and a limitation in our ability to access additional capital when needed

Integration of acquisitions and obtaining anticipated revenue synergies or cost reductions are also a risk in many acquisitions. Also, if we must utilize purchase accounting for acquisitions, and given the financial characteristics of information services businesses, it may be difficult for us to avoid having acquisitions that are dilutive to earnings per share.

COMPETITIVE CONDITIONS. Because the markets we serve are large and attractive, new competitors could decide to enter these markets, and thereby intensify the highly competitive conditions that already exist. These new entrants could offer new technologies (see "Ability to Adapt to Changing Technology" above) or a different service model, or could treat the services provided by one of our businesses as one component of a larger product/service offering. These developments could enable new competitors to offer similar products at reduced prices. Any of these or similar developments could have a material adverse impact on our business and results of operations.

LIABILITY AS A PORTABILITY ADMINISTRATOR. As a result of our acquisition of ABR Information Services, Inc., now known as Ceridian Benefits Services, we are subject to potential legal liability as a provider of portability compliance services. As a provider of COBRA (Consolidated Omnibus Budget Reconciliation
Act) compliance services, Ceridian Benefits Services is subject to excise taxes for noncompliance with certain provisions of COBRA. In addition to the excise tax liability that may be imposed on Ceridian Benefits Services, substantial excise taxes may be imposed under COBRA on Ceridian Benefits Services' customers. Under Ceridian Benefits Services' service agreements with its customers, Ceridian Benefits Services assumes financial responsibility for the payment of such taxes assessed against its customers arising out of Ceridian Benefits Services' failure to comply with COBRA, unless such taxes are attributable to the customer's failure to comply with COBRA or with the terms of its agreement with Ceridian Benefits Services. In addition to liability for excise taxes for noncompliance with

                 [END OF PAGE 17 OF THE CERIDIAN ANNUAL REPORT]

COBRA, Ceridian Benefits Services accepts financial responsibility for certain liabilities incurred by its customers that are attributable to Ceridian Benefits Services' failure to comply with COBRA or to fulfill the terms of its obligations to its customers under its agreements. These liabilities could, in certain cases, be substantial. The imposition of such liability on us as a result of the acquisition of Ceridian Benefits Services in excess of any available insurance coverage could harm our business and adversely affect our operating results.

As a provider of HIPAA (Health Insurance Portability and Accountability Act of
1996) compliance and administration services, Ceridian Benefits Services is subject to ERISA penalties for noncompliance with certain provisions of HIPAA. Under Ceridian Benefits Services' service agreements with its customers, Ceridian Benefits Services assumes financial responsibility for the payment of penalties assessed against its customers arising out of Ceridian Benefits Services' failure to comply with HIPAA, unless such penalties are attributable to the customer's failure to comply with HIPAA or with the terms of its agreement with Ceridian Benefits Services. These liabilities could, in certain cases, be substantial. The imposition of such liability on us as a result of the acquisition of Ceridian Benefits Services in excess of any available insurance coverage could harm our business and adversely affect our operating results.

CHANGES IN GOVERNMENTAL REGULATIONS. Changes in governmental regulations, and in particular, the extent and type of benefits that employers are required to or may choose to provide employees, and the amount and type of federal or state taxes, may adversely affect our revenue and earnings. Changes in governmental regulations are difficult to predict and could be significant.

OTHER FACTORS. Trade, monetary and fiscal policies, and political and economic conditions may substantially change, with corresponding impacts on the industries which we serve, particularly more economically sensitive industries such as trucking. These changes could also affect employment levels, with a corresponding impact on our payroll processing and tax filing businesses. Our future operating results may also be adversely affected by adverse judgments, settlements, unanticipated costs or other effects of legal and administrative proceedings now pending or that may be instituted in the future.

                 [END OF PAGE 18 OF THE CERIDIAN ANNUAL REPORT]