Form 10-K405, Exhibit 13
period 1999-12-31
CERIDIAN CORP
filed 2000-03-24
CIK 109758

                                                                   Exhibit 13.03


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Ceridian Corporation:

We have audited the accompanying consolidated balance sheets of Ceridian Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ceridian Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Minneapolis, Minnesota
January 25, 2000


                 From Page 19 of the Ceridian Annual Report

CONSOLIDATED STATEMENTS OF OPERATIONS                           (Dollars in millions, except per share data)

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                           Years Ended December 31,

                                                               -------------------------------------------------
                                                                   1999              1998             1997
----------------------------------------------------------------------------------------------------------------
Revenue                                                          $ 1,342.3          $1,162.1          $1,074.8

Costs and Expenses
  Cost of revenue                                                    630.5             551.5             527.6
  Selling, general and administrative                                379.6             316.0             308.0
  Research and development                                            74.4              77.8              59.6
  Other expense (income)                                               1.1              (6.8)            309.3
                                                               -------------     -------------    --------------
     Total costs and expenses                                      1,085.6             938.5           1,204.5
                                                               -------------     -------------    --------------

EARNINGS (LOSS) BEFORE INTEREST AND TAXES                            256.7             223.6            (129.7)
----------------------------------------------------------------------------------------------------------------

  Interest income                                                      6.4              10.4               2.3
  Interest expense                                                   (24.7)             (4.3)            (11.2)
                                                               -------------     -------------    --------------

EARNINGS (LOSS) BEFORE INCOME TAXES                                  238.4             229.7            (138.6)


Income tax provision (benefit)                                        89.5              65.3            (174.0)
                                                               -------------     -------------    --------------

EARNINGS FROM CONTINUING OPERATIONS                                  148.9             164.4              35.4
----------------------------------------------------------------------------------------------------------------

DISCONTINUED OPERATIONS
  Gain on sale                                                          --              25.4             386.3
  Earnings from operations                                              --                --              50.7
                                                               -------------     -------------    --------------

NET EARNINGS                                                     $   148.9           $ 189.8           $ 472.4
                                                               =============     =============    ==============

BASIC EARNINGS PER SHARE
  Continuing operations                                          $    1.03           $  1.14           $  0.23
  Net earnings                                                   $    1.03           $  1.32           $  3.01

DILUTED EARNINGS PER SHARE
  Continuing operations                                          $    1.01           $  1.11           $  0.22
  Net earnings                                                   $    1.01           $  1.29           $  2.96

SHARES USED IN CALCULATIONS (IN THOUSANDS)
  Weighted average shares (basic)                                  144,524           144,070           156,835
  Dilutive securities                                                3,440             3,527             2,646
                                                               -------------     -------------    --------------
  Weighted average shares (diluted)                                147,964           147,597           159,481
                                                               =============     =============    ==============

----------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.




                 From Page 20 of the Ceridian Annual Report

CONSOLIDATED BALANCE SHEETS                                                (Dollars in millions, except per share data)
------------------------------------------------------------------------------------------------------------------------
                                                                                                  December 31,
                                                                           ------------------------------------------
                                                                                 1999                      1998
     ----------------------------------------------------------------------------------------------------------------
     ASSETS
     CURRENT ASSETS
     Cash and equivalents                                                          $   59.4               $   101.8
     Short-term investments                                                            22.0                      --
     Trade and other receivables
        Trade, less allowance of $19.5 and $21.7                                      415.8                   343.4
        Other                                                                          44.6                    41.1
                                                                           ------------------          --------------
           Total                                                                      460.4                   384.5

     Current portion of deferred income taxes                                          78.7                   127.8
     Other current assets                                                              24.8                    19.6
                                                                           ------------------          --------------
              Total current assets                                                    645.3                   633.7

     ----------------------------------------------------------------------------------------------------------------
     Property, plant and equipment, net                                               192.8                    91.3
     Goodwill and other intangibles, net                                            1,047.2                   377.5
     Software and development costs, net                                               48.3                    26.1
     Prepaid pension cost                                                             118.3                   103.4
     Deferred income taxes, less current portion                                        4.1                    53.4
     Other noncurrent assets                                                            3.9                     4.3

     ----------------------------------------------------------------------------------------------------------------
              Total assets                                                       $  2,059.9              $  1,289.7
                                                                           ==================          ==============
     ----------------------------------------------------------------------------------------------------------------
     LIABILITIES AND STOCKHOLDERS' EQUITY
     CURRENT LIABILITIES
     Short-term debt and current portion of long-term obligations                  $    0.2                $    0.3
     Accounts payable                                                                  47.5                    65.0
     Drafts and customer funds payable                                                136.9                   111.0
     Customer advances                                                                 14.6                    13.6
     Deferred income                                                                   34.5                    25.4
     Accrued taxes                                                                     74.8                    76.2
     Employee compensation and benefits                                                69.5                    74.4
     Other accrued expenses                                                            73.7                    70.8
                                                                           ------------------          --------------
              Total current liabilities                                               451.7                   436.7

     ----------------------------------------------------------------------------------------------------------------
     Long-term obligations, less current portion                                      611.1                    54.2
     Deferred income taxes                                                             10.3                     3.6
     Restructure reserves, less current portion                                        26.8                    29.0
     Employee benefit plans                                                            77.7                    74.1
     Deferred income and other noncurrent liabilities                                  39.6                    41.5
     ----------------------------------------------------------------------------------------------------------------
     STOCKHOLDERS' EQUITY
     Common Stock, $.50 par, authorized 500,000,000 shares,
         issued 161,685,596                                                            80.8                    80.8
     Additional paid-in capital                                                     1,126.2                 1,110.5
     Retained earnings (deficit)                                                       12.1                  (136.8)
     Treasury common stock, 16,951,228 and 18,171,620 shares                         (364.6)                 (390.8)
     Accumulated other comprehensive income                                           (11.8)                  (13.1)
                                                                           ------------------          --------------
              Total stockholders' equity                                              842.7                   650.6

     ----------------------------------------------------------------------------------------------------------------
              Total liabilities and stockholders' equity                         $  2,059.9              $  1,289.7
                                                                           ==================          ==============

     ----------------------------------------------------------------------------------------------------------------

     See notes to consolidated financial statements.


                        From Page 21 of the Ceridian Annual Report

     CONSOLIDATED STATEMENTS OF CASH FLOWS                                     (Dollars in millions, except per share data)

     -----------------------------------------------------------------------------------------------------------------------

                                                                                      Years Ended December 31,
                                                                        -------------------------------------------------
                                                                            1999                1998            1997
     --------------------------------------------------------------------------------------------------------------------
     CASH FLOWS FROM OPERATING ACTIVITIES
     Net earnings                                                            $ 148.9           $  189.8         $ 472.4
     Adjustments to reconcile net earnings to net cash provided by operating activities:
         Earnings from discontinued operations                                    --                --            (50.7)
         Gain on sale of discontinued operations                                  --              (25.4)         (386.3)
         Deferred income tax provision (benefit)                                87.1               58.1          (175.0)
         Impairment loss from asset write-offs                                    --                 --           204.4
         Depreciation and amortization                                          77.4               51.2            58.4
         Restructure reserves utilized                                          (2.3)              (2.9)          (21.1)
         Other                                                                   3.2               (0.4)           (2.6)
         Decrease (Increase) in trade and other receivables                    (67.2)             (33.1)          (54.4)
         Increase (Decrease) in accounts payable                                 0.2              (11.2)            7.0
         Increase (Decrease) in drafts and customer funds payable               (7.8)              (0.9)          (26.5)
         Increase (Decrease) in employee compensation and benefits              (4.7)               8.8             8.0
         Increase (Decrease) in accrued taxes                                   (9.8)             (21.3)           10.4
         Increase (Decrease) in other current assets and liabilities           (27.3)             (49.2)           70.6
                                                                        --------------      -------------    ------------
           Net cash provided by operating activities                           197.7              163.5           114.6
     --------------------------------------------------------------------------------------------------------------------
     CASH FLOWS FROM INVESTING ACTIVITIES
     Expended for property, plant and equipment                                (77.7)             (46.2)          (44.2)
     Expended for software and development costs                               (29.5)             (16.9)          (37.8)
     Proceeds from sales of businesses and assets                                7.9               50.5           596.7
     Proceeds from sales of short-term investments                               3.2                --               --
     Expended for business acquisitions, less cash acquired                   (716.0)            (232.9)          (30.0)
                                                                        --------------      -------------    ------------
           Net cash provided by (used for) investing activities               (812.1)            (245.5)          484.7
     --------------------------------------------------------------------------------------------------------------------
     CASH FLOWS FROM FINANCING ACTIVITIES
     Revolving credit and overdrafts, net                                      108.4               57.2          (133.1)
     Borrowings of other debt                                                  444.8                 --              --
     Repayment of other debt                                                    (0.3)              (0.4)          (11.2)
     Repurchase of common stock                                                 (5.1)            (182.0)         (279.8)
     Proceeds from exercise of stock options and other                          24.2               41.0            21.7
                                                                        --------------      -------------    ------------
           Net cash provided by (used for) financing activities                572.0              (84.2)         (402.4)
     --------------------------------------------------------------------------------------------------------------------
     NET CASH FLOWS PROVIDED (USED)                                            (42.4)            (166.2)          196.9
     Cash and equivalents at beginning of year                                 101.8              268.0            71.1
                                                                        --------------      -------------    ------------
     Cash and equivalents at end of year                                     $  59.4           $  101.8         $ 268.0
                                                                        ==============      =============    ============

     --------------------------------------------------------------------------------------------------------------------
                                                                                      Years Ended December 31,
                                                                        -------------------------------------------------
     INTEREST AND INCOME TAXES PAID (REFUNDED)                              1999                1998            1997
     --------------------------------------------------------------------------------------------------------------------
     Interest paid                                                           $  21.0           $    4.2         $  11.5
     Income taxes paid                                                       $   9.4           $   17.6         $   2.9
     Income taxes refunded                                                   $  (0.5)          $   (0.2)        $  (0.1)
     --------------------------------------------------------------------------------------------------------------------

     See notes to consolidated financial statements.


                     From Page 22 of the Ceridian Annual Report

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                                       (Dollars in millions, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    -----------------------------------------------
                                                             Amount                                     Shares
                                             --------------------------------------------------------------------------------------
                                                 1999        1998        1997            1999            1998           1997
----------------------------------------------------------------------------------  ----------------------------------------------
COMMON SHARES ISSUED
Beginning balance                                $  80.8     $  80.8    $   79.8       161,685,596    161,685,596    159,579,254
Exercises of stock options                            --          --         0.2                --             --        345,904
Restricted stock awards, net                          --          --          --                --             --          6,400
Employee stock purchase plans                         --          --          --                --             --        123,114
Acquisitions                                          --          --         0.8                --             --      1,630,924
                                             -------------------------------------  ----------------------------------------------
Ending balance - issued                          $  80.8     $  80.8    $   80.8       161,685,596    161,685,596    161,685,596
----------------------------------------------------------------------------------  ----------------------------------------------
TREASURY STOCK - COMMON SHARES
Beginning balance                               $ (390.8)   $ (271.0)    $  (0.4)      (18,171,620)   (13,801,852)       (42,392)
Repurchases                                         (5.1)     (164.8)     (297.0)         (235,518)    (6,746,284)   (15,172,302)
Exercises of stock options                          27.2        57.8        21.7         1,265,599      2,804,050      1,148,452
Restricted stock awards, net                        (1.0)      (17.1)       (6.3)          (32,524)      (630,522)      (345,250)
Employee stock purchase plans                        5.1         4.3         6.6           239,369        202,988        355,224
Acquisitions                                          --          --         4.4           (16,534)            --        254,416
                                             -------------------------------------  ----------------------------------------------
Ending balance - treasury                       $ (364.6)   $ (390.8)   $ (271.0)      (16,951,228)   (18,171,620)   (13,801,852)
----------------------------------------------------------------------------------  ----------------------------------------------
COMMON SHARES OUTSTANDING                                                              144,734,368    143,513,976    147,883,744
----------------------------------------------------------------------------------  ==============================================
ADDITIONAL PAID-IN CAPITAL
Beginning balance                              $ 1,110.5   $ 1,112.6   $ 1,071.5
Exercises of stock options                          (8.3)      (21.3)       (8.0)
Tax benefit from stock options                      10.2        13.3        28.6
Restricted stock awards, net                         1.8         5.6         8.9
Employee stock purchase plans                        0.5         0.3         0.9
Acquisitions                                        11.5          --        10.7
                                             -------------------------------------
                                                                                    ------------------------------------------------
Ending balance                                 $ 1,126.2   $ 1,110.5   $ 1,112.6                  COMPREHENSIVE INCOME

----------------------------------------------------------------------------------  ------------------------------------------------
RETAINED EARNINGS (DEFICIT)                                                                    1999           1998           1997
                                                                                    ----------------------------------------------
Beginning balance                               $ (136.8)   $ (326.6)   $ (798.7)
Net earnings                                       148.9       189.8       472.4          $   148.9      $   189.8      $   472.4
Acquisitions by pooling                               --          --        (0.3)
                                             -------------------------------------
Ending balance                                   $  12.1    $ (136.8)   $ (326.6)
----------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
FOREIGN CURRENCY TRANSLATION
Beginning balance                                $  (3.6)    $   2.0     $   0.4
Rate changes, net                                    0.4        (5.6)        0.1               0.4           (5.6)           0.1
Disposition of investment                             --         --          1.5               --             --             1.5
                                             -------------------------------------
Ending balance                                      (3.2)       (3.6)        2.0
                                             -------------------------------------
PENSION LIABILITY ADJUSTMENT
Beginning balance                                $  (9.5)  $    (9.5)    $  (6.3)

Pension liability change                             0.9          --        (3.2)              0.9             --           (3.2)
                                             -------------------------------------
Ending balance                                      (8.6)       (9.5)       (9.5)
                                             -------------------------------------
Total ending balance                             $ (11.8)   $  (13.1)    $  (7.5)
                                             -------------------------------------  ----------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                       $ 842.7    $  650.6    $  588.3         $   150.2      $   184.2      $   470.8
                                             =====================================  ==============================================

-------------------------------------------------------------------------------
See notes to consolidated financial statements.
-------------------------------------------------------------------------------

                     From Page 23 of the Ceridian Annual Report

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

    As further discussed in Note B, Computing Devices International ("CDI"), a division of Ceridian sold in December 1997, is presented as a discontinued operation.

    Investments in other affiliated companies where Ceridian has significant influence are accounted for by the equity method. Other investments are accounted for by the cost method.

    All material intercompany transactions have been eliminated from the consolidated financial statements.

NEW ACCOUNTING PRONOUNCEMENTS
FAS 133, "Accounting for Derivative Instruments and Hedging Activities," (as amended by FAS 137 with respect to the effective date) will be effective for Ceridian in January 2001. FAS 133 requires all derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value on a mark-to-market basis. This applies whether the derivatives are stand-alone instruments, such as forward currency exchange contracts and interest rate swaps or collars, or embedded derivatives, such as call options contained in convertible debt investments. Along with the derivatives, the underlying hedged items are also to be marked-to-market on an ongoing basis. These market value adjustments are to be included either in net earnings or loss in the statement of operations or in other comprehensive income (and accumulated in stockholders' equity), depending on the nature of the transaction. Ceridian is currently reviewing the potential impact of this accounting standard.

    In December 1999, the SEC staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Aspects of SAB 101 relevant to Ceridian primarily concern the timing of the recognition of revenue and certain expenses related to arrangements that involve the receipt of nonrefundable, up-front fees. SAB 101 requires that in particular situations the nonrefundable fees and certain associated costs be recognized over the contractual term or average life of the underlying arrangement. SAB 101 will be effective for Ceridian in the first quarter of 2000. Ceridian does not expect SAB 101 to have a material impact on its financial condition or results of operations.

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


                     From Page 24 of the Ceridian Annual Report

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

    At December 31, 1999, short-term investments of $22.0 consisted of marketable securities, primarily issued by U.S. government agencies. These securities are reported at cost, which approximates fair value.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are carried at cost and depreciated for financial statement purposes using straight-line and accelerated methods at rates based on the estimated lives of the assets, which are generally as follows:



--------------------------- -----------
Buildings                      40 years
Building improvements        5-15 years
Machinery and equipment       3-8 years
Computer equipment            3-6 years
--------------------------- -----------

    Repairs and maintenance are expensed as incurred. Gains or losses on dispositions are included in results of operations. Interest capitalized in 1999 of $1.7 related to the construction of a new headquarters facility in Bloomington, Minn. and the renovation of an office facility in St. Petersburg, Fla. that will house certain benefits services operations.

EARNINGS PER SHARE
Basic earnings per share represents earnings divided by the weighted average number of common shares outstanding for the reporting period. Diluted earnings per share represents earnings divided by the sum of the weighted average number of common shares outstanding plus shares derived from potentially dilutive securities. For Ceridian, potentially dilutive securities includes "in the money" fixed stock options outstanding. The numbers of shares added for stock options is determined by the treasury stock method, which assumes exercise of these options and the use of any proceeds to repurchase a portion of these shares at the average market price for the period. The option shares excluded from the calculation of potentially dilutive securities because the exercise price exceeded the average market price were 849,000 in 1999, 341,000 in 1998 and 5,492,000 in 1997.

GOODWILL AND OTHER INTANGIBLES
Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to operating units based on the benefits derived from the acquisition and amortized on a straight-line basis over the expected periods to be benefited, ranging up to 40 years.

    Other intangible assets represents amounts assigned to intangible assets at the time of a purchase acquisition and includes such items as customer lists and bases, technology, covenants not to compete, tradenames, workforce-in-place and other rights. Such costs are amortized on a straight-line basis over periods ranging up to 30 years.

    Recorded amounts are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of the goodwill and other intangible assets for each operating unit over its remaining life can be recovered through forecasted undiscounted cash flows.

SOFTWARE AND DEVELOPMENT COSTS
Ceridian capitalizes purchased software that is ready for service and development costs for marketable software incurred from the time the preliminary project stage is completed until the software is ready for use. Under the provisions of SOP 98-1, Ceridian capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and Ceridian management has authorized further funding for the project which it deems probable of completion and use for the function intended. Capitalized internal-use software costs include only (1) external direct costs of materials and services consumed in developing or obtaining the software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and (3) interest costs incurred, when material, while


                     From Page 25 of the Ceridian Annual Report developing the software. Capitalization of such costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

    Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. Software development costs are amortized using the straight-line method over a range of three to seven years, but not exceeding the expected life of the product.

    The carrying value of software and development costs is regularly reviewed by Ceridian, and a loss is recognized when the value of estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost.

INCOME TAXES
The provision for income taxes is based on income recognized for financial statement purposes and includes the effects of temporary differences between such income and that recognized for tax return purposes. Ceridian and its eligible subsidiaries file a consolidated U.S. federal income tax return. Certain subsidiaries which are consolidated for financial reporting are not eligible to be included in the consolidated U.S. federal income tax return and separate provisions for income taxes have been determined for these entities. Except for selective dividends, Ceridian intends to reinvest the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes was required on such earnings during the three years ended December 31, 1999.

REVENUE RECOGNITION
Services revenue is recognized when the services are performed and billable, except for certain services provided by Ceridian's Comdata subsidiary, Comdata Network, Inc., and revenue from payroll and tax filing services described below.

    Revenue from Comdata funds transfer and regulatory permit services consists of the transaction fees charged to customers. Such revenue does not include the costs of goods and services for which funds are advanced by Comdata (e.g., fuel purchased, permit provided or face amount of the Comchek purchased and cashed). However, Comdata pays the issuing agent (e.g., truck stop or state agency) for the full cost of the goods and services provided and, accordingly, bills the customer for such cost as well as the transaction fee. As a result, Ceridian's accounts receivable includes both the cost of the goods and services purchased and the transaction fees. Ceridian's drafts and customer funds payable includes the amount due to the issuing agent for the cost of the goods and services. Revenue is recognized for the amount of the transaction fee at the time the goods and services are purchased.

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

    The aggregate amount of collected but unremitted funds varies significantly during the year and averaged $1,353.3 in 1999, $1,320.1 in 1998 and $1,376.1 in 1997. The amounts of such funds at December 31, 1999 and 1998, were $1,619.2 and $2,142.2, respectively.

    Ceridian handles payroll as well as tax filing funds for its Canadian customers. Ceridian collects funds for payment to clients' employees and tax authorities and holds these funds in trust until remitted. The Canadian trust invests in securities issued by the government and provinces of Canada, highly rated Canadian banks and corporations, asset backed trusts and mortgages. Ceridian earns income from the trust and fees for services similar to those provided in the U.S. The aggregate balances in U.S. dollars for the Canadian trust as of December 31, 1999 and 1998, respectively, were $652.5 and $562.8, with average outstanding balances during those years of $436.3 and $397.1.

TRANSLATION OF FOREIGN CURRENCIES
Local currencies have been determined to be functional currencies for Ceridian's international operations. Foreign currency balance sheets are translated at the end-of-period exchange rates and earnings statements at the average exchange rates for each period. The resulting translation gains or losses are described as "foreign currency translation" and reported in "other comprehensive income
(loss)" in the accompanying Statements of Stockholders' Equity. Gains and losses from translation of assets and liabilities denominated in other than the functional currency of the operation are recorded in results of operations as "other expense (income)."


                     From Page 26 of the Ceridian Annual Report

B. SUPPLEMENTARY DATA TO STATEMENTS OF OPERATIONS

UNUSUAL CHARGES (GAINS)

On January 25, 2000, Ceridian announced that it will be taking certain actions to improve the operations of its U.S. payroll business. It is expected that specific plans for these actions will be completed by the end of the first quarter of 2000 and result in special charges of $35.0 to $50.0 in that quarter.

    The 1998 unusual gains of $9.2 ($5.8 after tax) are related primarily to the sale in fourth quarter of land not used in operations. The 1997 unusual charges included $13.0 in first quarter in connection with a litigation settlement, $150.0 in third quarter in connection with the termination of a payroll processing software development project, and $144.6 in fourth quarter, due principally to asset write-offs. The largest portion of these charges related to an aggregate impairment loss from asset write-offs of $204.4.

    The payments of liabilities incurred in connection with the termination of the software development project largely related to severance, contract termination penalties, unused facilities and incremental costs to convert beta customers to the ongoing system as originally anticipated under the project termination plan.

------------------------------------------------------------------------------------------------
                                                                  Years Ended December 31,
                                                            ------------------------------------
OTHER EXPENSE (INCOME)                                           1999         1998       1997
------------------------------------------------------------------------------------------------
Foreign currency translation expense (income)                $      0.4   $      0.1   $    0.1
Loss (Gain) on sale of assets                                      (3.6)        (0.3)       0.3
Unusual charges (gains)                                               -         (9.2)     307.6
Minority interest and equity in operations of affiliates            6.0          3.0        3.9
Other expense (income)                                             (1.7)        (0.4)      (2.6)
                                                             ------------ -----------------------
Total                                                        $      1.1   $     (6.8)  $  309.3
                                                             ============ ============ ==========
-------------------------------------------------------------------------------------------------

    The asset write-offs of $87.5 in fourth quarter 1997 included $64.8 of goodwill and other intangible assets, $11.7 of hardware and software in Comdata, and a $11.0 loss on the sale of Comdata's gaming services business, which sale closed in January 1998. In accordance with the original plans of action initiated, payments applied against fourth quarter 1997 accrued liabilities included planned expenditures related to excess facilities and severance costs, contract negotiation costs and costs associated with legal and administrative proceedings involving Ceridian.

DISCONTINUED OPERATIONS

On December 31, 1997, Ceridian sold substantially all of the net assets of CDI, which comprised its defense electronics segment. As a result, the gain from this sale, along with the financial position, results of operations and cash flows of CDI are separately presented as discontinued operations and eliminated from continuing operations amounts in the accompanying consolidated financial statements and notes. The gain at the time of sale amounted to $386.3 or $2.42 per diluted share ($2.46 per basic share). The gain was increased by $25.4 or $0.18 per diluted or basic share in fourth quarter 1998, due to a reduction of estimated accruals related to this sale. The earnings from CDI operations were $0.32 per diluted or basic share in 1997.

----------------------------------------------------------------------------------
                                  Litigation    Payroll Software      Other
1997 UNUSUAL CHARGES              Settlement   Project Termination    Charges
----------------------------------------------------------------------------------
Initial charge                      $ 13.0           $ 150.0          $144.6
Impairment loss from asset               -            (116.9)          (87.5)
write-offs
Payments/Utilization:
   1997                              (13.0)            (19.6)           (8.2)
   1998                                  -              (5.7)          (15.4)
   1999                                  -              (7.3)          (13.4)
                                    --------         ---------        --------
Remaining balance                   $    -           $   0.5          $ 20.1
                                    ========         =========        ========
----------------------------------------------------------------------------------

                    From Page 27 of the Ceridian Annual Report

C.  SEGMENT DATA

Ceridian operates in the information services industry principally in the U.S. and provides products and services to the human resources, transportation and media information markets. Its business segments include Human Resource Services, Comdata and Arbitron. These businesses collect, manage and analyze data and process transactions on behalf of customers, report information resulting from such activities to customers, and provide customers with related software applications and services. The technology-based products and services of these businesses are typically provided through long-term customer relationships that result in a high level of recurring revenue. The business segments are distinguished primarily by reference to the markets served and the nature of the services provided. Selected business segment information is provided in an accompanying table.

      Human Resource Services offers a broad range of services and software designed to help employers more effectively manage their work forces and information that is integral to human resource processes. These products and services include transaction-oriented administrative services and software products, primarily in areas such as payroll processing and tax filing, as well as management support software and services in areas such as benefits administration, qualified plan administration, skills management, regulatory compliance, employee training, work-life effectiveness and employee assistance programs. Revenue from payroll and tax filing services also includes investment income earned by Ceridian from deposits temporarily held pending remittance on behalf of customers to taxing authorities and customers' employees. These activities are conducted primarily in the U.S. and, to a lesser extent, through subsidiaries in the United Kingdom ("UK") and, beginning in 1998, Canada.

------------------------------------ ----------- ----------- -----------
GEOGRAPHIC DATA                          1999        1998        1997
------------------------------------ ----------- ----------- -----------
U.S. OPERATIONS
Revenue                                $1,187.0    $1,034.0    $1,029.3
Property, plant and equipment             181.4        82.3        74.9
------------------------------------ ----------- ----------- -----------
NON-U.S. OPERATIONS
Revenue                               $   155.3   $   128.1    $   45.5
Property, plant and equipment              11.4         9.0         4.7
------------------------------------ ----------- ----------- -----------

    Comdata provides transaction processing and decision support services to the transportation industry, primarily trucking companies, truck stops and truck drivers, in both the long haul and local markets in the U.S. These services primarily involve the use of a proprietary funds transfer card which facilitates truck driver transactions and provides transaction control and trip information for trucking firms. Additionally, Comdata provides assistance in obtaining regulatory permits and other compliance services, driver relations services, local fueling services and discounted telecommunications services in its markets. In 1999, Comdata established its Payment Services division for extending Comdata's products and services to customers outside the transportation industry.

    Arbitron provides media and marketing information (primarily radio audience measurement) to broadcasters, advertising agencies, advertisers and, through a joint venture, newspaper and magazine publishers and TV broadcasters. Arbitron also provides software applications that give customers access to Arbitron's database and, through a joint venture, measurement data concerning consumer retail behavior and media usage. These activities are conducted primarily in the U.S. and, to a lesser extent, in the UK.

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

                    From Page 28 of the Ceridian Annual Report

--------------------------------------------------------------------------------------------------
                                                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------
BUSINESS SEGMENTS                                             Years Ended December 31,
                                              ----------------------------------------------------
                                                       1999           1998            1997
--------------------------------------------------------------------------------------------------
HUMAN RESOURCE SERVICES
Revenue                                          $       828.0   $      700.3    $        578.6

EBIT before unusual charges and gains            $       113.2   $      100.6    $         68.1
Unusual (charges) gains                                     --             --            (223.5)
                                                 --------------  -------------   ---------------
EBIT                                             $       113.2   $      100.6    $       (155.4)

Total assets                                     $     1,296.4   $      471.5    $        229.5
Depreciation and amortization                    $        63.5   $       40.0    $         43.0
Expended for property, plant and equipment       $        37.8   $       35.8    $         24.3
--------------------------------------------------------------------------------------------------
COMDATA
Revenue                                          $       298.9   $      267.3    $        331.0

EBIT before unusual charges and gains            $        72.2   $       52.4    $         57.2
Unusual (charges) gains                                     --             --             (41.0)
                                                 --------------  -------------   ---------------
EBIT                                             $        72.2   $       52.4    $         16.2

Total assets                                     $       468.4   $      398.6    $        434.1
Depreciation and amortization                    $        15.6   $       13.4    $         17.0
Expended for property, plant and equipment       $        11.7   $        6.7    $         18.1
--------------------------------------------------------------------------------------------------
ARBITRON
Revenue                                          $       215.4   $      194.5    $        165.2

EBIT before unusual charges and gains            $        71.3   $       61.4    $         52.7
Unusual (charges) gains                                     --             --              (5.0)
                                                 --------------  -------------   ---------------
EBIT                                             $        71.3   $       61.4    $         47.7

Total assets                                     $        65.4   $       66.8    $         49.7
Depreciation and amortization                    $         5.2   $        4.7    $          3.9
Expended for property, plant and equipment       $         2.4   $        1.2    $          1.2
--------------------------------------------------------------------------------------------------
OTHER
Revenue                                          $          --   $         --    $            --

EBIT before unusual charges and gains            $          --   $         --    $            --
Unusual (charges) gains                                     --            9.2             (38.2)
                                                 --------------  -------------   ---------------
EBIT                                             $          --   $        9.2    $        (38.2)

Total assets                                     $       229.7   $      352.8    $        530.0
Depreciation and amortization                    $        (6.9)  $       (6.9)   $         (5.5)
Expended for property, plant and equipment       $        25.8   $        2.5    $          0.6
--------------------------------------------------------------------------------------------------
TOTAL CERIDIAN
Revenue                                          $     1,342.3   $    1,162.1    $      1,074.8

EBIT before unusual charges and gains            $       256.7   $      214.4    $        178.0
Unusual (charges) gains                                     --            9.2            (307.7)
                                                 --------------  -------------   ---------------
EBIT                                             $       256.7   $      223.6    $       (129.7)

Total assets                                     $     2,059.9   $    1,289.7    $      1,243.3
Depreciation and amortization                    $        77.4   $       51.2    $         58.4
Expended for property, plant and equipment       $        77.7   $       46.2    $         44.2
--------------------------------------------------------------------------------------------------


                    From Page 29 of the Ceridian Annual Report

--------------------------------------------------------------------------------

D.  INCOME TAXES


Ceridian has U.S. net operating loss carryforwards of $216.2 and future tax deductions of $108.2, which will be available to offset regular taxable U.S. income during the carryforward period (through 2014). The tax benefits of these items are reflected in the accompanying table of deferred tax asset and deferred tax liability. If not used, these carryforwards will begin to expire in 2005.

    In 1998, Ceridian realized a tax benefit of $18.5 related to the difference between its tax and financial reporting basis in a subsidiary that was disposed of during fourth quarter.

    Under tax sharing agreements existing at the time of the disposition of certain former operations of Ceridian, Ceridian remains subject to income tax audits in various jurisdictions for the years 1985-1992. Ceridian considers its tax accruals adequate to cover any U.S. and international tax deficiencies not recoverable through deductions in future years.

---------------------------------------------------------------------------------
COMPONENTS OF EARNINGS AND TAXES FROM        1999          1998          1997
CONTINUING OPERATIONS
---------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES
  U.S.                                   $   225.8     $   218.5     $  (134.1)
  International                               12.6          11.2          (4.5)
                                         -----------   -----------   -----------
       Total                             $   238.4     $   229.7     $  (138.6)
                                         ===========   ===========   ============
INCOME TAX PROVISION (BENEFIT)
  Current
     U.S.                                $    --       $     4.2     $    --
     State and other                           2.4           3.0           1.0
                                         -----------   -----------   ------------
                                               2.4           7.2           1.0
                                         -----------   -----------   ------------
  Deferred
     U.S.                                     79.9          54.2          32.8
     U.S. valuation reserve benefit            --             --        (207.8)
     State and other                           7.2           3.9           --
                                         -----------   -----------   ------------
                                              87.1          58.1        (175.0)
                                         -----------   -----------   ------------
       Total                             $    89.5     $    65.3     $  (174.0)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
EFFECTIVE RATE RECONCILIATION                1999          1998          1997
---------------------------------------------------------------------------------

U.S. statutory rate                            35%           35%           35%
                                         -----------   -----------   ------------

Income tax provision (benefit) at
   U.S. statutory rate                   $    83.5     $    80.4     $   (48.5)
State income taxes, net                        3.1           1.4           1.0
Goodwill                                       6.4           3.1          44.7
Benefit of net operating loss                 --            --          (175.0)
carryforwards
Benefit from sale of subsidiary               --           (18.5)         --
Other                                         (3.5)         (1.1)          3.8
---------------------------------------------------------------------------------
          Income tax provision (benefit) $    89.5     $    65.3     $  (174.0)
                                         ===========   ===========   ============
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
TAX EFFECT OF ITEMS THAT COMPRISE A SIGNIFICANT PORTION OF THE NET DEFERRED
TAX ASSET AND DEFERRED TAX LIABILITY
---------------------------------------------------------------------------------
                                                          December 31,
                                                ---------------------------------
                                                     1999              1998
---------------------------------------------------------------------------------
DEFERRED TAX ASSET
Net operating loss carryforwards              $          75.7    $        120.5
Restructuring and other accruals                         56.2              66.9
Other                                                    19.0              17.7
                                                ---------------    --------------
Total                                                   150.9             205.1
                                                ---------------    --------------

DEFERRED TAX LIABILITY
Employment related accruals                             (25.9)            (21.1)
Intangibles                                             (29.1)               --
Other                                                   (13.1)             (2.8)
                                                ---------------    --------------
Total                                                   (68.1)            (23.9)
                                                ---------------    --------------

NET DEFERRED TAX ASSET                        $          82.8    $        181.2
                                                ===============    ==============

NET DEFERRED TAX ASSET (U.S.)
Current portion                               $          78.7    $        127.8
Noncurrent portion                                        4.1              53.4
                                                ---------------    --------------
Total                                         $          82.8    $        181.2
                                                ===============    ==============

---------------------------------------------------------------------------------
DEFERRED TAX LIABILITY
International                                 $          10.5    $          3.6
Non-consolidated U.S. subsidiaries                        1.4                --
                                                ---------------    --------------
Total                                         $          11.9    $          3.6
                                                ===============    ==============

Current portion                               $           1.6    $           --
Noncurrent portion                                       10.3               3.6
                                                ---------------    --------------
Total                                         $          11.9    $          3.6
                                                ===============    ==============


                  From Page 30 of the Ceridian Annual Report

E.  CAPITAL ASSETS

                                                     (Dollars in millions, except per share data)
-------------------------------------------------------------------------------------------------
                                                                              December 31,
-------------------------------------------------------------------------------------------------
                                                                          1999              1998
-------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT
Land                                                                $      14.8       $       1.2
Machinery and equipment                                                   233.9             189.8
Buildings and improvements                                                 65.3              42.1
Construction in progress                                                   54.7               4.0
                                                                  -------------     -------------
                                                                          368.7             237.1
Accumulated depreciation                                                 (175.9)           (145.8)
                                                                  -------------     -------------
Property, plant and equipment, net                                  $     192.8       $      91.3
                                                                  =============     =============

-------------------------------------------------------------------------------------------------
GOODWILL AND OTHER INTANGIBLES
Goodwill                                                            $     973.4       $     358.4
Accumulated amortization                                                  (63.9)            (36.4)
                                                                  -------------     -------------
Goodwill, net                                                             909.5             322.0
                                                                  -------------     -------------
Other intangible assets                                                   164.5              77.0
Accumulated amortization                                                  (26.8)            (21.5)
                                                                  -------------     -------------
Other intangible assets, net                                              137.7              55.5
                                                                  -------------     -------------
Goodwill and other intangible assets, net                               1,047.2             377.5
                                                                  =============     =============

-------------------------------------------------------------------------------------------------
SOFTWARE AND DEVELOPMENT COSTS
Purchased software                                                  $      33.9       $      31.9
Software development costs                                                 45.7              24.5
                                                                  -------------     -------------
                                                                           79.6              56.4
Accumulated amortization                                                  (31.3)            (30.3)
                                                                  -------------     -------------
Software and development costs, net                                 $      48.3       $      26.1
                                                                  =============     =============

-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                                                             Years Ended December 31,
                                         ------------------------------------------------------
DEPRECIATION AND AMORTIZATION                   1999                      1998              1997
-------------------------------------------------------------------------------------------------
Depreciation and amortization
  of property, plant and equipment               $   38.4           $     32.2       $      33.3
Amortization of goodwill                             27.5                 12.0              13.5
Amortization of other intangibles                    11.8                 10.1               7.6
Amortization of software and development costs        7.6                  4.8              10.6
Pension credit                                       (7.9)                (7.9)             (6.6)
                                                ----------        -------------     -------------
Total                                             $  77.4           $     51.2        $     58.4
                                                ==========        =============     =============

-------------------------------------------------------------------------------------------------


                  From Page 31 of the Ceridian Annual Report

F.  RETIREMENT PLANS

PENSION BENEFITS
Ceridian maintains a defined benefit pension plan for U.S. employees that closed to new participants effective January 1, 1995. Assets of the plan consist principally of equity securities, U.S. government securities, and other fixed income obligations and do not include securities issued by Ceridian. Benefits under the plan are calculated on maximum or career average earnings and years of participation in the plan. Employees participate in this plan by means of salary reduction contributions. Certain former employees are inactive participants in the plan. Retirement plan funding amounts are based on independent consulting actuaries' determination of the Employee Retirement Income Security Act of 1974 funding requirements.

    The funded status of the plan at September 30, 1999 and 1998 measurement dates and changes in funded status for the annual periods then ended are shown in the accompanying tables, along with the net periodic pension cost and assumptions used in calculations for each of the last three years.

    Ceridian also sponsors a nonqualified supplemental retirement plan. The projected benefit obligations at September 30, 1999 and 1998 for this plan were $23.2 and $23.5, respectively, and the net periodic pension cost was $3.0 for 1999, $2.8 for 1998 and $2.3 for 1997. The related intangible asset amounts included in prepaid pension cost were $1.5 at December 31, 1999 and $2.0 at December 31, 1998. At December 31, 1999, prepaid pension cost also included $7.5 held in Rabbi trusts for certain beneficiaries of this plan.

    The costs recognized by Ceridian with respect to its defined contribution retirement plans were $7.9 in 1999, $8.9 in 1998 and $6.7 in 1997.

---------------------------------------------------------------------------------
FUNDED STATUS OF DEFINED BENEFIT                             September 30,
                                                     ----------------------------
RETIREMENT PLAN AT MEASUREMENT DATE                       1999          1998
---------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATION DURING THE
  PERIOD
At beginning of period                               $     567.7   $     542.7
Service cost                                                 2.6           2.0
Interest cost                                               39.7          42.1
Actuarial (gain) loss                                      (11.9)         27.1
Benefits paid                                              (44.0)        (46.2)
                                                     ------------- --------------
At end of period                                     $     554.1   $     567.7
                                                     ------------- --------------

CHANGE IN FAIR VALUE OF PLAN ASSETS DURING THE PERIOD
At beginning of period                               $     552.5   $     620.3
Actual return on plan assets                                67.8         (21.6)
Benefits paid                                              (44.0)        (46.2)
                                                     ------------- --------------
At end of period                                     $     576.3   $     552.5
                                                     ------------- --------------

FUNDED STATUS OF PLAN                                $      22.2   $     (15.2)
Unrecognized net loss                                       78.1         105.8
Unrecognized prior service cost                              9.0          12.5
Unrecognized net transition asset                           --            (1.7)
                                                     ------------- --------------
Net pension asset recognized
   in the consolidated balance sheet                 $     109.3   $     101.4
                                                     ============= ==============

---------------------------------------------------------------------------------

ASSUMPTIONS USED IN CALCULATIONS                       1999     1998     1997
------------------------------------------------------ -------- -------- --------

Discount rate                                            7.50%    7.00%    7.75%


Rate of compensation increase                            4.00%    4.00%    4.50%


Expected return on plan assets                           9.50%    9.50%    9.50%
------------------------------------------------------ -------- -------- --------

---------------------------------------------------------------------------------
NET PERIODIC PENSION COST (CREDIT)                    1999      1998     1997
---------------------------------------------------------------------------------
Service cost                                        $   2.6   $  2.0    $  1.7
Interest cost                                          39.7     42.1      42.5
Expected return on plan assets                        (54.9)   (53.8)    (53.1)
Net amortization and deferral                           4.7      1.8       2.3
                                                    -----------------------------
          Total                                     $  (7.9)  $ (7.9)  $  (6.6)
                                                    ========  ========  ========
---------------------------------------------------------------------------------


                  From Page 32 of the Ceridian Annual Report

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

    The following tables present the amounts and changes in the aggregate benefit obligation at the beginning and end of and for each of the last two measurement periods and the components of net periodic postretirement benefit cost for the plans for the last three years. For 1999, the measurement date was changed from December 31 to September 30 without any material impact on amounts presented. Ceridian does not prefund these costs.

---------------------------------------------
FUNDED STATUS OF POSTRETIREMENT
HEALTH CARE AND LIFE INSURANCE PLANS
---------------------------------------------
                             1999      1998
                          --------   --------
CHANGE IN BENEFIT
   OBLIGATION
At beginning of period      $44.6     $44.9
Service cost                  0.1       0.1
Interest cost                 3.0       3.0
Participant contributions     1.1       1.6
Actuarial loss (gain)        (4.1)      0.1
Benefits paid                (2.9)     (5.1)
                          -------------------
At end of period            $41.8     $44.6
                          -------------------

CHANGE IN PLAN ASSETS
At beginning of period    $    --     $  --
Company contributions         1.8       3.5
Participant contributions     1.1       1.6
Benefits paid                (2.9)     (5.1)
                          -------------------
At end of period          $    --     $  --
                          -------------------

FUNDED STATUS OF PLAN
Benefit obligation, net     $41.8     $44.6
Unrecognized actuarial
  loss                       10.4       6.5
                          -------------------
At end of period            $52.2     $51.1
                            =====     =====
---------------------------------------------

Current portion           $   6.0     $ 6.0
Noncurrent portion           46.2      45.1
                          -------------------
  Total                     $52.2     $51.1
                            =====     =====
---------------------------------------------

---------------------------------------------------
NET PERIODIC POSTRETIREMENT BENEFIT COST
---------------------------------------------------
                               1999    1998   1997
                              ------  ------  -----
Service cost                  $ 0.1   $ 0.1  $ 0.2
Interest cost                   3.0     3.0    3.6
Actuarial gain amortization    (0.2)   (0.2)  (0.1)
Other                            --     0.4   (0.6)
---------------------------------------------------
  Net periodic benefit cost   $ 2.9   $ 3.3  $ 3.1
                              ====== ======= =====
---------------------------------------------------

    The assumed health care cost trend rate used in measuring the benefit obligation is 9% for pre-age 65 and 5.75% for post-age 65 in 1999, with pre-age 65 rates declining at a rate of 1% per year to an ultimate rate of 5.75% in 2003. A one percent increase in this rate would increase the benefit obligation at September 30, 1999 by $2.5 and the aggregate service and interest cost for the 1999 measurement period by $0.2. A one percent decrease in this rate would decrease the benefit obligation at September 30, 1999 by $2.2 and the aggregate service and interest cost for the 1999 measurement period by $0.2. The weighted average discount rates used in determining the benefit obligation at the measurement dates were 7.5% for 1999 and 7.0% for 1998.


                  From Page 33 of the Ceridian Annual Report

G. STOCK PLANS

During the three-year period ended December 31, 1999, Ceridian provided stock-based compensation plans for directors, officers, other employees, consultants and independent contractors.

    The 1996 Director Performance Incentive Plan authorizes the issuance of up to 250,000 shares in connection with awards of stock options and non-performance restricted stock to non-employee directors of Ceridian. An annual grant of a non-qualified stock option to purchase 4,000 shares (3,000 shares before 1998) is made to each eligible director with such grants becoming fully exercisable six months after the date of grant. The exercise price of the options is the fair market value of the underlying stock at the date of grant, and the options expire in ten years.

    A one-time award of non-performance restricted shares is made to each non-employee director when the director first joins the Board with restrictions on transfer that will ordinarily lapse annually over a five-year period. The number of shares awarded will have a fair market value equal to two and one-half times (four times before 1998) the then current annual retainer paid to non-employee directors.

    Additionally, one-half of the annual retainer for each non-employee director is also provided in the form of restricted stock. The restrictions on transfer of the retainer restricted stock awards will lapse at the conclusion of the director's service.

    The 1999 Stock Incentive Plan ("1999 SIP") authorizes the issuance until February 2, 2009 of up to 12,695,048 common shares, which includes remaining shares that were authorized and available for grant under the 1993 Long-Term Incentive Plan, as amended ("1993 LTIP"), in connection with awards of stock options, restricted stock awards and performance unit awards to eligible

   -----------------------------------------------------------------------------------------------------
                                                                                             Weighted-
                                                                                               Average
   STOCK  PLANS                                                                               Exercise
                              Option                                            Available        Price
                           Price Per Share     Outstanding    Exercisable       for Grant   of Options
   -----------------------------------------------------------------------------------------------------
   At December 31, 1996     $0.89 -$26.13       10,603,124       3,688,900      3,335,042       $15.28
   -----------------------------------------------------------------------------------------------------
   Authorized                                                                   6,000,000
   Granted                  15.32 - 22.38        4,505,500                     (4,505,500)       20.13
   Became exercisable        1.33 - 26.13                       2,938,656
   Exercised                 1.33 - 22.38       (1,494,356)    (1,494,356)                        9.08
   Canceled                  1.33 - 25.38       (1,353,580)       (70,420)      1,262,382        21.13
   Expired                           8.08          (13,494)       (13,494)                        8.08
   ESPP purchases                                                                (478,338)
   Restricted stock, net                                                          338,850
   Performance units
     forfeited                                                                     12,000
   -----------------------------------------------------------------------------------------------------
   At December 31, 1997     $0.89 -$26.13       12,247,194      5,049,286       5,964,436       $17.18
   -----------------------------------------------------------------------------------------------------
   Authorized                                                                   3,006,000
   Granted                  18.63 - 33.16        5,109,000                     (5,109,000)       27.42
   Became exercisable        4.43 - 28.10                       2,200,162                        13.00
   Exercised                 0.89 - 26.13       (2,804,050)    (2,804,050)
   Canceled                  6.47 - 33.16       (1,058,196)       (82,194)        980,448        20.68
   Expired                           5.92           (2,280)        (2,280)       (360,062)        5.92
   ESPP purchases                                                                (202,988)
   Restricted stock, net                                                          630,522
   Performance units
     forfeited                                                                      8,000
   -----------------------------------------------------------------------------------------------------
   At December 31, 1998    $3.09 - $33.16       13,491,668      4,360,924       4,917,356       $21.65
   -----------------------------------------------------------------------------------------------------
   AUTHORIZED                                                                  12,695,048
   ABR CONVERSION            5.08 - 42.64          844,393        428,335
   GRANTED                  19.94 - 38.97        3,891,970                     (3,891,970)       22.73
   BECAME EXERCISABLE        6.47 - 34.58                       3,038,429
   EXERCISED                 3.76 - 29.00       (1,265,599)    (1,265,599)                       14.98
   CANCELED                  6.47 - 36.78       (1,031,166)       (70,019)        932,488        25.36
   EXPIRED                           7.65           (1,860)        (1,860)     (2,695,048)        7.65
   ESPP PURCHASES                                                                (239,073)
   UK PLAN PURCHASES                                                                 (296)
   RESTRICTED STOCK, NET                                                           37,864
   PERFORMANCE UNITS
     FORFEITED                                                                     14,660
   -----------------------------------------------------------------------------------------------------
   AT DECEMBER 31, 1999   $3.09 - $42.64        15,929,406      6,490,210      11,771,029       $22.26
   -----------------------------------------------------------------------------------------------------

   COMMON SHARES RESERVED FOR FUTURE ISSUANCE AT DECEMBER 31, 1999 WERE 27,700,435.
   -----------------------------------------------------------------------------------------------------

participants in the 1999 SIP. Eligible participants in the 1999 SIP include all employees of Ceridian and any non-employee director, consultant and independent contractor of Ceridian. The 1993 LTIP and the 1994 Stock Option Plan ("1994 SOP"), which provided awards of stock options and restricted stock to executive officers and other key employees of Ceridian, expired on December 31, 1999 and December 31, 1998, respectively.

    Stock options awarded under the 1999 SIP and its predecessor plans generally vest annually either over a three-year period or on a specific date if certain performance criteria are satisfied, have 10-year terms and have an exercise price that may not be less than the fair market value of the underlying stock at the date of grant. Options that remain outstanding under the 1993 LTIP, the 1994 SOP and other predecessor plans are subject to similar terms as the 1999 SIP.

    The 1999 SIP gives discretion to the Compensation and Human Resources Committee (the committee of the Board of Directors of Ceridian that administers the 1999 SIP) to determine the effect that a change of control of Ceridian will have upon awards made under that plan. The vesting of stock option awards granted in 1999 under the 1999 SIP will accelerate upon a change of control of Ceridian. The predecessor employee plans also provide for the accelerated exercisability of options and the accelerated lapse of transfer restrictions on restricted stock if a participant's employment terminates for specified reasons within two years of a change of control of Ceridian.

                     From Page 34 of the Ceridian Annual Report

    Another 844,393 authorized shares were added to outstanding options as a result of the conversion of certain options held by optionees in certain plans of ABR Information Services, Inc. ("ABR") when ABR was acquired by Ceridian in mid-1999. With the exception of options held by certain key executives, the converted options vested upon the acquisition of ABR, but otherwise remain under the same terms and conditions as the original grants, which included an option price at not less than fair market value at date of grant, vesting at 25% of grant annually and expiration ten years after date of original grant.

     During 1998, Ceridian reserved 1,000,000 common shares for a new stock-based compensation plan ("UK Plan") for certain employees in its operations in the United Kingdom.

    The Employee Stock Purchase Plan ("ESPP"), as amended in 1998 to authorize an additional 2,000,000 shares, provides for the issuance of up to 3,000,000 shares of newly issued or treasury common stock of Ceridian to eligible employees. The purchase price of the stock to ESPP participants is 85% of the lesser of the fair market value on either the first day or the last day of the applicable three-month offering period.

    As reported in Note A, Ceridian adopted the disclosure-only provisions of FAS 123 and continues to account for stock-based compensation as in prior years. Therefore, no expense is recorded with respect to Ceridian's stock option or employee stock purchase plans, and compensation expense (credit) of $0.9 in 1999, $(3.3) in 1998 and $(2.4) in 1997 were included in continuing operations in connection with restricted stock awards.

STOCK OPTION INFORMATION AS OF DECEMBER 31, 1999
---------------------------------------------------------------------------------------
                             Options Outstanding                Options Exercisable
                   ----------------------------------------  --------------------------

                                    Weighted
                                     Average   Weighted                    Weighted
    Range of                       Remaining    Average                     Average
    Exercise            Number   Contractual   Exercise         Number     Exercise
      Prices       Outstanding          Life      Price     Exercisable       Price
-----------------  ------------  ------------- -----------  ------------ ------------
  $ 3.09 - $19.94     2,193,257         5.12       $12.21     1,809,937         $11.09
  $19.95 - $21.00     5,453,195         8.74       $20.09     1,639,771         $20.38
  $21.01 - $26.60     3,520,563         7.47       $23.26     1,747,989         $23.55
  $26.61 - $27.69     3,175,484         8.80       $27.38       739,839         $27.38
  $27.70 - $42.64     1,586,907         8.24       $31.14       552,674         $32.33
-------------------------------------------------------------------------------------
  $ 3.09 - $42.64    15,929,406         7.92       $22.26     6,490,210         $20.46
-------------------------------------------------------------------------------------

--------------------------------------------- ----------- -------------- ------------
PRO FORMA EFFECT OF FAIR VALUE ACCOUNTING           1999           1998         1997
--------------------------------------------- ----------- -------------- ------------
Net earnings as reported                          $148.9         $189.8       $472.4
Pro forma net earnings                            $129.9         $175.7       $462.6
Diluted earnings per share as reported             $1.01          $1.29        $2.96
Pro forma diluted earnings per share               $0.88          $1.19        $2.90
--------------------------------------------- ----------- -------------- ------------
WEIGHTED-AVERAGE ASSUMPTIONS
Expected lives in years                              4-8            4-8          4-8
Expected volatility                                37.4%          34.5%        32.7%
Expected dividend rate                                --             --           --
Risk-free interest rate                             6.3%           4.8%         5.3%
--------------------------------------------- ----------- -------------- ------------

----------------------------------------------------------------------- -- --- --- --
WEIGHTED AVERAGE FAIR VALUES OF GRANTS, AWARDS AND PURCHASES
----------------------------------------------------------------------- -- --- --- --
                           1999                   1998                 1997
                      SHARES  FAIR VALUE   SHARES    FAIR VALUE  SHARES   FAIR VALUE
                   ---------- ----------- ---------- ---------- --------- ----------
Stock options      3,891,970       $7.97  5,109,000      $8.82  4,505,500     $6.90
ESPP                 239,073       $5.16    202,988      $1.08    478,338     $2.40

------------------ ---------- ----------- ---------- ---------- ---------- ---------

    The following disclosure, including referenced tables, is provided with respect to the provisions of FAS 123. Ceridian employs the Black-Scholes option pricing model for determining the fair value of stock option grants, restricted stock awards and ESPP purchases, as presented in an accompanying table. Weighted average exercise prices for stock option activity and options outstanding at December 31, 1999, 1998 and 1997 are included in the Stock Plans table on the previous page.

    Further information on outstanding and exercisable stock options by exercise price range as of the end of the current year is disclosed in an accompanying table. Ceridian is required to report the pro forma effect on net earnings and earnings per share that would have resulted if the fair value method of accounting for stock-based compensation issued in those years had been adopted. The application of the fair value method would have resulted in the determination of compensation cost for grants of stock options and purchases under the ESPP and would have eliminated from the related compensation cost the revaluation to market price of unvested awards of restricted stock. Such compensation cost would then be allocated to the related period of service. The results of this calculation and the assumptions used appear in the accompanying pro forma table.

                     From Page 35 of the Ceridian Annual Report

H.  FINANCING

On June 10, 1999, Ceridian completed a Rule 144A senior notes offering with registration rights and a face amount of $450.0, which was sold through initial purchasers led by Banc of America Securities LLC. Pursuant to the terms of this private debt offering, Ceridian registered like senior notes with the SEC on a Form S-4 that was declared effective on September 20, 1999. Holders of $445.0 of the privately held notes subsequently exchanged their holdings for registered senior notes. Ceridian applied the private debt offering net proceeds of $445.6 to the payment of a $450.0 short-term loan with Bank of America National Trust and Savings Association. Those proceeds, along with Ceridian funds and an advance of $210.0 on Ceridian's $250.0 domestic revolving credit agreement at an average interest rate of 5.7% per annum, provided funding for the acquisition of ABR. The original issue discount of $4.4, recorded as an offset to senior notes, and capitalizable issue costs of $0.8, recorded as other noncurrent assets, will be amortized to interest expense over the term of the senior notes. The senior notes have a five-year term, a coupon interest rate of 7.25% per annum payable semiannually beginning December 1, 1999, and mature on June 1, 2004. Based on quoted market prices for the same or similar securities or current rates offered to Ceridian for debt of the same maturities, the estimated fair value of the senior notes at December 31, 1999 was $436.5.

    At December 31, 1999, the amount of advances outstanding under a $250.0 domestic revolving credit facility, arranged with a commercial bank syndicate in July 1997, amounted to $125.0, along with $3.5 of letters of credit. No amount of advances was outstanding at December 31, 1998. The domestic credit facility is unsecured and has a

-----------------------------------------------------------------------------
                                                            DECEMBER 31,
                                                   --------------------------
DEBT OBLIGATIONS                                        1999         1998
-----------------------------------------------------------------------------
Revolving credit agreements and overdrafts         $    163.7   $     53.9
Senior notes, net of discount                           446.1           --
Other long-term debt obligations                          1.5          0.6
                                                   -----------  -------------
Total debt obligations                                  611.3         54.5
  Less short-term debt and current
   portions of long-term debt                             0.2          0.3
                                                   -----------  -------------
Long-term obligations, less current portions       $    611.1   $     54.2
                                                   ===========  =============

-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
AGGREGATE AMOUNTS OF MATURITIES AT DECEMBER 31, 1999
-----------------------------------------------------------------------------
                        2000     2001     2002     2003     2004     Total
                      -------------------------------------------------------
Revolving credit     $   --    $ --    $ 163.7   $ --     $  --    $ 163.7
Senior notes             --      --        --      --       446.1    446.1
Other                     0.2     0.2      --       1.1      --        1.5
                      -------  ------  -------  --------  -------  ---------
        Total        $    0.2  $  0.2  $ 163.7   $  1.1   $ 446.1  $ 611.3
                      =======  ======  =======  ========  =======  =========
-----------------------------------------------------------------------------


final maturity of July 31, 2002. The full amount of the credit facility may be utilized for revolving loans and up to $75.0 of the credit facility may be used to obtain standby letters of credit. The pricing of the credit facility for both loans and letters of credit is determined based on Ceridian's senior unsecured debt ratings. Under the terms of the credit facility, Ceridian's consolidated debt must not exceed its stockholders' equity as of the end of any fiscal quarter, and the ratio of Ceridian's EBIT to interest expense on a rolling four quarter basis must be at least 2.75 to 1. The credit facility also limits liens, subsidiary debt, contingent obligations, operating leases, minority equity investments and divestitures. At December 31, 1999, Ceridian was in compliance with all covenants contained in the credit facility.

    During first quarter 1998 and in connection with the purchases of two payroll services businesses in Canada, Ceridian entered into two revolving credit arrangements which expire on July 31, 2002 with Canadian banks through a Canadian subsidiary. The initial borrowings amounted to $70.4 in the aggregate, carry interest rates of approximately 5.5% per annum and had aggregate outstanding balances at December 31, 1999 and 1998 of $38.7 and $53.9, respectively. No additional advances have been drawn against the Canadian credit arrangements since the initial borrowings. Other borrowing activities during 1999 and 1998 primarily involved small revolving credit or overdraft credit lines of subsidiaries.

                     From Page 36 of the Ceridian Annual Report

I. LEASING

Ceridian conducts a substantial portion of its operations in leased facilities. Most of these leases contain renewal options and require payments for taxes, insurance and maintenance. Ceridian remains secondarily liable for future rental obligations related to assigned leases totaling $7.7 at December 31, 1999. Ceridian does not anticipate any material non-performance by the assignees of these leases.

    Virtually all leasing arrangements for equipment and facilities are operating leases and the rental payments under these leases are charged to operations as incurred. The amounts in the accompanying tables do not include assigned leases or obligations recorded as liabilities.

    The amounts of rental expense and sublease income for each of the three years ended December 31, 1999 appear in the Rental Expense table.

---------------------------------------------
RENTAL EXPENSE        1999      1998   1997
---------------------------------------------
Rental expense       $43.2     $38.6   $38.8
Sublease rental
  income              (1.8)    (2.27)   (1.7)
                     -----     -----    ----
  Net rental expense $41.4     $36.4   $37.1
                     =====     =====    ====
----------------------------------------------

    Future minimum noncancelable lease payments on operating leases existing at December 31, 1999, and which have an initial term of more than one year, are described in the Future Minimum Lease Payments table.

-----------------------------------------
FUTURE MINIMUM LEASE PAYMENTS
-----------------------------------------
2000                              $42.1
2001                               36.5
2002                               28.5
2003                               21.2
2004                               15.6
Thereafter                         44.8
-----------------------------------------

                     From Page 37 of the Ceridian Annual Report

J.  INVESTING ACTIVITY

As of June 7, 1999, Ceridian acquired ABR Information Services, Inc. ("ABR"), now known as Ceridian Benefits Services, as a result of a tender offer for all outstanding shares of ABR common stock at a price of $25.50 per share in cash and a subsequent merger on July 22, 1999. ABR provided comprehensive benefits administration, payroll and human resource services to employers of all sizes.

    The purchase price of $751.8 included $720.9 for tendered shares, $12.7 for ABR shares converted to the right to receive $25.50 per share and $6.7 for Ceridian direct acquisition costs. The purchase price also included the exchange of Ceridian stock options valued at $11.5 for any unexercised ABR stock options outstanding.

    The value assigned to the net assets of ABR that were acquired by Ceridian amounted to $62.7, and the total goodwill and other intangibles of $689.1 is being amortized on average over a 30-year period. The allocation of purchase price resulted in the recording of acquired assets and liabilities listed in the table below. Property, plant and equipment of $66.2 included $15.6 of construction in progress related to an ABR office facility in St. Petersburg, Fla.

-------------------------------------
ALLOCATION OF ABR PURCHASE PRICE
-------------------------------------
Cash and equivalents        $  77.4
Short-term investments         25.3
Receivables                    12.5
Other current assets            1.4
Property, plant and
  equipment                    66.2
Goodwill                      602.1
Other intangibles              87.0
Customer funds payable        (26.7)
Accrued acquisition costs     (18.9)
Deferred income taxes         (26.5)
Other liabilities             (48.0)
                             --------
   Total purchase cost      $ 751.8
                             ========
-------------------------------------

-------------------------------------------------------------------
                                                 December 31,
PRO FORMA INFORMATION (UNAUDITED)               1999        1998
-------------------------------------------------------------------
Pro forma revenue                             $1,400.4  $  1,245.5
Pro forma earnings from continuing
  operations                                  $  134.7  $    111.5
Diluted shares used in calculations (in
  thousands)                                   147,964     147,597
Pro forma diluted earnings per share          $   0.91  $     0.76
Historical diluted earnings per share as
  reported                                    $   1.01  $     1.11
-------------------------------------------------------------------


    The 1999 net investing cash outflows related to the ABR acquisition, after reduction for cash and equivalents acquired of $77.4, amounted to $681.5. These outflows included payments of $720.9 for shares tendered in June, $12.7 deposited in July for the remaining shares, and payments of $6.4 for Ceridian direct acquisition costs and $18.9 for ABR liabilities directly related to the acquisition. The directly related ABR liabilities assumed included payments during 1999 of $11.4 paid in July to buy out vested ABR stock options and $7.5 for investment consulting fees.

    The above unaudited pro forma information presents the results of operations of Ceridian for the twelve-month periods ended December 31, 1999 and 1998 as if the acquisition of ABR had taken place on January 1, 1998. ABR earnings for the 1998 period included a $11.0 write-off of purchased in-process research and development and a $13.8 software write-off.

    During first quarter 1999, Comdata acquired a majority interest in Stored Value Systems, Inc. ("SVS"). Comdata has the option to purchase the remainder of SVS in 2000. The acquisition required payments by Comdata of $7.3 to SVS to retire an amount due to its former parent company and $13.0 to other investors. Revenue of SVS was approximately $15.0 in 1998.

     During first quarter 1998, Ceridian, through a Canadian subsidiary, acquired the payroll services businesses of two Canadian banks for a total cash payment of $140.7 of which $70.4 was borrowed from the sellers. The acquisitions resulted in the recording of $123.5 of goodwill. Pre-acquisition revenue for these operations was approximately $65.0 in 1997. Substantially all of the 1998 revenue for these businesses was reported in Ceridian's revenue. In November 1998, Ceridian acquired the work-life services business of Work/Family Directions, Inc., which had estimated pre-acquisition revenue of approximately $52.0 in 1998 and $57.0 in 1997. The acquisition resulted in a cash payment of $77.5 and the recording of $66.5 of goodwill. In May 1998, Ceridian purchased certain assets of Tapscan, Inc., which, along with other minor purchase acquisitions made during 1998, resulted in cash payments totaling $14.7, deferred payment obligations of $3.0 and goodwill of $13.6.

    In January 1998, Comdata exchanged its gaming services business for First Data Corporation's NTS transportation services business and $50.5 in cash. The net cash inflow from the exchange was $30.1 and the net reduction in goodwill was $44.1. During the year, Ceridian sold its Resumix and Tesseract operations, along with other smaller businesses and assets. The aggregate net cash proceeds from these sales were $19.4 with no material gain or loss.

    During 1997, Ceridian sold CDI as further described in Note B. Also during 1997, Ceridian acquired or invested in seven small businesses. The aggregate consideration for these acquisitions and investments consisted of $30.0 in cash, assumption of $8.6 of debt and 1,885,340 shares of Ceridian's common stock. Goodwill recorded for these transactions was $40.2.


                     From Page 38 of the Ceridian Annual Report

K.  COMMITMENTS AND CONTINGENCIES

COMMITMENTS

In 1995, Comdata extended its contract arrangements with IBM Global Services for substantially all data processing functions for a term of ten years. Under the terms of the agreement as amended, the minimum monthly fee was $1.4 in 1997, $1.6 in 1998 and $1.8 in 1999 and thereafter. The expenses incurred under these contract arrangements were $23.1 in 1999, $20.8 in 1998 and $17.6 in 1997. Cancellation of the agreement for convenience in 2000 would require payment of a termination fee of $7.5.

     Under a Telecommunications Services Agreement with WilTel, Comdata has agreed to purchase a minimum of $1.1 of such services each month until January 2003. Comdata is able to terminate its minimum purchase commitment at such time as it has purchased an aggregate of $45.0 in services under the Agreement. Cancellation of the Agreement for convenience would result in a cancellation charge equal to 12.5% of the average monthly revenue during the last 12 months times the number of full months remaining in the term of such Agreement. Purchases charged to expense under the Agreement and its predecessors amounted to $14.5 in 1999, $17.1 in 1998 and $20.3 in 1997.

INTEREST RATE COLLARS

During 1999, Ceridian maintained in effect an average notional amount of collars of $991.3 for the purpose of hedging interest rate risk on invested customer deposits held in its U.S. tax filing and Canadian payroll trusts. The counterparties to these arrangements are commercial banks with debt ratings of A or better. Under current accounting standards, neither the collar arrangements nor the related trust investments and offsetting liability to customers are reflected in Ceridian's balance sheets. These arrangements, which do not require collateral, require the banks to pay Ceridian the amount by which a certain index of short-term interest rates falls below a specified floor strike level. Alternatively, when that index exceeds a specified cap strike level, Ceridian is required to pay out the excess above the cap strike level.

    At December 31, 1999, Ceridian had fourteen collar transactions in effect with an aggregate notional amount of $1,069.2, remaining terms of 5 to 53 months, floor strike levels ranging from 4.75% to 6.0% (averaging 5.22%) and cap strike levels ranging from 5.6% to 8.18% (averaging 6.78%). The risk of accounting loss through non-performance by the counterparties under any of these arrangements is considered negligible.


                     From Page 39 of the Ceridian Annual Report

L.  LEGAL MATTERS

Ceridian and its subsidiaries are involved in a number of judicial and administrative proceedings considered normal in the nature of its current and past operations, including employment-related disputes, contract disputes, government proceedings, customer disputes and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on the part of Ceridian or its subsidiaries.

    Some of these matters raise difficult and complex factual and legal issues, and are subject to many uncertainties, including, but not limited to, the facts and circumstances of each particular action, and the jurisdiction, forum and law under which each action is proceeding. Because of this complexity, final disposition of some of these proceedings may not occur for several years. As such, Ceridian is not always able to estimate the amount of its possible future liabilities related to these matters. There can be no certainty that Ceridian may not ultimately incur charges in excess of presently or future established accruals or insurance coverage. Although occasional adverse decisions (or settlements) may occur, it is the opinion of management that the final disposition of these proceedings will not, considering the merits of the claims and established reserves, have a material adverse effect on Ceridian.

SECURITIES LITIGATION SETTLEMENT

In 1997, Ceridian and ten of its current and former executive officers were named as defendants in the consolidated class action complaint filed by five Ceridian shareholders in U.S. District Court in Minnesota. The lawsuit arose out of Ceridian's announcement, on August 26, 1997, that it had decided to terminate further development of its CII payroll processing software system. The named plaintiffs, who purport to act on behalf of a class of purchasers of Ceridian common stock during the period from January 23, 1996 to August 26, 1997, alleged in their consolidated complaint that the defendants provided false and misleading information regarding the development of the CII system and the impact that system would have on Ceridian's future operations, concealed problems with the development of the CII system and improperly capitalized the costs of the CII development effort, thereby overstating Ceridian's financial results during the development period. On March 31, 1999, the U.S. District Court dismissed the suit, but permitted the plaintiffs to file an amended complaint. The plaintiffs filed an amended consolidated complaint dated May 28, 1999. On January 3, 2000, the U.S. District Court preliminarily approved a settlement of this litigation. A hearing with the U.S. District Court to finalize the settlement is scheduled for March 21, 2000. Ceridian and the individual defendants deny any wrongdoing or liability related to the lawsuit, but have concluded that further conduct of the litigation would be expensive and protracted. It is the opinion of management that the proposed settlement of $5 million plus up to $175,000 in administrative costs, a portion of which will be covered by insurance, will not have a material adverse effect on Ceridian's financial position or results of operations.


                     From Page 40 of the Ceridian Annual Report