Form 10-K405, Exhibit 13
period 1999-12-31
CERIDIAN CORP
filed 2000-03-24
CIK 109758

                                                                 Exhibit 13.04

              SUPPLEMENTARY QUARTERLY DATA (Unaudited)                                  (Dollars in millions, except per share data)

------------------------------------------------------------------------------------------------------------------------------------
                                                           1999                                           1998
------------------------------------------------------------------------------------------------------------------------------------
                                           4TH         3RD         2ND         1ST         4th         3rd         2nd          1st
                                       QUARTER     QUARTER     QUARTER     QUARTER     Quarter     Quarter     Quarter      Quarter
------------------------------------------------------------------------------------------------------------------------------------
Revenue                                $ 361.4     $ 337.3     $ 322.2     $ 321.4     $ 309.6     $ 286.1     $ 284.1      $ 282.3
Costs and Expenses
  Cost of revenue                        174.8       159.6       151.3       144.8       150.4       137.2       135.0        128.9
  Selling, general and
    administrative                        98.7        94.8        93.5        92.6        78.5        77.7        79.3         80.5
  Research and development                19.9        17.4        18.5        18.6        20.0        20.1        20.3         17.4
  Other expense (income) (1)                --        (0.6)        1.1         0.6        (9.2)        0.6         1.2          0.6
                                       ---------------------------------------------------------------------------------------------
     Total costs and expenses            293.4       271.2       264.4       256.6       239.7       235.6       235.8        227.4
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE
  INTEREST AND TAXES                      68.0        66.1        57.8        64.8        69.9        50.5        48.3         54.9
Interest income                            1.1         1.5         2.1         1.7         2.5         2.7         2.5          2.7
Interest expense                         (10.1)      (10.5)       (3.2)       (0.9)       (1.0)       (1.1)       (1.5)        (0.7)
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES              59.0        57.1        56.7        65.6        71.4        52.1        49.3         56.9
Income tax provision (2)                  22.5        22.2        21.0        23.8         7.3        18.9        18.0         21.1
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS FROM
  CONTINUING OPERATIONS                   36.5        34.9        35.7        41.8        64.1        33.2        31.3         35.8
Discontinued operations (3)
  Gain on sale                              --          --          --          --        25.4          --          --           --
------------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS                           $  36.5     $  34.9     $  35.7     $  41.8     $  89.5     $  33.2     $  31.3      $  35.8
                                       =======     =======     =======     =======     =======     =======     =======      =======
------------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE (4)(5)
  BASIC
    Continuing operations              $  0.25     $  0.24     $  0.25     $  0.29     $  0.45     $  0.23     $  0.22      $  0.25
    Net earnings                       $  0.25     $  0.24     $  0.25     $  0.29     $  0.62     $  0.23     $  0.22      $  0.25
  DILUTED
    Continuing operations              $  0.25     $  0.24     $  0.24     $  0.28     $  0.44     $  0.23     $  0.21      $  0.24
    Net earnings                       $  0.25     $  0.24     $  0.24     $  0.28     $  0.61     $  0.23     $  0.21      $  0.24
SHARES USED IN CALCULATIONS (5)
(IN THOUSANDS)
    Weighted average shares (basic)    144,676     144,743     144,590     144,086     143,234     144,020     144,931      144,110
    Dilutive securities                  1,082       2,673       4,265       5,025       3,920       3,500       3,670        3,085
    Weighted average
      shares (diluted)                 145,758     147,416     148,855     149,111     147,154     147,520     148,601      147,195
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK-PER SHARE
Market price ranges (5)(6)
    High                                    24      33 1/4     38 1/16      40 1/2          36      32 1/4      30 7/8     27 13/16
    Low                                 16 5/8      24 3/4     30 7/16      33 1/4          24      24 1/4     25 5/16       21 3/4
No cash dividends have been declared on common stock during the periods presented.
------------------------------------------------------------------------------------------------------------------------------------

(1)  Includes fourth quarter 1998 unusual gains of $9.2 as described in Note B.
(2)  For information on a fourth quarter 1998 unusual tax benefit, see Note D.
(3)  For information on discontinued operations, see Note B.
(4)  For information on the calculation of earnings per share, see Note A.
(5) Reflects a 2-for-1 stock split in the form of a 100% stock dividend announced January 20, 1999 and effective for holders of record on
     February 10, 1999.
(6)  From the New York Stock Exchange - Composite Transactions Listing.
--------------------------------------------------------------------------------


                    Page 41 of the Ceridian Annual Report